As filed with the Securities and Exchange Commission on July 29, 1997
                                                     Registration No. 333-15589

                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                 Amendment No. 3
                                       To
                                    Form S-1
             Registration Statement under the Securities Act of 1933
                      International Magnetic Imaging, Inc.
             (Exact name of registrant as specified in its charter)

                             Asher S. Levitsky P.C.
                           Esanu Katsky Korins & Siger
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 953-6000
                               Fax: (212) 953-6899
            (Name, address and telephone number of agent for service)

                                   Copies to:

Lewis S. Schiller, Chairman of the Board          Stuart Neuhauser, Esq.
International Magnetic Imaging, Inc.              Bernstein & Wasserman, LLP
2424 N. Federal Highway; Suite 410                950 Third Avenue
Boca Raton, FL 33431                              New York, NY 10022
(561) 362-0917                                    (212) 826-0730
Fax: (561) 347-5352                               Fax: (212) 371-4730


                         Calculation of Registration Fee

================================================================================

                                                                                                                     Proposed
                                                                                Proposed            Maximum          Amount of
                                                            Amount to be        Maximum Offering    Aggregate        Registration
Title of each class of securities to be registered          Registered          Price Per Unit(1)   Offering Price   Fee
--------------------------------------------------          ------------        -----------------   --------------   --------
Units, each Unit consisting of two shares of Common
Stock, par value $.01 per share, and two Series A
Redeemable Common Stock Purchase Warrants(2)                  690,000 Units            $7.00       $4,830,000.00      $1,665.52

Common Stock, par value $.01 per share(3),(4)               1,380,000 Shs.              4.00        5,520,000.00       1,903.45

Underwriter's Options(5)                                       60,000 Optns.             .0001              6.00            .01

Units, each Unit consisting of two shares of Common
Stock, par value $.01 per share, and two Series A
Redeemable Common Stock Purchase Warrants(4),(6)               60,000 Units            11.55          693,000.00         238.97

Common Stock, par value $.01 per share(4),(7)                 120,000 Shs.              4.00          480,000.00         165.52

                                                                                             Total ..............     $3,973.27
                                                                                                                      =========

================================================================================
                                                   (Footnotes on following page)

                                                 (Footnotes from preceding page)

(1) Estimated solely for purposes of computation of the registration fee pursuant to Rule 457.

(2) Includes 90,000 Units issuable upon exercise of the Underwriter's over-allotment option.

(3) Represents shares of Common Stock issuable upon exercise of the Series A Redeemable Common Stock purchase Warrants (the "Warrants") included in the Units.

(4) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants and the Underwriter's Options.

(5)   Represents Underwriter's Options to purchase 60,000 Units.

(6)   Represents Units issuable upon exercise of the Underwriter's Options.

(7) Represents shares of Common Stock issuable upon exercise of the Warrants issuable pursuant to the Underwriter's Options.

                      International Magnetic Imaging, Inc.

                   Cross-Reference Sheet Pursuant to Rule 404


         Item No.                              Caption in Prospectus
         --------                              ---------------------

1.   Forepart of the Registration         Registration Statement Facing Page,
     Statement and Outside Front          Prospectus Cover Page
     Cover of Prospectus
2.   Inside Front and Outside Back        Inside Cover Page, Back Cover Page
     Cover Pages of Prospectus
3.   Summary Information, Risk Factors    Prospectus Summary, Risk Factors
     and Ratio of Earnings to Fixed
     Charges
4.   Use of Proceeds                      Use of Proceeds
5.   Determination of Offering Price      Cover Page, Risk Factors, Underwriting
6.   Dilution                             Dilution
7.   Selling Security Holders             N.A.
8.   Plan of Distribution                 Cover Page, Inside Cover Page,
                                          Underwriting
9.   Description of Securities to be      Description of Securities
     Registered
10.  Interest of Named Experts and        N.A.
     Counsel
11.  Information with Respect to the      (a)-(c)  Prospectus Summary, Business
     Registrant                           (d)      Cover Page
                                          (e)      Financial Statements
                                          (f)      Prospectus Summary,
                                                   International Magnetic
                                                   Imaging, Inc. Selected
                                                   Financial Data
                                          (g)      N.A.
                                          (h)      International Magnetic
                                                   Imaging, Inc. Management's
                                                   Discussion and Analysis of
                                                   Financial Condition and
                                                   Results of Operations
                                          (i)      N.A.
                                          (j)-(k)  Management
                                          (l)      Principal Stockholders
                                          (m)      Certain Transactions
12.  Disclosure of Commission Position             N.A.
     on Indemnification for Securities
     Act Liabilities

PROSPECTUS          SUBJECT TO COMPLETION DATED JULY 29, 1997
                                  600,000 Units
                      International Magnetic Imaging, Inc.
   Each Unit consists of two shares of Common Stock, par value $.01 per share and two Series A Redeemable Common Stock Purchase Warrants

                                ----------------
         International Magnetic Imaging, Inc. (the "Company") is offering 600,000 Units (the "Units"), each Unit consisting of two shares of Common Stock ("Common Stock") and two Series A Redeemable Common Stock Purchase Warrants (the "Warrants"). The shares of Common Stock and Warrants comprising the Units are separately transferrable immediately upon issuance. Each Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share (subject to adjustment) during the two-year period commencing one year from the date of this Prospectus. The Warrants are redeemable by the Company commencing 18 months from the date of this Prospectus, or earlier with the consent of Monroe Parker Securities, Inc. (the "Underwriter"), for $.10 per Warrant, on not more than 60 nor less than 30 days' written notice if the average closing price per share of Common Stock is at least $12.00, subject to adjustment, for a period of ten consecutive trading days ending not earlier than three days prior to the date the Warrants are called for redemption. See "Description of Securities."

         Prior to this Offering, there has been no public market for the Company's securities. The initial public offering price and composition of the Units and the exercise price and other terms of the Warrants have been determined through negotiations between the Company and the Underwriter and are not related to the Company's assets, earnings, book value, financial condition or other recognized criteria of value. The Company and the Underwriter anticipate that the Units, Common Stock and Warrants will be traded on the OTC Bulletin Board under the symbols , and , respectively. However, there can be no assurance that an active trading market in the Units, Common Stock or Warrants will develop or be sustained.


    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT.
           SEE "RISK FACTORS," WHICH BEGINS ON PAGE 7, AND "DILUTION."


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                           Underwriting
                          Price to         Discounts and           Proceeds to
                           Public          Commissions(1)           Company(2)
--------------------------------------------------------------------------------
Per Unit ...........         $7.00              $.70                     $6.30
--------------------------------------------------------------------------------
Total (3)...........    $4,200,000          $420,000                $3,780,000
================================================================================

(1) Excludes additional compensation to be received by the Underwriter in the form of (a) a non-accountable expense allowance of 3% of the gross proceeds of this Offering, for a total of $126,000 ($144,900 if the Underwriter's over-allotment option is exercised in full), (b) options (the "Underwriter's Options") to purchase 60,000 Units at an exercise price equal to 165% of the initial public offering price, and (c) a two-year consulting agreement pursuant to which the Company will pay the Underwriter a fee of $71,785 at the closing of this Offering. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities, including liability under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of the Offering (including the Underwriter's non-accountable expense allowance and consulting fee) of approximately $835,000 ($1.39 per Unit).

(3) The Company has granted to the Underwriter an option exercisable within 45 days after the date of this Prospectus, to purchase up to an additional 90,000 Units on the same terms and conditions as the Units offered hereby, solely to cover over-allotments. If the over-allotment option is exercised in full, the Total Price to Public, Total Underwriting Discounts and Commissions and Total Proceeds to Company will be $4,830,000, $483,000 and $4,347,000, respectively. See "Underwriting."

                         Monroe Parker Securities, Inc.
                   The date of this Prospectus is 29, 1997

    SIS Capital Corp. ("SISC"), the Company's principal stockholder, presently owns all of the Company's Common Stock, which is the only class of voting stock. After completion of this Offering, SISC will own 89.5% of the Common Stock, without giving effect to any shares of Common Stock issuable upon exercise of any warrants. See "Principal Stockholders."

    The Company will be subject to certain informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

    The Company intends to furnish its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law. The Company uses the calendar year as its fiscal year.

    The Units are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to reject any order in whole or in part. It is expected that delivery of the certificates representing the Common Stock and Warrants will be made against payment therefor at the offices of the Underwriter at 2500 Westchester Avenue, Purchase, New York 10577 on , 1997.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, COMMON STOCK AND/OR WARRANTS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OTC BULLETIN BOARD. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    A SIGNIFICANT NUMBER OF UNITS MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITER. SUCH CUSTOMERS MAY SUBSEQUENTLY ENGAGE IN THE SALE OR PURCHASE OF THE UNITS, COMMON STOCK AND/OR WARRANTS THROUGH OR WITH THE UNDERWRITER. ALTHOUGH IT HAS NO OBLIGATION TO DO SO, THE UNDERWRITER MAY BECOME A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE UNITS, COMMON STOCK AND/OR WARRANTS, AND, IF THE UNDERWRITER PARTICIPATES IN SUCH MARKET, IT MAY BE A DOMINATING INFLUENCE IN THE TRADING OF SUCH SECURITIES. THE PRICES AND THE LIQUIDITY OF SUCH SECURITIES MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE PARTICIPATION OF THE UNDERWRITER IN SUCH MARKET, SHOULD A MARKET DEVELOP.

                               PROSPECTUS SUMMARY

         The following discussion summarizes certain information contained in this Prospectus. It does not purport to be complete and is qualified in its entirety by reference to more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All share and per share information in this Prospectus has been restated to reflect the recapitalization effective November 1996 pursuant to which the 1,000 outstanding shares of Common Stock were converted into 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 5,000 shares of Series A Redeemable Preferred Stock and 5,000 shares of Series B Convertible Redeemable Preferred Stock and the cancellation of the Series B Convertible Redeemable Preferred Stock as of December 31, 1996.

                                   THE COMPANY

         International Magnetic Imaging, Inc. ("IMI" or the "Company") owns and operates ten medical diagnostic imaging centers (the "Centers"), of which three are multi-modality Centers and seven are exclusively magnetic resonance imaging ("MRI") Centers. One of the MRI Centers is owned and operated by a joint venture in which the Company has a 50% interest. The Company also operates a referral network through which patients are referred to diagnostic imaging centers, including the Company's Centers.

         Medical diagnostic imaging procedures, such as MRI, are used to diagnose various diseases and physical injuries. The multi-modality Centers use various imaging procedures, which may include any one or more of MRI, computed axial tomography ("CT"), mammography, X-ray, fluoroscopy, ultrasound and other technologies, while the MRI centers only offer MRI.

         Since the commercial introduction of MRI in the early 1980's, the use of MRI has experienced rapid growth due to the technology's ability to provide anatomical images of high contrast and detail without the use of radiation or x-ray based technologies. MRI employs high-strength magnetic fields, high frequency radio waves and high-speed computers to process data. In addition, the development of pharmaceutical contrast agents, software advancements and new hardware peripherals continue to expand the clinical applications and throughput efficiency of MRI technology. The major components of an MRI system are (i) a large, cylindrical magnet, (ii) radio wave equipment, and (iii) a computer for data storage and image processing. During an MRI study, a patient lies on a table which is then placed into the magnet. Although patients have historically spent 30 to 45 minutes inside the magnet during which time images of multiple planes are acquired, the newest MRI machines allow patients to spend significantly less time inside the magnet. Additional time is required for computer processing of the images.

         The Company is not engaged in the practice of medicine and does not employ any physicians to provide medical services. The Company's bills include fees for the technical services provided by it and the professional services rendered by the radiologists. The radiologists, who are independent contractors engaged by the Company to read the scans, are compensated by the Company pursuant to agreements with the radiologists. See "Business -- Agreements with Radiologists."

         The Company is a Delaware corporation, organized on March 8, 1994 to acquire ten Centers which were managed by International Magnetic Imaging, Inc., a Florida corporation ("IMI-Florida"). The Company was organized under the name IMI Acquisition Corp. and its name was changed to International Magnetic Imaging, Inc. in May 1995. The Company commenced operations on September 30, 1994 with the acquisition of nine of the Centers. The tenth Center was acquired in January 1995. The Company's executive offices are located at 2424 North Federal Highway, Suite 410, Boca Raton, Florida 33431, telephone (561) 362-0917. Each of the Centers was acquired by a separate subsidiary of the Company, except that each of the seven Centers in Florida, which are owned and operated by limited partnerships, was acquired by two subsidiaries, one which acquired the general partnership interest and the other which acquired the limited partnership interest. References to the Company include the Company, its subsidiaries and IMI-Florida unless the context indicates otherwise.

         The purchase price of the ten Centers, together with certain related companies, including the capital stock of IMI-Florida and the assets of J. Sternberg and S. Schulman M.D. Corp., a Florida corporation ("MD Corp."), which provided the services of radiologists to the Centers, was $30.6 million, of which $7.0 million was paid in cash, $20.7 million was paid by the issuance of subordinated notes (the "Subordinated Notes"), and $2.9 million was paid through the issuance of shares of common stock of Consolidated Technology Group Ltd. ("Consolidated"), the parent of the Company, exclusive of acquisition costs of $1.3 million.
See "Certain Transactions -- Acquisition of the Centers."

         As of March 31, 1997, all of the Company's Common Stock was owned by SIS Capital Corp. ("SISC"), a wholly-owned subsidiary of Consolidated, a public company. At such date, SISC owned approximately 90.2% of the Common Stock and Class A Common Stock outstanding on a combined basis. The Class A Common Stock is non-voting stock. At March 31, 1997, the Company owed SISC approximately $1.1 million. See "Certain Transactions" and "Principal Stockholders." Mr. Lewis S.

Schiller, chairman of the board and a director of the Company, is also chairman of the board, chief executive officer and a director of Consolidated and SISC. Mr. Schiller is also chairman of the board of Netsmart Technologies, Inc. ("Netsmart"), and Trans Global Services, Inc. ("Trans Global"), which are public corporations of which SISC is the principal stockholder.

         Mr. George W. Mahoney, chief financial officer of the Company, is also the chief financial officer of Consolidated. Mr. Norman J. Hoskin, a director of the Company, is also a director of Consolidated, Trans Global and Netsmart. Mr.
E. Gerald Kay, a director of the Company, is also a director of Trans Global. See "Management -- Directors and Executive Officers."

         Stephen A. Schulman, M.D., president and chief executive officer of the Company, was president of IMI-Florida prior to the Company's acquisition of the Centers. At the time of the acquisition of nine of the Centers in September 1994, the Company entered into a five-year employment agreement with Dr. Schulman pursuant to which he receives annual compensation at the rate of $350,000 and an annual bonus of not less than $100,000 nor more than $700,000. See "Management --Remuneration." In connection with the acquisition of the Centers, certain of the Company's subsidiaries issued to Dr. Schulman, his wife, the other two former stockholder-directors of IMI-Florida, to MD Corp. and to entities in which Dr. Schulman has an equity interest (collectively, the "Schulman Affiliated Entities") Subordinated Notes in the aggregate principal amount of $8.7 million, of which Subordinated Notes in the amount of $6.9 million were outstanding at March 31, 1997. The Company's subsidiaries have not made certain payments under certain of such Subordinated Notes, and the failure to make such payments gives the holders the right to declare a default. In addition, Dr. Schulman and the other two former stockholder-directors of IMI-Florida, have personally guaranteed certain obligations of certain of the partnerships which operate Centers. The total amount personally guaranteed was approximately $1.9 million at March 31, 1997. See "Certain Transactions."

         In November 1996, prior to the filing of the registration statement of which this Prospectus is a part, the Company effected a recapitalization pursuant to which the 1,000 then outstanding shares of Common Stock became and were converted into (a) 9,200,000 shares of Common Stock, all of which are owned by SISC, (b) 1,000,000 shares of Class A Common Stock, which were owned by Mr. Schiller (150,000 shares), Mr. Schiller's designees (700,000 shares) and three other transferees of SISC, one of whom is an officer and director of Consolidated and the other two of whom have no affiliation with either the Company or SISC (150,000 shares), (c) 5,000 shares of Series A Redeemable Preferred Stock ("Series A Preferred Stock"), all of which are owned by SISC, and (d) 5,000 shares of Series B Preferred Stock. The recapitalization was effected by the filing in November 1996 of the Company's restated certificate of incorporation and a certificate of designation setting forth the rights of the holders of the Class A Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. The stockholders other than SISC agreed to accept only Class A Common Stock, except Mr. Schiller who accepted Class A Common Stock and Series B Preferred Stock, in respect of their equity interests in the Company. The Common Stock and the Class A Common Stock are identical except that the holders of the Class A Common Stock have no voting rights, except as required by law. The Series A Preferred Stock is non-voting, except as required by law. At December 31, 1996, all of the shares of Series B Preferred Stock were canceled.


                                  THE OFFERING

Securities Offered:          600,000 Units at $7.00 per Unit. Each Unit consists
                             of two shares of Common Stock and two Series A
                             Redeemable Common Stock Purchase Warrants (the
                             "Warrants"). The shares of Common Stock and
                             Warrants comprising the Units are separately transferrable immediately upon issuance.

Description of Warrants:

  Exercise of Warrants       The Warrants are exercisable commencing one year
                             from the date of this Prospectus. Subject to redemption by the Company, the Warrants may be exercised at any time during the two-year period commencing one year from the date of this Prospectus at an exercise price of $4.00 per share, subject to adjustment.

  Redemption of Warrants     The Warrants are redeemable by the Company
                             commencing 18 months from the date of this Prospectus, or earlier with the consent of the Underwriter, at $.10 per Warrant, on not more than 60 nor less than 30 days written notice, provided that the average closing price of the Common Stock is at least $12.00 per share, subject to adjustment, for a period of ten consecutive trading days ending not earlier than three days prior to the date the Warrants are called for redemption.
                             The consent of the Underwriter cannot be granted with respect to a redemption prior to the date the Warrants may be exercised.

Use of Proceeds:             The net proceeds of this Offering will be used for
                             working capital and other corporate purposes. See
                             "Use of Proceeds."

Risk Factors:                Purchase of the Units involves a high degree of
                             risk and substantial dilution, and should be considered only by investors who can afford to sustain a loss of their entire investment. See
                             "Risk Factors" and "Dilution."

Proposed OTC Bulletin Board Symbols:

  Units
  Common Stock
  Warrants

Common Stock and Common Stock Purchase Warrants Outstanding:
                             At the date of this Prospectus:

                             9,200,000 shares of Common Stock(1)
                             1,000,000 Series B Warrants(2)

                             As Adjusted(3):

                             10,400,000 shares of Common Stock(1)
                              1,200,000 Warrants
                              1,000,000 Series B Warrants

(1) Does not include 1,000,000 shares of Common Stock issuable pursuant to the Series B Warrants or any shares of Common Stock issuable upon exercise of the Warrants, the Underwriters' over-allotment option or Underwriter's Options or the securities underlying the Underwriter's Options. In addition, 1,000,000 shares of Class A Common Stock, which is non-voting, are outstanding and an aggregate of 3,450,000 shares of Class A Common Stock are reserved for issuance upon exercise of warrants (2,250,000 shares) and options granted or available for grant pursuant to the Company's 1994 Long Term Incentive Plan (1,200,000 shares). In addition, warrants to purchase 25,000 shares of Class A Common Stock may be issued to Dr. Schulman in connection with a proposed exchange of his Subordinated Notes. The Class A Common Stock automatically converts into shares of Common Stock under certain conditions. See "Description of Securities -- Capital Stock."

(2) The Series B Warrants have an exercise price of $2.00 per share. See "Certain Transactions" and "Description of Securities -- Series B Common Stock Purchase Warrants."

(3) Reflects the issuance of the 1,200,000 shares of Common Stock and 1,200,000 Warrants included in the 600,000 Units offered hereby.

                             SUMMARY FINANCIAL DATA
                    (in thousands, except per share amounts)

                      INTERNATIONAL MAGNETIC IMAGING, INC.

Statement of Operations Data:

                                       Three Months Ended March 31,           Years Ended December 31,   September 30, 1994
                                       ----------------------------           ------------------------
                                                                                                         (Inception)1 to
                                                                                                         December 31, 1994
                                                                                                         -----------------
                                              1997               1996             1996            1995
                                              ----               ----             ----            ----
Revenue                                     $7,700             $8,114          $31,110         $28,044           $6,557
Operating income before other
income and taxes                               898              1,883            4,425           5,367            1,036
Income before income taxes                     584              1,266            1,958           2,891              473
Net income                                     106                547            1,041           1,761            1,775
Net income per share of Common
Stock:2
   Primary                                     .01                .04              .08             .13              .11
   Fully diluted                               .01                .04              .08             .13              .11
Weighted average number of
shares of Common Stock
outstanding:2,3
   Primary                                  12,728             16,600           16,711          16,600           16,529
   Fully diluted                            12,728             16,600           17,029          16,600           16,529

Balance Sheet Data:

                                                                      March 31, 1997
                                                          -------------------------------
                                                          As Adjusted(4)           Actual              December 31, 1996
                                                          --------------           ------              -----------------
Working capital (deficiency)                                $  (660)            $ (5,073)                    $(5,018)
Total assets                                                 46,281               43,644                      44,638
Long-term debt                                               19,550               19,550                      21,159
Total liabilities                                            35,999               36,923                      38,408
Redeemable Preferred Stock                                      624                   --                          --
Accumulated earnings                                          4,684                4,684                       4,578
Liquidation preference of Series A Preferred Stock            5,377                5,377                       4,984
Stockholders' equity(2),(5)                                   4,825                6,721                       6,230
Net tangible book value (deficiency) per share of
Common Stock(2),(6)                                            (.93)               (1.38)                      (1.42)

===================
         No dividends were paid since inception.

(1) Although the Company was organized in March 1994, it did not commence operations until September 30, 1994, when it acquired nine of the Centers.

(2) For purposes of net income per share of Common Stock, stockholders' equity and net tangible book value per share of Common Stock, the Common Stock and Class A Common Stock are treated as a single class, and the weighted average number of shares of Common Stock outstanding includes both the outstanding Common Stock and the Class A Common Stock.

(3) All shares of Common Stock and Class A Common Stock issued prior to the date of this Prospectus are treated as outstanding since inception.

(4) As adjusted to reflect (a) the receipt by the Company of the estimated net proceeds from the sale of the 600,000 Units offered hereby and (b) the issuance of shares of Series C Redeemable Preferred Stock ("Series C Preferred Stock") upon the exchange of certain Subordinated Notes for shares of Series C Preferred Stock. See "Capitalization" and "Certain Transactions -- Schulman Agreement."

(5) Stockholders' equity at March 31, 1997, as adjusted, is net of the liquidation preferences relating to the Series A Preferred Stock. The historical financial information at March 31, 1997 and December 31, 1996 includes such liquidation preference in stockholders' equity. See "Description of Securities -- Series A Preferred Stock."

(6) Net tangible book value per share of Common Stock represents the amount of the Company's tangible assets reduced by the amount of its liabilities and the liquidation preference of the Series A Preferred Stock divided by the number of outstanding shares of Common Stock and Class A Common Stock.


               INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR]1

Statement of Operations Data:

                                                                           Year Ended December 31,
                                            Nine Months Ended
                                            September 30, 1994
                                                                            1993              1992
                                                                            ----              ----
Revenue                                       $21,162                     $26,572           $26,718
Net income                                      3,681                       3,516             3,462
Pro forma net income(2)                         2,208                       2,109             2,077


Balance Sheet Data:

                                 September 30, 1994       December 31, 1993        December 31, 1992
                                 ------------------       -----------------        -----------------
Working capital                        $  6,315                  $  3,832                 $ 4,299
Total assets                             22,080                    24,585                  27,966
Long-term debt                            5,823                     5,835                   8,514
Total liabilities                        10,970                    13,495                  16,963
Accumulated earnings                      6,052                     6,032                   7,145
Stockholders' equity                     11,109                    11,090                  11,030

(1) The financial information for International Magnetic Imaging, Inc. [Predecessor] reflects the combined financial statements of IMI-Florida and its wholly-owned subsidiaries and related partnerships.

(2) The pro forma effects of income tax expense have been computed based on an effective rate of 40% for Federal and state income taxes which were in effect for the respective periods.


                                  RISK FACTORS

         The purchase of the Securities offered hereby involves a high degree of risk and should be considered only by investors who can afford to sustain the loss of their entire investment. In evaluating an investment in the Securities offered hereby, prospective investors should carefully consider, among other factors, the following risk factors.

         1. Recent losses. In continuing with the development of its business, the Company will face increased pressures on its revenue both from competition and from third-party payors. For the three months ended March 31, 1997, the Company generated net income of $106,000. The net income for such quarter reflects a decrease of 80.6% from the Company's net income for the comparable quarter in 1996, which was $1.2 million. The material decline in net income reflected a 7.2% decline in revenue, from $7.8 million to $7.3 million, which resulted primarily from a decrease in reimbursement rates for the 1997 quarter as compared to the comparable quarter of 1996. The decline in net income for the three months ended March 31, 1997 from the comparable period of 1996 resulted principally from the decline in net income as well as (i) an increase in cost of revenue, (ii) write-offs of accounts receivable principally from scan brokers (i.e., third parties who, for a fee, arrange for diagnostic scans to be performed) who went out of business following the October 1996 change in Florida law which made scan brokering illegal, and from liability-related claims (i.e., services performed for persons who were making a liability-related claim against a third party), most of which were generated prior to the Company's acquisition of the Centers in September 1994, and (iii) increased interest expense. During the March 1997 quarter, four of the Company's Centers operated at an aggregate net loss of $406,000.

                  Although the Company generated net income of $1.0 million for the year ended December 31, 1996, five of its Centers operated at a loss for the year, and, for the fourth quarter of 1996, the Company incurred a loss of approximately $1.6 million. The fourth quarter loss resulted from (i) the establishment in the fourth quarter of a reserve for accounts receivable in the amount of approximately $1.2 million, as compared with an average reserve of approximately $375,000 per quarter for the first three quarters of the year as a result of (a) the deterioration of accounts receivable from liability-related claims, most of which were generated prior to the Company's acquisition of the Centers in September 1994 and (b) write-offs of accounts receivable from scan brokers who went out of business following the change in Florida law, (ii) a reduced volume in two of the Company's Florida Centers resulting from the change in Florida law, which prohibited the use of scan brokers, (iii) a decrease in procedures performed at the Company's Puerto Rico Center for workers' compensation claimants resulting principally from the failure of the Company to offer upgraded equipment necessary to meet competitive conditions, and (iv) a decrease in referrals from the former partners of one of the Company's Florida Centers following payment in September 1996 of the balance of the notes due to such persons from the sale of such Center to the Company in September 1994. See "Risk Factors -- 4. Reliance and restrictions on patient referrals," "Risk Factors -- 8. Substantial recent write-off of accounts receivable" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." No assurance can be given that the factors that affected the Company in the first quarter of 1997 and the fourth quarter of 1996 or the factors that resulted in losses in five Centers in the year ended December 31, 1996 or four Centers during the three months ended March 31, 1997 will not affect the Company on a continuing basis. Furthermore, the risk factors hereinafter described may affect the ability of the Company to operate profitably, and no assurance can be given that the Company can or will operate profitably in the future.

         2. Potential sale by the Company of its business. In June 1997, the Company entered into an agreement with an affiliate of an investment banking firm pursuant to which the Company engaged such firm as its exclusive financial advisor and investment banker in connection with a possible business combination, including a possible merger by the Company with or into another entity, a sale of all or substantially all of the Company's assets, or a sale of the outstanding shares of Common Stock, including a sale of SISC's equity interest in the Company. The agreement is terminable by either party at any time on ten days' notice. As of the date of this Prospectus, the Company has not engaged in any negotiations or discussions with any potential party to a business combination, and no assurance can be given that a business combination will be effected or the terms of any business combination. In the event that the Company enters into an agreement with respect to any business combination, no assurance can be given that the consideration received by the Company's stockholders pursuant to such business combination will not be less than either the public offering price of the Common Stock or the then current market price at the time of either the negotiations or the consummation of any transaction. SISC, as the sole holder of the Series A Preferred Stock, is entitled to a liquidation preference of $5.3 million at March 31, 1997, which may also affect the consideration allocated to the holders of the Common Stock in any business combination. In addition, in the event of any business combination, the Company may be required either to obtain the consent of its senior lender to the transaction or make a substantial pre-payment penalty to it senior lender. Pursuant to his restated employment agreement with Consolidated (the "Schiller Consolidated Agreement"), Mr. Schiller is entitled to receive 20% of the gross profit received by SISC as a result of any business combination involving the Company, in addition to any consideration received by Mr. Schiller with respect to his equity interest in the Company and Mr. Schiller has an option to purchase from Consolidated 10% of the common stock of SISC. See "Risk Factors -- 3. Potential inability to continue to benefit from losses or loss carryforwards of parent; effect of option granted to chairman of the board." Mr. Schiller, who is the chief executive officer of Consolidated and SISC and chairman of the board of the Company, will be principally responsible for negotiating the terms of any business combination. In addition, in connection with any business combination, the Company or the other party to the transaction may make significant payments to Stephen A. Schulman, M.D., president of the Company, and Mr. George W. Mahoney, chief financial officer of the Company, which would adversely affect or reduce the consideration available to the stockholders. The Company and Dr. Schulman have orally agreed to an amendment to Dr. Schulman's employment agreement pursuant to which Dr. Schulman will receive a percentage, which could be as high as 14.2%, of the net proceeds, as defined, from a business combination. In addition, the consideration available for distribution to stockholders in the event of a business combination would also be reduced by the amount of the Company's obligations to SISC, which was $1.1 million at March 31, 1997.

         3. Potential inability to continue to benefit from losses or loss carryforwards of parent; effect of option granted to chairman of the board. Because the Company is a subsidiary of SISC, which is a wholly-owned subsidiary of Consolidated, the Company files its Federal income tax returns as part of a consolidated group with Consolidated. Consolidated has sustained significant losses through March 31, 1997, and, as a result of such losses, the Company's taxable income has been offset by Consolidated's losses as well as its tax loss carryforward. Although the use of Consolidated's tax loss and tax loss carryforward does not affect the results of the Company's operations, the amount of the tax savings increases stockholders' equity and cash flow, to the extent of Consolidated's forgiveness of the obligation created by the Company's use of the tax loss carryforward. Consolidated has agreed with respect to 1997, 1996, 1995 and 1994 to forgive such obligation. Consolidated will determine on an annual basis the extent, if any, that it will forgive the Company's obligation arising from the use of such year's loss or loss carryforward. No assurance can be given that Consolidated will forgive any such obligations in the future. Furthermore, the Company's Board of Directors has the authority to cause the conversion of Class A Common Stock into Common Stock which would reduce Consolidated's percentage ownership of the Common Stock, although it has no present plans to authorize such conversion. The ability of the Company to use Consolidated's tax losses to offset taxable income is dependent upon Consolidated's continued ownership of at least 80% of both the voting stock and equity of the Company. Although the Company believes that Consolidated, through SISC, will own at least 80% of the voting stock and equity of the Company upon completion of this Offering, no assurance can be given that the Company will, in the future, be able to reduce its Federal income tax obligation as a result of Consolidated's tax loss or tax loss carryforward, however, in the event of any sale by SISC of its equity interest in the Company, the Company will lose the ability to use Consolidated's loss or loss carryforward. The loss of the benefits of utilizing Consolidated's tax loss and tax loss carryforward could have an adverse effect upon the Company's cash flow and its ability to meet the scheduled debt service payments pursuant to the Company's loan agreements with DVI Financial Services, Inc., dba DVI Capital ("DVI"), the Company's principal lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  Pursuant to the Schiller Consolidated Agreement, Consolidated granted Mr. Schiller an option to purchase 10% of the capital stock of SISC at an exercise price equal to the fair market value of such stock at the date of exercise. The purchase price is payable by Mr. Schiller's ten-year note. Pursuant to the note, interest only is payable for the first nine years, and the principal balance is due in full at the end of the tenth year. In the event that such option is exercised, the Company may lose the ability to be included in a consolidated group with Consolidated, which could have a material adverse effect upon the Company's cash flow and its ability to meet the scheduled debt service payments pursuant to the Company's loan agreements with DVI. Furthermore, in the event that, under the Internal Revenue Code of 1986, as amended, the stock issuable upon exercise of the option is deemed to vest currently in Mr. Schiller the beneficial interest in such stock, the Company may lose the ability to take advantage of Consolidated's net losses and net loss carryforwards prior to exercise. If the Company is not able to take advantage of Consolidated's tax losses or tax loss carryforwards for 1997 or 1998, a substantial portion of the proceeds of this Offering may be used to pay the taxes or to make debt service payments which would otherwise be paid from the cash flow made available from the use of Consolidated's tax losses or tax loss carryforwards. See "Use of Proceeds" and "Certain Transactions."

         4.       Substantial capital requirements.

                  (a) Working capital requirements; continued working capital deficiency; obligations to lender and former stockholder-directors of IMI-Florida and risk of default. At March 31, 1997, the Company had a working capital deficiency of $5.1 million. After giving effect to the receipt of the estimated net proceeds from this Offering and the exchange of certain Subordinated Notes for shares of Series C Preferred Stock, the Company would have a working capital deficiency of approximately $644,000. The working capital deficiency at March 31, 1997 reflects deferred interest of $535,000 incurred during the first quarter of 1997 which relates principally to the Company's indebtedness to DVI, and $1.6 million of non-current accounts receivable related to liability-related receivables. See "Risk Factors -- 5. Liability-related revenue and receivables" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." As of March 31, 1997, Stephen A. Schulman, M.D., president and chief executive officer of the Company, the other two former stockholder-directors of IMI-Florida and the Schulman Affiliated Entities held Subordinated Notes, which were issued in connection with the acquisition of the Centers, in the aggregate principal amount of $7.1 million, and which are due in various installments through 1999. Of this amount, approximately $924,000 is due to Dr. Schulman and his wife and the balance of $6.2 million is due to the other two former stockholder-directors of IMI-Florida, the wife of one of such persons and the Schulman Affiliated Entities. Certain subsidiaries that issued the Subordinated Notes have not made certain payments of principal or interest due on such notes in 1996 and 1997, as a result of which the holders have the right to declare a default. As of the date of this Prospectus, no default has been declared, but no assurance can be given that some or all of the holders of such Subordinated Notes will not declare a default. As a result of the failure of the Company to make the scheduled payments, approximately $6.8 million of such debt is treated as current liabilities at March 31, 1997 and December 31, 1996. Any payment by the Company on such Subordinated Notes may result in a default under certain of the Company's loan agreements with DVI. In March 1997, the Company entered into an agreement with Dr. Schulman and his wife, which agreement, as amended, is referred to as the "Schulman Agreement," pursuant to which, contemporaneously with the closing of this Offering, they will exchange Subordinated Notes held by them in the aggregate principal amount of $924,000, less the $300,000 principal amount of notes due from Dr. Schulman to the Company, for shares of Series C Preferred Stock. See "Certain Transactions -- Schulman Agreement."

                  (b) High leverage. The Company's business is highly leveraged. At March 31, 1997, the Company's debt and capital lease obligations, including deferred interest, were $32.0 million, of which $20.1 million was due to DVI. The Company pays interest on $15 million of these loans at rates ranging from 10.5% to 11.875%. With respect to $4.0 million of loans made by DVI in September 1996, the Company pays interest currently at 10.5% and additional interest of 10.5% is payable at maturity, resulting in an effective annual interest rate of 22.0%. DVI has a security interest in substantially all of the Company's assets. A significant portion of the Company's cash flow from operations has been used to pay debt service, and the Company anticipates that a significant portion of cash flow from operations will continue to be used for such purposes. Any decline in revenue or operating income could have a material adverse effect upon the Company's ability to make the required payments to DVI, which could result in a default under some or all of the DVI loan agreements. Furthermore, the inability of the Company to use Consolidated's tax loss and tax loss carryforwards to offset its Federal income tax obligations could likewise adversely affect the Company's ability to make the required debt service payments to DVI. Any default under the DVI loan agreements could severely impair the Company's ability to continue in business, and, in the event that DVI declared such a default and sought to foreclose on its security interests in the Company's assets, could result in a cessation of operations by the Company or a petition to seek protection under the Federal Bankruptcy Act. See "Agreements with DVI." Subordinated Notes in the aggregate principal amount of $700,000 payable to the former owners of the entities which operated the Kansas City and San Juan Centers are due in September 1997. The Company is conducting discussions with DVI with respect to a loan from DVI for the purpose of paying such Subordinated Notes. No assurance can be given that the Company will be able to obtain such financing from DVI or other lenders, in which event a portion of the proceeds of this Offering may be used for such purposes.

                  (c) Recent expansion of facilities. The Company has recently expanded three of its MRI Centers to multi-modality Centers and may expand or upgrade equipment at other Centers. To date the Company has financed such expansion principally through equipment financing and any such additional expansion may be dependent upon obtaining such financing. The three Centers which were upgraded during 1996 have not generated sufficient additional revenue or income from operations to cover the additional financing costs. The failure of the Company to upgrade its equipment to remain competitive may have a material and adverse effect upon its business. During the fourth quarter of 1996, the failure of the Company to have competitive equipment materially and adversely affected the operations of the San Juan Center. Although the equipment was upgraded in the first quarter of 1997, no assurance can be given that the San Juan Center will be able to increase its revenues in an amount sufficient to cover the additional financing costs associated with such upgrade or operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  (d) Potential need for additional financing. The Company believes that the estimated net proceeds of this Offering, together with cash flow from operations, will be adequate to meet its cash requirements for the twelve months following completion of this Offering. However, the Company may require additional funding subsequent to such twelve month period, and no assurance can be given that the Company will not require additional funds prior to twelve months after the completion of this Offering. No assurance can be given as to the availability or terms of any such financing. To the extent that the Company seeks to upgrade its equipment or offer additional modalities, it will require additional financing for such purpose. If such funds are not available, the Company may utilize a portion of the proceeds of this Offering, which are allocated to working capital and other corporate purposes, for such purpose. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         5. Liability-related revenue and accounts receivable. A portion of the Company's revenue is derived from diagnostic imaging services performed in connection with a patient's injury where the patient asserts or intends to assert a claim against a third party. Such services are referred to as liability-related services, and do not include services relating to workers' compensation claims or no-fault insurance claims. During the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, approximately 7%, 11% and 12%, respectively, of the Company's revenue was derived from liability-related services. Because the patient typically expects to pay the charges for the diagnostic imaging services from a settlement or verdict with the party which caused the injury, the collection period for liability-related receivables can be significant, and can be more than one year. Since the acquisition of the Centers, the Company has reduced the number of liability-related procedures being performed, and has instituted a procedure whereby the patient is required to acknowledge his or her financial responsibility for the services performed, and obtains from the patient's attorney an assignment of proceeds whereby the proceeds generated from the claim are paid to the Company. Because a portion of the liability-related receivables is not collected during the year following the performance of the services, a portion of such receivables is treated as a long-term asset. In the year ended December 31, 1996, the provision for bad debts increased $1.5 million, or 176%, from 1995, and substantially all of this increase reflects an evaluation of the collectibility of receivables from liability-related services which were generated prior to the Company's acquisition of the Centers. See "Risk Factors -- 7. Substantial recent write-off of accounts receivables" and "Management's Discussion and Analysis of Financial Condition and Results of Operations.

         6.       Reliance and restrictions on patient referrals.

                  (a) Dependence on referrals from physicians. The Company is highly dependent on referrals from physicians who have no contractual or economic obligation to refer patients to the Company's facilities. If a sufficiently large number of physicians at any time stop referring patients to the Centers, it would have a material adverse effect on the Company's business. Since the acquisition of the Centers, the percentage of revenue from the former partners or other equity owners of the Centers has decreased in terms of both total revenue and number of MRI scans, and, following the payments in September 1996 of the Subordinated Notes held by the former partner-physicians of one of the Company's Florida Centers, the referrals from such physicians declined dramatically, which resulted in a net loss for such Center. The percentage of revenue derived from referrals from such doctors was 23% for the three months ended March 31, 1997, 24% for 1996 and 1995 and 38% for 1994.

                  (b) Recent prohibition on referrals from brokers. Commencing in 1995, a portion of the Company's revenue was generated by physician referrals which were generated by brokers who negotiated a price with the Company for MRI scans. To the extent that a third party payor paid more than the Company charges, the broker may have received a portion of such excess. Effective October 1, 1996, this practice became illegal in Florida. Such scans accounted for 9% of the Company's revenue for 1996 and 9% for 1995. However, during the nine months ended September 30, 1996, 11% of the Company's revenue was derived from brokered scans. The prohibition of the use of brokered scans was a significant cause of the Company's loss in the fourth quarter of 1996. Although the Company intends to market its services directly to physicians and health maintenance organizations, there is no assurance that the Company can or will be able to generate additional scan volume to offset the loss of business from scan brokers.

                  The Florida anti-brokering statute has an exemption from the prohibitions of the law for a so-called "health care network." It is not clear, because of the absence of judicial or regulatory guidance, whether the operations of the Company's subsidiary, MRI-Net, Inc. ("MRI-Net"), are included within the health care network exception to the 1996 Florida anti-brokering law. Although the Company believes that MRI-Net is a health-care network entity and that its operations comply with such law, no assurance can be given that such operations will not be held to be in violation of such law. Such a result could lead to fines or imprisonment of officers and/or directors of the Company and could have a material adverse effect upon the Company.

                  (c) Government restrictions on referrals. Federal and state laws generally restrict physicians from referring their patients to entities, including diagnostic imaging facilities, in which the physicians have a financial interest. This restriction precludes physicians from referring Medicare patients to the Company if the physician has prohibited financial relationships with .the Company. Violations of the law may result in denial of payments for the service, requirement to refund payment for the service, assessment of civil monetary penalties and exclusion of the physicians from the Medicare and Medicaid programs. Such self-referral prohibitions apply in certain states to additional third-party payors, including private insurance companies and workers' compensation programs. Further, the Federal anti-kickback statute prohibits persons or entities from offering or receiving remuneration for the referral of patients or the inducement of the purchase of a service covered by Medicare, Medicaid or other state healthcare programs, including payments for the referral of patients to centers.

                  (d) Potential effect of self-referral and anti-kickback laws. Federal and state self-referral and anti-kickback laws may also affect the Company's ability to structure future acquisitions of physician-owned businesses, or operate its existing businesses. In May 1996, the District Court of Appeal of Florida, Fourth District, held that an arrangement in which a company marketed the services of a durable medical equipment business to potential clients and received a percentage of the sales it generated was in violation of the Federal Medicare and Medicaid Anti-kickback Statute (the "Anti-kickback Statute"). While the Company believes that the operations of MRI-Net are different from those held to be in violation of the Anti-kickback Statute, a court could reach a contrary conclusion. Further, although these laws have created new business opportunities if physicians must divest their financial interests in imaging centers, these laws also may have an adverse impact on the Company's ability to acquire new imaging centers while maintaining the former physician-owners as part of the referral base. In the past, Congress has considered legislation that could expand the self-referral ban from Medicare and Medicaid to all payors. There can be no assurance that such legislation will not be adopted or if adopted will not have a material adverse effect on the Company.

                  Violations of the anti-kickback and other statutes could result in significant civil or criminal penalties, which could have a material adverse effect on the Company. The Company is unaware of any current regulatory investigations against it and there are no regulatory or judicial proceedings pending against it or any of its facilities alleging violations of any such laws. Nevertheless, while the Company endeavors to comply with all laws, regulations and other legal requirements applicable to its operations, there is no assurance that applicable statutes and regulations might not be interpreted by a regulatory or judicial authority in a manner that would adversely affect the Company.

                  The Company continues to review all aspects of its operations and believes that it complies in all material respects with the applicable provisions of the Federal and state self-referral and anti-kickback statutes. However, because of the broad and sometimes vague nature of these laws and regulations, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these laws or regulations. The Company intends to monitor developments under Federal and state fraud and abuse laws. As of the date of this Prospectus, the Company cannot anticipate what impact, if any, subsequent administrative or judicial interpretation of these laws may have on the Company's business, financial condition, cash flow or results of operations. Further, the laws and regulations in this area are subject to material change. Consequently, there can be no assurance that the Company will be in a position to comply with future laws and regulations in this area. Moreover, the cost associated with compliance, including the cost of any additional personnel or contracting with other qualified organizations to provide certain services, may have a material adverse effect on the Company. See "Business -- Government Regulations -- General" and "Business -- State Government Regulations."

                  (e) Effect of cost-containment programs on referrals from physicians. In an effort to control costs, non-governmental healthcare payors have implemented cost containment programs which could limit the ability of physicians to refer patients to the Company's facilities. For example, persons enrolled in prepaid healthcare plans, such as health maintenance organizations ("HMOs"), often are not free to choose where to obtain imaging services. Rather, the health plan provides these services directly or contracts with providers at favorable rates and requires its enrolled members to obtain such services only from such providers. Some insurance companies and self-insured employers also limit such services to contracted providers. Such "closed" payment systems are now common as insurers seek to reduce the rising cost of healthcare. Although the Company actively seeks and has obtained managed care contracts to provide imaging services, there can be no assurance that the Company will be able to compete successfully with larger companies as well as with companies that offer a broader range of services in marketing to the managed care organizations. The average net collection per procedure has declined for MRI procedures in the three months ended March 31, 1997 as compared with the year ended December 31, 1996.

         7. Substantial recent write-off of accounts receivable. During the first quarter of 1997 and the fourth quarter of 1996, the Company's accounts receivable write-offs were $207,000 and $1.2 million, respectively, as compared with average write-offs of $375,000 per quarter for the first three quarters of the year. The increase in write-offs reflects the deterioration of accounts receivable from liability-related claims and the write-off of receivables from scan brokers which went out of business following a change in Florida law that made scan brokering illegal. At March 31, 1997, December 31, 1996, December 31, 1995 and December 31, 1994, the Company's accounts receivable collection rates were 3.3 months, 4.8 months, 4.6 months and 3.7 months, respectively. This trend reflects the difference in collection rates of various categories of receivables. During the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994, more than 95% of revenue was derived from sources other than liability-related services. Although the reimbursement rate for liability-related services remained fairly constant, the reimbursement from other sources has declined. Furthermore, the collection period for receivables from liability-related services was 24.9 months, 26.2 months, 41.9 months and
30.9 months, respectively. Thus, the accounts receivable generated by liability-related services accounted for 26%, 35%, 37% and 48% of accounts receivables at March 31, 1997, December 31, 1996, 1995 and 1994, respectively.

         8.       Dependence on third-party reimbursement.

                  (a) Effects of reduced payments by third-party payors. Almost all of the Company's revenue is derived from third-party payors. For the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, the Company derived approximately 84%, 86% and 91%, respectively, of its revenue from non-government payors and approximately 16%, 14% and 9%, respectively, from government sponsored healthcare programs, principally Medicare and Medicaid. The Company's revenue and profitability may be materially adversely affected by the current trend in the healthcare industry toward cost containment. To the extent that the Company is dependent upon third-party payors, it will be affected by both reductions in payments and cost containment and similar policies adopted by such payors. Accordingly, if the Company is not able to reduce its costs, it may not be able to operate profitably and it may be necessary for the Company to cease or redirect its business, with no assurance that any redirection can or will be profitable.

                  (b) Effects of budgetary constraints affecting governmental and private healthcare funding. Continuing budgetary constraints at both the Federal and state level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third-party reimbursement rates for certain medical charges and to the negotiation of reduced contract rates or capitation or other financial risk-shifting payment systems by third-party payors with service providers. Capitation agreements typically provide for payment to a health-care provider of a fixed fee per month on a per patient basis, without regard to the amount or scope of services rendered. Both the Federal government and various states are considering imposing limitations on the amount of government funding available for various healthcare services. The Company cannot predict whether or when any such proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals will have on the Company. Changes in the mix of the Company's patients among the non-government payors and government sponsored healthcare programs, and among different types of non-government payors and government sponsored healthcare programs, and among different types of non-government payor sources, could have a material adverse effect on the Company. Further reductions in payments to physicians or other changes in reimbursement rates for healthcare services could have a material adverse effect on the Company, unless the Company is otherwise able to offset any such payment reductions through cost reductions, increased volume, introduction of new procedures or otherwise, as to which no assurance can be given. The Company is negotiating agreements with managed care organizations pursuant to which the Company will provide MRI and other services; however, such agreements typically reflect a reduced level of revenue per scan. The Company's average net collection from MRI procedures decreased to $645 for the three months ended March 31, 1997 from $695 for 1996. The Company's average net collection per MRI procedure decreased from $763 in 1993, to $726 in 1994 and to $639 for 1995. The decrease for the three months ended March 31, 1997 reflected a reduction in the payments per procedure by third party payors. The increase for 1996 from 1995 reflected an increase in procedures with a higher payment rate as well as a reduction in procedures with a lower payment rate, principally in the San Juan Center which was not operating at full capacity during a portion of 1996 while the equipment was being upgraded as well as during the period when San Juan was recovering from the effects of Hurricane Hortense. The Company's net collection per multimodality procedure was $87 for the three months ended March 31, 1997, $81 for the year ended December 31, 1996 and $95 for the years ended December 31, 1995, 1994 and 1993. No assurance can be given that the average net collection will not decrease in the future. In this Prospectus, the information for 1993 reflects the operations of IMI-Florida and for 1994 reflects the combined operations of IMI-Florida and the Company.

                  (c) Possible restrictions under insurance laws and regulations. Many states limit the extent to which any person can engage in risk contracting, which involves the assumption of a financial risk with respect to providing services to a patient. Some third-party payors seek to provide incentives to reduce utilization by paying a fixed capitation fee for patients covered by their plans or programs. Certain contracts, such as capitation agreements, may be a form of risk contracting. If the fees received by the Company are less than the cost of providing the services, the Company may be acting as a de facto insurer. The Company does not have any stop-loss to cover any such shortfalls which may occur. In some states, only certain entities, such as insurance companies, HMOs and independent practice associations, are permitted to contract for the financial risk of patient care. In such states, risk contracting in certain cases has been deemed to be engaging in the business of insurance. The Company believes that it is not in violation of any restrictions on risk bearing or engaging in the business of insurance. If the Company is held to be unlawfully engaged in the business of insurance, such a finding could result in civil or criminal penalties or require the restructuring of some or all of the Company's operations, which could have a material adverse effect upon the Company's business. See "Business -- Government Regulations -- General" and "Business -- State Government Regulations."

                  (d) Capitation contracts. Capitation contracts typically provide for payment to a health-care provider of a fixed fee per month on a per member basis, without regard to the amount or scope of services rendered. Because the obligations to perform services are not related to the payments, it is possible that either the cost or the value of the services performed may significantly exceed the fees received, and there may be a significant period between the time the services are rendered and payment is received. Because the risk of loss is borne by the health care provider and not the insurer, it is possible that the health care provider may sustain a significant loss on the performance of services pursuant to a capitation contract. The Company has engaged in negotiations with respect to capitation contracts; however, it has not entered into any such contracts. Although the Company does not intend to enter into capitation contracts unless it obtains insurance to cover it against a loss in the performance of such services, no assurance can be given that any capitation contracts which it may enter into in the future will not generate significant losses to the Company.

         9. Restrictions against corporate practice of medicine. The establishment, marketing and operation of diagnostic imaging centers are subject to laws prohibiting the practice of medicine by business corporations such as the Company, the employment by such corporations of physicians, the rebate or division of fees between physicians and non-physicians and the manner in which patients may be solicited and referred. See "Business -- State Government Regulations" and "Risk Factors -- 6. Reliance and restrictions on patient referrals." The Company performs only non-professional services (i.e., administrative and technical services), does not exercise control over the practice of medicine by physicians or employ physicians to provide medical services. Professional medical services, such as the reading of MRI studies and related diagnoses, are separately provided by independent licensed radiologists pursuant to agreements with the Company. However, the laws restricting the corporate practice of medicine have been subject to limited judicial and regulatory interpretation and, therefore, there is no assurance that, upon review, some of the Company's activities would not be found to be in violation of such laws. If such a claim were successfully asserted against it, the Company could be subject to civil and criminal penalties and could be required to restructure its contractual relationships. In addition, certain provisions of its contracts with radiologists, including restrictive covenants, could be held to be unenforceable. Such results or the inability of the Company to restructure its contractual relationships could have a material adverse effect upon the Company and could prohibit the Centers from continuing their current procedures for conducting business. See "Business -- State Government Regulations."

         10. Potential effect of weather conditions on business. During 1996, the business of the Company's San Juan Center was adversely affected during the period when San Juan was struck by and recovering from the effects of Hurricane Hortense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The effects of hurricanes or other severe weather conditions include destruction of property, loss of power and a general decline of business during the period that the area is struck by and recovering from such weather conditions. Although some of the Company's losses may be covered by insurance, the San Juan Center suffered a reduction in revenues that was not covered by insurance. Seven of the Company's Centers are located in areas which are frequently subject to hurricanes and other severe weather conditions and no assurance can be given that any or all of these Centers will not be adversely affected by hurricanes or other adverse weather conditions.

         11. Governmental regulation, quality assurance and licenses. There are numerous Federal and state laws that regulate medical diagnostic imaging centers and require certification by the Federal government and various state and local instrumentalities. The Company believes that it is in compliance with all relevant Federal and state laws, rules and regulations. The Company believes that in the near future, all outpatient medical diagnostic imaging centers will be required to be accredited, and the Company intends to seek such accreditation, although no assurance can be given that the Company will obtain any necessary accreditation. The Centers must meet Federal, and, in some jurisdictions, state standards for quality, as well as certification requirements, in order to receive reimbursement. Each of the Company's facilities has received Federal certification, as well as any required state certification.

                  In some instances, the Company is also subject to licensing and/or regulation under Federal and/or state laws relating to the handling and disposal of medical specimens, infectious and hazardous waste and radioactive materials, as well as to the safety and health of employees. In addition, the Company is subject to state regulation, such as personnel licensing requirements, which may include qualifying examinations and continuing education requirements. The failure of the Company to remain in compliance with applicable laws and regulations could have a material adverse effect on its business and financial condition. See "Business --Government Regulations -- General" and "Business -- State Government Regulations."

         12. Potential liability and insurance. The provision of medical services entails an inherent risk of professional malpractice and other similar claims. The Company believes that it does not engage in the practice of medicine, and it does not exert any control over the practice of medicine by physicians engaged by it. Nonetheless, the Company may be subject to liability arising from the practice of medicine by physicians engaged by it. The Company or its subsidiaries are defendants in legal actions arising out of the performance of imaging services. There can be no assurance that additional claims, suits or complaints relating to services delivered by the Company or by a radiologist or medical service provider will not be asserted against the Company. Damages assessed in connection with, and the cost of defending, such actions could be substantial. Radiology services are performed for the Company by independent contractors who are radiologists and other specialists and who are required, by their agreements with the Company, to maintain their own malpractice insurance. Although the Company maintains insurance for such purposes which it believes is adequate both as to risks and amounts, there can be no assurance that claims asserted against the Company for professional or other liability will be covered by, or will not exceed the coverage limits of, such insurance. In addition, the availability and cost of professional liability insurance has been affected by various factors, many of which are beyond the control of the Company. There can be no assurance that the Company will be able to maintain insurance in the future at a cost that is acceptable to the Company or at all. Any claim made against the Company not fully covered by insurance could have a material adverse effect on the Company.

         13. Broad discretion as to use of proceeds; potential unspecified acquisitions. The net proceeds of this Offering are allocated to working capital. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of this Offering. Purchasers of the Units offered hereby will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific plans or intentions. The Company may use a portion of the proceeds of this Offering to enter into joint ventures, acquisitions or other arrangements which the Company believes would further the Company's growth and development. No assurance can be given that any such transactions will result in additional revenue or net income for the Company. Furthermore, investors may not have the opportunity to review the business or financial statements of potential acquisition candidates or vote on any acquisition. See "Use of Proceeds" and "Business -- Potential Acquisitions."

         14. Potential change in use of proceeds. Notwithstanding its plan to develop its business as described in this Prospectus, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate, changes or anticipated changes in government regulations, new technologies, competition and reimbursement policies or acquisition or joint venture opportunities may make the reallocation of funds from the uses described in this Prospectus necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. Accordingly, in the event that the Company determines that it is unable to continue to operate profitably, the Company may engage in other, unrelated businesses and use a portion of the proceeds of the Offering for such purpose. However, the Company has no such intention at this time. No assurance can be given that any such businesses, if engaged in by the Company, can or will be profitably operated. See "Use of Proceeds."

         15. Dilution of 127% from initial public offering price. Following completion of this Offering, the pro forma net tangible book value per share of Common Stock (treating the Common Stock and the Class A Common Stock as a single class) would be $(.93). A purchaser of Common Stock in this Offering will experience immediate dilution of $4.43, or 127% of the initial public offering price of the Common Stock issued pursuant to this Prospectus. See "Dilution."

         16. Substantial Competition. The market for imaging services in general and medical diagnostic imaging services in particular is highly fragmented. Such services are performed by both hospitals and outpatient diagnostic imaging centers, such as the Centers, which are not affiliated with any hospital. Competition varies by market and is generally higher in larger metropolitan areas where there are likely to be more facilities and more managed care organizations putting pricing pressure on the market. The Company competes with both hospitals and independent medical diagnostic imaging centers. Furthermore, to the extent that another center offers diagnostic imaging services in addition to MRI service, the Company may be in a competitive disadvantage in marketing to managed care organizations, physicians and patients. Competition often focuses on physician referrals at the local market level as well as participation in managed care organizations. Successful competition for referrals is a result of many factors, including participation in healthcare plans, quality and timeliness of test results, type and quality of equipment, the location of the center, convenience of scheduling and availability of patient appointment times. Many competitors are larger and are better known in the markets served by the Company than the Company. Furthermore, to the extent that the Company seeks to expand through the acquisition of other medical diagnostic imaging centers, the Company may compete with other, better capitalized companies seeking to make acquisitions. In addition, the establishment or transfer of ownership in some jurisdictions may be subject to certificate of need ("CON") laws. In some states, such laws may hinder the Company's ability to expand, while in others such laws may affect the ability of potential competitors to enter the market. Except for Puerto Rico and Virginia, none of the states in which the Centers are located have CON laws which affect independent free-standing diagnostic imaging centers. Any change in CON laws which reduce the restrictions on potential competitors, such as hospitals, may have a materially adverse effect upon the Company's business and operations. In Puerto Rico, two competitors recently received CONs for MRI facilities and, as of the date of this Prospectus, the Company has been notified of two CON applications filed with the Department of Health of Puerto Rico. Therefore, no assurance can be given that the Company's business in Puerto Rico will not be adversely affected by the issuance of such CONs. See "Business -- Competition."

         17. Possible obsolescence of equipment. In offering its diagnostic imaging services to both medical care providers, such as managed care organizations and physicians, and patients, the Company must be able to offer procedures and equipment which permit accurate readings by the radiologist and comfort to the patient. In recent years, medical technology has made significant advancements and technological developments may render current MRI and other imaging equipment obsolete. Technological advances may be in the form of software upgrades to existing equipment as well as new equipment. Any such obsolescence may result in a reduced usage of the Company's equipment and may require the Company to make significant expenditures to offer the state-of-the-art equipment and consolidate its operations in fewer Centers. Furthermore, the Company has financed the purchase or lease of certain of its equipment, and the obligations to the lenders and lessors with respect to certain of its equipment will continue regardless of whether the Company is able to generate revenue from the equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  As new equipment and diagnostic imaging technology is developed, the Company may purchase equipment or software before the equipment or software has become generally accepted in the industry. In such event there is no assurance that the equipment or software will perform in accordance with the specifications or that it will become generally accepted by the medical community. The Company is a plaintiff in an arbitration proceeding and in a lawsuit against two vendors of equipment which the Company claims does not perform as warranted. The Company has expended substantial money in connection with the purchase and attempt to use such equipment. Both vendors have denied the Company's allegation and have claimed that the Company is obligated to pay the balance of the purchase price. See "Business -- Legal Proceedings."

         18.      Conflict of interest; offering to benefit affiliates.

                  (a) Obligations to and agreement with principal stockholder. In connection with the acquisition of the ten Centers, SISC, the Company's principal stockholder, lent the Company approximately $1.3 million, which was used by the Company to pay expenses relating to the acquisition, and delivered shares of Consolidated common stock, which were valued at $2.9 million. The amount of the loan and the value of the Consolidated common stock were treated as loans to the Company from SISC. As of March 31, 1997, the Company owed SISC approximately $1.1 million with respect to such indebtedness.

                  The Company has entered into a management services agreement with The Trinity Group, Inc. ("Trinity"), a wholly-owned subsidiary of Consolidated, pursuant to which the Company is to pay Trinity $50,000 per month for the five-year period commencing with the first month in which such payment may be made pursuant to the Company's agreements with its present lenders. The agreement is renewable by Trinity. Mr. Lewis S. Schiller, chairman of the board of the Company, is the chief executive officer of Consolidated, SISC and Trinity. The services covered by the Trinity agreement are general management services. See "Certain Transactions."

                  Certain of the Company's employees, including George W. Mahoney, chief financial officer of both the Company and Consolidated, perform certain accounting and related services for SISC and Consolidated, and the portion of the compensation paid by the Company to such employees which is allocable to services performed for Consolidated is treated as a reduction of the Company's indebtedness to SISC. In addition, the Company pays the rent on Consolidated's Florida office, which is also applied as a reduction of such indebtedness. The aggregate monthly amount currently paid on account of such indebtedness is approximately $54,000. The Company has agreed not to use any of the proceeds of this Offering to pay any of such indebtedness to SISC; however, if the Underwriter's over-allotment option is exercised, up to $250,000 of the proceeds from the over-allotment option will be used to pay a portion of the Company's indebtedness to SISC.

                  Because of Mr. Schiller's position as chief executive officer of Consolidated, SISC and the Company and SISC's stock ownership interest, Mr. Schiller has the ability to determine the terms of any transactions between the Company, on the one hand, and Consolidated and SISC, on the other hand, including the issuance of stock, the terms of warrants and the terms of agreements, including the agreement with Trinity. In addition, pursuant to the Schiller Consolidated Agreement, Mr. Schiller has the right to 20% of the gross profit in the event of any sale by SISC of its subsidiaries, including the Company, and an option to purchase a 10% interest in SISC.

                  (b) Loans to Dr. Schulman pursuant to his employment agreement. Dr. Schulman, president and chief executive officer of the Company, was the president and one of three stockholders of IMI-Florida prior to the Company's acquisition of the Centers. Dr. Schulman has an employment agreement with the Company dated October 1, 1994, pursuant to which the Company pays him a salary at the annual rate of $350,000 and an annual bonus of at least $100,000 for the five-year term of the agreement. Pursuant to an amendment to the agreement, the Company, in February 1996, made two loans to Dr. Schulman in the aggregate principal amount of $300,000. Such loans bear interest at 5 1/2% per annum and mature on December 31, 1998. Although Dr. Schulman is required to devote substantially all of his business time and attention to the business of the Company, pursuant to an amended employment agreement dated March 31, 1997 (the "Amended Schulman Employment Agreement"), which will become effective upon completion of this Offering, Dr. Schulman will be permitted to serve as a consultant for two MRI Centers which are located in Chicago, Illinois and are owned by a corporation owned by his wife, and to any future purchaser of such centers. See "Risk Factors -- 19. Dependence on key personnel; employment agreements," "Management -- Remuneration" and "Certain Transactions."

                  (c) Potential default on notes due to Dr. Schulman and the other former stockholder-directors of IMI-Florida. In connection with the acquisition of the Centers, certain of the Company's subsidiaries issued to Dr. Schulman, his wife, the other two former stockholder-directors of IMI-Florida, and the Schulman Affiliated Entities, Subordinated Notes in the aggregate principal amount of $8.7 million, of which notes in the aggregate principal amount of $6.9 million were outstanding on March 31, 1997. Certain of the subsidiaries that issued these Subordinated Notes have not made certain payments due on the notes, as result of which the holders may have the right to declare a default. As of the date of this Prospectus, no default has been declared, but no assurance can be given that some or all of the holders of such Subordinated Notes will not declare a default. A default on such Subordinated Notes could result in a default with respect to other indebtedness, including indebtedness due to DVI. See "Certain Transactions."

                  (d) Schulman Agreement; creation of additional series of Preferred Stock. In March 1997, the Company entered into the Schulman Agreement with Dr. Schulman and his wife pursuant to which they agreed to reduce the $924,000 outstanding principal amount of the Subordinated Notes payable to them by the $300,000 principal amount of the loan from the Company to Dr. Schulman and exchange such Subordinated Notes for shares of a newly created series of preferred stock, the Series C Preferred Stock, having an annual non-cumulative dividend of $75,000 and a redemption price of approximately $624,000. In connection with such exchange, accrued interest on the $300,000 loan to Dr. Schulman will be waived. See "Certain Transactions --Schulman Agreement."

                  (e) Potential change in terms of Schulman Agreement. The Schulman Agreement provides that if the other two former stockholder-directors of IMI-Florida receive more favorable treatment with respect to their Subordinated Notes than is provided to Dr. Schulman pursuant to the Schulman Agreement, the Schulmans will be entitled to receive such more favorable terms with respect to their Subordinated Notes, even if such terms are negotiated subsequent to the completion of this Offering. No assurance can be given that the other two former stockholder-directors of IMI-Florida will not exchange their Subordinated Notes on terms that are significantly different from, or more favorable to them than, the terms of the Schulman Agreement as described in this Prospectus. See "Certain Transactions -- Schulman Agreement."

                  (f) Guarantees by Dr. Schulman and former stockholder-directors of IMI-Florida of certain obligations; indemnification by the Company. Dr. Schulman and the two other former IMI-Florida stockholder-directors are also guarantors of certain promissory notes, capital equipment and real estate leases and other indebtedness which were owed by IMI-Florida or the entities operating the Centers prior to the Company's acquisition of the Centers. Certain of the Company's subsidiaries assumed such loans and obligations when they acquired the Centers, and the Company has continued to pay such loans and obligations. A subsidiary of the Company acquired a Center in Orlando, Florida which was controlled by the former stockholder-directors of IMI-Florida. In an effort to improve the results of the Center, the Company formed a joint venture with the owner-operator of another MRI center in Orlando, Florida in August 1995. The joint venture utilizes the facilities and diagnostic imaging equipment of the Company's joint venture partner, as a result of which the facilities and equipment owned by the Company's subsidiary are utilized only as a backup. Notwithstanding such arrangements, the Company has continued to pay the obligations to the equipment vendor, lender and landlord for the subsidiary's equipment and facilities, all of which are personally guaranteed by Dr. Schulman and the other two former stockholder-directors of IMI-Florida. The total amount paid through March 31, 1997 on such obligations was $1.5 million, and, at such date, the balance remaining on such obligations was approximately $862,000. Payments of such amounts are currently made from distributions the Company receives each month from its joint venture interest as well as from other revenue of the Company. Although the subsidiary which operated the Orlando Center generated net income of approximately

$129,000 for the three months ended March 31, 1997 from which it derived cash flow of $270,000, for the year ended December 31, 1996, such Center incurred a net loss of $396,000 from which it incurred negative cash flow of approximately $303,000. No assurance can be given that the factors which affected the Orlando Center in 1996 will not affect its operations in future periods. See "Certain Transactions."
                  In connection with the acquisition of one of the Centers, the Company agreed to indemnify Dr. Schulman and the two other former stockholder-directors of IMI-Florida for any personal liability they may sustain under their guaranty of the lease obligation relating to such Center.

                  (g) Potential conflict of interest in the event of a sale of the Company's business. As described in "Risk Factors -- 2. Potential sale by the Company of its business," the Company has entered into an agreement with an affiliate of an investment banking firm with respect to a potential business combination involving the Company. Because Mr. Schiller is chief executive officer of Consolidated and SISC and chairman of the board of the Company and has a right to 20% of SISC's gross profit in the event of a business combination involving the Company and Messrs. Hoskins and Kay are directors of Consolidated and/or other subsidiaries of Consolidated and directors of the Company, a conflict of interest may arise between Consolidated and the Company in connection with any potential business combination. In addition, in the event of any sale by the Company of its business, (i) the Company will use a portion of the proceeds from sale to pay the Company's obligations to SISC, which were $1.1 million at March 31, 1997 and (ii) the Company may pay up to 14.2% of the net proceeds, as defined, to Dr. Schulman pursuant to a proposed amendment to his employment agreement with the Company.

                  (h) Relationship of outside directors with Consolidated and its affiliates. Mr. Norman J. Hoskin, a director of the Company, is also a director of Consolidated, Trans Global and Netsmart. Mr. E. Gerald Kay, a director of the Company, is also a director of Trans Global.

         19.      Dependence on key personnel; employment agreements.

                  (a) Employment agreement with Dr. Schulman. The Company's success is dependent upon the continued services of its executive officers, particularly Stephen A. Schulman, M.D., the president and chief executive officer of the Company who is principally responsible for the Company's operations, including its marketing efforts. The Company has an employment agreement with Dr. Schulman pursuant to which he receives an annual salary of $350,000 plus an annual bonus equal to the amount by which the lesser of 10% of pre-tax cash flow or 10% of pre-tax net income exceeds a base amount; provided that the bonus shall not be less than $100,000 nor more than $700,000 annually. The base amount for computing Dr. Schulman's bonus is $500,000 for the contract year ended September 30, 1997. The Amended Schulman Employment Agreement, among other provisions, (a) extends the term of his employment until December 31, 2002, (b) provides for an annual base salary of $395,000, commencing on the closing of this Offering, subject to an annual 3% increase commencing January 1, 1998, (c) permits Dr. Schulman to perform consulting services for two MRI Centers which are located in Chicago, Illinois and are owned by a corporation which is owned by his wife, including any future purchaser of such centers, and
(d) permits Dr. Schulman to terminate the agreement at any time, without cause, on six months notice.

                  (b) Employment agreement with Mr. Mahoney. Mr. George W. Mahoney, chief financial officer of the Company and Consolidated, has an employment agreement with Consolidated for a term commencing October 1, 1994 and ending December 31, 2007 or such later date as Mr. Mahoney may be required to be employed by the Company pursuant to the Company's agreements with DVI. Pursuant to such agreement Mr. Mahoney receives an annual salary of $189,000 for the contract year ended December 31, 1997 which increases annually thereafter until 2007, for which his base salary is $353,000. The agreement also provides for two bonuses to Mr. Mahoney. One bonus is equal to the greater of 2 1/2% of Consolidated's net pre-tax profits or 2 1/2% of Consolidated's net cash flow, and the other is equal to the greater of 2 1/2% of the Company's net pre-tax profits or 2 1/2% of the Company's net cash flow. Mr. Mahoney devotes approximately 75% of his time to the business of the Company. Although the agreement is between Mr. Mahoney and Consolidated, his compensation is paid by the Company and the Company allocates 25% of his compensation to Consolidated, which is applied to reduce the Company's indebtedness to SISC. See "Management --Remuneration."

                  The loss of services of, or a material reduction in the time devoted to the Company's business by, Dr. Schulman, Mr. Mahoney and certain other key employees could adversely affect the business of the Company. The Company maintains key-man life insurance on the lives of Dr. Schulman and Mr. Mahoney in the amounts of $2.5 million and $1.0 million, respectively.

                  (c) Provisions respecting Mr. Mahoney's continued employment under DVI loan agreements. Pursuant to certain of the Company's loan agreements with DVI, the failure of Mr. Mahoney to serve as the Company's chief financial officer could result in a default under such loan agreements and other loan agreements with a cross-default provision. Any default under the Company's agreements with DVI would have a material adverse effect upon the Company.

         20.      Pending and threatened litigation against the Company. In

January 1996, Drs. Ashley Kaye and James Sternberg, two former stockholder-directors of IMI-Florida and Dr. Sternberg's wife, threatened to commence an action against two subsidiaries of the Company, Consolidated and Mr. Lewis S. Schiller, chairman of the board of Consolidated and the Company, for alleged violations of securities and common law in connection with an asset purchase agreement between MD Corp. and a subsidiary of the Company which was executed in conjunction with the acquisition of the Centers and non-payment of the related $3,375,000 Subordinated Notes of two subsidiaries of the Company payable to MD Corp. Although the Company reflects the principal and interest on such Subordinated Notes as liabilities on its consolidated balance sheet and no notice of default has been given, no assurance can be given that an adverse decision in any action based on such claims will not have a material adverse effect upon the Company.

                  Vanguard Limited ("Vanguard"), on its own behalf or on behalf of other persons who may be affiliated with Vanguard, based on a purported agreement relating to the introduction of Consolidated and the Company to IMI-Florida and assistance in the negotiation of the acquisition of the Centers, has asserted a claim against the Company and/or SISC that it has the right, among other things, to a 10% interest in the Common Stock of the Company at or about the time of the acquisition for no cash consideration. In addition, Vanguard has claimed that it is entitled to a $200,000 fee due at the time of the acquisition of the Centers, consulting fees of $240,000 per year for five years, reimbursement of nonaccountable expenses and a 5% interest in any future medical acquisition by the Company. No assurance can be given that any litigation which may ensue would not seek damages exceeding the claim described above and, if decided unfavorably to the Company, would not have a material adverse affect on the Company. If Vanguard commences an action against the Company and prevails, it would have a material adverse effect upon the Company, and, furthermore, if it prevails with respect to its claim for Common Stock, the issuance of such Common Stock could result in a non-cash charge to earnings for the value of such Common Stock, dilution to the stockholders, including the stockholders who purchased stock in this Offering, and a reduction in the net tangible book value per share. In addition, the Company may not be able to use Consolidated's net loss or tax loss carryforward to reduce its tax liability if a sufficient number of shares of Common Stock were issued to Vanguard.

                  The Company has received notice of two claims or potential claims from former employees of two of the Company's Centers, one claiming that conduct by a radiologist which performed services at the Center constituted, among other things, assault, battery and sexual harassment, and the other a report with respect to the conduct of an independent contractor who regularly performs professional services for another of its Centers, which conduct may be considered sexual harassment. See "Business -- Legal Proceedings."

                  The Company has commenced an arbitration proceeding against a manufacturer and distributor of teleradiology equipment seeking rescission and damages arising from claims of fraud and breach of contract. The respondent has denied the claims and counterclaimed against the Company for the balance of the purchase price and damages for interference with business relationships. The amount claimed to be due by the Company is approximately $500,000 and the amount of the counterclaim is approximately $240,000. The action is in the discovery stage.

                  The Company has commenced an action against the manufacturer of certain MRI equipment, seeking a refund of the approximately $700,000 paid by the Company against the purchase price. Prior to the commencement of the action, the manufacturer rejected the Company's claim and demanded payment of the outstanding balance of the purchase price of $750,000.

         21. Continued voting control by SISC. SISC, the Company's principal stockholder, presently owns all of the Company's Common Stock, which is the only class of voting stock. After completion of this Offering, SISC will own 88.5% of the Common Stock and 80.7% of the Common Stock and Class A Common Stock in the aggregate, without giving effect to any shares of Common Stock issuable upon exercise of any warrants or options. As a result SISC, and Mr. Lewis S. Schiller, who is chairman of the board of the Company and chief executive officer of SISC and Consolidated, will have the power to elect all of the directors and may take any action required to be taken by stockholders without participation by any other stockholders. See "Principal Stockholders."

         22. Antitrust laws. Federal and state antitrust laws and regulations may effect the operation of MRI-Net, which is a referral network through which patients are referred to diagnostic imaging centers in Florida. See "Business -- MRI-Net." Because the centers to which patients are referred are operated by independent entities, they may be deemed competitors and, therefore, subject to a range of Federal and state antitrust laws and regulations which prohibit anti-competitive conduct, including price fixing, division of the market and product tying. Violations of Federal and state antitrust laws can result in substantial penalties and restrictions on MRI-Net's business activities. Although the Company believes that MRI-Net's activities do not violate the Federal or state anti-trust laws, no assurance can be given that a court or regulatory agency will not make a contrary determination, which could have a material adverse effect upon the Company. See "Business -- Antitrust Laws."

         23. Limitation on directors' liability. The Company's Certificate of Incorporation includes certain provisions, permitted under Delaware law, which provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for certain conduct prohibited by law. The Company's Certificate of Incorporation also contains broad indemnification provisions. These provisions do not affect the liability of any director under Federal or applicable state securities' laws.

         24. Inexperience of the Underwriter. The Underwriter has been actively engaged in the securities brokerage and investment banking business since 1994. However, the Underwriter has engaged in only limited underwriting activities, and this Offering is only the seventh public offering in which the Underwriter has acted as the sole or managing underwriter. There can be no assurance that the Underwriter's limited experience as an underwriter of public offerings will not adversely affect the offering of the Units, the subsequent development of a trading market, if any, or the market for and liquidity of the Company's securities. Accordingly, purchasers of the Units offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment.

         25. No public market. Prior to this Offering, there has been no public trading market for the Units, Common Stock or Warrants. Although the Underwriter intends to apply to have the Units, Common Stock and Warrants included in the OTC Bulletin Board, there can be no assurance that an active market in any of such securities will develop or, if such a market develops, that it will be sustained.

         26. Arbitrary offering price and terms. The price and composition of the Units and the exercise price and other terms of the Warrants included in the Units have been determined by negotiation between the Company and the Underwriter, and do not necessarily bear any relation to the results of the Company's operations or its financial condition or any other criteria of value.

         27. Proposed trading on the OTC Bulletin Board and market illiquidity. The Underwriter has advised the Company that it proposes to have the Units, Common Stock and Warrants trade on the OTC Bulletin Board. Because the Company's securities are not included in The Nasdaq Stock Market, the liquidity of the Units, Common Stock and Warrants could be impaired, not only in the number of such securities which could be bought and sold, but also through delays in the timing of transactions, reduction in potential security analysts' and news media's coverage of the Company, and lower prices for such securities than might otherwise be attained.

                  A significant number of the Units may be sold to customers of the Underwriter. Such customers may subsequently engage in the sale or purchase of the Units, Common Stock or Warrants through or with the Underwriter. Although it has no obligation to do so, the Underwriter may become a market maker and otherwise effect transactions in such securities, and, if it participates in such market, may be a dominating influence in the trading of such securities. The prices and the liquidity of such securities may be significantly affected by the degree, if any, of the participation of the Underwriter in such market, should a market develop.

         28. Risks of low-priced stocks; penny stock regulations. Because the Units, Common Stock and Warrants are not listed on The Nasdaq SmallCap Market, they may become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule, if applicable, may affect the ability of broker-dealers to sell the Units, Common Stock and Warrants and may affect the ability of purchasers in this Offering to sell any of such securities acquired either pursuant to this Prospectus or in the secondary market.

         The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The Exchange Act provides for an exception to the penny stock rules for securities if the issuer has average revenue of at least $6,000,000 for three years. Since the Company meets this test, the Company believes that its securities will not be subject to the penny stock rules. However, there can be no assurance that the Company will continue to qualify for exemption from these restrictions. If the Units, Common Stock or Warrants become subject to the rules on penny stocks, the market liquidity for such securities could be severely adversely affected.

         29. Potential adverse effect of redemption of Warrants. Commencing 18 months from the date of this Prospectus, or earlier with the consent of the Underwriter, the Warrants may be redeemed by the Company at a redemption price of $.10 per Warrant upon not more than 60 nor less than 30 days' notice if the average closing price of the Common Stock is at least $12.00 per share, subject to adjustment, during the ten consecutive trading days ending not earlier than three days prior to the date the

Warrants are called for redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. The Company will not call the Warrants for redemption except pursuant to a currently effective prospectus and registration statement. See "Description of Securities -- Series A Redeemable Common Stock Purchase Warrants."

         30. Current prospectus and state registration required to exercise Warrants. Holders of the Warrants will only be able to exercise the Warrants if
(a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect and (b) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, and may not call the Warrants for redemption unless there is a current and effective registration statement covering the issuance of the Common Stock upon exercise of the Warrants, there can be no assurance that the Company will be able to do so. Pursuant to Section 10(a)(3) of the Securities Act, this Prospectus, unless amended or supplemented in accordance with the rules and regulations of the Commission pursuant to the Securities Act, may not be used by the Company in connection with the exercise of any Warrants subsequent to nine months from the date of this Prospectus. Prior to the expiration of nine months from the date of this Prospectus, it may be necessary to amend or supplement this Prospectus under certain conditions, in which event the Warrants could not be exercised prior to the date of the amended Prospectus or supplement. Unless there is a current registration statement covering the issuance of the Common Stock upon exercise of the Warrants, the Company will not accept payment for, or issue Common Stock with respect to, the exercise of any Warrants, and any payments made by a Warrant holder will be returned by the Company. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of Warrants reside. See "Description of Securities -- Series A Redeemable Common Stock Purchase Warrants."

         31. No Common Stock dividends anticipated; restrictions on dividend payments. The Company presently intends to retain future earnings in order to provide funds for use in the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on its Common Stock and Class A Common Stock in the foreseeable future. Furthermore, the Company's loan agreements with DVI prohibit the payment of dividends without DVI's consent. The holders of the Series A Preferred Stock are, and the holders of the Series C Preferred Stock will be, entitled to annual non-cumulative dividends in the aggregate amounts of $50,000 and $75,000, respectively, if declared by the Board of Directors; provided, that, in any year, dividends may not be paid on the Common Stock or Class A Common Stock unless dividends for such year are paid to the holders of the Series A Preferred Stock. No assurance can be given that the Company will not create additional series of Preferred Stock which may have mandatory or non-cumulative dividend rights. See "Description of Securities."

         32. Shares eligible for future sale. All of the presently issued and outstanding shares of Common Stock and Preferred Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. If a public market develops for the Company's Common Stock, the Company is unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Common Stock. The 9,200,000 presently outstanding shares of Common Stock, all of which are owned by SISC, will become eligible for sale pursuant to Rule 144 commencing 90 days after the effective date of the registration statement of which this Prospectus forms a part. In addition 1,000,000 shares of Common Stock issuable upon conversion of the Class A Common Stock, if and when such shares are converted, will be deemed acquired at the time of the acquisition of the Class A Common Stock. All of the Company's security holders have agreed that they will not sell any shares of Common Stock owned by them or issued upon conversion or exercise of other securities for three years from the date of this Prospectus without the prior approval of the Underwriter. The sale or potential sale of any of the foregoing shares may have a materially adverse effect upon the market and market price for the Units, Common Stock and Warrants and may adversely affect the Company's ability to raise capital.

         33. Shares of Common Stock issuable pursuant to warrants and Preferred Stock; registration rights. In addition to the 9,200,000 shares of Common Stock outstanding, there are outstanding (i) 1,000,000 shares of Class A Common Stock, (ii) Series B Warrants to purchase 1,000,000 shares of Common Stock which are owned by the SISC, and (iii) warrants to purchase 2,250,000 shares of Class A Common Stock. SISC has certain registration rights with respect to the shares of Common Stock issuable upon exercise of the Series B Warrants. In addition, 1,200,000 shares of Class A Common Stock are issuable upon the exercise of options or other stock rights granted pursuant to the Company's 1994 Long Term Incentive Plan, of which options to purchase 850,000 shares of Class A Common Stock are outstanding. Although there is no public market for the Class A Common Stock and a market in such shares may never develop, the Class A Common Stock is included with the Common Stock in determining earnings per share, and the issuance of such shares may have an effect upon the market price for the Common Stock. The holders of certain of the warrants have piggyback registration rights commencing two years from the date of this Prospectus or earlier with the consent of the Underwriter. The Company will bear the cost of preparing such registration statements but will not receive any proceeds from the sale of shares of Common Stock pursuant thereto other than payment of the exercise price with respect to any warrants that are exercised. The existence of these registration rights, as well as the sale of shares of Common Stock pursuant to registration statements which the Company may be required to prepare, may have a depressive effect on the price of the Common Stock in the open market. In addition, the existence of such warrants and options and the registration rights referred to above may adversely affect the terms on which the Company can obtain additional equity financing. The holders of warrants are likely to exercise them at a time when the Company would otherwise be able to obtain capital on terms more favorable than those provided by the warrants.

         34. Forward-looking statements. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or in documents incorporated by reference in this Prospectus.


                                    DILUTION

         The net tangible book value of the Company's Common Stock at March 31, 1997 was approximately $(1.38) per share. All share and per share information included in this Prospectus has been restated to reflect (a) a recapitalization in November 1996 pursuant to which the 1,000 shares of Common Stock became and were converted into 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 5,000 shares of Series A Preferred Stock and 5,000 shares of Series B Preferred Stock and (b) the cancellation at December 31, 1996 of the shares of Series B Preferred Stock. Net tangible book value per share of Common Stock represents the amount of the Company's tangible assets reduced by the amount of its liabilities and the liquidation preference of the Series A Preferred Stock divided by the number of outstanding shares of Common Stock and Class A Common Stock. Without taking into account any change in the net tangible book value of the Company after March 31, 1997, other than as a result of the sale of the 1,200,000 shares of Common Stock included in the 600,000 Units offered hereby at an initial public offering price of $3.50 per share, after deducting estimated fees and other estimated expenses of the Offering, and the exchange of certain Subordinated Notes for shares of Series C Preferred Stock pursuant to the Schulman Agreement, the Company's net tangible book value as of March 31, 1997 would have been approximately $(.93) per share. This amount represents an immediate increase in net tangible book value per share of approximately $.45 to the present stockholders and an immediate dilution (the difference between the offering price of the shares and the net tangible book value per share after the Offering) per share of approximately $4.43, or 127% of the initial public offering price, to the purchasers of the Common Stock.

         The following table illustrates the dilution of one share of Common Stock as of March 31, 1997:

Public offering price per share of Common Stock                                                                        $3.50
Net tangible book value per share at December 31, 1996                                               $(1.38)
Increase per share attributable to sale of the Securities offered hereby                                .45
                                                                                                      -----
Pro forma net tangible book value per share after Offering                                                              (.93)
                                                                                                                    ---------
Dilution to public investors                                                                                          $(4.43)*
                                                                                                                      ======

===============

* If the Underwriter exercises the over-allotment option in full, the pro forma net tangible book value would be $(.87) per share of Common Stock, resulting in an increase in the net tangible book value per share of $.51 and dilution to the public investors of $4.37 per share.

         The following table summarizes, as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total cash consideration and the average price per share paid to the Company for such Common Stock, and the number of shares and consideration to be paid by the public investors for the 1,000,000 shares of Common Stock offered by this Prospectus.

                                                                            Total               Percent
                                    Shares of          Percent              Cash                of Total        Average
                                    Common              of                  Consid-             Consid-          Price
                                    Stock              Total                eration             eration           Per
                                    Purchased          Shares                Paid                Paid            Share
Existing Stockholders                 9,200,000          88.5%           $    1,000               0.0%        $.00002
                                                                                                               =======
Public Investors                      1,200,000          11.5             4,200,000             100.0           $3.50
                                     ----------         ------           ----------             ------          =====
Total                                10,400,000         100.0%           $4,201,000             100.0%
                                     ==========         ======           ==========             ======

         The following table summarizes, as of December 31, 1996, the number of share of Common Stock and Class A Common Stock, treated as a single class, purchased from the Company, the total cash consideration and the average price per share paid to the Company for such Common Stock, and the number of shares and consideration to be paid by the public investors for the 1,000,000 shares of Common Stock offered by this Prospectus.

                                                                            Total               Percent
                                                       Percent              Cash                of Total        Average
                                                        of                  Consid-             Consid-          Price
                                    Shares             Total                eration             eration           Per
                                    Purchased          Shares                Paid                Paid            Share
Existing Stockholders               10,200,000           89.5%           $    1,000              0.0%        $.00002
                                                                                                             =======
Public Investors                     1,200,000           10.5             4,200,000            100.0           $3.50
                                    ----------          ------           ----------            ------          =====
Total                               11,400,000          100.0%           $4,201,000            100.0%
                                    ==========          ======           ==========            ======


                                 USE OF PROCEEDS


         The Company intends to utilize the net proceeds from the sale of the Units offered hereby, estimated at approximately $2.9 million (assuming the Underwriter's over-allotment option is not exercised), for working capital and other corporate purposes.

         Certain litigation has been commenced and certain claims have been made against the Company. In the event that a final judgment is rendered against the Company with respect to any one or more of such actions or claims, a portion of the proceeds of this Offering may be used for such purposes. The Company does not believe that the maximum aggregate liability it may incur with respect to such claims will exceed $300,000; however, no assurance can be given that its actual liability will not significantly exceed such amount. See "Business -- Legal Proceedings."

         The Company may seek to acquire additional MRI or multi-modality imaging centers if such centers are available at prices and on terms determined by the Board of Directors to be reasonable. The Company does not currently have any agreement, and it is not engaged in any negotiations, with respect to any such acquisition. However, if the Company acquires any additional centers, to the extent that the purchase price is not financed, a portion of the proceeds of this Offering may be used for such purposes. See "Business -- Potential Acquisitions." Furthermore, in the event the Company upgrades any of its Centers, it intends to finance the cost of upgrading such Centers. However, if financing is not available or if the terms on which a financing is made available are not acceptable to the Company, a portion of the proceeds of this Offering may be used for such purpose.

         Pursuant to the Schiller Consolidated Agreement, Mr. Lewis S. Schiller, chairman of the board of the Company and chairman of the board and chief executive officer of Consolidated and SISC, has the right to purchase 10% of the stock of SISC from Consolidated. Upon exercise of such option, the Company may lose the ability to take advantage of Consolidated's tax losses or tax loss carryforwards. If the Company is not able to take advantage of Consolidated's tax losses or tax loss carryforwards for 1997 or 1998, a substantial portion of the proceeds of this Offering may be used to pay the taxes or to make debt service payments which would otherwise be paid from the cash flow made available by the use of Consolidated's tax losses or tax loss carryforwards.

         The Company has entered into an agreement with an affiliate of an investment banking firm pursuant to which the Company engaged such firm as its exclusive financial advisor and investment banker in connection with a possible business combination, including a possible merger by the Company with or into another entity, a sale of all or substantially all of the Company's assets, or a sale of the outstanding shares of Common Stock, including a sale of SISC's equity interest in the Company. Although no assurance can be given that the Company will enter into any agreements with respect to a potential business combination, it is possible that the Company may incur substantial legal, accounting and other expenses in connection with negotiations with respect to a business combination without any assurance that the business combination will be consummated. Thus, it is possible that a portion of the proceeds of this Offering may be used in connection with the negotiation of one or more business combinations with no assurance that a business combination can or will be consummated.

         Subordinated Notes in the principal amount of $700,000 payable to the former owners of the entities which operated the Kansas City and San Juan Centers are due in September 1997. The Company is conducting discussions with DVI with respect to a loan from DVI for the purpose of paying such Subordinated Notes. No assurance can be given that the Company will be able to obtain such financing from DVI or other lenders, in which event a portion of the proceeds of this Offering may be used for such purposes.

         The foregoing represents the Company's current best estimate of its proposed use of the estimated net proceeds of this Offering based upon the present state of its business, operations and plans, current business conditions and the Company's evaluation of the market for its services. Management will have broad discretion with respect to the expenditure of a substantial portion of the net proceeds of this Offering, and conditions may develop which could cause management to reallocate proceeds from the categories listed above, including changes in its marketing program and changes in government policy and insurance reimbursement practices, none of which can be predicted with any degree of certainty. Furthermore, future events, including unforseen problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate, changes or anticipated changes in government regulations, new technologies, competition, reimbursement policies or acquisition or joint venture opportunities, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. Furthermore, in the event that the Company determines that it is unable to continue to operate profitably, the Company may use the proceeds from this Offering to engage in other related or unrelated businesses, although it has no such intention at this time. No assurance can be given that any such businesses, if engaged in by the Company, can or will be operated profitably.

         The Company has agreed not to use any of the proceeds of this Offering to pay any indebtedness to SISC. However, if the Underwriter's over-allotment option is exercised, up to $250,000 of the proceeds from the exercise of the over-allotment option will be used to pay a portion of the Company's indebtedness to SISC.

         The Company believes that the net proceeds from this Offering will be sufficient to satisfy the Company's anticipated cash requirements for at least one year following the date of this Prospectus. However, it is possible that conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be available on reasonable terms. The failure to obtain necessary funds could have a material adverse effect upon the Company.

         Pending the application of the funds as described above, said funds will be invested in Treasury securities, certificates of deposit or similar high-quality short-term interest-bearing deposits and securities.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of March 31, 1997, and as adjusted to reflect (a) the sale of the 600,000 Units offered hereby and (b) the exchange of certain Subordinated Notes for shares of Series C Preferred Stock pursuant to the Schulman Agreement.

                                                                                                 March 31, 1997
                                                                                                 Actual               As Adjusted
                                                                                              (Dollars in thousands)
Short-term debt:
   Current portion of long-term debt(1)                                                         $ 3,574                      $ 3,574
   Current portion of subordinated debt(2)                                                        6,242                     6,242
   Current portion of subordinated debt -- related party(2)                                         924                        --
   Capital lease obligations -- current maturities(3)                                             1,278                     1,278
   Due to affiliate(4)                                                                              450                       450
   Deferred interest -- subordinated debt                                                           536                       536
   Covenant not to compete                                                                          133                      133
                                                                                             ----------               ----------
                                                                                                $13,137                  $12,213
                                                                                                =======                  =======
Long-term debt:
   Notes payable(1)                                                                             $10,598                   $10,598
   Revolving loan(1)                                                                              5,234                     5,234
   Subordinated debt(2)                                                                             269                       269
   Due to affiliate(4)                                                                              697                       697
   Capital lease obligations -- long-term portion(3)                                              2,528                     2,528
    Deferred interest                                                                               224                       224
                                                                                              ---------                 ---------
                                                                                                 19,550                    19,550
Redeemable Preferred Stock:
   Series C Redeemable Preferred Stock, par value$.01 per share, 300 shares to be authorized, 30 shares to be issued and outstanding, as adjusted, redemption
   value -- $624, liquidation value -- 0(5)                                                          --                       624
Stockholders' equity:
   Preferred Stock, par value $.01 per share, 6,000,000 shares authorized, of which:
     5,000 shares are authorized, issued, outstanding and designated as Series A
     Redeemable Preferred Stock, with certain redemption rights(6)                                   --                        --
   Common Stock, par value $.01 per share, 50,000,000 shares authorized,
   9,200,000 shares issued and outstanding and 10,400,000 shares outstanding
   as adjusted(7)                                                                                    92                       104
   Class A Common Stock, par value $.01 per share, 6,000,000 shares
   authorized, 1,000,000 shares issued and outstanding(8)                                            10                        10
   Additional paid-in capital                                                                     1,935                     4,803
   Retained earnings                                                                              4,684                     4,684
                                                                                               --------                 ---------
                                                                                                  6,721                     9,601
Less, liquidation preference of Series A Preferred Stock                                          5,377                     5,377
                                                                                              ---------                  --------
Stockholders' equity                                                                              1,344                    4,224
                                                                                              ---------                 --------
Total capitalization                                                                            $20,894                   $24,398
                                                                                                =======                   =======

------------------------

(1) See Note 7 of Notes to International Magnetic Imaging, Inc. Consolidated Financial Statements.

(2) These notes were incurred in connection with the acquisition of the Centers. The amounts due to related party reflects Subordinated Notes to Stephen A. Schulman, M.D., president and chief executive officer of the Company, and his wife.

         See "Certain Transactions," and Notes 2 and 7 of Notes to International Magnetic Imaging, Inc. Consolidated Financial Statements.

(3) See Note 6 of Notes to International Magnetic Imaging, Inc. Consolidated Financial Statements.

(4) Represents indebtedness to SISC, principally the unpaid balance of funds loaned to the Company to pay expenses of the acquisition of the Centers and the value of Consolidated common stock issued in connection with the acquisition of the Centers. See "Certain Transactions" and
         Note 11 of Notes to International Magnetic Imaging, Inc. Consolidated Financial Statements.

(5) The Series A Preferred Stock has a liquidation preference of $5,377 in the aggregate and an aggregate redemption price of $100. The amount shown reflects the liquidation preference of the Series A Preferred Stock as of the date of this Prospectus. See "Description of Securities -- Series A Preferred Stock" for information concerning the rights, preferences and privileges of the holders of the Series A Preferred Stock.

(6) The Series C Preferred Stock has a nominal liquidation preference and an aggregate redemption price of approximately $624 based on the 30 shares to be issued. The amount shown reflects the redemption price of the Series C Preferred Stock. The shares are issuable pursuant to the Schulman Agreement, which includes a provision that, in the event that the other former director-stockholders of IMI-Florida receive consideration for their Subordinated Notes which is more favorable to them then the exchange terms set forth in the Schulman Agreement, Dr. and Mrs. Schulman will be entitled to such other terms, even if the transaction occurs subsequent to the completion of this Offering. See "Certain Transactions -- Schulman Agreement." See "Description of Securities -- Series C Preferred Stock" for information concerning the rights, preferences and privileges of the holders of the Series C Preferred Stock.

(7) Does not include an aggregate of 1,000,000 shares issuable upon exercise of the Series B Warrants. In addition, there are reserved (i) 1,500,000 shares issuable upon exercise of the Warrants offered by this Prospectus; (ii) 375,000 shares issuable upon exercise of the Underwriter's over-allotment option and upon exercise of Warrants issuable upon exercise of such over-allotment option, (iii) 250,000 shares issuable upon exercise of the Underwriter's Options and upon exercise of Warrants issuable upon exercise of the Underwriter's Options, and (iv) 1,000,000 shares issuable upon exercise of a warrant to be issued to DVI under certain circumstances. In the event that the Series A Common Stock is converted into Common Stock there shall be issued or reserved for issuance an aggregate of 4,450,000 shares of Common Stock issuable upon conversion of the Class A Common Stock (1,000,000 shares) and pursuant to the terms of outstanding warrants and options to purchase Class A Common Stock (3,475,000 shares). See "Certain Transactions," "Description of Securities" and "Underwriting."

(8) Does not include an aggregate of 3,475,000 shares of Class A Common Stock reserved as follows: (a) 2,250,000 shares issuable upon exercise of the outstanding warrants, (b) 1,200,000 shares issuable upon the grant of options, rights or other equity-based incentives granted or available for grant pursuant to the Company's 1994 Long-Term Incentive Plan, and (c) 25,000 shares of Class A Common Stock issuable upon exercise of a warrant issuable to Dr. Schulman pursuant to the Schulman Agreement. See "Certain Transactions."

         See "Business -- Property" and Note 6 of Notes to International Magnetic Imaging, Inc. Consolidated Financial Statements for information concerning the Company's long-term lease obligations.

                      INTERNATIONAL MAGNETIC IMAGING, INC.
                             SELECTED FINANCIAL DATA
                    (in thousands, except per share amounts)

         Set forth below is selected financial data with respect to the Company for the three months ended March 31, 1997 and 1996, the years ended December 31, 1996 and 1995 and the period from inception (September 30, 1994) to December 31, 1994. The selected financial data has been derived from the financial statements which appear elsewhere in this Prospectus. The unaudited financial data for the interim periods reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the entire year. This data should be read in conjunction with the financial statements of the Company and the related notes which are included elsewhere in this Prospectus.

Statement of Operations Data:

                                     Three Months Ended March 31,               Years Ended December 31,     September 30, 1994
                                     ----------------------------               ------------------------
                                                                                                             (Inception)1 to
                                                                                                             December 31, 1994
                                              1997          1996                 1996            1995
                                              ----          ----                 ----            ----
Revenue                                     $7,700        $8,114               $31,110         $28,044               $6,557
Operating income before other
income and taxes                               898         1,883                 4,425           5,367                1,036
Income before income taxes                     584         1,266                 1,958           2,891                  473
Net income                                     106           547                 1,041           1,761                1,775
Net income per share of
Common Stock:(2)                               .01           .04                   .08             .13                  .12
   Fully diluted                               .01           .04                   .08             .13                  .12
Weighted average number of
shares of Common Stock
outstanding:(2),(3)
   Primary                                  12,728        16,600                16,711          16,600               16,529
   Fully diluted                            12,728        16,600                17,029          16,600               16,529

Balance Sheet Data:

                                                                        December 31,
                                     March 31, 1997         1996            1995           1994
                                     --------------         ----            ----           ----
Working capital (deficiency)              $ (5,073)    $ (5,018)        $(9,860)       $(1,404)
Total assets                                 43,644       44,638          42,016         40,911
Long-term debt                               19,550       21,159          15,728         30,886
Total liabilities                            36,923       38,408          36,964         40,461
Liquidation preference of Series
A Preferred Stock                             5,377        4,984           4,042            360
Accumulated earnings                          4,684        4,578           3,536            449
Stockholders' equity(2),(4)                   6,721        6,230           5,052            450

----------

         No dividends have been paid since inception.

(1) Although the Company was organized in March 1994, it did not commence operations until September 30, 1994, when it acquired nine Centers.

(2) For purposes of net income per share of Common Stock and stockholders' equity, the Common Stock and Class A Common Stock are treated as a single class, and the weighted average number of shares of Common Stock outstanding includes both the Common Stock and the Class A Common Stock.

(3) All shares of Common Stock and Class A Common Stock issued prior to the date of this Prospectus are treated as outstanding since inception.

(4) Stockholders' equity includes the liquidation preferences relating to the Series A Preferred Stock of $5,377, $4,984, $4,042 and $360 at March 31, 1997, December 31, 1996, December 31, 1995 and December 31, 1994, respectively. The stockholders' equity net of the liquidation preference of the Series A Preferred Stock is $1,344, $1,246, $1,010 and

         $90 at March 31, 1997, December 31, 1996, December 31,1995 and December 31, 1994, respectively. See "Description of Securities -- Series A Preferred Stock."


               INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR]1

         Set forth below is selected financial data with respect to IMI-Florida, its subsidiaries and related partnerships on a combined basis, for the nine months ended September 30, 1994 and the years ended December 31, 1993 and 1992. The results of operations for the interim periods are not necessarily indicative of operating results for the entire year. This data should be read in conjunction with the financial statements of IMI-Florida for the nine months ended September 30, 1994 and the related notes which are included elsewhere in this Prospectus.

Statement of Operations Data:

                                                                          Year Ended December 31,
                                            Nine Months Ended
                                            September 30, 1994
                                                                            1993             1992
                                                                            ----             ----
Revenue                                      $21,162                      $26,572           $26,718
Net income                                     3,681                        3,516             3,462
Pro forma net income(2)                        2,208                        2,109             2,077


Balance Sheet Data:

                               September 30, 1994       December 31, 1993         December 31, 1992
                               ------------------       -----------------         -----------------
Working capita(l)                    $  6,315                  $  3,832                 $  4,299
Total assets                           22,080                    24,585                   27,966
Long-term debt                          5,823                     5,835                    8,514
Total liabilities                      10,970                    13,495                   16,963
Accumulated earnings                    6,052                     6,032                    7,145
Stockholders' equity                   11,109                    11,090                   11,030

(1) The financial information for International Magnetic Imaging, Inc. [Predecessor] reflects the combined financial statements of IMI-Florida and its wholly-owned subsidiaries and related partnerships.

(2) The pro forma effects of income tax expense have been computed based on an effective rate of 40% for Federal and state income taxes which were in effect for the respective periods.


                      INTERNATIONAL MAGNETIC IMAGING, INC.
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

Results of Operations

         The Company is not engaged in the practice of medicine and does not employ any physicians to provide medical services. The Company's bills, which include fees for the technical services provided by the Company and the professional services rendered by the radiologists, are sent to the patient or third-party payor, whichever is appropriate. The radiologists, who are independent contractors engaged by the Company and are compensated by the Company pursuant to agreements between the Company and the radiologists, do not bill patients for the radiology services related to their services for the Company. Pursuant to their agreements with the Company, the radiologists read the scans at the Company's Centers, for which they receive compensation in accordance with such agreements. For the Florida Centers, the Company paid a fee that ranges from 10% to 20% of net collections plus a bonus based on specified criteria. During the three months ended March 31, 1997 (the "March 1997 period") and the three months ended March 31, 1996 (the "March 1996 period"), the radiology fees for the Florida Centers averaged 10%to 11% of cash collections from MRI procedures and 15% to 16.5% of cash collections for multi-modality procedures. During 1996 and 1995, the radiology fees for the Florida Centers averaged 11% to 12% of cash collections from MRI procedures and 16% to 17% of cash collections for multi-modality procedures. At the San Juan Center, the Company pays 10% of collections plus 3% of annual cash collections between $2 million and $3 million plus 5% of annual cash collections in excess of $3 million. For the Virginia Center, the Company pays a fixed annual fee of $275,000 plus 15% of collections in excess of $2.4 million. At the Kansas City Center, the Company pays a fixed fee per scan which fee ranges from $75 to $150, depending on the number of scans read. The compensation to the radiologists is reflected on the Statement of Operations as radiology fees.

Three Months Ended March 31, 1997 and 1996

         Net patient service revenue for performing MRI and other diagnostic modality procedures decreased $564,000, or 5%, from $7.8 million for the March 1996 period to $7.3 million for the March 1997 period. The following table shows the mix of procedures by class of payor for MRI procedures and other multi-modality procedures during the March 1997 and March 1996 periods:

                                                                            March            March
                                                                            1997             1996
Class of Payor                                                             Period           Period
--------------                                                             ------           ------
MRI Procedures (representing 83% and 89%, respectively of net patient service revenue for the March 1997 and 1996 periods):
Managed care                                                                 47%              34%
Commercial                                                                   16%              17%
Medicare                                                                     15%              12%
Contract worker's compensation                                               10%              5%
Workers' compensation  (other than pursuant to contracts with workers'       8%               13%
compensation insurers)
Brokered                                                                     --               13%
Liability-related                                                            3%               5%
Other                                                                        1%               1%

Multi-modality procedures, other than MRI(1) (representing 17% and 11%, respectively of net patient service revenue for the March 1997 and 1996 periods):
Managed care                                                                 85%              84%
Medicare                                                                     7%               8%
Commercial                                                                   5%               5%
Other                                                                        3%               3%

-------
(1) Includes CAT scans, nuclear medicine, mammography, fluoroscopy, ultrasound and X-Rays.

         The decrease in the net patient service revenue in the March 1997 period results from the following:

         Decrease in reimbursement rates for MRI procedures                              $(585,000)
         Decrease in reimbursement rates for multi-modality procedures                     (39,000)
         Decrease in scan procedure volume for MRI procedures                             (233,000)
         Increase in scan procedure volume for multi-modality procedures                   293,000
                                                                                           -------
                  Total decrease in net patient service revenue                          $(564,000)
                                                                                           =======

         Other service revenues and management fee income represented only 5% and 3% of total revenues, respectively, for the March 1997 and 1996 periods. Such fees increased approximately $149,000 from $267,000 for the March 1996 period to $416,000 for the March 1997 period, due primarily to the operations of MRI Net, an MRI referral service company owned by the Company.

         The Company's gross profit decreased $813,000, or 21%, from $3,841,000 for the March 1996 period to $3,028,000 for the March 1997 period due to the aforementioned net decrease in revenues of $415,000 and an increase in direct costs of $398,000. Income from operations decreased $985,000, or 52%, from $1.9 million for the March 1996 period to $898,000 for the March 1997 period, of which $813,000 reflects the decrease in gross profit and $172,000 reflects an increase in selling, general and administrative expense. The overall increase in direct costs and selling, general and administrative expense reflected a number of factors discussed below.

         Radiology fees increased $20,000 or 3% when comparing the March 1997 period to the March 1996 period. During both periods, the radiology fees were incurred based on cash collections related to services performed in all but two of the Company's centers. Cash collections for services were $7 million and $6.3 million, respectively, for the March 1997 and 1996 periods, representing an overall increase of approximately 3%, which accounts for the increase in radiology fees. The Company entered into four radiology agreements which expire approximately four years from December 31, 1996 and which require that radiologists interpret and report the results of the MRI and multi-modality procedures and which require the Company to pay the radiology company's fees based on cash collections for seven centers, a flat fee for one center and a per scan fee for another center.

         Equipment maintenance costs relate primarily to fixed contract payment schedules and generally do not fluctuate from period to period unless repairs and maintenance are required that are not covered by the equipment contracts or new equipment is placed into service or removed from service. Substantially all maintenance costs incurred for the March 1997 and 1996 periods were incurred pursuant to fixed maintenance contracts, and as a result such costs did not fluctuate significantly, increasing $94,000 of which $45,000 related to repairs on telecommunications equipment which is expected to be of a non recurring nature. The remaining increase relates to repairs of medical equipment outside of the service contracts.

         Patient service costs and expenses consist primarily of film, contrast agents and utility costs used in MRI and multi-modality procedures. Such costs increased $89,000, or 15%, from the March 1996 period to the March 1997 period. An increase in multi-modality procedures accounted for approximately $53,000 of the increase and the remainder related to an increase in MRI procedures which required contrast agents.

         Salaries and benefits increased $66,000 or 4% from the March 1996 period to the March 1997 period which represents increases in pay to previously existing employee positions.

         Professional services, consisting primarily of legal, accounting and consulting services, increased $48,000 or 20% when comparing the March 1997 and 1996 periods due to marketing agreements that were not in place during the March 1996 period.

         Other management, general and administrative expenses, decreased $94,000, or 8%, from the March 1996 period to the March 1997 period. During 1996, one of the Centers was in the process of relocating to a new facility and in connection with the relocation, it rented, on a short-term basis, MRI equipment.

         Provision for bad debts increased $254,000, or 107%, from the March 1996 period to the March 1997 period. Substantially all of this increase reflects the write-off of amounts due from scan brokers who went out of business and liability accounts receivable whose aging had reached the point where the Company's receivable policy and evaluation required that such receivables be provided for with an additional allowance.

         Depreciation and amortization consists of the depreciation of purchased equipment, buildings, leasehold improvements and capital leases and the amortization of goodwill, customer lists, restrictive covenants and loan costs. Depreciation expense increased $82,000, or 12%, when comparing the March 1997 and 1996 periods which reflects the addition of equipment in certain Centers. Amortization remained relatively level increasing $12,000, or 2%, from the March 1996 period to the March 1997 period.

         Interest and other income increased $479,000 from $61,000 for the March 1996 period to $540,000 for the March 1997 period. During the March 1997 period, the Company recognized $502,000 of income from a joint venture and during the March 1996 period, joint venture income amounted to only $38,000.

         Interest expense increased $176,000, or 26%, from the March 1996 period to the March 1997 period. Approximately $90,000 of the increase relates to new debt for the purchase of equipment and the remainder relates to the refinancing of subordinated notes at a higher interest rate.

         The Company's current provision for income taxes is comprised of Federal, state and Puerto Rico income taxes. Federal income taxes for the March 1997 and 1996 periods were $385,000 and $580,000, respectively. Federal income tax was accrued at the statutory rates for such periods. However, because the Company files its Federal income tax returns as part of a consolidated group with Consolidated as the common parent, the actual tax liability was treated as an amount due to Consolidated and the debt was simultaneously canceled by Consolidated. State income taxes for the March 1997 and 1996 periods were $93,000 and $114,000, respectively. Puerto Rico income taxes were $25,000 and $0 for the March 1997 and 1996 periods, respectively. The Company also has a state and Puerto Rico net operating loss carryforward at March 31, 1997 of $5.2 million and $400,000, respectively. State and Puerto Rico net operating loss carryforwards are only available to offset future income of the subsidiary which incurred the losses.

         Overall profitability decreased $1.1 million, from $1.2 million for the March 1996 period to $106,000 for the March 1997 period, reflecting increased overall costs and a decrease in revenues. During the March 1997 period, four of the Centers operated at an aggregate net loss of $406,000 while the remaining Centers generated net income of $512,000. During the March 1996 period, three of the Centers operated at an aggregate net loss of $604,000 while the remaining Centers generated net income of $1.8 million.

Years Ended December 31, 1996, 1995 and 1994

         In the following discussion, the years ended December 31, 1996 and 1995 reflect the operations of the Company. The year ended December 31, 1994 reflects the operations of the Centers that were acquired from the predecessor companies as operated by such predecessors for the nine months ended September 30, 1994 and the operations of the Company for the fourth quarter of the year.

         Net patient service revenue increased $2.6 million, or 10%, from 1995 to 1996, following a decline of $307,000, or 1%, from 1994 to 1995. As noted in the table below, the mix of procedures by payor class remained relatively level for the three years, and the reimbursement rate remained relatively level from 1995 to 1996 following a modest decline from 1994 to 1995. Accordingly, the increase in revenue reflects an increase in scan volume, which increased 32% from 1995 to 1996 and 9% from 1994 to 1995. A significant portion of the increase in scan volume for 1996 relates to multi-modality procedures, which have a lower reimbursement rate than MRI procedures, with the result that the increase in net patient service revenue increased at a lower rate than the increase in scan volume.

         Contractual adjustments, which represent the difference between the Company's standard billing rate and the amount to be received by the Company pursuant to its agreements with third-party payors, were 49%, 45% and 34% for 1996, 1995 and 1994, respectively. Contractual adjustments increased significantly from 1994 to 1996 reflecting a general decrease in reimbursement rates from all classes of payors and the increase in the Company's brokered scan business which had a substantially lower reimbursement rate than any of the Company's other revenue sources. The services provided pursuant to agreements with third party payors, including managed care organizations, HMOs, certain insurance companies, Medicare, Medicaid and workers compensation programs, are generally performed on a fixed fee basis pursuant to a payment schedule set by the third-party payor. The Company had no capitated contracts during 1996, 1995 or 1994.

         During the fourth quarter of 1996, revenue was approximately $600,000 less than the average revenue for the first three quarters of 1996. This decline in revenue reflects (i) reduced scan volume in two of the Company's Florida Centers resulting from the change in Florida law, effective October 1, 1996, which prohibited the practice of scan brokering, (ii) a decrease in procedures performed at the Company's San Juan Center for workers' compensation claimants resulting from the failure of the Company to offer upgraded equipment necessary to meet competitive conditions, and (iii) a decrease in referrals from the former partner-physicians of one of the Company's Florida Centers following payment in September 1996 of the balance of the Subordinated Notes due to such persons from the sale of such Center to the Company in September 1994. Although the Company upgraded the equipment in San Juan in 1997 and increased its marketing efforts for the two Florida Centers whose revenues declined, no assurance can be given that the Company will be able to replace the lost revenues. In addition, during the second half of 1996, the San Juan Center, which was not operational during a portion of the period while the equipment was being upgraded as well as during the period when San Juan was recovering from the effects of Hurricane Hortense, suffered a decline in revenue.

         The percentage of procedure volume was as follows for 1996, 1995 and 1994:

                                                                                   Percentage of Procedure Volume
Class of Payor                                                        1996               1995               1994
--------------                                                        ----               ----               ----
MRI procedures (representing 89%, 91% and 92%, respectively, of all revenues for 1996, 1995 and 1994)
Managed care                                                            37%                38%                 41%
Commercial                                                              17%                17%                 20%
Medicare                                                                13%                 9%               14%
Workers' compensation (other than pursuant to contracts with
 workers' compensation insurers)                                        11%                 14%                17%
Brokered scan services                                                  10%                  9%                --
Contract workers' compensation                                           6%                  6%                --
Liability-related                                                        4%                  4%                5%
Other                                                                    2%                  3%                3%
Multi-modality procedures, other than MRI1 (representing 11%,
 9% and 8%, respectively, of all revenues for 1996, 1995 and 1994)

Managed care                                                            84%                 85%                85%
Medicare                                                                 8%                  6%                 6%
Commercial                                                               6%                  6%                 6%
Other                                                                    2%                  3%                 3%

------------------

(1) Includes CAT scans, nuclear medicine, mammography, fluoroscopy, X-rays and ultrasound.

         Other service revenue and management fee income, which represented only 3.5%, 2.4% and 2.7% of total revenue for 1996,1995 and 1994, respectively, increased $433,000 from 1995 to 1996 primarily due to the operations of MRI-Net. Other service revenue and management fee income did not show any significant fluctuation from 1994 to 1995.

         The Company's operating expenses for 1996 increased by $4.0 million, or 18%, from $22.6 million for 1995 to $26.7 million for 1996. Operating expenses for 1995 increased by $371,000, or 2%, from $22.3 million for 1994 to $22.6 million for 1995. The overall increase in expenses reflected the factors discussed below.

         Radiology fees increased $336,000, or 11%, from $3.0 million in 1995 to $3.3 million in 1996, and $1.9 million, or 194%, from $1.1 million in 1994 to $3.0 million in 1995. For 1996 and 1995, radiology fees were generally based on cash collections related to services performed. Cash collections for services were $27.4 million and $25.4 million, respectively, for 1996 and 1995, representing an overall increase of approximately 8%. During 1996 and 1995, the radiologists were independent contractors pursuant to service agreements with the Company. During the months of January through November 1994, a significant portion of the radiology services were performed by radiologists who were employed by MD Corp., which was affiliated with IMI-Florida, and, accordingly, compensation to such radiologists of approximately $1.2 million is included in salaries and benefits rather than radiology fees, which accounts for the significant increase in radiology fees from 1994 to 1995. Overall payments to radiologists, whether in the form of radiology fees or compensation, increased 30% from $2.3 million in 1994 to $3.0 million in 1995. This $700,000 increase reflected (i) contract provisions with radiologists which resulted in larger fees being paid as certain bonus levels were attained and (ii) a general increase in fees to radiologists from the amounts that were paid to the radiologists as employees of MD Corp.

         Equipment maintenance costs relate primarily to fixed contract payment schedules and generally do not fluctuate from year to year unless repairs and maintenance are required that are not covered by the equipment contracts or new equipment is placed into service or removed from service. Substantially all maintenance costs for 1996, 1995 and 1994 were incurred pursuant to fixed maintenance contracts, and, as a result, such costs did not fluctuate significantly, increasing $39,000 from 1995 to 1996 and decreasing $57,000 from 1994 to 1995.

         Patient service costs and expenses consist primarily of film, contrast agents and utility costs used in MRI and multi-modality procedures. Such costs increased $289,000, or 15%, from 1995 to 1996. Approximately $104,000 of this increase related to an increase in medical supplies used by a multi-modality Center that performs CAT scans, nuclear medicine, mammography, fluoroscopy, X-rays and ultrasound, which had a significant increase in volume. The remaining increase is due to the additional procedure volume which inherently requires more patient service costs which were partially offset by negotiated decreases in overall per unit film and contrast agent costs.

         Salaries and benefits increased $733,000, or 12%, from 1995 to 1996. Of this increase, approximately $105,000 relates to a bonus paid to the Company's chief financial officer for services relating to the DVI loans incurred in 1996. Additionally, during 1996, the Centers increased their hours of operations in order to increase volume. These increased hours of operation required additional personnel in certain Centers and required some overtime in all Centers. The per employee base salary and benefit costs did not significantly increase. Salaries and benefits decreased $1.8 million or 24% from 1994 to 1995. Salaries and benefits for 1994 include approximately $1.2 million paid to radiologists. In 1995 no radiologists were employed by the Company or MD Corp. and, accordingly, all fees to radiologists are reflected as radiology fees and not salaries and benefits. Additionally, during 1995, management implemented a cost reduction plan which included the reduction of overall salary and wage levels which accounts for the remaining decrease in salaries and benefits.

         Professional services, consisting primarily of legal, accounting and consulting services, remained relatively level in 1996 and 1995. Professional services decreased $643,000, or 45%, from 1994 to 1995, which reflects the significant accounting and legal fees that were incurred by the Company during 1994 in connection with the acquisition.

         Other management, general and administrative expenses, increased $765,000, or 19%, from 1995 to 1996. During 1996, one of the Centers was in the process of relocating to a new facility and, in connection with the relocation, it rented, on a short-term basis, MRI equipment at a rental cost of approximately $441,000 and was paying rent at two locations on a temporary basis resulting in additional rental expenses of $27,000. Other significant increases include $95,000 for an administrative fee paid to DVI related to the revolver loan incurred subsequent to 1995 and $40,000 for compensation to temporary employees of MRI-Net who replaced permanent employees whose compensation in 1995 is included under salaries and benefits. During 1995 and 1994, other management, general and administrative expenses remained relatively level, decreasing $80,000, or 2%, from 1994 to 1995.

         Provision for bad debts increased $1.5 million, or 176%, from 1995 to 1996. Substantially all of this increase reflects an evaluation of the collectibility of receivables from liability-related services, which were generated prior to the September 30, 1994 acquisition of the Centers. Additionally, during the fourth quarter of 1996, the provision for bad debt was $850,000 greater than the average of the first three quarters, of which $350,000 resulted from the write-off of amounts due from scan brokers who went out of business. The remaining $500,000 increase is due to liability-related receivables whose aging had reached the point where the Company's receivables policy and evaluation required that such receivables be provided for with an allowance. Revenue from third-party liability payors represented only 4% of revenue for 1996 and 1995. Provision for bad debts decreased $242,000, or 22%, from 1994 to 1995. During 1994, both the revenue and related accounts receivable included more liability-related receivables, which have a higher reserve than other revenue.

         Depreciation and amortization consists of the depreciation of purchased equipment, buildings, leasehold improvements and capital leases and the amortization of goodwill, customer lists, restrictive covenants and loan costs. Depreciation expense increased $224,000, or 8%, from 1995 to 1996, which reflects the addition of equipment in certain Centers, which was partially offset by a decrease in Centers where equipment is fully depreciated as of 1996. Amortization increased $103,000, or 5%, from 1995 to 1996 due to an increase in capitalized loan costs which were incurred at the beginning of 1996 resulting from the subordinated debt refinancing with DVI. Depreciation and amortization expense in total increased $1.2 million, or 33%, from 1994 to 1995, due primarily to increased amortization from the addition of goodwill, restrictive covenants and customer lists as part of the September 30, 1994 acquisition.

         Interest and other income increased $368,000, or 191%, from 1995 to 1996. During August 1995, the Company entered into a joint venture agreement with respect to an MRI Center in the Orlando, Florida area. Income from the joint venture during 1996 and 1995 was $281,000 and $120,000, respectively. Additionally, 1996 includes a change in an estimate related to a prior period over-accruals of tangible personal property taxes of approximately $140,000 for the Company's San Juan Center. Other components of interest income and other income were not significant for 1996 and 1995. Interest and other income decreased $385,000, or 67%, from 1994 to 1995, which reflects the inclusion in 1994 of approximately $300,000 of debt forgiveness from certain stockholders of nonaffiliated companies that were not acquired by the Company in the 1994 acquisition.

         Interest expense increased $440,000, or 17%, from 1995 to 1996. At the beginning of 1996, the Company refinanced certain Subordinated Notes, which were short-term notes on which the Company paid interest at 7%, with long-term debt with rates varying from 11% to 12%. Interest included 10.5% deferred interest on certain of the debt to DVI. The increase in interest expense from the higher rate was partially offset by reductions on the debt on which the interest was paid. Interest expense increased $1.3 million, or 95%, from 1994 to 1995, due to the fact that as a part of the September 30, 1994 acquisition, approximately $20 million in subordinated debt was incurred with interest rates ranging from 4% to 7%. Other increases in interest expense from 1994 to 1995 were due to additions of equipment financing and interest from new capital lease obligations.

         Loss on sale and disposal of assets, which was $23,000, $104,000 and $524,000, respectively, for 1996, 1995 and 1994, consisted primarily of leasehold improvements and medical equipment which was sold or disposed of during such years.

         The Company's current provision for income taxes is comprised of Federal, state and Puerto Rico income taxes. Federal income taxes for 1996, 1995 and 1994 were $137,000, $1.2 million and $284,000, respectively. Federal income tax was accrued at the statutory rates for such periods. However, because the Company files its Federal income tax returns as part of a consolidated group with Consolidated as the common parent, the actual tax liability was treated as an amount due to Consolidated and canceled by Consolidated. State income taxes for 1996, 1995 and 1994 were $225,000, $299,000 and $60,000, respectively.
Puerto Rico income taxes were $74,000 and $23,000 for 1995 and 1994, respectively. No Puerto Rico income tax was due for 1996. During 1996, the Company's deferred tax asset was reduced by $555,000, increasing its current Federal income tax by $513,000, reducing current state income tax by $10,000 and increasing current Puerto Rico income tax by $52,000. The Company has a state net operating loss carryforward at December 31, 1996 of $5.1 million which is available to it to offset state income taxes of certain Centers in which losses have accumulated and a Puerto Rico net operating loss carryforward of $314,000 which is available to it to offset future Puerto Rico income taxes. Since the Company and its subsidiaries file state income tax returns on a separate basis, state net operating loss carryforwards are only available to offset future income in the subsidiaries in which losses have accumulated.

         Overall profitability decreased $720,000, or 41%, from 1995 to 1996, reflecting increased overall costs in excess of gains in net revenues. During 1996, five of the Centers operated at an aggregate net loss of $784,000 while the remaining Centers generated net income of $1.8 million. During 1995, five of the Centers operated at an aggregate net loss of $2 million while the remaining Centers generated aggregate net income of $3.8 million. Overall profitability remained relatively level for 1995 and 1994, reflecting increased overall costs in excess of increased revenue of $13,000. During 1994, two of the Centers operated at an aggregate net loss of $550,000 while the remaining Centers generated net income of $2.3 million.

         During the fourth quarter of 1996, the Company incurred a loss of approximately $1.6 million. The fourth quarter loss resulted principally from
(i) the establishment in the fourth quarter of a reserve for accounts receivable in the amount of approximately $1.2 million, as compared with an average reserve of approximately $375,000 per quarter for the first three quarters of the year as a result of (a) the deterioration of accounts receivable from liability-related services, most of which were generated prior to the Company's acquisition of the Centers in September 1994 and (b) write-offs of accounts receivable from scan brokers which went out of business, (ii) reduced volume in two of the Company's Florida Centers resulting from the change in Florida law, effective October 1, 1996, which prohibited the practice of scan brokers, (iii) a decrease in procedures performed at the Company's Puerto Rico Center for workers' compensation claimants resulting from the failure of the Company to offer upgraded equipment necessary to meet competitive conditions, and (iv) a decrease in referrals from the former partner-physicians of one of the Company's Florida Centers following payment in September 1996 of the balance of the notes due to such former partners from the sale of such Center to the Company in September 1994. Although the Company has taken steps to address the problems that affected the fourth quarter, including an increased marketing effort for the two Florida Centers affected by the reduction in scan volume and the upgrading of equipment in the San Juan Center, no assurance can be given that the factors which affected the fourth quarter of 1996 will not affect the Company in the future.


Liquidity and Capital Resources

         At March 31, 1997, the Company had a working capital deficiency of $5.1 million, compared to a working capital deficiency of $5.0 million at December 31, 1996. The Company's principal working capital consists of cash and cash equivalents. Cash and cash equivalents decreased $141,000 from $1.4 million at December 31, 1996 to $1.5 million at March 31, 1997. During the March 1997 period, the Company's net cash provided by operations was approximately $1.0 million. Sources of funds during the March 1997 period, other than from operations, includes $1.3 million from debt financings. Uses of cash, other than to fund operations, includes $1.7 million for repayment of debt and $795,000 for fixed asset purchases, payments on capital lease obligations and offering costs.

         Current assets, other than cash, consist of accounts receivable, which were approximately $10.2 million at March 31, 1997 and $10.1 million at December 31, 1997. The accounts receivable classified as current includes receivables that are generated by services other than liability-related services together with liability-related receivables which are expected to be collected within one year. The collection period for receivables which are not liability-related receivables of 2.0 months for the March 1997 period and 3.0 months, 2.4 months and 1.9 months for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in the period of time that such receivables are outstanding reflects longer paying cycles by insurance companies, managed care organizations, HMOs, Medicare, Medicaid and workers compensation carriers and other third-party payors. Accounts receivables generated from liability-related services were approximately $1.6 million at March 31, 1997 and $1.8 million at December 31, 1996. Such receivables are classified as long-term since the Company does not expect to collect the receivables within one year. The collection period for liability-related services was 24 months for the March 1997 period and 26.2 months, 4 1.9 months and 30.9 months for the years ended December 31, 1996, 1995 and 1994, respectively. The improvement in collection from liability-related receivables resulted from the implementation in early 1995 of a program for liability-related services pursuant to which the Company requires a letter of protection, in which the referring attorney agrees to pay the Company's bill on behalf of his client out of the proceeds of any settlement or court award, and an assignment of proceeds, which identifies a specific source of payment and sets forth the patient's liability for the payment of the Company's bills regardless of the disposition of the claim.

         As of March 31, 1997, Stephen A. Schulman, M.D., president and chief executive officer of the Company, the other two former stockholder-directors of IMI-Florida and the Schulman Affiliated Entities held Subordinated Notes, which were issued in connection with the acquisition of the Centers, in the aggregate principal amount of $7.1 million, and which are due in various installments through 1999. Certain subsidiaries that issued the Subordinated Notes have not made certain payments of principal or interest due on such notes, as a result of which the holders may have the right to declare a default. Pursuant to its loan agreements with DVI, the Company's senior lender, the Company is prohibited from making payments on such notes until the Company's obligations to DVI have been satisfied. However, because of the failure of the subsidiaries to make the payments on these Subordinated Notes, the principal amount of such Subordinated Notes are treated as current liabilities. In March 1997, the Company entered into the Schulman Agreement, pursuant to which, subject to completion of this Offering, Dr. and Mrs. Schulman will exchange $924,000 principal amount of Subordinated Notes, reduced by the $300,000 loan from the Company to Dr.

Schulman, for shares of Series C Preferred Stock. See "Certain Transactions -- Schulman Agreement." After giving effect to the exchange pursuant to the Schulman Agreement, the aggregate principal amount of Subordinated Notes due to the other former stockholder-directors of IMI-Florida, the wife of one of such persons and the Schulman Affiliated Entities on which payments have not been made is approximately $6.2 million.

         For the years ending December 31, 1996, the Company will file a consolidated Federal income tax return with Consolidated and it anticipates that it will file a consolidated tax return with Consolidated for the year ended December 31, 1997. As a result, the Company will accrue Federal income taxes on its Federal taxable income at the statutory rates for 1997 and 1996. Because of the use of the tax loss and tax loss carryforwards, the amount of the taxes saved is treated as an amount due to Consolidated. However, Consolidated has agreed to forgive the amount due Consolidated for the use of its Federal income tax loss and tax loss carryforward for such years, and the Company's working capital and cash flow are increased by the amount of the net Federal income tax savings. The ability of the Company to take advantage of Consolidated's tax losses and tax loss carryforwards may be adversely affected by the option granted by Consolidated to Mr. Lewis S. Schiller to purchase a 10% interest in SISC. See "Certain Transactions."

         In recent years, medical technology has made significant advancements. Technological advances may be in the form of changes to existing MRI technology as well as the development of new diagnostic methods which could render MRI and other imaging techniques obsolete. In order to address changes in current MRI techniques, the Company will require financing in order to upgrade its MRI equipment and software. The Company continually monitors and evaluates the impact of current and on-going technological developments in the field of medical diagnostics and plans for any required upgrades and capital expenditures. In the event that MRI were to become obsolete, the Company would owe significant obligations on equipment which would not be generating revenue. The Company cannot estimate the amount of capital required to satisfy such obligations if MRI became obsolete, and it has no current plans to respond to the potential obsolescence of MRI, since the Company believes that MRI will not become obsolete in the next several years as MRI applications are continuing to evolve.

         All of the Company's Centers have equipment manufactured by major medical equipment manufacturers. The MRI hardware, which consists primarily of a large magnet that has a useful life in excess of 15 to 20 years and related computer hardware, is the most expensive component in an MRI facility. The related software used with the hardware requires periodic upgrading, but at a much lower cost than the hardware, and, it has been the Company's experience that upgrades are generally financed by the manufacturer. The Company estimates that during 1997 it will spend between $1.5 million and $2.0 million on MRI hardware and software and that over the next several years, the Company may spend $600,000 annually on software upgrades. However, it is possible that technological developments and changes in the markets served by the Company may require the Company to expend significantly more than the amounts currently budgeted. Although the Company will seek to obtain financing from the equipment manufacturers, no assurance can be given that such financing will be available.

         The Company's estimated cash requirements for 1997 are expected to be satisfied from cash flow from operations. During the March 1997 period and the year ended December 31, 1996, the Company generated cash flow from operations of approximately $1.0 million and $6.6 million, respectively. The principal cash requirements for the remainder of 1997, other than for operations, are approximately $5 million in debt service and capital lease obligations, and the Company anticipates that cash flow from operations will be sufficient to meet such debt service requirements. However, any decline in cash flow from operations, including the inability to utilize the benefits of Consolidated's tax loss or tax loss carryforward, could have a material adverse effect upon its ability to meet its debt service requirements.

         The Company's long-term cash requirements are primarily debt service and the purchase or lease of medical equipment. The Company anticipates that it will be able to finance any additional capital equipment purchases from either its existing or other financing sources provided that it can reasonably demonstrate its ability to service any such debt service from operations. The Company does not have any agreements with either its present financing source or any alternative sources with respect to such financing and no assurance can be given as to the availability or terms of any financing. The failure to obtain financing could have a material adverse effect upon the Company. The Company is engaged in discussions with DVI for a $700,000 loan to pay the Subordinated Notes due in September 1997 in connection with the acquisition of the Kansas City and San Juan Centers, although no assurance can be given as to the availability or terms of any such financing. DVI has no affiliation with the Company or any of the Company's affiliates, and its only relationship to the Company is as a lender, in which capacity it received warrants to purchase Class A Common Stock. The Company pays DVI an administrative fee of approximately $84,000 per year.

Impact of Inflation

         The Company is subject to normal inflationary trends. Although the Company seeks to pass on such costs, its ability to do so is affected by applicable healthcare laws, rules and regulations as well as the payment policies of insurers and other third-party payors, and, in recent years, the Company has seen a decrease in the average net collection per procedure for both MRI procedures and multi-modality procedures, although the Company has seen an increase in the average net collections from MRI procedures for 1996.


                                    BUSINESS

General

         The Company owns and operates ten medical diagnostic imaging Centers, of which three are multi-modality Centers and seven are exclusively MRI Centers. One of the MRI Centers is operated by a joint venture in which the Company has a 50% interest. The Company also owns MRI-Net, which operates a referral network through which patients are referred to diagnostic imaging centers, including the Company's Centers.

         Medical diagnostic imaging procedures, such as MRI, are used to diagnose various diseases and physical injuries. The multi-modality Centers use various imaging procedures, such as MRI, CT, mammography, X-ray, ultrasound, fluoroscopy and other technologies while the MRI Centers only offer MRI.


         MRI systems enhance the diagnosis of disease and medical disorders, frequently eliminating the need for exploratory surgery and often reducing the amount and cost of care required to evaluate and treat a patient. Since the introduction of MRI in the early 1980's, the use of MRI has experienced rapid growth due to the technology's ability to provide anatomical images of high contrast and detail. MRI, which does not utilize x-ray or other radiation based technologies, employs high-strength magnetic fields, high frequency radio waves and high-speed computers to process data. In addition, the development of pharmaceutical contrast agents, software advancements and new hardware peripherals continue to expand the clinical applications and throughput efficiency of MRI technology.

         MRI employs high-strength magnetic fields, high frequency radio waves and high-speed computers to obtain clear, multi-planar images of the body's internal tissues without exploratory surgery or biopsy. In addition, MRI is able to obtain multi-planar slices of the body. These images are then displayed on film or on the video screen of an MRI system's console in the form of a multi-planar image of the organ or tissue. This information can be stored on magnetic media for future access, or "printed" on film for interpretation by a physician and retention in the patient's files, enabling healthcare professionals to study the patient's internal conditions in detail. The superiority of MRI image quality compared to other imaging modalities generally makes possible a more accurate diagnosis and often reduces the amount and cost of care needed to evaluate and treat a patient.

         The major components of an MRI system are (i) a large, cylindrical magnet, (ii) radio wave equipment, and (iii) a computer for data storage and image processing. During an MRI study, a patient lies on a table which is then placed into the magnet. Although patients have historically spent 30 to 45 minutes inside the magnet during which time images of multiple planes are acquired, the newest MRI machines allow patients to spend significantly less time inside the magnet. Additional time is required for computer processing of the images.

         Developments in imaging technology are either hardware or software related. Most recent developments have been software upgrades which permit greater resolution and accuracy and greater efficiency of operations. However, there have been improvements in hardware. The Company seeks to offer the most current and accepted technologies, and, in this connection, it seeks to upgrade its equipment with selected software upgrades to the extent financially feasible. The Company also evaluates new hardware and if it determines that the purchase of the equipment will be advantageous to the Company and financing is available on acceptable terms, it may either purchase or lease new equipment. The decision to purchase new MRI equipment is based on the needs of the market and the advantages of such equipment over existing equipment.

         The Company is not engaged in the practice of medicine, and it does not employ any physicians. All professional medical services are performed by radiologists who are independent of the Company and who provide medical services pursuant to agreements with the Company. Payment for the radiologists' professional services is made to the radiologists pursuant to agreements with the radiologists. See "Business -- Agreements with Radiologists."

Acquisition of the Centers

         On September 30, 1994, the Company, through wholly-owned subsidiaries, acquired eight MRI Centers, one multi-modality Center, IMI-Florida, which managed the operations of the Centers, the assets of MD Corp., which provided the services of radiologists to the Centers, and MRI-Net, a corporation that operates a statewide network of MRI centers in Florida. In January 1995, the Company, through another wholly-owned subsidiary, acquired an additional MRI Center, which was affiliated with such Centers. The acquired assets consisted principally of cash, accounts receivable, medical equipment, real property and customer lists.

         The purchase price of the ten Centers, together with certain related companies, was $30.6 million, of which $7.0 million was paid in cash, $20.7 million was paid by the issuance of Subordinated Notes, and $2.9 million was paid through the issuance of shares of Consolidated common stock, exclusive of acquisition costs of $1.3 million. As of March 31, 1997, outstanding Subordinated Notes in the principal amount of $6.9 million were payable to Dr. Schulman, his wife, the other two former stockholder-directors of IMI-Florida and the Schulman Affiliated Entities. See "Certain Transactions."

         In connection with the acquisition of the Centers, the Company borrowed an aggregate of approximately $7.1 million from DVI on a secured, term-loan basis payable over 60 months. Since the completion of the acquisition of the Centers, the Company's subsidiaries borrowed additional money from DVI to pay certain of the Subordinated Notes and to purchase equipment. See "Certain Transactions -- Agreements with DVI."

         In September 1994, contemporaneously with the purchase of nine of the Centers, the Company entered into a five-year employment agreement with Dr. Stephen A. Schulman, who was the president of IMI-Florida and became the president and chief executive officer of the Company. See "Management -- Remuneration."

         At the time of the acquisition, IMI-Florida had an agreement with MD Corp., which was owned by Dr. Schulman and the other two former stockholder-directors of IMI-Florida, pursuant to which MD Corp. provided the services of radiologists at five of the Company's Centers in Florida. This agreement was terminated, and, in December 1994, the Company entered into an agreement with Expert Radiology Network, P.A. ("ERN"), a Florida professional association owned by an independent radiologist, to provide all radiology services for such Centers. The Company continued to engage the same independent radiologists for the Centers in Virginia, Kansas and Puerto Rico as had been engaged by IMI-Florida, although in certain cases, the compensation terms were changed. See "Business -- Agreements with Radiologists."

Outpatient Services and Patient Base

         Each Center is a fixed-site, outpatient facility that is designed, equipped and staffed to provide physicians and healthcare providers with high quality MRI, and, with respect to the multi-modality Centers, other medical diagnostic imaging services that historically were available only at hospitals. The Company schedules patients, performs the scans, prepares all patient billing and is responsible for the collection of all charges. The Company is also responsible for related administrative and record-keeping functions. The Company typically staffs its Centers with technical and administrative support personnel who assist physicians in obtaining MRI and other diagnostic scans. The Centers are designed to offer a pleasant environment where patients are not subjected to the admission complexities and institutional atmosphere of most hospitals.

         Many physicians and other healthcare providers who have a need for MRI and other diagnostic imaging procedures do not have the financial ability or desire to own their own equipment. As a result, such providers use outpatient MRI and multi-modality facilities such as the Centers for the following reasons, among others: (i) ability to receive comprehensive MRI and other medical diagnostic imaging services, including qualified technicians, equipment maintenance, insurance and equipment upgrades; (ii) desire to obtain quick access to MRI and other medical diagnostic imaging services; (iii) lack of sufficient patient volume to justify the capital cost of purchasing an MRI or other medical diagnostic imaging equipment; (iv) desire to use MRI or other medical diagnostic imaging equipment to facilitate caring for their patients;
(v) lack of financial ability to purchase MRI or other medical diagnostic imaging equipment, and/or (vi) inability to obtain required regulatory approval to purchase or operate such equipment.

         In addition, many healthcare providers with sufficient patient utilization and resources to justify in-house MRI and other medical diagnostic imaging equipment ownership prefer to use independent facilities such as the Centers in order to: (i) obtain the use of such equipment without capital investment; (ii) eliminate the need to recruit, train and manage qualified technicians; (iii) retain the flexibility to take advantage of all technological developments; (iv) avoid future uncertainty as to reimbursement policies; (v) provide additional imaging services when patient demand exceeds in-house capacity, and/or (vi) obtain radiologic and other diagnostic and technical services.

         Set forth below is information relating to the Centers.

                                                                                       Date Service
Center                                        Location                                  Commenced
------                                        --------                                 ----------
Pine Island                                   Plantation, Florida                      December 1986
North Miami Beach                             North Miami Beach, Florida               January 1988
Boca Raton(1)                                 Boca Raton, Florida                      November 1988
Physicians Outpatient Diagnostic Center(2)    Ft. Lauderdale, Florida                  November 1985
South Dade(3)                                 Miami, Florida                           December 1989
Oakland                                       Oakland Park, Florida                    January 1990
San Juan(4)                                   San Juan, Puerto Rico                    October 1990
Arlington                                     Arlington, Virginia                      December 1990
Kansas City                                   Overland Park, Kansas                    October 1991
Orlando(5)                                    Orlando, Florida                         September 1992

==================

(1) The Company expanded the Boca Raton Center to a multi-modality Center in July 1996. The Center offers MRI and CT imaging services.

(2) Physicians Outpatient Diagnostic Center ("PODC") has been a multi-modality Center since prior to the Company's acquisition of the Center. It offers CT, mammography, X-ray, ultrasound and other modalities.

(3) The Company converted the South Dade Center to a multi-modality Center and upgraded its MRI equipment in October 1996 at a cost of approximately $2.5 million. As part of the conversion, the Center was moved to larger facilities, its MRI equipment was upgraded, and the Center now offers CT, fluoroscopy and ultrasound services in addition to MRI.

(4)      In September 1996, this Center upgraded its MRI equipment.

(5) The Orlando Center is operated as a joint venture with Kaley Imaging, Inc. ("Kaley"), which is a subsidiary of U.S. Diagnostic, Inc., a non-affiliated party, and is co-managed by the Company and Kaley. The equipment used in this Center has been provided by Kaley, and the Company's equipment is used for backup and overflow.

         The Company may expand other MRI equipment and/or convert other MRI Centers to multi-modality Centers if it determines there is a need to do so.

         In general, each Center has a full-time staff of eight to ten employees, consisting of technicians, file clerks, a marketing representative, a transcriptionist, one or more receptionists and a center administrator. The Centers are open at such hours as are appropriate for the local medical community. Most are open from 7:00 a.m. to 9:00 p.m. each weekday, and many of the Centers offer extended evening and weekend hours. The Company is responsible for patient scheduling and billing the patient (or third party payor) directly. The Company has contracts with independent board-certified radiologists, some of which have sub-specialty training in orthopedic and neuroradiology, to interpret the Company's scans and provide the test results to the referring physician.

         The Company is not engaged in the practice of medicine and does not employ any physicians to provide medical services. The Company's bills include fees for the technical services provided by it and the professional services rendered by the radiologists. The fees charged by the Company are generally determined by agreements with the third party payors. However, where the services are not rendered to a patient covered by a third party payor, the Company sets fees based on the reasonable and customary charges in the area in which the Center is located. The radiologists, who are independent contractors engaged by the Company, are compensated by the Company pursuant to agreements with radiologists. See "Business -- Agreements with Radiologists."

         The Company is a participating medical provider for third party payors, including managed care organizations, HMOs and insurance companies as well as Medicare, Medicaid and workers compensation programs. The services for such organizations are performed generally on a fixed fee basis pursuant to a schedule set by the third-party payor, or, to a lesser extent, pursuant to its standard charges, which, it believes, generally are within the range of usual and customary charges in the area in which the services are rendered. In general, these third party payors pay for such services within a reasonable time after the bill is rendered, and the collection ratio for such services is high. To a lesser extent, the Company performs liability-related services, which are performed for claimants who believe they have a liability claim against a third party. Since early 1995, the Company implemented two policies relating to its liability business which have improved collections from such billings. The Company requires a letter of protection, in which the referring attorney agrees to pay the Company's bill on behalf of the client from the proceeds of any settlement or court award, and an assignment of proceeds, which identifies a specific source of payment and sets forth the patient's liability for the payment of the Company's bills regardless of the disposition of the claim. Most of the Company's write-offs of accounts receivable have related to liability-related receivables. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Company markets its services through open houses, lectures, symposia, direct mail and direct physician marketing. Each Center employs one or more marketing representatives and an administrator and utilizes the services of certain radiologists who interpret the Company's scans and market its services to the local medical community, while the Company's national accounts manager focuses on marketing to managed care providers and third party payors. The Company also utilizes the marketing experience and abilities of Dr. Schulman when required. The Company seeks to use Dr. Schulman's experience, both as a radiologist and the operator of diagnostic imaging centers, to direct the Company's marketing plan and meet the needs of the physicians and the medical community. Dr. Schulman does not receive any additional compensation for such services, which include direct marketing to physicians and medical groups, soliciting new physicians and medical groups, negotiating managed care contracts and agreements with other diagnostic imaging centers for their participation in MRI Net.

         Almost all of the Company's revenue is derived from third-party payors. For the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, the Company derived approximately 84%, 86% and 91%, respectively, of its revenue from non-government payors and approximately 16%, 14% and 9%, respectively, from government sponsored healthcare programs, principally Medicare and Medicaid. The Company's agreements with managed care companies provide for the payment to the Company for each covered procedure based on a specified rate schedule. The Company's revenue and profitability may be materially adversely affected by the current trend in the healthcare industry toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. Continuing budgetary constraints at both the Federal and state level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third-party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitation or other financial risk-shifting payment systems by third-party payors with service providers. Both the Federal government and various states are considering imposing limitations on the amount of funding available for various healthcare services. The Company cannot predict whether or when any such proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals would have on the Company. In addition, rates paid by private third-party payors, including those that provide Medicare supplemental insurance, are generally higher than Medicare payment rates. Changes in the mix of the Company's patients among the non-government payors and government sponsored healthcare programs, and among different types of non-government payors and government sponsored healthcare programs, and among different types of non-government payor sources, could have a material adverse effect on the Company. Further reductions in payments to physicians or other changes in reimbursement for healthcare services could have a material adverse effect on the Company, unless the Company is otherwise able to offset such payment reductions through cost reductions, increased volume, introduction of new procedures or otherwise, as to which no assurance can be given. The Company has consummated and is continuing to negotiate agreements with managed care organizations pursuant to which the Company provides and will provide MRI and other services; however, such agreements typically reflect a reduced level of revenue per scan. The Company's average net collection from MRI procedures decreased in the three months ended March 31, 1997 to $645 from $695 for 1996. Prior to 1996, the net collections per MRI procedure decreased from $763 in 1993, to $726 in 1994 to $639 for 1995. The increase for 1996 reflected an increase in higher paying procedures as well as a reduction in lower-paying procedures, principally in the San Juan Center which was not operational during a portion of the period while the equipment was being upgraded as well as during the period when San Juan was recovering from the effects of Hurricane Hortense. No assurance can be given that the average net collections per MRI Procedure will not decrease in the future. The Company's net collection per multimodality procedure was $87 for the three months ended March 31, 1997, as compared with $81 for 1996 and $95 for 1995, 1994 and 1993.

         The Company does not have any capitation contracts, which are contracts which provide that a health care provider will perform services for a patient base for a fixed monthly fee, which is generally not dependent upon the amount of services actually rendered. As a result, it is possible that such contracts may not generate sufficient cash flow to a health care provider to cover its costs of performing the services. It is possible that the Company may enter into such contracts in the future, and no assurance can be given that any such contracts will be profitable to the Company.

         The Company is highly dependent on referrals from physicians who have no contractual or economic obligation to refer patients to the Company's facilities. Since the acquisition of the Centers, the percentage of revenue from the former physician-partners and other physician-equity owners of the Centers has decreased in terms of both total revenue and number of MRI scans. The percentage of revenue derived from referrals from such physicians was 23% for the three months ended March 31, 1997, 24% in 1996 and 1995 and 32% for 1994. At September 30, 1996, the Company paid the final installment with respect to the Subordinated Notes due to the former partners or owners of all but two of the Centers. The final payments due on the Subordinated Notes issued in connection with the acquisition of the remaining two Centers -- Kansas City and San Juan -- are due in September 1997. One of the factors contributing to the Company's net loss in the fourth quarter of 1996 resulted from the lack of referrals from the former partners of one of such Centers. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

         Commencing in 1995, a portion of the Company's revenue was obtained by physician referrals which were generated by brokers who negotiated a price with the Company for MRI and other scans. To the extent that a third party paid more than the Company charged for such scans, the broker received a portion of such excess. Effective October 1, 1996, this practice became illegal in Florida. Such scans accounted for 11% of the Company's revenue for the nine months ended September 30, 1996 and 9% for 1995. The prohibition of the use of brokered scans at two of the Company's Centers was a significant cause of the Company's loss in the fourth quarter of 1996. Although the Company intends to market its services directly to physicians and health maintenance organizations, there may be a decline in revenue from physicians whose scans were obtained through brokers as a result of the change in the laws.

Agreements with Radiologists

         The Company engages independent radiologists and other specialists to read and interpret the diagnostic imaging scans performed at the Centers. None of such radiologists or other specialists are employed by the Company. The Company's bills include both the technical services provided by the Company and the professional services rendered by the radiologist. The radiologists are paid in accordance with agreements between the Company and such radiologists. The Company has an agreement with one radiologist or radiology firm for each Center.

         In December 1994, the Company entered into a five-year agreement (the "ERN Agreement") with ERN, a Florida professional association owned by Dr. Fred Steinberg, an independent radiologist, pursuant to which ERN was engaged by the Company to provide, on an exclusive basis, all radiology services for five of the Company's Florida Centers through Dr. Steinberg and other radiologists and specialists employed by ERN. ERN receives a fee for its radiology services in an amount equal to a percentage, ranging from 10% to 15%, of net collections received by the Centers, together with an annual consulting fee of $30,000. Upon the consummation of this Offering, ERN has the right to receive a five-year warrant to purchase 100,000 shares of the common stock of Consolidated at an exercise price equal to the market price of such Common Stock on the day preceding the date of exercise. The Company has been informed that ERN currently employs five radiologists and other specialists to perform such radiology services on its behalf.

         Prior to December 1996, ERN also provided radiology services to another of the Company's Florida Centers on an exclusive basis pursuant to an oral agreement. On February 1, 1997, the Company entered into an agreement with Premier Radiology Associates, a joint venture entity owned by two independent radiologists, pursuant to which such entity has been engaged by the Company to provide, on an exclusive basis, all radiology services for such Center for a term of five years. The Company is paying such entity for such services a fee equal to 16.5% of the net collections from such Center, plus $12,000 per year to be utilized by such radiologists to defray the cost of malpractice insurance and continuing medical education. Prior to December 1996, ERN also provided radiology services to the Orlando, Florida Center, which is operated by a joint venture in which the Company has a 50% interest, pursuant to an agreement with the joint venture. The agreement was terminated, and radiology services at such Center are performed by an independent radiologist, who receives a fee in an amount equal to a percentage, ranging from 13% to 17%, of the net collections of the Center.

         In October 1990, the Company entered into a Facilities Use Agreement with an independent radiologist in Puerto Rico pursuant to which such radiologist performs all radiology services at the Center in Puerto Rico during the term of such agreement for which the radiologist receives an annual fee ranging from 10% to 15% of the net collections of the Center, subject to increase with respect to net collections of the Center in excess of $2,000,000. In September 1994, in connection with the Company's acquisition of this Center, the agreement was amended and Consolidated issued 125,000 shares of its common stock to such radiologist. The agreement provides for the Company's subsidiary which owns the Center to pay the radiologist $500,000 as liquidated damages if it terminates the agreement without cause.

         The Company has also entered into agreements with independent radiologists with respect to the Centers in Virginia and Kansas. The radiologist engaged by the Virginia Center receives an annual fee of $275,000 plus 15% of the Center's net collections in excess of $2.4 million. The radiologist engaged by the Kansas Center receives a fee for each study performed of $75 for the first 275 scans read each year, $100 for the next 75 scans read and $150 for scans read in excess of 350.

         Recently, two disputes have arisen between ERN and the Company. ERN has claimed that the Company did not pay ERN the fees due it pursuant to the ERN Agreement, and the Company has claimed that the Company made payments to ERN which were in excess of the amounts due to ERN pursuant to such agreement. In addition, the Company and ERN disagree upon the amount of fees due to ERN subsequent to December 5, 1996 in connection with the engagement by ERN by the Florida Center with which ERN had an oral agreement. Although the Company believes that the amounts claimed to be due to the Company from

ERN substantially exceed the amount claimed by ERN to be due to it, no assurance can be given that the disputes will not be resolved, either through negotiations or a judicial proceeding, in a manner which will result in a significant payment by the Company to ERN.

         Certain of the radiologists engaged by the Company, including Dr. Steinberg and other radiologists employed by ERN, have been granted options to purchase the Company's Class A Common Stock.

MRI-Net

         The Company, through MRI-Net, a wholly-owned subsidiary of the Company, operates a referral network through which patients are referred to approximately 100 diagnostic imaging centers throughout the state of Florida, including the Company's Florida Centers, and approximately 200 diagnostic imaging centers in 28 other states, principally California, New Jersey and Maryland. The Company markets MRI-Net to insurance companies, managed care organizations and self-insured employer groups by making available to them at contract rates a range of imaging services at centers located throughout the state. Pursuant to contracts with the third-party payors, the participating centers provide diagnostic imaging services to persons who are covered by the contracting third-party payors. The Company's Centers are part of such network. During the three months ended March 31, 1997 and the year ended December 31, 1996, the centers participating in the network, including the Florida Centers, serviced an average of approximately 750 and 650 patients per month, respectively. These patients were referred to the centers through MRI-Net from approximately 200 different third-party payors throughout the United States. The Company receives a fee of at least $60 from the center performing the services for each patient which is referred to it by MRI-Net. Revenue from MRI-Net for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995 constituted less than 2% of the Company's total revenues for each of such periods.


Government Regulation - Reimbursement

         The healthcare industry is highly regulated and is undergoing significant change as third-party payors, such as Medicare, Medicaid, Blue Cross/Blue Shield plans and other insurers increase efforts to control the cost, utilization and delivery of healthcare services. Legislation has been proposed or enacted at both the Federal and state levels to regulate healthcare delivery in general and imaging services in particular. In addition, several states, including those in which the Company operates, have imposed limits on the reimbursement rates of Medicaid and Workers Compensation programs for imaging services. These and similar limits may reduce the income generated by the Company's operations.

         In general, Medicare reimburses radiology imaging services under a physician fee schedule which covers services provided not only in a physician's office, but also in freestanding imaging centers. The Company believes that reductions in reimbursement rates for Medicare services may be implemented from time to time, which may lead to reductions in reimbursement rates of other third-party payors. Congress and the Department of Health and Human Services ("HHS") have taken various actions over the years to reduce reimbursement rates for radiology services and proposals to reduce rates further are anticipated. The Company is unable to predict which, if any, proposals will be adopted. Any reductions in Medicare reimbursement for radiology services could have a material adverse effect on the Company. In addition, the Company cannot predict the effect healthcare reforms and efforts to control costs may have on its business, and there can be no assurance that such reforms or efforts will not have a material adverse effect on the Company's operations.

         With respect to diagnostic testing, the "purchased services" limitation prohibits physicians from billing Medicare, a marked-up amount for diagnostic testing services where the technical component of such services is purchased from outside vendors. In order to avoid this restriction, the physician must own or lease the equipment and employ the technician. This payment limitation has resulted in fewer physicians' billing Medicare for radiology and other diagnostic services and a reduction in facility discounts to physicians.

Government Regulation - General

         The Company's business is subject to extensive Federal and state regulation. Such regulations cover, among other things, certain reporting requirements, limitations on ownership and other financial relationships between a provider and its referral sources, approval by the Food and Drug Administration (the "FDA") of the safety and efficacy of pharmaceuticals and medical devices, the confidentiality of medical records, antitrust laws and environmental regulation regarding the use of various substances, including radioisotopes, and the disposal of medical waste. In addition, the requirements that the Company must satisfy to conduct its businesses vary from state to state and many of the state requirements overlap with the Federal requirements. The Company believes that its operations comply with applicable Federal and state regulations in all material respects. However, changes in the law or new interpretations of existing laws can have a material effect on permissible activities of the Company, the relative costs associated with doing business, and the amount of reimbursement for the Company's products and services paid by government and other third-party payors.

         The Company believes that in the near future, all outpatient medical diagnostic imaging centers will be required to be accredited by certain accreditation entities. In anticipation of these requirements, the Company is currently in the process of having all of the Centers accredited by an accreditation organization, the requirements of which the Company believes will satisfy any anticipated future requirements that may be imposed. There can be no assurance, however, that any such accreditation requirements will be imposed or, if imposed, what the scope of such requirements will be or whether the Company will obtain any necessary accreditation.

         Mammography

         Centers performing mammography services (including screening mammography) must meet Federal, and in some jurisdictions, state standards for quality as well as certification requirements. Under interim regulations issued by the FDA, all mammography facilities are required to be accredited, to undergo an annual mammography facility physics survey, to be inspected annually and pay an annual inspection fee, to meet qualification standards for physicians, mammography technologists and medical physicists who interpret mammograms, to meet certification requirements for adequacy, training and experience of personnel, to meet quality standards for equipment and practices, and to meet various requirements governing record keeping of patient files. In addition, the FDA has proposed regulations governing standards for mammography X-ray equipment, medical physicists standards and minimum quality standards for mammography facilities including personnel standards and quality control. Sanctions for violating the Mammography Quality Standards Act of 1992 ("MQSA") are varied, ranging from civil monetary penalties, suspension or revocation of certificates and injunctive relief. Moreover, the MQSA requires conformity with these standards to obtain payment for Medicare services. Although the one Center that offers mammography is currently accredited by the Mammography Accreditation Program of the American College of Radiology, and the Company anticipates continuing to meet the requirements for accreditation for such Center as well as any Centers which may offer mammography in the future, the withdrawal or delay of such accreditation could result in the revocation of certification, if the FDA so determines.

         Permits and Licensure

         Certain of the Company's facilities require state licensure and are also subject to Federal and other state laws and regulations governing imaging facilities and the staff hired by the Company, such as technicians, to provide services. The Company believes that it is in compliance with applicable licensure requirements. The Company further believes that diagnostic testing will continue to be subject to intense regulation at the Federal and state levels and cannot predict the scope and effect thereof.

         Anti-kickback Laws

         The Company is also subject to Federal and state laws prohibiting direct or indirect payments for patient referrals and regulating reimbursement procedures and practices under Medicare, Medicaid and state programs as well as in relation to private payors.

         The Anti-kickback Statute prohibits the offer, payment, solicitation or receipt of any remuneration in return for the referral or arranging for the referral of items or services paid for in whole or in part under the Medicare and Medicaid programs (the "Anti-kickback Statute"). To date, courts have interpreted the Anti-kickback Statute to apply to a broad range of financial relationships between providers and referral sources, such as physicians and other practitioners. Violations of the statute's provisions may result in civil and criminal penalties, including fines of up to $25,000 and exclusion from participation in Medicare and state healthcare programs such as Medicaid and imprisonment for up to five years.

         Since July 1991, the U.S. Department of Health and Human Services has adopted regulations creating "safe harbors" from Federal criminal and civil penalties under the Anti-kickback Statute by exempting certain types of ownership interests and other financial arrangements that do not appear to pose a threat of Medicare and Medicaid program abuse. Although additional safe harbors have also been proposed, none of the Company's current activities fit within an applicable safe harbor that has either been enacted or proposed. Transactions covered by the Anti-kickback Statute that do not conform to an applicable safe harbor are not necessarily in violation of the Anti-kickback Statute, but the practice may be subject to increased regulatory scrutiny and possible prosecution. Several courts have rendered decisions interpreting the statute. In May 1996, the District Court of Appeal of Florida, Fourth District, held that an arrangement in which a company marketed the services of a durable medical equipment business to potential clients and received a percentage of the sales it generated was in violation of the Anti-kickback Statute. The Company believes that MRI-Net's operations are different from those in the aforementioned case because MRI-Net contracts solely with third-party payors to provide MRI coverage throughout the state. In the Fourth District case, the services were marketed to providers and patients and not to payors. However, a court could reach a contrary conclusion. The restrictions of the Anti-kickback Statute may limit the ability of the Company to enter into joint venture or service agreements with physicians, may restrict its dealings with any physician from whom it has purchased an interest in a facility and could, if interpreted broadly, preclude MRI-Net from being paid for its services. Although the Company believes that it is in compliance with the Anti-kickback Statute, there is no assurance that it will not be found to have engaged in prohibited activities.

         Significant prohibitions against physician referrals were enacted by Congress in the Omnibus Budget Reconciliation Act of 1993. These prohibitions, commonly known as "Stark II," amended the prior physician self-referral ban known as "Stark I," by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Since January 1, 1995, Stark II has prohibited, subject to certain exemptions, a physician or a member of his immediate family from referring Medicare patients to an entity providing "designated health services" (including, among other things, radiological imaging services, which are the services provided by the Company), in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. Under Stark II, physicians are prohibited from making Medicare referrals to an entity in which they have certain financial relationships, including relationships arising from the purchase or sale of assets. This prohibition does not apply to non-Medicare referrals during the period that payments are being made to the former partners or owners of the Centers, and once all payments have been made, the physicians are not deemed to have a financial relationship with the Company or the Centers, and may make Medicare referrals to the Centers. The Company has been advised by its healthcare counsel that there are no regulations, administrative pronouncements or judicial cases interpreting Stark II. While the Company believes that it is in compliance with the Stark legislation, the statute is broad and ambiguous, and interpretive regulations have not been issued. Future regulations could require the Company to modify the form of its relationships with physicians under Stark II. Submission of a claim that a provider knows or should know is for services for which payment is prohibited under Stark II could result in refunds of any amounts billed, civil monetary penalties of not more than $15,000 for each such service billed (and $100,000 for participation in a "circumvention scheme") and possible exclusion from the Medicare and Medicaid programs.

         There are also Federal (and state) civil and criminal statutes imposing substantial penalties, including civil fines and/or imprisonment, on health care providers that fraudulently or wrongfully bill governmental or third-party payors for health care services. The Federal law prohibiting false billings allows a private person to bring a civil action in the name of the U.S. government for violations of its provisions. The potential liability under the Federal False Claims Act can include treble damages plus a fine of $10,000 per claim. Courts are currently divided as to whether an Anti-kickback Statute or a Stark II violation may also be a predicate for false claims liability.

         On August 21, 1996, the Health Insurance Portability and Accountability Act of 1996 (the "1996 Health Act") was signed into law. Title II of the 1996 Health Act contains significant provisions relating to healthcare fraud and abuse. The 1996 Health Act codifies the long-standing implicit exception in anti-kickback liability for managed care discounts, if the provider, via the arrangement, is at "substantial financial risk." In addition, Federal criminal law was revised to create a new class of criminal healthcare offenses, standards for liability were clarified and new initiatives were launched to coordinate efforts at the Federal and state levels to control fraud and abuse. The 1996 Health Act also increased the penalties under the Federal False Claims Act and permits the government to reward sources who provide information that results in a recovery by the government. In addition, the Health Act requires HHS to issue advisory opinions upon request regarding the application of the Anti-kickback Statute. The Company has not requested an advisory opinion and has no plans to do so.

Antitrust

         Federal and state antitrust laws and regulations may effect the operation of MRI-Net, which is a referral network through which patients are referred to diagnostic imaging centers. See "Business -- MRI-Net." Because the centers to which patients are referred are operated by independent entities, they may be deemed competitors and, therefore, subject to a range of Federal and state antitrust laws and regulations which prohibit anti-competitive conduct, including price fixing, division of the market and product tying. Violations of Federal and state antitrust laws can result in substantial penalties and restrictions on MRI-Net's business activities. Although the Company believes that MRI-Net's activities do not violate the Federal or state anti-trust laws, no assurance can be given that a court or regulatory agency will not make a contrary determination, which could have a material adverse effect upon the Company.

State Government Regulation

         Many states, including the states in which the Company operates, have adopted statutes and regulations prohibiting payments for patient referrals and other types of financial arrangements with healthcare providers, which, while similar in certain respects to the Federal legislation, vary from state to state. Sanctions for violation of these state restrictions may include loss of licensure and civil and criminal penalties. Certain states have also begun requiring healthcare practitioners to disclose to patients any financial relationship with a provider, including advising patients of the availability of alternative providers.

         In addition, the laws of many states prohibit business corporations such as the Company from practicing medicine, employing physicians to practice medicine or sharing fees with physicians. The Company provides only non-professional services by providing non-medical (i.e., technical and administrative services), does not exercise control over the practice of medicine by physicians and does not employ any physicians for the purpose of providing medical services. All physicians engaged by the Company are independent contractors. The Company may not dictate the manner in which a physician interprets a radiological examination or counsels patients. However, these laws generally have been subjected to limited judicial or regulatory interpretation, and therefore, there is no assurance that some of the Company's activities might be found not to be in compliance. If such a claim were successfully asserted against it, the Company could be subject to civil and criminal penalties, and could be required to restructure its contractual relationships. In addition, certain provisions of its contracts, including non-competition covenants by the contracting professionals, could be ruled unenforceable. Such results or the inability to successfully restructure contractual arrangements could have a material adverse effect on the Company's operations.

         Many states limit the extent to which providers can engage in risk contracting, which involves the assumption of a financial risk with respect to providing services to a patient. In some states, only certain entities, such as insurance companies, HMOs or independent practice associations are permitted to contract for the financial risk of patient care. In such states, risk contracting in certain cases has been deemed to be engaging in the business of insurance. The Company believes that it is not in violation of any restrictions on risk bearing or engaging in the business of insurance under applicable state laws. If the Company is found to be unlawfully engaging in the business of insurance, such a finding could result in civil or criminal penalties or require a restructuring of the Company's operations that could have a material adverse impact on the Company's operations.

         MRI-Net has recently expanded its referral network into 29 states other than Florida. MRI-Net markets its services to insurance companies, managed care organizations and self-insured employer groups and not to patients. The Company does not believe that the marketing by MRI-Net or the provision of services by MRI-Net violate the laws of the states in which it operates. However, no assurance can be given that the laws of any such states will not be interpreted in a way which would prohibit or restrict MRI-Net's activities in such states or that its ongoing operations will not result in penalties or other sanctions against the Company.

         Florida

         In April 1992, the State of Florida adopted the Patient Self-Referral Act of 1992 which prohibits referrals for certain designated health services by a healthcare provider to a facility (including a diagnostic imaging center), in which such provider has an ownership interest. In addition, legislation which prohibits patient brokering became effective on October 1, 1996. The anti-brokering law makes it unlawful for any person, including any healthcare provider or healthcare facility (including a diagnostic imaging center) to: (a) offer or pay any commission, bonus, rebate, kickback or bribe, or engage in any split fee arrangement, in any form whatsoever, to induce the referral of patients or patronage from a healthcare provider or healthcare facility or (b) solicit or receive any commission, bonus, rebate, kickback or bribe, or engage in any split fee arrangement, in any form whatsoever, in return for referring patients or patronage to a healthcare provider or healthcare facility. Violations of the law may be punishable by fines and imprisonment. There is an exception in the 1996 anti-brokering statute related to payments to or by a health care network entity that has contracted with a health insurer, a health care purchasing group, or the Medicare or Medicaid program to provide health goods or services under a health benefit plan when such payments are for goods or services under the plan. The Company believes that MRI-Net is a health care network entity that falls within the statutory exception. However, there has been no regulatory or judicial interpretation of the statute clearly applying the exception to network structures and activities like those of MRI-Net, as a result of which it is not certain that this exception would apply to MRI-Net's activities. If MRI-Net's activities are found not to be in compliance with the statute, it would be subject to fines, imprisonment, and/or a need to restructure its business. The Company has in the past used the services of "patient brokers," but discontinued such practice when the anti-brokering statute became effective. The Company believes that its current procedures comply with Florida laws regarding referrals and patient brokering.

         MRI-Net may be subject to the provisions of a Florida law which became effective July 1, 1997 and requires a fiscal intermediary services organization to maintain a fidelity bond of at least $10 million. It is not clear whether MRI-Net is a fiscal intermediary service organization within the meaning of the new law. Pending any determination that the Company is not required to obtain such a bond, the Company intends to obtain such a bond for MRI-Net. Although the Company has sought to obtain the bond, the Company believes that, because the law was recently enacted, such bonds are not currently being offered. The Company does not believe, based on the cost of general fidelity bonds, that once such bonds are offered, the cost will be significant.

         Florida does not prohibit the employment of physicians by a business corporation to provide medical services. The Company does not employ any physicians, and it believes that it is in compliance with Florida law and regulations relating to the engagement of physicians. Although the Company is unaware of any anticipated changes in the law or regulations relating to the engagement or employment of physicians, it is possible that future changes in the law may prohibit the Company's arrangements with physicians, which may have a material adverse effect upon the Company. Florida does not directly prohibit a health care provider from taking the financial risk of providing health care services, and there are no laws or regulations that prohibit health care providers from entering into capitation agreements; however, a health care provider may not deny or limit health care to a covered person in the event that the funds available from the capitation payments have been exhausted. Florida does not presently require either a CON or state registration for the operation of a diagnostic imaging facility or the use of MRI equipment.

         Kansas

         The State of Kansas prohibits the practice of medicine by non-physicians and the rebate or division of fees between physicians and non-physicians. The Company believes that its operations comply with such laws. Currently, the employees of the Kansas Center provide only technical services relating to the MRI scans. Professional medical services, such as the reading of the MRI studies and related diagnosis, are separately provided by licensed physicians pursuant to bona fide independent contractor agreements. There can be no assurance, however, that state authorities will not determine that these relationships constitute the unauthorized practice of medicine by the Company. Such determinations could have a materially adverse effect upon the Company and would prohibit the Kansas Center from continuing its current procedures for conducting business. In addition, Kansas has recently adopted laws similar to the Federal anti-kickback statutes, which prohibit the giving or receiving of remunerations in exchange for the referral of patients for services for which payment is made by Kansas Medicaid. However, no Medicaid referrals are accepted by the Kansas Center from persons who receive any remuneration of any kind from the Kansas Center, and thus the Company believes it is in compliance with such laws.

         In Kansas, based on interpretations published by the Commissioner of Insurance, a health care provider may enter into a capitation or other risk contract with a regulated entity, such as an insurance company or an HMO, to provide discounted services; however, a health care provider may be deemed to be engaged in the unlawful business of insurance if it enters into such an agreement with a self-insured employer or other non-regulated entity.

         Kansas does not presently require either a CON or state registration for the operation of a diagnostic imaging facility or the use of MRI equipment. However, ionizing radiation devices, such as X-ray equipment, must be registered with the Kansas Department of Health. The Company does not own or operate ionizing radiation devices; however, in the event that the Company performs services in Kansas that use such devices, the Company does not believe that it will have difficulty obtaining the necessary registration.

         Puerto Rico

         The Health Facilities Act of Puerto Rico and the Health Facilities Regulations promulgated thereunder set forth the provisions which regulate the establishment and operation of health facilities in the Commonwealth of Puerto Rico, including among others, diagnostic and treatment centers. No person may operate or maintain a Health Facility in Puerto Rico without a license granted pursuant to the provisions of the Health Facilities Act and the Health Facilities Regulations. A license granted under the Health Facilities Act and the Health Facilities Regulations is valid for two years unless otherwise revoked or suspended before said term.

         However, the Office of Regulation and Accreditation of the Health Department of Puerto Rico currently applies the provisions of the Health Facilities Act and the Health Facilities Regulations to MRI facilities which operate in conjunction with, or as part of hospitals. Independent MRI facilities, such as the one operated by the Company, are not presently regulated under the Health Facilities Act or Health Facilities Regulations.

         MRI facilities in Puerto Rico are subject to certificate of need and convenience ("CON") laws, which currently may serve to limit the competition for the Company because of the added time and expense of establishing and operating competing facilities.

No major new health facilities, including MRI facilities can be established without obtaining a CON granted by the Secretary of Health.

         In addition, any professional clinical personnel providing services at the Company's MRI facility must satisfy local license requirements.

         The laws and regulations in this area may be subject to material change. Consequently, there can be no assurance that the Company will be in a position to comply with future laws and regulations. Moreover, the cost associated with compliance, including the cost of any additional personnel or contracting with other qualified organizations to provide certain services, may have a detrimental effect on the profitability of the Company's operations in Puerto Rico. Further, even if the Company currently possesses all the licenses and permits necessary to operate in Puerto Rico, there can be no assurance that the Company will be able to renew all such licenses and permits.

         As of the date of this Prospectus, the Commonwealth of Puerto Rico has not enacted any laws or regulations prohibiting physicians from referring patients to MRI facilities in which they have an ownership or financial interest, nor has it enacted any statutes which deem the acceptance of financial risks for patient care by an entity operating in Puerto Rico as engaging in the insurance business.

         Virginia

         Under the Virginia Practitioner Self-Referral Act (the "Virginia Anti-Referral Law"), unless the practitioner directly provides health services within the entity and will be personally involved with the provision of care to the referred patient, a practitioner may not refer a patient for health services to any entity outside the practitioner's office or group practice if the practitioner or any of the practitioner's immediate family members is an investor in such entity. An "investor" is one directly or indirectly possessing a legal or beneficial ownership interest, including an investment interest, which is defined as the ownership or holding of an equity or debt security. Currently, no physician in a position to refer patients to the Virginia Center, nor any of their immediate family members, is an "investor," as defined in the Virginia Anti-Referral Law, in the Company or in the entity which owns the Virginia Center.

         A referring physician or an immediate family member of a referring physician who purchases Units in this Offering or otherwise purchases the Company's securities in the public market, may be deemed an "investor" as defined in the Virginia Anti-Referral Law, in that he or she would have an indirect ownership interest in the entity which owns the Virginia Center, because such entity is a wholly-owned subsidiary of the Company. Three possible exceptions to the prohibition exist for such investors. The first exception permits a practitioner to refer to an entity which is publicly traded and which meets certain conditions. Even though the practitioner may be deemed an "investor" in the entity which owns the Virginia Center, it is unclear whether the exception applies, because the publicly traded entity is the Company, which is the parent of the owner of the Virginia Center, not the owner of the Virginia Center itself. Assuming that the exception could apply, the Company, in any event, would be unlikely to meet all of the conditions set forth in the exception; consequently, this exception would not be available.

         The second exception permits the Virginia Board of Health Professions (the "Board of Health Professions") to grant an exception if it finds that there is a demonstrated need in the community for the entity, and several other conditions are met. Once again, there is an issue of whether the exception applies because the entity in which the investment is made is the Company, not the owner of the Virginia Center. Assuming the exception could apply, it is possible for the Company to meet the conditions set forth in this exception. It is unclear, however, whether the Board of Health Professions would determine that there is a demonstrated need for the Virginia Center in the community. If such determination were made by the Board of Health Professions, assuming that the other conditions are met, this exception could be available to a physician who purchases, or whose immediate family member purchases, Units, Common Stock or Warrants in this Offering or otherwise purchases such securities in the public market. Under the regulations adopted pursuant to the Virginia Anti-Referral Law, any such exception granted by the Board of Health Professions would be valid only for five years, but would be renewable. The Company has not yet determined whether to seek qualification under the foregoing exception.

         A third, more limited, exception applies if the practitioner refers a patient who is a member of a health maintenance organization to an entity in which the practitioner is an investor, if the referral is made pursuant to a contract with the health maintenance organization.

         Although the practitioner, and not the entity to which the referral is made, is the focus of the Virginia Anti-Referral Law, the law also provides that once a determination of a violation has been made by the Board of Health Professions, any entity, other than the practitioner, that presents or causes to be presented a bill for services that the entity knows or has reason to know is prohibited shall be subject to a penalty of $20,000 per referral or bill.

         In addition to the anti-referral law described above, Virginia law contains a prohibition, similar to the Federal Anti-kickback Statute, that applies with respect to referrals of Medicaid patients.

         Virginia law requires a certificate of public need before a "project" can be commenced. A project includes the establishment of an MRI center. Certificates are not transferrable; however, Virginia regulations require notification of a proposed acquisition of a medical care facility, including an MRI center, if the cost is $600,000 or more. If the Department of Health finds a reviewable clinical health service is to be added as a result of a proposed acquisition, it could require the proposed new owner to obtain a certificate prior to the acquisition. Virginia does not require licensure of an MRI center.

         As of the date of this Prospectus, Virginia does not restrict a health care provider from accepting the financial risk from patient care as long as the agreement is with a licensed insurer or HMO.

         The Company continues to review all aspects of its operations and believes that it complies in all material respects with the applicable provisions of the Anti-kickback Statute, Stark II and applicable state laws, although because of the broad and sometimes vague nature of these laws and regulations, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these laws or regulations. The Company intends to monitor developments under Federal and state fraud and abuse laws, including Stark II. At this time, the Company cannot anticipate what impact, if any, subsequent administrative or judicial interpretation of these laws may have on the Company's business, financial condition, cash flow or results of operations. Further, the laws and regulations in this area are subject to material change. Consequently, there can be no assurance that the Company will be in a position to comply with future laws and regulations in this area. Moreover, the cost associated with compliance, including the cost of any additional personnel or contracting with other qualified organizations to provide certain services, may have a material adverse effect on the Company.

Insurance

         The Company or its subsidiaries are defendants in legal actions arising out of the performance of its imaging services. Damages assessed in connection with, and the cost of defending, any such actions could be substantial. The Company has obtained and currently maintains liability insurance which it believes is adequate for its present operations. There can be no assurance that the Company will be able to continue or, if necessary, increase such coverage or to do so at an acceptable cost, or that the Company will have other resources sufficient to satisfy any liability or litigation expense that may result from any uninsured or underinsured claims. The Company also requires all of its radiologists to maintain malpractice and other liability coverage.

Potential Acquisitions

         The Company was organized to acquire and operate the Centers which, prior to the acquisition, had been managed by IMI-Florida. The Company may, in the future, seek to purchase additional medical diagnostic imaging centers, including MRI and multi-modality centers. However, the Company has no agreements or understandings and is not engaged in negotiations with respect to the acquisition of any such additional centers. No assurance can be given that it can or will be able to acquire any additional centers on reasonable terms or that any centers which it may acquire will operate profitably.

         Medical diagnostic imaging centers may be acquired from (i) radiologists who own and operate such centers (ii) physicians who may be required by law to divest themselves of such centers, and (iii) owners, including investment partnerships and limited liability companies formed to operate such centers, that are seeking to leave the imaging business. The Company may also enter into joint ventures with hospitals or other entities which desire access to medical diagnostic imaging technologies but lack the financial or management resources to establish a separate imaging center.

         In evaluating the desirability of acquiring any such centers, the Company will consider a number of factors, including the net income and cash flow of the center, third-party reimbursement patterns, the condition and age of the medical diagnostic imaging equipment, the relationships with managed care organizations and physicians and hospitals in the area, competition, the demography of the region, the reputation of the center, the nature of the revenue base and available financing. No assurance can be given as to the availability or terms of any financing, and, if sufficient financing for such purpose is not available, a portion of the net proceeds of this Offering may be used for such acquisitions. See "Use of Proceeds."

Legal Proceedings

         In May 1996, the Company commenced an arbitration proceeding before the American Arbitration Association in Los Angeles, California against Radman, Inc. ("Radman"), a manufacturer of teleradiology systems and equipment, entitled International Magnetic Imaging, Inc. v. Radman, Inc., alleging fraud and breach of contract and seeking rescission of a purchase agreement between the Company and Radman for a teleradiology system as well as an award of money damages in an amount not less than $485,000, together with interest, attorneys' fees and costs. Radman has asserted certain counterclaims against the Company in such proceeding seeking an award of money damages in the sum of at least $236,000, together with interest, exemplary and punitive damages, reasonable attorneys' fees and other costs of the action. This matter is presently pending. The Company believes that it has meritorious defenses to Radman's counterclaims. The action is in the discovery stage.

         In December 1994, the Company placed a purchase order with Advanced NMR Systems, Inc. ("ANMR"), for Instascan MRI equipment upgrade systems for an aggregate of $1.5 million. Three of the systems have been installed at the Centers and the remaining two have not yet been installed at the Company's facilities. By letter dated February 25, 1996, the Company notified ANMR that it was terminating and rescinding the purchase agreements for such equipment as well as certain other related agreements between the parties and seeking the return of the approximately $723,000 previously paid to ANMR as well as money damages as a result of certain material deficiencies in such equipment. By letter dated March 22, 1996, ANMR's counsel denied such claimed deficiencies, disputed the Company's right to terminate such agreements and claimed that the Company is in breach thereof for, among other things, failing to pay the approximately $752,000 balance of the purchase price for such equipment. ANMR also threatened to commence an action against the Company to assert its rights under such agreements. In October 1996, the Company commenced a state court action against ANMR in Florida.

         In January 1996, Drs. Ashley Kaye and James Sternberg, two of the former stockholder-directors of IMI-Florida, and Dr. Sternberg's wife, threatened to commence an action against two subsidiaries of the Company, Consolidated and Mr. Lewis S. Schiller, chairman of the board of Consolidated and the Company, for alleged violations of securities and common law in connection with the execution in 1994 of an asset purchase agreement between MD Corp. and a subsidiary of the Company and non-payment of the $3,375,000 Subordinated Notes of two subsidiaries of the Company issued to MD Corp. in connection therewith. Although the Company reflects the principal and interest on such Subordinated Notes as liabilities on its consolidated balance sheet and no notice of default has been given, no assurance can be given that an adverse decision in any action based on such claims will not have a material adverse effect upon the Company.

         Vanguard, on its own behalf or on behalf of other persons who may be affiliated with Vanguard, based on a purported agreement relating to the introduction of Consolidated and the Company to IMI-Florida and assistance in the negotiation of the acquisition of the Centers, has asserted a claim against the Company and/or SISC that it has the right, among other things, to a 10% interest in the Common Stock of the Company at or about the date of the acquisition for no cash consideration. In addition, Vanguard has claimed that it is entitled to a $200,000 fee due at the time of the acquisition of the Centers, consulting fees of $240,000 per year for five years, reimbursement of nonaccountable expenses and a 5% interest in any future medical acquisition by the Company. No assurance can be given that any litigation which may ensue would not seek damages exceeding the claim described above and, if decided unfavorably to the Company, would not have a material adverse affect on the Company. If Vanguard commences an action against the Company and prevails, it would have a material adverse effect upon the Company, and, furthermore, if it prevails with respect to its claim for Common Stock, the issuance of such Common Stock could result in a non-cash charge to earnings for the value of such Common Stock, dilution to the stockholders, including the stockholders who purchased stock in this Offering, and a reduction in the net tangible book value per share. In addition, the Company may not be able to use Consolidated's net loss or tax loss carryforward to reduce its tax liability if a sufficient number of shares of Common Stock were issued to Vanguard.

         In June 1997, the Company received a letter from the attorney for a former employee of one of the Centers claiming that conduct which occurred in June to August 1994, prior to the Company's acquisition of the Center, by a radiologist engaged by MD Corp., which provided radiology services to the Center during such period, constituted, among other things, assault, battery and sexual harassment. The radiologist is presently a principal in the radiology company that provides radiology services to such Center. The letter seeks damages of $245,000. No assurance can be given that an action will not be commenced against the Company and that, if an action is commenced, the Company will not incur any liability in connection therewith.

         The Company has also received a report with respect to the conduct of an independent contractor who regularly performs professional services for another of its Centers, which conduct may be considered sexual harassment. The Company believes that its policies and procedures with respect to the behavior of employees and others who regularly perform services at its Centers are in compliance with applicable Federal and state laws concerning sexual harassment. The Company is investigating the reported incidents and has not, as of the date of this Prospectus, made a determination as to what action, if any, should be taken. No assurance can be given that, if the reported incidents result in an action against the Company and the claimant prevails, there will not be a material adverse effect upon the Company.

         See "Business --Agreements with Radiologists" in connection with certain disputes between the Company and ERN relating to fees due ERN for radiology services.

         The Company or its subsidiaries are defendants in routine litigation arising from the operation of the Centers, which are covered by insurance. See "Business -- Insurance."


Competition

         The health care industry, including the market for medical diagnostic imaging services in general and MRI services in particular is highly fragmented. Such services are performed by both hospitals and imaging centers, such as the Centers, which are not affiliated with any hospital. Competition varies by market and is generally greater in larger metropolitan areas where there are likely to be more facilities and more managed care organizations putting pricing pressure on the market. The Company competes with both hospitals and independent medical diagnostic imaging centers. Furthermore, to the extent that another center offers imaging services in addition to MRI, the Company may be in a competitive disadvantage in marketing to managed care organizations, physicians and patients. To a lesser extent, the Company competes with mobile MRI service providers. Because of the cost of equipping and staffing an MRI or multi-modality center, MRI and other medical diagnostic imaging modalities are rarely offered by a sole practitioner or by a small group practice or by a large group practice that does not have a substantial demand for such services. Competition often focuses on physician referrals at the local market level as well as participation in managed care organizations. Successful competition for referrals is a result of many factors, including participation in health care plans, quality and timeliness of test results, type and quality of equipment, the location of the center, convenience of scheduling and availability of patient appointment times. Many competitors are larger and are better known than the Company in the market in which the Centers are located. The Company believes that hospitals are its most significant competitors and have certain competitive advantages, including their established community position, physician loyalty and convenience for physicians making rounds at the hospitals. The Company believes that its services are competitive with those offered by others in the areas serviced by its Centers. Furthermore, to the extent that the Company seeks to expand through the acquisition of other centers, the Company may compete with other, better capitalized companies seeking to make acquisitions. There can be no assurance that the Company will be able to compete effectively in the future.

         In addition, the establishment or transfer of ownership in some jurisdictions may be subject to CON laws. In some states, such laws may hinder the Company's ability to expand, while in others such laws may affect the ability of potential competitors to enter the market. Except for Puerto Rico and Virginia, none of the states in which the Centers are located have CON laws which affect independent free-standing diagnostic imaging centers. Any change in CON laws which reduce the restrictions on potential competitors, such as hospitals, may have a materially adverse effect upon the Company's business and operations. In Puerto Rico, two competitors recently received CONs for MRI facilities and, as of the date of this Prospectus, the Company has been notified of two CON applications filed with the Department of Health of Puerto Rico. The Company is appealing the grants of the most recent CONs. However, no assurance can be given that the Company will be successful in the appeals. Therefore, no assurance can be given that the Company's business in Puerto Rico will not be adversely affected from the issuance of such CONs.

Employees

         As of March 31, 1997, the Company had 176 employees, 121 of whom were involved in Center operations, nine of whom were involved in sales and marketing, 21 of whom were executive and management employees and 25 of whom were involved in billing and other administrative activities. None of the Company's employees are represented by a labor organization, and the Company believes that its employee relations are good.

Property

         The Company's executive and administrative facilities are located in approximately 8,000 square feet of space at 2424 North Federal Highway, Boca Raton, Florida, which are leased from a nonaffiliated landlord for a term expiring in February 2000, at an annual rental of approximately $200,000. The Pine Island, Boca Raton, San Juan and Kansas City Centers are located in facilities owned by the Company. The remaining Centers occupy premises which are leased by the Company from nonaffiliated landlords at an annual aggregate rental of approximately $750,000, inclusive of the rent for the Company's executive and administrative facilities. The leases provide for annual escalations and expire during the period from 1997 to 2000. The Company believes that its present facilities are adequate, although the Company may deem it advisable to relocate one or more of its leased Centers prior to the expiration of the lease. To the extent that the Company moves its MRI or other imaging equipment, the Company may incur significant expenses in both moving the equipment and adapting the facility for MRI use.

                                   MANAGEMENT

Directors and Executive Officers

         The directors and executive officers of the Company are as follows:

Name                         Age   Position
----                         ---   --------
Lewis S. Schiller             66   Chairman of the Board, Principal Executive
                                   Officer and Director
Stephen A. Schulman, M.D.     60   President and Chief Executive Officer
George W. Mahoney             36   Chief Financial Officer
Sherri Donaldson              37   Chief Operating Officer
Norman J. Hoskin              61   Director
E. Gerald Kay                 57   Director


         Mr. Lewis S. Schiller has been chairman of the board, principal executive officer and a director of the Company since its organization in March 1994. As principal executive officer, Mr. Schiller is responsible for long-term planning for the Company, and he reports to the board. Mr. Schiller is chairman of the board and chief executive officer of Consolidated and SISC and is chief executive officer and/or chairman of Consolidated's operating subsidiaries, whose operations include, in addition to the Company, contract engineering services, three dimensional imaging products, telecommunications and various manufacturing operations. SISC, a wholly-owned subsidiary of Consolidated, is the principal stockholder of the Company. Mr. Schiller has held such positions for more than the past five years. Mr. Schiller is also chairman of the board, chief executive officer and a director of Netsmart , a publicly-held subsidiary of SISC that markets health information systems and other network based software systems, and Trans Global, a publicly-held subsidiary of SISC that is engaged in contract engineering. From January to April 1997, he was also chief executive officer of Lafayette Industries, Inc., a public corporation formerly controlled by SISC which was engaged in various manufacturing businesses.
 Mr. Schiller devotes only a portion of his time to the business of the Company.

         Stephen A. Schulman, M.D., a board-certified radiologist, has been president and chief executive officer of the Company since October 1, 1994. As chief executive officer, Dr. Schulman is responsible for the day to day operations of the Company's business, and he reports to the board. For 19 years prior thereto, Dr. Schulman was director of radiology at Westside Regional Hospital in Fort Lauderdale, Florida. Prior to his employment with the Company, he was president and chief executive officer of MD Corp., IMI-Florida and its affiliates. From 1985 to 1992, with Drs. James Sternberg and Ashley Kay, Dr. Schulman established the Centers presently owned by the Company. Dr. Schulman is also president of SAS Acquisition Corp., which owns and operates two MRI centers in Illinois. SAS Acquisition Corp. is wholly-owned by Dr. Schulman's wife.

         Mr. George W. Mahoney has been chief financial officer of the Company since October 1, 1994. He has also been chief financial officer of Consolidated since October 1994. For more than three years prior thereto, Mr. Mahoney was chief financial officer of IMI-Florida and its affiliated entities.

         Mrs. Sherri Donaldson has been chief operating officer since January 1997. From July 1992 until December 1996, she was a regional director of operations for the Company and IMI-Florida, and from June 1991 until June 1992, she was the administrator for the Kansas City Center.

         Mr. Norman J. Hoskin has been a director of the Company since October 1994. He is chairman of Atlantic Capital Group, a financial advisory services company, a position he has held for more than the past five years. He is also chairman of the board and a director of Tapistron International, Inc., a high tech manufacturer of carpeting, and is a director of Consolidated and Trans Global. Mr. Hoskin is also a director of Aqua Care Systems, Inc., a water media filtration and remediation company, and Spintek Gaming, Inc., a manufacturer of gaming equipment.

         Mr. E. Gerald Kay has been a director of the Company since August 1996. He has been chairman of the board and chief executive officer of Chem International, Inc., a pharmaceutical manufacturer, Manhattan Drug Co., Inc., a wholesaler of pharmaceutical products, The Vitamin Factory, Inc., a chain of retail vitamin stores, and Connaught Press, Inc., a publisher, for more than the past five years. From 1988 to 1990, he was also president and a director of The Rexall Group, Inc., a distributor of Rexall brand products. Mr.
Kay is also a director of Trans Global.

         Mr. Schiller devotes a significant portion of his time to the business of Consolidated and its other subsidiaries. He anticipates that he will devote such amount of his time to the business of the Company as is necessary; however, Mr. Schiller does not expect to devote more than 10% of his time to the business of the Company. Mr. Mahoney devotes approximately 75% of his time to his services as chief financial officer of the Company and the balance to his duties as chief financial officer of Consolidated.

         The Company's Certificate of Incorporation includes certain provisions, permitted under Delaware law, which provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for certain conduct prohibited by law. The Company's Certificate of Incorporation also contains broad indemnification provisions. These provisions do not affect the liability of any director under Federal or applicable state securities' laws.

         The Board of Directors does not have any executive, nominating or audit committees.

Remuneration


         Set forth below is information concerning the Company's chief executive officer and the only other officers of the Company who received or accrued compensation in excess of $100,000 during the years ended December 31, 1996, 1995 and 1994. Information with respect to Stephen A. Schulman, M.D. and Mr. George W. Mahoney reflects, for 1994, the combined compensation received by them from the Company and IMI-Florida.

                                                        Annual Compensation                        Long-Term Compensation (Awards)
Name and Principal Position       Year        Salary         Bonus         Other Annual       Restricted Stock      Options, SARs
                                                                           Compensation       Awards (Dollars)         (Number)
Lewis S. Schiller, Chairman of    1996            --(1)          --               --              --                       --
the Board (since September        1995            --(1)          --               --              --                       --
30, 1994)                         1994            --(1)          --               --              --                       --

Stephen A. Schulman, M.D.,        1996      $362,000       $100,000         $ 43,652(2)           --                       --
President and Chief Executive     1995       362,000        100,000           43,917(2)           --                       --
Officer                           1994       126,500             --          289,466(2)           --                  400,000(3)

George W. Mahoney,                1996      $140,783       $144,821         $  6,598              --                       --
Chief Financial Officer(4)        1995       132,011         19,236            4,323              --                  250,000(3)
                                  1994       115,911         40,000               --              --

------------------

(1) Mr. Schiller received no compensation from the Company. Effective December 31, 1994, Consolidated changed its fiscal year from the twelve months ended July 31 to the calendar year. During the years ended December 31, 1996 and 1995, the period from August 1, 1994 to December 31, 1994 and the fiscal year ended July 31, 1994, the total compensation paid or accrued by Consolidated to Mr. Schiller was $340,000, $250,000, $94,000 and $181,451, respectively.

(2) Other compensation for Dr. Schulman reflects (a) certain insurance and other benefits, (b) $63,000 and $84,000 from MD Corp. in each of 1994 and 1993, respectively, (c) Dr. Schulman's share of the corporate general partners' share of income from the partnerships which owned and operated the Centers prior to the Company's acquisition of the Centers, amounting to $18,000 and $24,000 in 1994 and 1993, respectively, and
         (d) dividends and distributions paid to Dr. Schulman from such partnerships of $208,466 and $924,692 in 1994 and 1993, respectively.

(3) In October 1994, the Company granted to Dr. Schulman and Mr. Mahoney seven-year incentive stock options pursuant to the Company's 1994 Long-Term Incentive Plan, to purchase 400,000 shares and 250,000 shares of Class A Common Stock, respectively, at an exercise price of $.50 per share, being the fair market value on the date of grant. Such options were immediately exercisable as to 200,000 shares and became exercisable as to the balance on January 1, 1995.

(4) Does not include salary and bonus of $97,400, $45,451 and $6,412 for services rendered by Mr. Mahoney to Consolidated in 1996, 1995 and 1994, respectively, which amounts were paid by the Company and applied to reduce the Company's indebtedness to SISC. Other annual compensation represents life insurance benefits.

         The annual salary payable by Consolidated to Mr. Schiller pursuant to his employment agreement with Consolidated was $250,000, subject to a cost of living increase, prior to September 1, 1996. Effective September 1, 1996, Mr. Schiller's annual salary from Consolidated was increased to $500,000. In addition, Mr. Schiller receives incentive compensation from Consolidated based on the results of Consolidated's operations and owns 10% of Consolidated's or SISC's equity interest in each of their operating subsidiaries and investments. Mr. Schiller, together with his designees, have received 10% of SISC's equity interest in the Company for nominal consideration; however, Mr. Schiller agreed to accept shares of Class A Common Stock in order that SISC would retain sufficient ownership of the Company's voting stock following completion of this Offering to enable the Company to file its Federal income tax returns as part of a consolidated group with Consolidated as the common parent. See "Certain Transactions." Mr. Schiller has also received 10% of other securities owned by SISC, including securities of other subsidiaries of SISC. In addition, Mr. Schiller is entitled to 20% of SISC's gross profit, as defined, in the event of any sale by SISC of its subsidiaries, including any business combination involving the Company.

         Stephen A. Schulman, M.D. has an employment agreement with the Company dated October 1, 1994, pursuant to which the Company pays him an annual salary of $350,000 for the term of the agreement which expires on September 30, 1999. The agreement also provides for payment to Dr. Schulman of an annual bonus of not less than $100,000 nor more than $700,000, equal to 10% of the amount by which the lesser of 10% of pre-tax cash flow or 10% of pre-tax net income exceeds a base amount. For the contract years beginning October 1, 1996, 1997 and 1998, such base amounts are $500,000, $600,000 and $700,000, respectively. Dr. Schulman's employment agreement also provides Dr. Schulman with a $12,000 annual automobile allowance and provides him with certain life insurance and other benefits. Pursuant to a February 1996 amendment to Dr. Schulman's employment agreement, the Company, in February 1996, made two loans to Dr. Schulman in the aggregate principal amount of $300,000. Such loans bear interest at 5 1/4% per annum and mature on December 31, 1998. Pursuant to the Schulman Agreement, the Company has agreed to waive payment by Dr. Schulman of the accrued interest of approximately $10,000 on his $300,000 loans, such $300,000 loans will be applied to reduce the $924,000 outstanding principal balance of the Subordinated Notes held by Dr. Schulman and his wife, and such reduced principal amount of Subordinated Notes will be exchanged for shares of Series C Preferred Stock.

         The Amended Schulman Employment Agreement, which will become effective upon completion of this Offering, among other provisions, (a) extends the term of his employment until December 31, 2002, (b) provides for an annual base salary of $395,000, commencing on the closing of this Offering, subject to an annual 3% increase commencing January 1, 1998, (c) permits Dr. Schulman to perform consulting services for two MRI Centers which are located in Chicago, Illinois and are owned by a corporation which is owned by his wife, including any future purchaser of such centers, and (d) permits Dr. Schulman to terminate the agreement at any time, without cause, on six months notice. See "Certain Transactions."

         Mr. George W. Mahoney, chief financial officer of the Company and Consolidated, has an employment agreement with Consolidated for a term commencing October 1, 1994 and ending December 31, 2007 or such later date as Mr. Mahoney may be required to by employed by the Company pursuant to the Company's agreements with DVI, pursuant to which he received an annual salary of $177,000 for the contract year ended September 30, 1996. Mr. Mahoney's annual salary increased to $189,000 for the current contract year, which ends on September 30, 1997 and increases annually thereafter until the year ended December 31, 2007, for which his base salary will be $353,000. The agreement also provides for two bonuses to Mr. Mahoney. One bonus is equal to the greater of 2 1/2% of Consolidated's net pre-tax profits or 2 1/2% of Consolidated's net cash flow, and the other is equal to the greater of 2 1/2% of the Company's net pre-tax profits or 2 1/2% of the Company's net cash flow. In addition, the Company paid Mr. Mahoney bonuses of $100,000 and $40,000 in 1996 for services relating to certain of the Company's loans from DVI pursuant to amendments to his employment agreement. Mr. Mahoney also receives a $6,000 allowance for an automobile which may be used for personal as well as business purposes and life insurance of $1,000,000 on which he may designate the beneficiary. Mr. Mahoney devotes approximately 75% of his time to the business of the Company. Although Mr. Mahoney and Consolidated are the parties to his employment agreement, Mr. Mahoney's compensation is paid by the Company and the Company allocates 25% of his compensation (exclusive of the bonuses relating to the Company) to Consolidated, which is applied to reduce the Company's indebtedness to SISC.

         The Company pays a consulting fee of $2,000 per month to Mr. Norman J. Hoskin, a director of the Company.

         Pursuant to certain of the Company's loan agreements with DVI, the failure of Mr. Mahoney to serve as the Company's chief financial officer could result in a default under such loan agreements and other loan agreements with a cross-default provision between the Company and DVI or between the Company and any other lenders. As of the date of this Prospectus, the Company does not have any agreements with other lenders with such cross-default provisions.

Long-Term Incentive Plan

         In October 1994, the Company adopted, by action of the Board of Directors and stockholders, the 1994 Long-Term Incentive Plan (the "Plan"). The Plan does not have an expiration date. Set forth below is a summary of the Plan, which summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

         The Plan is authorized to grant options or other equity-based incentives for 1,200,000 shares of the Class A Common Stock or, at such time as the Class A Common Stock is converted into Common Stock, shares of Common Stock. If shares subject to an option under the Plan cease to be subject to such option, or if shares awarded under the Plan are forfeited or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the Plan.

         Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any subsidiaries or affiliates. The Plan imposes no limit on the number of officers and other key employees to whom awards may be made.

         The Plan is to be administered by a committee of no less than three disinterested directors to be appointed by the board (the "Committee"). No member or alternate member of the Committee shall be eligible to receive options or stock under the Plan (except as to the automatic grant of options to directors) or under any plan of the Company or any of its affiliates. The Committee has broad discretion in determining the persons to whom stock options or other awards are to be granted, the terms and conditions of the award, including the type of award, the exercise price and term and the restrictions and forfeiture conditions. If no Committee is appointed, the functions of the committee shall be performed by the Board of Directors. At present, no Committee has been appointed.

         The Committee will have the authority to grant the following types of awards under the Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock; stock purchase rights and/or other stock-based awards. The Plan is designed to provide the Committee with broad discretion to grant incentive stock-based rights. The Company granted seven-year incentive stock options to purchase an aggregate of 765,500 shares of Class A Common Stock at $.50 per share in October 1994, and incentive stock options to purchase 84,500 shares of Class A Common Stock at $1.00 per share in September 1995 (71,500 shares) and June 1996 (13,000 shares). The exercise prices of the options were the fair market value on the respective dates of grant. All of the options are presently fully exercisable and have a term of seven years from the date of grant. The options granted in October 1994 include options to purchase 400,000 shares and 250,000 shares of Class A Common Stock granted to Stephen A. Schulman, M.D., president and chief executive officer of the Company and Mr. George W. Mahoney, chief financial officer of the Company, respectively.

         Subsequent to December 31, 1995, no options were granted to any of the officers named in the compensation table under "Management -- Remuneration."

         The following table sets forth information concerning the exercise of options during the year ended December 31, 1996 and the year-end value of options held by the officers named in the compensation table under "Management -- Remuneration."

 Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

                                                                                     Number of
                                                                                     Securities             Value of
                                                                                     Underlying             Unexercised In-
                                                                                     Unexercised            the-Money
                                                                                     Options at Fiscal      Options at Fiscal
                                                                                     Year End               Year End1

                                         Shares Acquired          Value              Exercisable/           Exercisable/
         Name                            Upon Exercise           Realized            Unexercisable          Unexercisable
Lewis S. Schiller                          --                    --                   100,000(2)/                  --
                                                                                           --
Stephen A. Schulman, M.D.                  --                    --                   400,000(2)/            $600,000/
                                                                                           --                      --
George W. Mahoney                         --                     --                   350,000(4)/            $375,000/
                                                                                           --                      --

(1) The fair market value per share of Class A Common Stock at December 31, 1996 was $2.00.

(2) Represents warrants to purchase 100,000 shares of Class A Common Stock at $2.00 per share.

(3) Represents incentive stock options to purchase 400,000 shares of Class A Common Stock of the Company at $.50 per share.

(4) Represents incentive stock options to purchase 250,000 shares of Class A Common Stock at $.50 per share and warrants to purchase 100,000 shares of Common Stock at $2.00 per share.


                               AGREEMENTS WITH DVI

         From the date of acquisition of the Centers to the date hereof, DVI has been the Company's principal lender, with the exception of certain equipment and real estate loans.

         On September 30, 1994, certain of the Company's subsidiaries which acquired the Centers entered into a series of loan and security agreements with DVI, pursuant to which DVI lent the subsidiaries an aggregate of approximately $7.1 million to enable the subsidiaries to acquire the Centers, IMI-Florida, MD Corp. and MRI-Net. The term of each loan is 60 months, the interest rate is 10.5% per annum, and each loan is self-amortizing during the term. The loans are prepayable, in whole only and not in part, without premium or penalty, provided that the loans to all of the subsidiaries are similarly prepaid. As collateral security for such loans, DVI was granted a first lien and security interest in all of the then existing assets, tangible and intangible, of the borrowers and all future property of the borrowers with certain exceptions, as to which DVI obtained or will obtain a junior lien. All of the outstanding shares of capital stock of the borrowers have been pledged to DVI as additional collateral security for the loans. The loan agreements include cross-default and cross-collateralization provisions, with the effect that the default of one borrower will constitute a default by all borrowers, and the collateral of each borrower is effectively pledged as collateral security for the entire loan. The loan agreements include various covenants, including covenants which restrict each borrower's ability to change its business, incur future indebtedness, encumber DVI's collateral, distribute money or property other than in the ordinary course of business, guarantee the obligations of others or enter into business combinations, recapitalize or issue securities, without the consent of DVI. The loan agreements relating to subsequent loans by DVI have similar covenants. In connection with these loans, Consolidated issued to DVI a five-year warrant to purchase 1,000,000 shares of Consolidated common stock at $.75 per share. The Company, as parent corporation of the borrowers, guaranteed the payment of the indebtedness to DVI and the performance by the borrowers of all other obligations under the loan agreements.

         On several occasions since September 30, 1994, some or all of the Company's subsidiaries have obtained additional financing from DVI principally for the payment of Subordinated Debt, the purchase of equipment and the refinancing of short-term equipment debt. The aggregate outstanding principal amount of such loans was $18.3 million at March 31, 1997. The interest rates on these additional loans (other than the September 1996 loans described below) range between 10.5% and 11.875% per annum and these loans become due at various times during the period from September 30, 1999 to September 30, 2002. All of such additional loans are collateralized by a first lien and security interest in all present and future tangible and intangible assets of the borrowers, subject tocertain exceptions similar to those noted above and contain cross default and cross collateralization provisions and negative covenants similar to those noted above. The Company is the guarantor of all of such loans.

         In September 1996, certain of the Company's subsidiaries borrowed an aggregate of $4.0 million from DVI. The loans, which mature in September 2001, are payable in monthly installments over the term of the loans. The Company pays interest currently at 11.5% per annum, additional interest of 10.5% per annum has been deferred and is payable on the maturity date of the loans, resulting in an effective annual interest rate of 22.0%. In connection with these loans, SISC sold to DVI, for $2,500, a warrant to purchase 250,000 shares of Class A Common Stock at $2.00 per share, which exercise price has increased to $3.50 per share at December 31, 1996, and the Company issued to DVI a warrant to purchase 250,000 shares of Class A Common Stock at an exercise price per share equal to the initial public offering price of the Common Stock in its initial public offering, which is $3.50 per share. These warrants expire in February 2002. In addition, the Company agreed that, in the event the principal of and interest on such loans has not been paid in full prior to the November 1, 2001 maturity date, the Company will issue to DVI a warrant to purchase 1,000,000 shares of the Common Stock at 80% of the market price per share of such Common Stock on the date of exercise, exercisable from November 1, 2001 until February 1, 2002.

         Pursuant to the Company's loan agreements with DVI, the failure of Mr. George W. Mahoney to serve as chief financial officer of the Company prior to the payment in full of the DVI loans constitutes an event of default or could result in an event of default thereunder.


                              CERTAIN TRANSACTIONS

Issuance of Securities at Organization

         The Company was organized in March 1994 and commenced business in September 1994. In connection with the organization of the Company, the Company issued an aggregate of 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 5,000 shares of Series A Preferred Stock, 5,000 shares of Series B Preferred Stock, Series B Warrants to purchase 1,000,000 shares of Common Stock at $2.00 per share and warrants to purchase 1,250,000 shares of Class A Common Stock at $2.00 per share. As of December 31, 1996, the exercise price of the warrants was increased to $3.50 per share. All of the shares of Series B Preferred Stock were canceled at December 31, 1996. In addition, at December 31, 1996, SISC canceled all of the warrants to purchase Class A Common Stock which were owned by it at that date, which consisted of warrants to purchase an aggregate of 800,000 shares of Class A Common Stock.

         Pursuant to the amended employment agreement between Consolidated and Mr. Lewis S. Schiller, chairman of the board of both the Company and Consolidated, with certain exceptions, Mr. Schiller owns 10% of SISC's equity position in its subsidiaries, including the Company. Accordingly, an aggregate of 850,000 shares of Class A Common Stock, 500 shares of Series B Preferred Stock (which were canceled at December 31, 1996) and warrants to purchase 150,000 shares of Class A Common Stock of the Company at an adjusted exercise price of $3.50 per share, were issued to Mr. Schiller and his designees. His designees included DLB, Inc. ("DLB"), which received 250,000 shares and 50,000 warrants in payment of certain of Mr. Schiller's obligations to his wife, who is the sole stockholder of DLB, and his three adult children, each of whom received 50,000 shares. In connection with the foregoing, Mr. Schiller agreed to accept Class A Common Stock in lieu of Common Stock, and waived his right to receive any shares of Series A Preferred Stock.

         SISC also transferred 50,000 shares of Class A Common Stock and warrants to purchase 100,000 shares of Class A Common Stock to one individual who is an officer and director of Consolidated, warrants to purchase an aggregate of 5,000 shares of Class A Common Stock to two key employees of Consolidated and an aggregate of 100,000 shares of Class A Common Stock and warrants to purchase an aggregate of 250,000 shares of Class A Common Stock to two non-affiliated persons. All of such warrants have an adjusted exercise price of $3.50 per share. In connection with the September 1996 loans from DVI, SISC sold to DVI, for $2,500, a warrant to purchase 250,000 shares of Class A Common Stock at an adjusted exercise price of $3.50 per share. In September 1996, the Company also issued to SISC a warrant to purchase 250,000 shares of Class A Common Stock at the initial public offering price per share of Common Stock in the Company's initial public offering, which is $3.50 per share.

         In October 1994, the Company issued seven-year warrants to purchase an aggregate of 500,000 shares of Class A Common Stock at $2.00 per share to SISC (55,000 shares) and to 15 individuals (445,000 shares), including Mr. George W. Mahoney, chief financial officer of the Company, to whom it issued a warrant to purchase 100,000 shares, and Messrs. Norman J. Hoskin and E. Gerald Kay, directors of the Company, to each of whom the Company issued a warrant to purchase 50,000 shares. At December 31, 1996, the exercise price of these warrants was increased to $3.50 per share.

Acquisition of the Centers


         On September 30, 1994, the Company, through wholly-owned subsidiaries, acquired eight MRI Centers and one multi-modality diagnostic imaging Center, IMI-Florida, which managed the operations of the Centers, the assets of MD Corp., which provided the services of radiologists to the Centers, and MRI-Net. In January 1995, the Company acquired an additional MRI Center, which was affiliated with such Centers.

         The purchase price of the ten Centers, together with certain related companies, was $30.6 million, of which $7.0 million was paid in cash, $20.7 million was paid by the issuance of Subordinated Notes, and $2.9 million was paid by the issuance of shares of Consolidated common stock, exclusive of acquisition costs of $1.3 million. At the time of the acquisition, Stephen A. Schulman, M.D. was president, chief executive officer and a principal stockholder of IMI-Florida and MD Corp. In connection with such acquisition, Dr. Schulman, his wife, the other two former stockholder-directors of IMI-Florida, MD Corp. and the Schulman Affiliated Entities received $3.9 million in cash, $8.7 million principal amount of Subordinated Notes and 3,343,000 shares of Consolidated common stock, of which approximately 1.0 million shares were issued to each of Dr. Schulman and the other two former stockholder-directors of IMI-Florida. The Schulman Affiliated Entities include the general partners of the seven partnerships which owned and operated certain of the Centers, the three corporations which owned and operated other Centers and MRI-Net. Dr. Schulman owns a one-third interest in MD Corp. and the Schulman Affiliated Entities. In addition, he was a limited partner of certain of such partnerships. Pursuant to the agreement relating to the acquisition of the stock of IMI-Florida, as a result of a decline in the price of the Consolidated common stock during the two years following the consummation of the acquisition of the Centers, an additional 83,334 shares of Consolidated common stock are to be issued, one-third of which are to be issued to each of Dr. Schulman and the other two former stockholder-directors of IMI-Florida. Such number of shares reflects a reduction in the number of shares otherwise issuable as a result of the failure of the Centers to generate a specified level of revenue. In addition, pursuant to the agreements relating to the purchase of the assets of two Centers, as a result of such decline in the stock price of Consolidated, an aggregate of 70,000 shares of Consolidated common stock are to be issued to the entities which sold the assets of such Centers to the Company. Dr. Schulman and the two other former stockholder-directors of IMI-Florida will receive an aggregate of 21,403 of such shares.

         During 1995 and the first three quarters of 1996, the Company paid in full Subordinated Notes which it issued to certain partnerships in connection with the acquisition of the Centers. By virtue of his direct ownership of certain of the Subordinated Notes, his indirect ownership of certain of the Subordinated Notes issued to the Schulman Affiliated Entities and his ownership of limited partnership interests in certain of the partnerships which operated the Centers, Dr. Schulman received an aggregate of $588,000 from the proceeds of such Subordinated Note payments. Additionally, Dr. Schulman may receive additional payments in the future from the proceeds of any payments that may be made by the Company on other outstanding Subordinated Notes.

         At the closing of the acquisition of the Centers, Subordinated Notes in an aggregate principal amount of $750,000, which were payable to Dr. Schulman and the other two former stockholder-directors of IMI-Florida, were assigned by such persons to an institutional lender in payment of certain obligations to, and in consideration of the grant of releases and other concessions by, such lender to Dr. Schulman and such other former stockholder-directors. For the period October 1, 1994 through March 31, 1997, the Company paid principal and interest of approximately $392,000 to such lender pursuant to such Subordinated Notes. As of March 31, 1997, principal and interest of approximately $435,000 was due under such Subordinated Notes. The Company intends to continue to make the required payments of principal and interest on such notes through their respective maturity dates. These Subordinated Notes, which mature through September 30, 1999, represent a portion of the $20.7 million principal amount of Subordinated Notes issued in connection with the acquisition of the Centers.

         Upon the consummation of the acquisition of the first nine Centers in September 1994, Dr. Schulman entered into an employment agreement with the Company. The initial base salary under the agreement of $250,000, was subsequently increased to $350,000 with a minimum annual bonus of $100,000. See "Management -- Remuneration" for information relating to additional terms of Dr. Schulman's employment agreement and certain amendments thereto.

         Dr. Schulman and the other two former IMI-Florida stockholder-directors are guarantors of certain promissory notes, mortgages, capital and operating leases and other indebtedness which was owed by IMI-Florida or the entities operating the Centers prior to the Company's acquisition of the Centers. While the Company's subsidiaries which assumed such loans and obligations when they acquired the Centers have been paying such loans and obligations, Dr. Schulman and such individuals remain personally liable with respect to such loans and obligations and (other than with respect to the Center acquired by the Company in January 1995) have not been indemnified by the Company with respect thereto. One of the Centers acquired in 1994 by a subsidiary of the Company is a Center in Orlando, Florida, which was controlled by the stockholder-directors of IMI-Florida. In an effort to improve the results of the Center, the Company formed a joint venture with the owner-operator of another Center in Orlando, Florida in August 1995. The joint venture utilizes the facilities and diagnostic imaging equipment of the Company's joint venture partner, as a result of which the facilities and equipment owned by the Company's subsidiary is utilized only as a backup. Notwithstanding such arrangements, the Company has continued to pay obligations to the equipment vendor, lender and landlord for the subsidiary's equipment and facilities, all of which are personally guaranteed by Dr. Schulman and the two other former stockholder-directors of IMI-Florida. The total amount paid by the Company through March 31, 1997, on such obligations was $1.5 million, and, at March 31, 1997, the remaining payments were approximately $862,000. Payments of such amounts are made from distributions the Company receives each month from its joint venture interest as well as from other revenue of the Company. For the three months ended March 31, 1997, the subsidiary which operated the Orlando Center generated net income of approximately $129,000, from which it derived cash flow of $270,000. For the year ended December 31, 1996, such Center incurred a net loss of $396,000 from which it incurred negative cash flow of approximately $303,000.

         During 1995 and the first three quarters of 1996 and the first quarter of 1997, the Company retired mortgages and other obligations for which Dr. Schulman was personally liable in the aggregate principal amount of approximately $1.4 million. The Company may, in the future, retire other indebtedness or obligations of which Dr. Schulman is a personal guarantor.

Schulman Agreement

         In connection with the purchase of the Centers, certain subsidiaries of the Company issued Subordinated Notes in the aggregate principal amount of $924,000 to Stephen A. Schulman, M.D. and his wife. Similar Subordinated Notes in the principal amount of approximately $6.2 million are payable to the other two former stockholder-directors of IMI-Florida, the wife of one of such persons and the Schulman Affiliated Entities.

         In March 1997, the Company and Dr. and Mrs. Schulman entered into the Schulman Agreement, pursuant to which Dr. Schulman agreed to reduce the outstanding $924,000 principal amount of the Subordinated Notes payable to him and his wife by the $300,000 principal amount of two loans made by the Company to Dr. Schulman in March 1996 pursuant to an amendment to his employment agreement and exchange such Subordinated Notes for 30 shares of Series C Preferred Stock, having an annual non-cumulative dividend of $75,000, payable in quarterly installments of $18,750, commencing with the period from the date of the closing of this Offering to August 31, 1997, a liquidation preference of $50 and a redemption price of approximately $624,000. The Company will be required to apply 15% of the net proceeds from any sale of equity securities by the Company subsequent to 60 days after the closing of this Offering, to the redemption of the Series C Preferred Stock. Dr. Schulman will also receive a five-year warrant to purchase 25,000 shares of the Class A Common Stock at $3.50 per share. In connection with the exchange of the Subordinated Notes for shares of Series C Preferred Stock, the Company has agreed to waive payment by Dr. Schulman of the accrued interest of approximately $10,000 on his $300,000 notes.

         The Amended Schulman Employment Agreement, which is to become effective upon the closing of this Offering, subject to the Company obtaining DVI's approval, provides, among other things, (a) the extension of the term until December 31, 2002, (b) an increase of Dr. Schulman's annual base salary to $395,000, subject to annual increases of 3%, commencing January 1, 1998, (c) the grant to Dr. Schulman of the right to terminate his employment agreement, without cause, upon six months' notice to the Company, (d) a non-competition covenant by Dr. Schulman, (e) the grant to Dr. Schulman of the right to devote a portion of his time as a consultant to the operations of two MRI centers located in Illinois which are owned by a corporation owned by his wife and to perform consulting services for any third-party purchaser of such centers, and (f) severance payments of $250,000 in the event that he terminates the agreement with cause or in the event of a change of control.

         The Schulman Agreement also provides that the Company will, subject to the consent of the Underwriter, use its best efforts to register under the Securities Act shares of Class A Common Stock prior to the expiration of two years plus 120 days from the date the Company receives the proceeds from this Offering, unless, prior to the expiration of such period, the Class A Common Stock shall have been converted into Common Stock. The Schulman Agreement also provides that in the event that either SISC or Mr. Lewis S. Schiller exchange their shares of Class A Common Stock for shares of Common Stock, Dr. Schulman may exchange any of the shares of Class A Common Stock owned by him for an equal number of shares of Common Stock and to exchange any warrants to purchase Class A Common Stock owned by him for warrants to purchase an equal number of shares of Common Stock. The right to exchange only applies to securities issued to Dr. Schulman pursuant to the Schulman Agreement.

         All of the foregoing transactions are subject to and conditioned upon the consummation of this Offering. Because the Schulman Agreement provides that, if, at any time, which may be before or after the completion of this Offering, Dr. Kaye or Dr. Sternberg receives more favorable terms than Dr. and Mrs. Schulman with respect to their Subordinated Notes, Dr. and Mrs. Schulman will receive such terms, no assurance can be given that the terms and conditions on which Dr. Schulman exchanges his Subordinated Notes will not be significantly different from, and significantly more beneficial to Dr. Schulman than, the terms of the Schulman Agreement as described in this Prospectus. The Schulman Agreement does not affect the Subordinated Notes payable to Drs. Kaye and Sternberg or their interest in the Subordinated Notes payable with respect to the Schulman Affiliated Entities. See "Business --Legal Proceedings" in connection with claims made by Drs. Kaye and Sternberg and Dr. Sternberg's wife against two subsidiaries of the Company, Consolidated and Mr. Lewis S. Schiller, chairman of the board of the Company and Consolidated.

         Pursuant to a proposed amendment to the Amended Schulman Employment Agreement, in the event of a business combination involving the Company, the Company may be required to pay Dr. Schulman up to 14.2% of the net proceeds, as defined, from such business combination.


Other Related Party Transactions

         In connection with the acquisition of the Centers, SISC, the principal stockholder of the Company, lent approximately $1.3 million to the Company, which was used to pay acquisition costs, and delivered to certain of the Schulman Affiliated Entities and the stockholders of IMI-Florida shares of Consolidated common stock, valued at $2.9 million, representing a portion of the purchase price of the Centers and IMI-Florida. Such loan and the value of such Consolidated common stock is treated as a non-interest bearing loan from the Company to SISC with no stated maturity date. The largest principal amounts outstanding during 1996 and 1995 were $2.7 million and $3.2 million, respectively. As of March 31, 1997, the Company owed SISC approximately $1.1 million.

         Certain of the Company's employees, including Mr. George W. Mahoney, chief financial officer of both the Company and Consolidated, perform certain accounting and related services for SISC and Consolidated, and the allocable portion of the compensation paid by the Company to such employees relating to their services for SISC and Consolidated is treated as a reduction of the Company's indebtedness to SISC. In addition, the Company pays the rent for Consolidated's Florida office, and such payment is also applied as a reduction of such indebtedness. The Company has agreed not to use any of the proceeds of this Offering to pay any of such indebtedness to SISC; however, if the over-allotment option is exercised, up to $250,000 of the proceeds from the over-allotment option will be used to pay a portion of the Company's indebtedness to SISC.

         In 1996, the Company paid to Mr. Mahoney bonuses of $140,000 in connection with services relating to the Company's financing with DVI. See "Management - Remuneration." Pursuant to certain of the loan agreements between the Company and DVI, the failure of Mr. Mahoney to serve as the chief financial officer of the Company could result in a default under the DVI loan agreements.

         The Company files its Federal income tax returns as part of a consolidated group of corporations of which Consolidated is the common parent. As a result of the Company's inclusion in such consolidated group, the Company did not incur any Federal income tax liability for 1996 or 1995. The total Federal income tax savings for such years was $137,000 and $1.2 million, respectively. Consolidated has canceled the Company's obligation to it arising from the use of a portion of Consolidated's Federal net operating loss for 1996, 1995 and 1994, which resulted in an increase in additional paid-in capital. Since Consolidated also agreed to cancel the Company's obligations to it arising from the use of a portion of Consolidated's Federal net operating loss or loss carryforward for 1997, the $385,000 tax savings for the three months ended March 31, 1997 is reflected as an increase in additional paid-in capital for such period.

         Pursuant to the Schiller Consolidated Agreement, (i) Mr. Schiller has the right to a 10% interest in SISC's subsidiaries, including the Company, and, pursuant to such agreement, Mr. Schiller received his equity interest in the Company as set forth under "Certain Transactions -- Issuance of Securities at Organization," (ii) Mr. Schiller is entitled to receive 20% of SISC's gross profit from any business combination involving any of SISC's subsidiaries, including the Company, and (iii) Consolidated granted Mr. Schiller an option to purchase 10% of the capital stock of SISC at an exercise price equal to the fair market value of such stock at the date of exercise. With respect to the option to purchase the SISC stock, the purchase price of such stock is payable by Mr. Schiller's ten-year note. Pursuant to the note, interest only is payable for the first nine years, and the principal balance is due in full at the end of the tenth year. In the event that such option is exercised, the Company may lose the ability to be included in a consolidated group with Consolidated, which could have a material adverse effect upon the Company's cash flow and its ability to meet the scheduled debt service payments pursuant to the Company's loan agreements with DVI. Furthermore, in the event that, under the Internal Revenue Code of 1986, as amended, the stock issuable upon exercise of the option is deemed to vest in Mr. Schiller the beneficial interest in the SISC stock which is subject to the option prior to the exercise of the option, the Company may lose the ability to take advantage of Consolidated's net losses and net loss carryforwards prior to exercise. If the Company is not able to take advantage of Consolidated's tax losses or tax loss carryforwards for 1997 or 1998, a substantial portion of the proceeds of this Offering may be used to pay the taxes or to make debt service payments which would otherwise be paid from the cash flow made available from the use of Consolidated's tax losses or tax loss carryforwards. See "Use of Proceeds."

         The Company has entered into a management services agreement with Trinity, a wholly-owned subsidiary of Consolidated, pursuant to which the Company is to pay Trinity $50,000 per month for the five-year period commencing with the first month in which such payment may be made pursuant to the Company's agreements with its present lenders. The agreement is renewable by Trinity. Mr. Lewis S. Schiller, chairman of the board of the Company, is the chief executive officer of Consolidated, SISC and Trinity. The services covered by the Trinity agreement are general management services, which include services relating to the development and implementation of the Company's marketing plan, the review and analysis of expansion opportunities, review and evaluation of financing arrangements and potential acquisitions and other similar services.

         All future transactions, including loans, with officers, directors and principal stockholders shall be made only for bona fide business purposes and shall be on terms not less favorable to the Company than that which would be available from non-affiliated third parties.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of June 30, 1997 and as adjusted to give effect to the sale of the 1,200,000 shares of Common Stock included in the 600,000 Units offered by this Prospectus, based on information provided by the persons named below, the number and percentage of shares of outstanding Common Stock and Common Stock and Class A Common Stock rated as a single class, beneficially owned by each person known by the Company to own beneficially at least 5% of the Company's outstanding Common Stock and Common Stock and Class A Stock as a single class, each director and all directors and officers as a group:

                                                                                                        Percentage of Common
                                                                           Percentage of                 Stock and Class A Stock
                                                                           Common Stock                    as a Single Class(3)
                                Amount and Nature of
Name and Address(1)             Beneficial Ownership(2)
                                                                   Outstanding       As Adjusted       Outstanding       As adjusted
Lewis S. Schiller(4)            10,200,000 shares of                    100.0%             89.5%             95.5%             86.8%
160 Broadway                    Common Stock and
New York, NY 10038              550,000 shares of Class A
                                Common Stock

SIS Capital Corp.(5)            10,200,000 shares of                    100.0%             89.5%             91.7%             83.3%
160 Broadway                    Common Stock
New York, NY 10038

Norman J. Hoskin(6)             50,000 shares of Class A                   --                --                 *                 *
                                Common Stock

E. Gerald Kay(7)                50,000 shares of Class A                   --                --                 *                 *
                                Common Stock

All directors and officers      10,200,000 shares of                    100.0%             89.5%             95.8%             87.6%
as a group (six individuals)    Common Stock and
(4), (6), (7), (8)              2,214,000 shares of Class
                                A Common Stock

*        Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o International Magnetic Imaging, Inc., 2424 North Federal Highway,
         Boca Raton, FL 33431.

(2) Unless otherwise indicated, the Company believes that each person named in the table has the sole voting and sole investment power and has direct beneficial ownership of the shares.

(3) The Common Stock and Class A Common Stock are identical except that the shares of Class A Common Stock have no voting rights. The Class A Common Stock is automatically converted into Common Stock under certain conditions as described under "Description of Securities -- Capital Stock."

(4) Includes 9,200,000 shares of Common Stock owned by SISC, 1,000,000 shares of Common Stock issuable upon exercise of Series B Warrants owned by SISC, 450,000 shares of Class A Common Stock owned by Mr. Schiller, and 100,000 shares of Class A Common Stock issuable upon exercise of warrants held by Mr. Schiller. Does not include 250,000 shares of Class A Common Stock owned by DLB or 50,000 shares of Class A Common Stock issuable upon exercise of warrants held by DLB. DLB is owned by Mr. Schiller's wife, and Mr. Schiller disclaims beneficial interest in DLB or in any securities owned by DLB.

(5) Represents 9,200,000 shares of Common Stock and 1,000,000 shares of Common Stock issuable upon exercise of Series B Warrants owned by SISC.

(6) Represents 50,000 shares of Class A Common Stock issuable upon exercise of warrants owned by Mr. Hoskin.

(7) Represents 50,000 shares of Class A Common Stock issuable upon exercise of warrants owned by Mr. Kay.

(8) Includes 400,000 shares of Class A Common Stock issuable upon exercise of options held by Stephen A. Schulman, M.D., president and chief executive officer of the Company, and 350,000 shares of Class A Common Stock issuable upon the exercise of warrants (100,000 shares) and options (250,000 shares) held by Mr. George W. Mahoney, chief financial officer of the Company, and 14,000 shares issuable upon the exercise of incentive stock options held by Mrs. Sherri Donaldson, chief operating officer of the Company.


                            DESCRIPTION OF SECURITIES

Capital Stock

         The Company is authorized to issue 6,000,000 shares of Preferred Stock, par value $.01 per share, 50,000,000 shares of Common Stock, par value $.01 per share, and 6,000,000 shares of Class A Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class A Common Stock have no voting rights except as provided by law.

         Each share of Class A Common Stock will automatically become and be converted into one share of Common Stock upon the first to occur of (a) the date, as reasonably determined by the Board of Directors, that the Company ceases to be eligible under the Internal Revenue Code of 1986, as amended, to be a member of the consolidated group of corporations of which Consolidated is the common parent, or (b) the date as of which the Board of Directors effects such a conversion.

         The Common Stock and the Class A Common Stock are treated as a single class and have identical rights except that the holders of the Class A Common Stock have no voting rights except as required by law. Holders of Common Stock and Class A Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may declare from funds legally available. In the event of liquidation, dissolution or winding up, each outstanding share of Common Stock and Class A Common Stock entitles its holder to participate ratably in the assets remaining after payment of liabilities. There are presently 9,200,000 shares of Common Stock outstanding, and, upon completion of this Offering, assuming the Underwriter's over-allotment option is not exercised, there will be 10,400,000 shares of Common Stock outstanding. There are presently 1,000,000 shares of Class A Common Stock outstanding.

         Stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities of the Company, and there are no conversion, redemption or sinking fund provisions with regard to the Common Stock or Class A Common Stock. All outstanding shares of Common Stock are, and those issuable pursuant to this Prospectus or upon exercise of the Warrants will be, when issued as provided in this Prospectus or as provided in the Warrant and the Warrant Agreement, validly issued, fully paid, and nonassessable. Stockholders do not have cumulative voting rights in the election of directors, with the result that the holders of more than 50% of the Common Stock voting in the election of directors may elect all of the directors.

         The Company's Board of Directors is authorized to issue, from time to time and without further stockholder action, up to 6,000,000 shares of preferred stock in one or more distinct series. The Board of Directors is authorized to fix the following rights and preferences, among others, for each series: (i) the rate of dividends and whether such dividends shall be cumulative; (ii) the price at which and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of a voluntary or involuntary liquidation or dissolution; (iv) whether or not a sinking fund shall be provided for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted; and (vi) whether, and in what proportion to any other series or class, a series shall have voting rights other than as required by law, and, if voting rights are granted, the number of voting rights per share. Except as set forth in this Prospectus, the Company has no plans, agreements or understandings with respect to the designation of any series or the issuance of any shares of Preferred Stock.

         There is presently one series of Preferred Stock that is authorized and outstanding -- the Series A Preferred Stock. The Series C Preferred Stock has been authorized for issuance to Stephen A. Schulman, M.D. pursuant to the Schulman Agreement. The Board of Directors may create other series of Preferred Stock which are either junior or senior to or on a parity with the Series A Preferred Stock or Series C Preferred Stock as to dividends and/or on any voluntary or mandatory liquidation or dissolution without the approval of the holders of such series of Preferred Stock. The Series A Preferred Stock and Series C Preferred Stock are on a parity with each other as to dividends or upon liquidation, dissolution or winding up.

Series A Preferred Stock

         The Series A Preferred Stock consists of 5,000 shares, all of which are issued and outstanding. Holders of shares of Series A Preferred Stock are entitled to non-cumulative dividends of $10 per share, or an aggregate of $50,000. The Company has no obligations to declare dividends for any year, but no dividends may be declared with respect to the Common Stock and Class A Common Stock in any year unless the dividends for such year for the Series A Preferred Stock have been declared and paid or provided for. Dividends, if declared, are payable on February 1st of each year to holders of record on the previous January 15th.

         The holders of the Series A Preferred Stock have no voting rights except as required by law. The Series A Preferred Stock is not convertible into Common Stock or any other class or series of capital stock. The Series A Preferred Stock may be redeemed for $20 per share, on not less than ten nor more than 60 days' notice at any time after the Class A Common Stock is converted into Common Stock. At such time as the Series A Preferred Stock may be redeemed, the Company may redeem the Series A Preferred Stock in whole at any time or in part from time to time.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series A Preferred Stock, holders of shares of Series A Preferred Stock will be entitled to receive from the assets of the Company an aggregate amount equal to 80% of the Company's stockholders' equity as of the last day of the calendar quarter prior to the date as of which the determination is being made, provided, that from and after the date of this Prospectus, the aggregate amount shall be 80% of the Company's stockholder's equity as of the last day of the quarter immediately preceding the date of this Prospectus, on a per share basis plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock, Class A Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series A Preferred Stock.

Series C Preferred Stock

         The Series C Preferred Stock will consist of 300 shares, of which 30 shares are to be issued pursuant to the Schulman Agreement in exchange for Subordinated Notes in the principal amount of approximately $624,000. Holders of shares of Series C Preferred Stock are entitled to non-cumulative annual dividends of $2,500 per share, or an aggregate of $75,000 with respect to such 30 shares. Such dividends, if declared, are payable quarterly on the first day of September, December, March and June of each year, commencing September 1, 1997 to holders of record on the 15th day of the previous month. The Company has no obligation to declare dividends for any quarter, and any dividends payable on any dividend payment date must be declared prior to the last day of the dividend payment period.

         The holders of the Series C Preferred Stock have no voting rights except as required by law. The Series C Preferred Stock is not convertible into Common Stock or any other class or series of capital stock.

         The Series C Preferred Stock may be redeemed in whole at any time and in part from time to time for $20,806.87 per share, on not less than 30 nor more than 60 days' notice. The aggregate redemption price for the 30 shares to be issued pursuant to the Schulman Agreement is $624,206, representing the principal amount of the Subordinated Notes being exchanged by Dr. and Mrs. Schulman. The Series C Preferred Stock is subject to mandatory redemption from 15% of the net proceeds from any sale of equity securities by the Company which are received by the Company subsequent to 60 days from the closing of this Offering, including proceeds from the exercise of the Warrants; provided, however, that there shall be no mandatory redemption with respect to the issuance of Common Stock upon the exercise of any outstanding Series B Warrants to purchase Common Stock which are registered at or about the date of this Prospectus. Net proceeds shall mean the gross proceeds less any underwriting discounts, commissions, expense allowance and other payments made to the underwriter, placement agent or warrant solicitation agent and any other expenses of the offering or sale.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series C Preferred Stock, holders of shares of Series C Preferred Stock will be entitled to receive from the assets of the Company an aggregate amount equal to $1.667 per share, or $50 in the aggregate with respect to the shares being issued pursuant to the Schulman Agreement. After payment of such preference, the holders of the Series C Preferred Stock shall have no further rights on liquidation, dissolution or winding up.

Series A Redeemable Common Stock Purchase Warrants

         The holder of each Warrant is entitled, upon payment of the exercise price of $4.00 per share, to purchase one share of Common Stock during the two-year period commencing one year from the date of this Prospectus. Unless previously redeemed, the Warrants are exercisable during the two-year period commencing one year from the date of this Prospectus. A holder of the Warrants (an "Exercising Holder") will only be able to exercise the Warrants if (a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect, and (b) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which the Exercising Holder resides.

         Commencing 18 months from the date of this Prospectus, or earlier with the consent of the Underwriter (which consent may not be granted with respect to a redemption prior to the date the Warrants may be exercised), the Warrants are subject to redemption by the Company, on not more than 60 nor less than 30 days' written notice, at a price of $.10 per Warrant, if the closing price per share of the Common Stock is at least $12, subject to adjustment, for at least ten consecutive trading days ending not earlier than three days prior to the date on which the Warrants are called for redemption. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants must be redeemed if any are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, within five business days (or such longer period to which the Underwriter may consent) after the Warrants are called for redemption, but no earlier than the sixtieth nor later than the thirtieth day before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption. The Warrants can only be redeemed if, on the date the Warrants are called for redemption, there is a current and effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants.

         The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to 5:00 p.m., New York City time, on the expiration date of the Warrants or, if the Warrants are called for redemption, the day prior to the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.

         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price, and the number of shares in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other similar events.

         The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. A holder of Warrants will not possess any rights as a stockholder of the Company unless and until the holder exercises the Warrants.

         Although the Warrants have a fixed exercise price and a formula for adjustments in certain events and have a fixed expiration date, it is possible that in the future the Company may wish to reduce the exercise price or extend the exercise period of the Warrants. The Company has no plans to reduce such price or extend the exercise period of the Warrants. Any such change would be effected pursuant to a post-effective amendment to the registration statement of which this Prospectus is a part or a new registration statement, and no Warrants with amended terms may be exercised unless and until such post-effective amendment or new registration statement has been declared effective by the Commission.

         The Warrants are issued pursuant to a Warrant Agreement among the Company, the Underwriter and American Stock Transfer & Trust Company, as warrant agent.

Series B Common Stock Purchase Warrants

         As of the date of this Prospectus, there were Series B Warrants to purchase 1,000,000 shares of Common Stock at $2.00 per share outstanding. See "Certain Transactions"

         The Series B Warrants are exercisable during the three-year period commencing on the date of this Prospectus. The holders of the Series B Warrants have demand and piggyback registration rights with respect to the Series B Warrants and the shares of Common Stock issuable upon exercise of the Series B Warrants. The demand registration rights may not be exercised prior to one year from the date of this Prospectus. Pursuant to the piggyback registration rights, the Series B Warrants and underlying shares of Common Stock are included in the registration statement of which this Prospectus is a part. The Company has no right to redeem the Series B Warrants. In the event that the Series B Warrants are transferred pursuant to an effective registration statement, the Series B Warrants automatically terminate 90 days after the date of transfer, provided that the registration statement remains current and effective during such period. In such event, the transferee must either exercise the Series B Warrants or permit them to expire unexercised.

         The Series B Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

         The holders of the Series B Warrants have been given the opportunity to profit from a rise in the market for the shares of the Company's Common Stock at a nominal cost per share, with a resulting dilution in the interests of stockholders. The holders of the Series B Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the Series B Warrants. Such facts may adversely affect the terms on which the Company could obtain additional financing.

Other Warrants

         Warrants to Purchase Class A Common Stock. As of the date of this Prospectus, there are outstanding warrants to purchase an aggregate of 1,450,000 shares of Class A Common Stock, which have an exercise price of $3.50. These warrants expire in September and October 2001 and February 2002. The Company has granted piggyback registration rights with respect to certain of these warrants. In addition, pursuant to the Schulman Agreement, the Company is to issue to Stephen A. Schulman, M.D. a five-year warrant to purchase 25,000 shares of Class A Common Stock at $3.50 per share.

         Warrants to Purchase Common Stock. Pursuant to the Company's agreement with DVI, in the event that the Company does not prepay its September 1996 term loans to DVI prior to the September 2001 maturity date, the Company has agreed to issue to DVI a warrant to purchase 1,000,000 shares of Common Stock at an exercise price equal to 80% of the market price of the Common Stock on the date of exercise. The Company has granted DVI certain piggyback registration rights with respect to the shares of Common Stock issuable upon exercise of these warrants. The warrant, if issued, will be exercisable from November 1, 2001 until February 1, 2002. See "Agreements with DVI."

Dividend Policy

         The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and accordingly does not anticipate paying cash dividends on its Common Stock in the foreseeable future. Pursuant to the Company's loan agreements with DVI, the Company may not pay dividends without the approval of DVI. See "Description of Securities -- Series A Preferred Stock" and "Description of Securities -- Series C Preferred Stock" for information concerning non-cumulative dividends payable with respect to the Series A Preferred Stock and the Series C Preferred Stock.

Shares Eligible for Future Sale

         All of the presently issued and outstanding shares of Common Stock and Class A Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. If a public market develops for the Company's Common Stock, the Company is unable to predict the effect that sales made under Rule 144 or other sales may have on the then prevailing market price of the Common Stock. The 9,200,000 presently outstanding shares of Common Stock, all of which are owned by SISC, will become eligible for sale pursuant to Rule 144 commencing 90 days after the effective date of the registration statement of which this Prospectus forms a part. All of the holders of the Company's securities have agreed that they will not sell their shares of Common Stock for three years from the date of this Prospectus without the prior approval of the Underwriter, except that the restriction is two years with respect to the Series B Warrants and the underlying shares of Common Stock. SISC has certain registration rights with respect to the shares of Common Stock issuable upon exercise of the Series B Warrants.

         Commencing on the date the shares may be sold pursuant to Rule 144, in any three month period, a holder may sell up to the greater of 1% of the outstanding Common Stock, which is 104,000 shares based on the 10,400,000 shares of Common Stock outstanding upon completion of the sale of the 600,000 Units offered hereby or the average weekly trading volume.

         It is not anticipated that there will be a public market for the Class A Common Stock. However, in the event that the Class A Common Stock is converted into Common Stock, the holding period with respect to the shares of Common Stock issued upon such conversion will include the holding period for the Class A Common Stock.

Section 203 of the Delaware General Corporation Law

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the certificate of incorporation or by-laws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the certificate of incorporation nor the by-laws of the Company currently excludes the Company from the restrictions imposed by Section 203.

Transfer Agent and Warrant Agent

         The transfer agent for the Common Stock and Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.


                                  UNDERWRITING

         Monroe Parker Securities, Inc. (the "Underwriter") has agreed, on the terms and subject to the conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriter, 600,000 Units. The Underwriter is committed to purchase and pay for all of the Units offered hereby on a "firm commitment" basis if any are purchased.

         The Underwriter has advised the Company that it proposes to offer the Units to the public at the respective public offering prices set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD"), concessions not exceeding $. per Unit, of which not more than $. per Unit may be reallowed to other dealers who are members of the NASD. After the initial public offering, the offering price, the concession and the reallowance may be changed.

         The Company has granted an option to the Underwriter, exercisable during the 45 day period from the date of this Prospectus, to purchase up to a maximum of 90,000 additional Units at the public offering price set forth on the Cover Page of this Prospectus, less the underwriting discounts, for the sole purpose of covering over-allotments of the Units.

         The Company has agreed to pay to the Underwriter a non-accountable expense allowance of 3% of the aggregate public offering price of all Units sold (including any Units sold pursuant to the Underwriter's over-allotment option).

         The Company has also agreed to enter into a two-year consulting agreement pursuant to which the Company will pay the Underwriter a fee of $71,785 which is to be paid in full at the closing of this Offering. During the term of the consulting agreement, the Underwriter will be reimbursed for its Company-approved out of pocket expenses. The Underwriting Agreement also provides that the Company will pay the Underwriter a fee in the event the Company consummates an acquisition, merger or similar transaction with a party introduced to it by the Underwriter. As of the date of this Prospectus, the Underwriter has not introduced the Company to any such party.

         The holders of all of the outstanding Common Stock and Class A Common Stock have agreed not to sell publicly any of their securities without the written consent of the Underwriter for a period of three years from the date of this Prospectus. The Company has agreed that, during the two years following the date of this Prospectus, it will not, without the consent of the Underwriter, issue any securities (other than upon exercise or conversion of outstanding securities, the Warrants, the Underwriter's Options or pursuant to the Plan).

         The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

         In connection with this Offering, the Company has agreed to sell to the Underwriter, for a purchase price of $25, Underwriter's Options to purchase from the Company up to 60,000 Units at an exercise price of 11.55 per Unit. The Warrants issuable upon exercise of the Underwriter's Options are identical to the Warrants included in the Units offered hereby. The Underwriter's Options are exercisable for a four-year period commencing one year from the date this Prospectus, except that if the Warrants expire prior to the exercise of the Underwriter's Option, upon such exercise the Company will issue two shares of Common Stock and no Warrants. During the one-year period commencing on the date of this Prospectus, the Underwriter's Options may not be sold, transferred, assigned or hypothecated, except to the officers of the Underwriter or to selling group members or officers or partners or members thereof, all of which shall be bound by such restrictions. The Underwriter's Options will contain anti-dilution provisions providing for adjustment under certain circumstances similar to those applicable to the Warrants. The holders of the Underwriter's Options have no voting, dividend or other rights as stockholders of the Company with respect to securities underlying the Underwriter's Options. The holders of the Underwriter's Options have been given the opportunity to profit from a rise in the market for the Company's Securities at a nominal cost, with a resulting dilution in the interests of stockholders. The holders of the Underwriter's Options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the Underwriter's Options. Such facts may adversely affect the terms on which the Company could obtain additional financing. Any profit received by the Underwriter on the sale of the Underwriter's Options or the securities issuable upon exercise of the Underwriter's Options may be deemed additional underwriting compensation.

         The Company has agreed during the term of the Underwriter's Options and for two years thereafter to give advance notice to the holders of the Underwriter's Options or underlying securities of its intention to file a registration statement, and, in such case, the holders of the Underwriter's Options and underlying securities shall have the right to require the Company to include the underlying securities in such registration statement at the Company's expense. At the demand of the holders of a majority of the Underwriter's Options and underlying Common Stock, including Common Stock issued or issuable upon exercise of the Warrants issuable upon exercise of the Underwriter's Options, during the term of the Underwriter's Options, the Company will also be required to file one such registration statement at the Company's expense. In addition, the Company has agreed to cooperate with the holders of the Underwriter's Options in filing a second registration at the expense of the holders of the Underwriter's Options or underlying securities.

         The Company has also agreed to pay the Underwriter a Warrant solicitation fee equal to 5% of the exercise price of the Warrants, a portion of which may be reallowed to a member of the NASD who solicited or assisted in the solicitation of the exercise of the Warrants. The Warrant exercise fee shall not be payable with respect to any Warrant exercised prior to the first anniversary of the date of this Prospectus and may be paid only if (i) the market price of the Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (ii) the exercise of the Warrant was solicited by a member of the NASD and such solicitation was acknowledged by the holder, (iii) the Warrant is not held in a discretionary account, (iv) disclosure of the compensation arrangements are made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise, and (v) the solicitation of the Warrant was not made in violation of Regulation M of the Commission under the Exchange Act.

         Regulation M of the Commission pursuant to the Exchange Act may prohibit the Underwriter from engaging in any market making activities with regard to the Company's securities for the period up to five business days prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

         Prior to this Offering, there has been no public market for the Units, Common Stock or Warrants of the Company. The public offering price and composition of the Units and the exercise price and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter and are not related to the Company's assets, book value, financial condition or any other recognized criteria of value. In determining such price and terms, the Company and the

Underwriter considered a number of factors, including estimates of the Company's business potential, the amount of dilution to public investors, the Company's prospects, and the general condition of the securities markets.

         The Underwriter has informed the Company that sales to any account over which the Underwriter exercises discretionary authority will not exceed 1% of this Offering.

         The Underwriter has been actively engaged in the securities brokerage and investment banking business since 1994. However, the Underwriter has engaged in only limited underwriting activities, and this Offering is only the seventh public offering in which the Underwriter has acted as the sole or managing underwriter. There can be no assurance that the Underwriter's limited experience as an underwriter of public offerings will not adversely affect the offering of the Units, the subsequent development of a trading market, if any, or the market for and liquidity of the Company's securities. Accordingly, purchasers of the Units offered hereby may suffer a lack of liquidity in their investment or a material diminution of the value of their investment.


                                  LEGAL MATTERS

         Esanu Katsky Korins & Siger, 605 Third Avenue, New York, New York 10158, special counsel for the Company, have given their opinion as to the authorization and valid issuance of the shares of Common Stock and Warrants offered by this Prospectus. Bernstein & Wasserman, LLP, 950 Third Avenue, New York, NY 10022, is acting as counsel for the Underwriter in connection with this Offering.

         The following firms have acted only as special healthcare counsel to the Company in connection with this Prospectus, and the information relating to government regulations contained under the caption "Business -- Government Regulation and Reimbursement" and "Risk Factors" has been included in reliance upon their advice: Proskauer Rose LLP, as to Federal and Florida law, Piper & Marbury L.L.P., as to Virginia law, Fillmore & Griffin, L.C., as to Kansas law, and Nevares, Sanchez-Alvarez & Gonzalez-Nieto, as to Puerto Rico law.


                                     EXPERTS

         The financial statements of the Company included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their report appearing herein, and are included herein in reliance on their report given on the authority of that firm as experts in accounting and auditing. The financial statements of IMI-Florida for September 30, 1994 and for the nine months then ended and for December 31, 1993 and for the year then ended included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their report appearing herein, and are included in reliance on their report given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         A Registration Statement on Form S-1 relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in such Registration Statement. For further information with respect to the Company and to the Securities offered hereby, reference is made to such Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document referred to in this Prospectus are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                      [This page intentionally left blank]

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                                         Page

International Magnetic Imaging, Inc. and Subsidiaries:

  Report of Independent Auditors....................................     F-3

  Consolidated Balance Sheets.......................................     F-4

  Consolidated Statements of Operations.............................     F-6

  Consolidated Statements of Stockholders' Equity...................     F-7

  Consolidated Statements of Cash Flows.............................     F-8

  Notes to Consolidated Financial Statements........................     F-10

International Magnetic Imaging, Inc. [Predecessor]

  Report of Independent Auditors....................................     F-36

  Combined Statement of Operations..................................     F-37

  Combined Statement of Changes in Equity...........................     F-38

  Combined Statement of Cash Flows..................................     F-39

  Notes to Combined Statements of Operations, Changes in Equity,
   and Cash Flows...................................................     F-40


                                . . . . . . . . .

                       This page intentionally left blank

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors of International Magnetic Imaging, Inc.


     We have audited the accompanying consolidated balance sheets of International Magnetic Imaging, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995 and from date of inception [September 30, 1994] to December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Magnetic Imaging, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1995 and for the period from September 30, 1994 to December 31, 1994, in conformity with generally accepted accounting principles.



                                                 MOORE STEPHENS, P. C.
                                                 Certified Public Accountants.

Cranford, New Jersey
February 7, 1997 [Except for Note 24 as to which the date is March 31, 1997]

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                      March 31,                   December 31,
                                                                      ---------                   ------------
                                                                       1 9 9 7              1 9 9 6          1 9 9 5
                                                                       -------              -------          -------
                                                                     [Unaudited]
Assets:
Current Assets:
   Cash                                                           $      1,398,522    $     1,539,245     $     1,411,490
   Accounts Receivable - Net                                            10,240,050         10,074,550           8,772,483
   Prepaid Expenses and Other                                              297,003            253,900             237,944
   Deferred Tax Asset                                                      363,967            363,967             953,985
                                                                  ----------------    ---------------     ---------------

   Total Current Assets                                                 12,299,542         12,231,662          11,375,902
                                                                  ----------------    ---------------     ---------------

Property and Equipment:
   Property and Equipment - Net                                          8,889,870          9,219,684           7,249,676
   Equipment Under Capitalized Leases - Net                              3,025,491          3,340,929           2,252,329
                                                                  ----------------    ---------------     ---------------

   Property and Equipment - Net                                         11,915,361         12,560,613           9,502,005
                                                                  ----------------    ---------------     ---------------

Other Assets:
   Non-Current Accounts Receivable - Net                                 1,584,456          1,747,400           1,733,558
   Goodwill - Net                                                        9,591,850          9,728,912          10,277,160
   Restrictive Covenants - Net                                             550,427            825,644           1,926,512
   Customer List - Net                                                   4,713,019          4,807,279           5,184,319
   Loan Costs - Net                                                        496,469            535,411              98,992
   Deferred Offering Costs                                                 544,425            322,165                  --
   Deposits and Other                                                      415,331            346,663             727,944
   Deferred Tax Asset                                                    1,224,396          1,224,398           1,189,611
   Note Receivable - Officer                                               308,296            308,296                  --
                                                                  ----------------    ---------------     ---------------

   Total Other Assets                                                   19,428,669         19,846,168          21,138,096
                                                                  ----------------    ---------------     ---------------

   Total Assets                                                   $     43,643,572    $    44,638,443     $    42,016,003
                                                                  ================    ===============     ===============

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                          March 31,                  December 31,
                                                                          ---------                  ------------
                                                                           1 9 9 7             1 9 9 6           1 9 9 5
                                                                           -------             -------           -------
                                                                         [Unaudited]
Liabilities and Stockholders' Equity:
Current Liabilities:
   Accounts Payable and Other Liabilities                             $     2,357,601     $     2,987,434    $      2,673,087
   Accrued Expenses                                                           869,826           1,016,419             814,156
   Accrued Radiology Fees                                                     261,608             191,336             187,134
   Current Income Taxes Payable                                               745,636             652,404             456,281
   Current Portion of Long-Term Debt                                        3,574,496           3,486,408           2,933,082
   Current Portion of Obligations Under Capital Leases                      1,278,229           1,272,923           1,140,095
   Current Portion of Covenants Not-to-Compete                                133,333             200,000             266,667
   Current Portion of Subordinated Debt                                     6,241,875           6,268,713          12,653,825
   Subordinated Debt - Related Party                                          924,206             924,206                  --
   Accrued Interest - Subordinated Debt                                       535,901             442,812                  --
   Due to Affiliate                                                           450,000             250,000             111,514
                                                                      ---------------     ---------------    ----------------

   Total Current Liabilities                                               17,372,711          17,692,655          21,235,841
                                                                      ---------------     ---------------    ----------------

Noncurrent Liabilities:
   Notes Payable                                                           10,597,885          11,525,232           5,909,814
   Revolver Loan                                                            5,234,106           4,714,585                  --
   Obligations Under Capitalized Leases                                     2,528,231           2,863,752           2,057,580
   Subordinated Debt                                                          268,639             311,872           4,033,873
   Subordinated Debt - Related Party                                               --                  --             969,000
   Covenants Not-to-Compete                                                        --                  --             200,000
   Deferred Interest                                                          224,406             124,962                  --
   Due to Affiliate                                                           696,614           1,175,397           2,557,794
                                                                      ---------------     ---------------    ----------------

   Total Noncurrent Liabilities                                            19,549,881          20,715,800          15,728,061
                                                                      ---------------     ---------------    ----------------

   Total Liabilities                                                       36,922,592          38,408,455          36,963,902
                                                                      ---------------     ---------------    ----------------

Commitments and Contingencies                                                      --                  --                  --
                                                                      ---------------     ---------------    ----------------

Stockholders' Equity:
   Preferred Stock - Par Value $.01, 6,000,000 Shares Authorized:

     Series A Redeemable Preferred - 5,000 Shares Issued and
       Outstanding [Liquidation Value - $4,042,000 as of December 31,
       1995, $4,984,000 as of December 31, 1996 and $5,377,000 as of
       March 31, 1997]                                                             50                  50                  50

     Series B Convertible Redeemable Preferred - 5,000 Shares Issued
       and Outstanding - December 31, 1995 [Liquidation Value
       $100,000], None - December 31, 1996 and March 31, 1997                      --                  --                  50

   Common Stock - Par Value $.01, 50,000,000 Shares Authorized,
     9,200,000 Shares Issued and Outstanding                                   92,000              92,000              92,000

   Class A Common Stock - Par Value $.01, 6,000,000 Shares
     Authorized, 1,000,000 Shares Issued and Outstanding                       10,000              10,000              10,000

   Additional Paid-in Capital                                               1,935,136           1,550,346           1,413,763

   Retained Earnings                                                        4,683,794           4,577,592           3,536,238
                                                                      ---------------     ---------------    ----------------

   Total Stockholders' Equity                                               6,720,980           6,229,988           5,052,101
                                                                      ---------------     ---------------    ----------------

   Total Liabilities and Stockholders' Equity                         $    43,643,572     $    44,638,443    $     42,016,003
                                                                      ===============     ===============    ================

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                                               From date of
                                                                                                                Inception
                                                                                                              [September 30,
                                             Three months ended                     Years ended                  1994] to
                                                  March 31,                        December 31,                December 31,
                                                  ---------                        ------------                ------------
                                           1 9 9 7          1 9 9 6          1 9 9 6          1 9 9 5             1 9 9 4
                                           -------          -------          -------          -------             -------
                                         [Unaudited]      [Unaudited]
Revenue:
  Net Patient Service Revenue          $   7,282,791  $      7,847,104  $    30,015,345   $    27,381,738    $      6,526,644
  Other Service Revenue                      245,100           142,289          567,602           449,773                  --
  Management Fee Income                      171,663           124,350          526,905           212,211              22,901
  Radiology Fee Income                            --                --               --                --               7,791
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Total Revenue                            7,699,554         8,113,743       31,109,852        28,043,722           6,557,336
                                       -------------  ----------------  ---------------   ---------------    ----------------

Costs and Expenses:
  Radiology Fees                             753,228           733,717        3,317,784         2,981,862             526,576
  Equipment Maintenance                      393,452           299,713        1,261,658         1,223,154             359,842
  Patient Service Costs and Expenses         670,482           581,146        2,224,157         1,934,866             520,839
  Salaries and Benefits                    1,774,728         1,708,771        6,674,599         5,941,350           1,713,229
  Professional Services                      288,302           240,797          801,115           786,608              39,190
  Other Management, General
    and Administrative                     1,092,742         1,186,591        4,731,629         3,966,117             946,822
  Provision for Bad Debts                    492,000           238,000        2,359,500           855,053             130,637
  Depreciation                               791,215           708,822        3,163,616         2,939,841             775,244
  Amortization                               545,481           533,458        2,150,410         2,047,681             509,016
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Total Costs and Expenses                 6,801,630         6,231,015       26,684,468        22,676,532           5,521,395
                                       -------------  ----------------  ---------------   ---------------    ----------------

Operating Income Before Other
  Income [Expense] and Income
  Taxes                                      897,924         1,882,728        4,425,384         5,367,190           1,035,941
                                       -------------  ----------------  ---------------   ---------------    ----------------

Other Income [Expense]:
  Equity in Income of Joint Venture          502,218                --          280,752           120,450                  --
  Interest Income and Other                   36,519            61,150          280,375            72,112             139,727
  Interest Expense                          (853,515)         (677,943)      (3,004,705)       (2,565,215)           (702,808)
  Loss on Disposal of Assets                      --                --          (28,341)          (24,893)                 --
  Gain [Loss] on Sale of Assets                1,078                --            5,000           (78,718)                 --
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Other [Expense] - Net                     (313,700)         (616,793)      (2,466,919)       (2,476,264)           (563,081)
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Income Before Income Taxes                 584,224         1,265,935        1,958,465         2,890,926             472,860

Income Tax Expense [Benefit]                 478,022           718,992          917,111         1,129,427          (1,301,879)
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Net Income                           $     106,202  $        546,943  $     1,041,354   $     1,761,499    $      1,774,739
                                       =============  ================  ===============   ===============    ================

Earnings Per Share:
  Primary                              $         .01  $            .04  $           .08   $           .13    $            .11
                                       =============  ================  ===============   ===============    ================
  Fully Diluted                        $         .01  $            .04  $           .08   $           .13    $            .11
                                       =============  ================  ===============   ===============    ================
Weighted Average Number of Shares:
  Primary                                 12,728,572        16,600,000       16,711,111        16,600,000          16,528,500
                                       =============  ================  ===============   ===============    ================
  Fully Diluted                           12,728,572        16,600,000       17,028,572        16,600,000          16,528,500
                                       =============  ================  ===============   ===============    ================

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                      Preferred Stock                             Common
                                                      ---------------                             ------
                                        6,000,000 Shares Authorized Par Value $.01           Stock 50,000,000
                                        ------------------------------------------           ----------------
                                                                Series B Convertible         Shares Authorized
                                        Series A Redeemable          Redeemable           9,200,000 Shares Issued
                                        -------------------          ----------           -----------------------
                                        5,000 Shares Issued      5,000 Shares Issued          and Outstanding
                                          and Outstanding           and Outstanding          Par Value $.01
                                     # of Shares     Amount      # of Shares    Amount     # of Shares   Amount
                                     -----------     ------      -----------    ------     -----------   ------
Issuance of Stock                          5,000 $       50            5,000 $      50     9,200,000  $  92,000

Additional Capital Contribution               --         --               --        --            --         --

Net Income for the period
 ended December 31,1994                       --         --               --        --            --         --
                                     -----------  ---------      -----------  --------     ---------   --------

   Balance - December 31, 1994             5,000         50            5,000        50     9,200,000     92,000

Additional Capital Contribution               --         --               --        --            --         --

Net Income for the year ended
 December 31, 1995                            --         --               --         --           --          --
                                     -----------  ---------      -----------  ---------    ----------  ---------

   Balance - December 31, 1995             5,000         50            5,000         50     9,200,000     92,000

Additional Capital Contribution               --         --               --         --            --          --

Cancellation of Series B
 Preferred Stock                              --         --           (5,000)       (50)           --          --

Net Income for the year ended
 December 31, 1996                            --         --               --         --            --          --
                                     -----------  ---------      -----------  ---------    ----------  ----------

   Balance - December 31, 1996             5,000         50               --         --     9,200,000      92,000

Additional Capital Contribution               --         --               --         --            --          --

Net Income for the three months
 ended March 31, 1997                         --         --               --         --            --          --
                                     -----------  ---------      -----------  ---------    ----------  ----------

   Balance - March 31,
     1997 [Unaudited]                      5,000 $       50               -- $       --     9,200,000 $    92,000
                                     ===========  =========      ===========  =========    ==========  ==========
                                                                                                      (Continued)

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                              Class A Common
                                              --------------
                                              Stock 6,000,000
                                              ---------------
                                             Shares Authorized
                                          1,000,000 Shares Issued
                                          -----------------------
                                              and Outstanding            Additional                       Total
                                              Par Value $.01               Paid-in        Retained    Stockholders'
                                          # of Shares     Amount           Capital        Earnings       Equity
                                          -----------     ------           -------        --------       ------
Issuance of Stock                          1,000,000    $ 10,000        $  (101,100)    $       --    $    1,000

Additional Capital Contribution                   --          --            283,658             --       283,658

Net Income for the period
 ended December 31, 1994                          --          --                 --      1,774,739     1,774,739
                                          ----------    --------        -----------     ----------    ----------

 Balance - December 31, 1994               1,000,000      10,000            182,558      1,774,739     2,059,397

Additional Capital Contribution                   --          --          1,231,205             --     1,231,205

Net Income for the year ended
 December 31, 1995                                --          --                 --      1,761,499     1,761,499
                                          ----------    --------        -----------     ----------    ----------
   Balance - December 31, 1995             1,000,000      10,000          1,413,763      3,536,238     5,052,101

Additional Capital Contribution                   --          --            136,533             --       136,533

Cancellation of Series B
 Preferred Stock                                  --          --                 50             --            --

Net Income for the year ended
 December 31, 1996                                --          --                 --      1,041,354     1,041,354
                                          ----------    --------        -----------     ----------    ----------

   Balance - December 31, 1996             1,000,000      10,000          1,550,346      4,577,592     6,229,988

Additional Capital Contribution                   --          --            384,790             --       384,790

Net Income for the three months
   ended March 31, 1997                           --          --                 --        106,202       106,202
                                                ----       -----              -----     ----------    ----------
   Balance - March 31,
     1997 [Unaudited]                      1,000,000 $    10,000        $ 1,935,136    $ 4,683,794  $  6,720,980
                                           =========  ==========         ==========     ==========   ===========
                                                                                                     (Concluded)

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                               From date of
                                                                                                                Inception
                                                                                                              [September 30,
                                             Three months ended                     Years ended                  1994] to
                                                  March 31,                        December 31,                December 31,
                                                  ---------                        ------------                ------------
                                           1 9 9 7          1 9 9 6          1 9 9 6          1 9 9 5             1 9 9 4
                                           -------          -------          -------          -------             -------
                                         [Unaudited]      [Unaudited]
Operating Activities:
  Net Income                           $     106,202  $        546,943  $     1,041,354   $     1,761,499    $      1,774,739
                                       -------------  ----------------  ---------------   ---------------    ----------------
  Adjustments to Reconcile Net
    Income to Net Cash Provided
    by Operating Activities:
    Provision for Bad Debts                  492,000           238,000        2,359,500           855,053             130,637
    Depreciation                             791,215           708,822        3,163,616         2,939,841             775,244
    Amortization of Intangible
      Assets and Loan Costs                  545,481           533,458        2,150,410         2,047,681             509,016
    Deferred Tax Provision [Benefit]              --           648,729          555,231          (475,196)         (1,668,400)
    Deferred Interest                         99,444                --          124,962                --                  --
    Loss on Disposal of Equipment                 --                --           28,341            24,893                  --
    [Gain] Loss of Sale of Equipment          (1,078)               --           (5,000)           78,718                  --
    Allocated Income Tax                     384,790           580,143          136,533         1,231,205             283,658

  Changes in Operating Assets and Liabilities:
    Accounts Receivable - Net               (494,556)       (2,057,021)      (3,675,409)       (3,432,240)           (680,478)
    Prepaid Expenses and Other               (43,103)         (338,779)         (15,956)           (2,870)            114,355
    Accounts Payable and Other
      Liabilities                           (590,105)          384,537        1,155,545         1,148,364           1,288,964
    Accrued Radiology Fees                    70,272            11,895            4,202           134,626              52,508
                                       -------------  ----------------  ---------------   ---------------    ----------------

    Total Adjustments                      1,254,360           709,784        5,981,975         4,550,075             805,504
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Net Cash - Operating
    Activities - Forward                   1,360,562         1,256,727        7,023,329         6,311,574           2,580,243
                                       -------------  ----------------  ---------------   ---------------    ----------------

Investing Activities:
  Property and Equipment
    Additions                               (144,885)       (1,121,012)      (3,961,729)         (141,076)         (1,514,620)
  Payments to Affiliate                     (278,783)         (932,297)      (1,243,911)         (440,347)         (1,034,144)
  Refunds [Payments] for Deposits            (68,666)          206,031          381,281          (658,281)                 --
  Proceeds from Sale of Equipment                 --                --            5,000                --                  --
  Payment for Purchase of Companies -
    Net of Cash Acquired                          --                --               --                --          (4,750,462)
  Note Receivable - Officer                       --                --         (308,296)               --                  --
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Net Cash - Investing
    Activities - Forward               $    (492,334) $     (1,847,278) $    (5,127,655)  $    (1,239,704)   $     (7,299,226)

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                                               From date of
                                                                                                                Inception
                                                                                                              [September 30,
                                             Three months ended                     Years ended                  1994] to
                                                  March 31,                        December 31,                December 31,
                                                  ---------                        ------------                ------------
                                           1 9 9 7          1 9 9 6          1 9 9 6          1 9 9 5             1 9 9 4
                                           -------          -------          -------          -------             -------
                                         [Unaudited]      [Unaudited]
  Net Cash - Operating
    Activities - Forwarded             $   1,360,562  $      1,256,727  $     7,023,329   $     6,311,574    $      2,580,243
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Net Cash - Investing
    Activities - Forwarded                  (492,334)       (1,847,278)      (5,127,655)       (1,239,704)         (7,299,226)
                                       -------------  ----------------  ---------------   ---------------    ----------------

Financing Activities:
  Proceeds from Acquisition Debt                  --                --               --                --           7,100,000
  Proceeds from Lending
    Institutions                           1,288,049         8,500,625       16,126,810         1,210,755              82,376
  Payments on Notes Payable
    and Long-Term Debt                    (1,744,525)       (6,950,136)     (15,662,055)       (5,190,329)           (765,468)
  Payments on Capital Lease
    Obligations                             (330,215)         (300,743)      (1,349,836)       (1,078,134)           (226,875)
  Payments of Loan Costs                          --          (322,010)        (560,673)          (73,722)                 --
  Payments of Offering Costs                (222,260)               --         (322,165)               --                  --
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Net Cash - Financing
    Activities                            (1,008,951)          927,736       (1,767,919)       (5,131,430)          6,190,033
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Net [Decrease] Increase in
    Cash                                    (140,723)          337,185          127,755           (59,560)          1,471,050

Cash - Beginning of Periods                1,539,245         1,411,490        1,411,490         1,471,050                  --
                                       -------------  ----------------  ---------------   ---------------    ----------------

  Cash - End of Periods                $   1,398,522  $      1,748,675  $     1,539,245   $     1,411,490    $      1,471,050
                                       =============  ================  ===============   ===============    ================

See Notes to Consolidated Financial Statements.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[1] Nature of Operations

International Magnetic Imaging, Inc., a Delaware corporation [the "Company"] formerly known as IMI Acquisition Corporation, was incorporated in March 1994 and commenced operations in September 1994 to engage in the acquisition, ownership and operation of outpatient medical diagnostic centers providing magnetic resonance imaging ["MRI"] services and other diagnostic modalities. Operations of the centers are conducted through seven partnerships and six corporations and are located in various states and the Commonwealth of Puerto Rico. Two of the corporations provide management and administrative services to the centers. The other corporation operates as a referral network through which patients are referred to diagnostic imaging centers, throughout the State of Florida, including the Company's Florida centers.

The Company was organized as a wholly-owned subsidiary of SIS Capital Corp. ["SISC"], which is a wholly-owned subsidiary of Consolidated Technology Group Ltd. ["Consolidated"], a public company.

The principal users of the Company's centers are practicing physicians located in general proximity to the various centers. Each of the centers is managed by International Magnetic Imaging, Inc., a Florida Corporation ["IMI - Florida"].

Basis of Presentation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The seven Florida centers operate as limited partnerships in which the Company through its wholly-owned subsidiaries, owns 100% of the limited and general partnership entities. Such a structure was required to consummate the acquisition under Florida law due to the notes payable to the former limited partner - physicians.

Operating Centers:

   Pine Island Magnetic Resonance Imaging Center, Ltd.
   Magnetic Resonance Institute of North Miami Beach, Ltd.
   Magnetic Resonance Institute of Boca Raton, Ltd.
   Magnetic Resonance Institute of South Dade, Ltd.
   Oakland Magnetic Resonance Institute, Ltd.
   Physician's Outpatient Diagnostic Center, Ltd. ["PODC"]
   IMI Acquisition of Puerto Rico Corporation
   IMI Acquisition of Arlington Corp.
   IMI Acquisition of Kansas Corp.
   Magnetic Resonance Institute of Orlando, Ltd.

Management and Administrative Services:

   IMI - Florida MD Acquisition Corp.

Referral Services:
   MRI Net, Inc.

[2] Summary of Significant Accounting Policies

The accounting and reporting policies of International Magnetic Imaging, Inc. and subsidiaries [hereinafter referred to as "IMI" or the "Company"] conform to generally accepted accounting principles.
The following summarizes the more significant of these policies.

Principles of Consolidation - The consolidated financial statements include the accounts of International Magnetic Imaging, Inc. and its subsidiaries. All intercompany transactions have been eliminated in consolidation.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #2
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[2] Summary of Significant Accounting Policies [Continued]

Cash and Cash Equivalents - Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At December 31, 1996 and 1995, the Company had no cash equivalents.

Allowance for Doubtful Accounts - Patient accounts are reserved for when, in management's opinion, the collectibility of a portion of, or the entire outstanding balance, is doubtful.

Property and Equipment and Depreciation - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are stated at cost less accumulated amortization. Such improvements are amortized over the shorter of the term of the lease or the useful life of the improvement. Medical equipment financed under capital leases are recorded in property and equipment accounts at the lower of the present value of the minimum lease payments or the fair value of the assets at the inception of the lease. Amortization of assets held under capital leases is included in depreciation expense and is computed using the straight-line method.

Property and equipment are depreciated over the following estimated useful lives:

                                                                    Years
Buildings and Improvements                                            25
Leasehold Improvements                                            10  -  25
Medical Equipment                                                      6
Furniture and Equipment                                             5  -  7

Expenditures for maintenance, repairs, and replacement of minor items are charged to earnings as incurred. Major additions and improvements which extend the useful life or improve the operating performance of the related asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period. Depreciation expense for the periods December 31, 1996, 1995 and 1994 was $3,163,616, $2,939,841 and $775,244, respectively. The equipment used by the Company is technologically sophisticated and subject to accelerated obsolescence in the event of significant technological change.

Intangible Assets - Intangible assets consist of goodwill, customer lists [i.e., acquired managed care and physician contracts], and restrictive covenants arising from business acquisitions. Goodwill, representing the excess of the purchase price over the estimated fair value of the net assets acquired via business acquisitions, is being amortized over the period of expected benefit of 20 years. Customer lists [i.e., acquired managed care and physician contracts] are amortized over the period of expected benefit, which is 15 years. The restrictive covenants are being amortized over their contractual lives, which is 3 years.
Intangible assets are being amortized on a straight-line basis.

Joint Venture - In August 1995, the Company and Kaley Imaging, Inc. ["Kaley"], which also operated an MRI center in Orlando, Florida, entered into a joint venture agreement pursuant to which the Company and Kaley combined to operate an MRI center in Orlando, although the Company continues to incur expenses with respect to the equipment formerly used in its Orlando center which expenses are borne solely by the Company's subsidiary that operated its Orlando center. The Company and Kaley each have a 50% interest in the joint venture, and the Company accounts for its interest in the joint venture on the equity method. For the years ended December 31, 1996 and 1995, the Company recognized income of $280,752 and $120,450, respectively, from the joint venture. The excess of distributions received from the joint venture for payments of guaranteed obligations of the Company over the Company's equity interest in the net income of the joint venture is included in accounts payable and other liabilities and amounted to $310,806 at December 31, 1996. The Company's equity interest in the net income of the joint venture net of distributions amounted to $26,267 at December 31, 1995 and is included in other assets.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #3
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[2] Summary of Significant Accounting Policies [Continued]

Loan Origination Costs - Loan origination costs of $681,270 and $120,597 which were incurred in connection with financing relating to the business acquisitions and capital expenditures are shown net of accumulated amortization of $145,859 and $21,605 for the years ended December 31, 1996 and 1995, respectively. The costs will be amortized over the terms of the related financing agreements, using the straight-line method which approximates the interest method. Amortization expense of loan origination costs relating to business acquisitions and capital expenditures for the years ended December 31, 1996 and 1995 was $124,254 and $21,605, respectively. Amortization of such costs began in January of 1995.

Deferred Offering Costs - Deferred offering costs of $322,165 were incurred with respect to the Company's proposed initial public offering. Such costs will be charged against the offering proceeds as a reduction of additional paid-in capital. If the offering is not consummated, these costs will be expensed at that time.

Deferred Interest - Deferred interest represents additional interest of 10.5% incurred on certain long-term debt [See Note 8]. Such interest is not payable until the maturity date of the related debt. The Company records the additional interest expense over the life of the debt and the related deferred interest is included in non-current liabilities until it becomes currently payable.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Impairment - Certain long-lived assets of the Company including goodwill are reviewed on a quarterly basis as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Management also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. Management has determined that expected future cash flows [undiscounted and without interest charges] exceed the carrying value of such long-lived assets at December 31, 1996 and believes that no impairment of these assets has occurred. It is at least reasonably possible that management's estimate of expected future cash flows may change in the near term.

Net Patient Service Revenue - Net patient service revenue is recognized at the net realizable amounts from patients, third-party payors and others at the time services are rendered. The amount recognized reflects estimated prospective contractual adjustments, including contractual allowances based on agreements between the Company and third-party payors.

For the years December 31, 1996 and 1995 and the period from inception [September 30, 1994] to December 31, 1994, contractual adjustments amounted to approximately $29,000,000, $22,000,000 and $4,000,000, respectively.

The Company is not engaged in the practice of medicine and does not employ physicians. The Company, has the legal right to set the fees for the services rendered, and such fees are billed at the time such services are rendered. The patient or third-party payor is legally obligated to the Company for the amount billed. Bills to third-party payors are based on contractual arrangements between the Company and the third-party payors.

The Company has historically not provided any significant amount of charity care.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #4
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[2] Summary of Significant Accounting Policies [Continued]

Liability-Related Revenue and Accounts Receivable - A portion of the Company's revenue is derived from diagnostic imaging services performed in connection with a patient's injury where the patient asserts or intends to assert a claim against a third party. Such services are referred to as liability-related services, and do not includes services relating to workers' compensation claims or no-fault insurance claims. During the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, approximately 7%, 11% and 12%, respectively, of the Company's revenue was derived from liability-related services. Because the patient typically expects to pay the charges for the diagnostic imaging services from a settlement or verdict with the party which caused the injury, the collection period for liability-related receivables can be significant, and can be more than one year. Since the acquisition of the Centers, the Company has reduced the number of liability-related procedures being performed, and has instituted a procedure whereby the patient is required to acknowledge his or her financial responsibility for the services performed, and obtains from the attorney an assignment of proceeds whereby the proceeds generated from the claim are paid to the Company. Because a portion of the liability-related receivables is not collected during the year following the performance of the services, a portion of such receivables is treated as a long-term asset. In the year ended December 31, 1996, the provision for bad debts increased $1.5 million, or 176%, from 1995, and substantially all of this increase reflects an evaluation of the collectiblity of receivables from liability-related services which were generated prior to the Company's acquisition of the Centers.

Income Taxes - The Company prepares its consolidated financial statements on the accrual basis of accounting. Provision has been made for federal and state income taxes. The Company and its subsidiaries file separate state tax returns. Although federal income tax returns are filed on a consolidated basis with those of the parent company, Consolidated, the Company calculates its federal tax provision on the "separate return basis." Any tax benefit generated by the utilization of Consolidated's federal tax net operating losses has been recorded as a liability to Consolidated and then subsequently forgiven, resulting in an addition to paid-in capital.

Stock Options and Similar Equity Instruments - On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments [collectively, "Options"] issued to employees, however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #5
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[2] Summary of Significant Accounting Policies [Continued]

Earnings Per Share - Earnings per share is computed based on the weighted average number of shares of Common Stock and Class A Common Stock outstanding for each period presented using the modified "Treasury Stock Method." Due to the large number of common equivalent shares outstanding, application of the modified "Treasury Stock Method" was used because the number of shares obtainable upon exercise of all options and warrants exceeded 20% of the number of shares outstanding at the end of the period. This results in the assumed exercise of all anti-dilutive options and warrants as well as dilutive options and warrants. While conventional earnings per share computational guidance does not give effect to anti-dilution, exceptions are allowed under the treasury stock method to aggregate all computations and if the net result is dilutive, all options and warrants are included, and if the net result is anti-dilutive, all are excluded. Primary earnings per share and fully diluted earnings per share include common stock equivalents [options and warrants] which in the aggregate are dilutive using the modified "Treasury Stock Method." Excess proceeds from the assumed exercise of common stock equivalents were used to retire short-term debt and when available, long-term debt. Common stock and Class A Common Stock was assumed reacquired at the average market price for primary earnings per share and at the year end market price for fully diluted earnings per share. The determination of fair market value was made by the Company's Board of Directors. At December 31, 1996, 1995 and 1994, the net income effect of the assumed reduction in interest expense [net of tax] from debt retirement and the average and year end market prices are as follows:

                                      Net Income Effects
                                      of Debt Retirements        Average Market Price        Year End Market Price
                                    Primary    Fully Diluted
                                   Earnings      Earnings                        Class A                    Class A
                                   Per Share     Per Share        Common         Common       Common        Common
December 31,
   1996                        $     316,035   $    301,035  $        2.25   $       2.25   $      3.50  $       3.50
   1995                        $     409,035   $    391,035  $         .75   $        .75   $      1.00  $       1.00
   1994                        $     110,186   $    105,686  $         .25   $        .25   $       .50  $        .50

Certain options and warrants, issued at or below the initial public offering price within one year of the filing of the Company's initial public offering, are included in the computation of earnings per share for all periods presented. The assumed repurchase price of such options and warrants is the initial public offering price of $3.50 per share for all periods presented. In November 1996, the Company effected a recapitalization pursuant to which 1,000 shares of Common Stock outstanding on such date became and were converted into 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock and 5,000 shares of Series A Redeemable Preferred Stock and 5,000 shares of Series B Preferred Stock [subsequently canceled at December 31, 1996]. In computing earnings per share, shares of Common Stock and Class A Common Stock are treated as a single class. All share and per share information in these financial statements gives effect, retroactively, to such transactions. Dividends on preferred stock, if and when declared, are included in the calculation of earnings per share.

Reclassification - Certain items have been reclassified to conform with the current year's presentation.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #6
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[3] Acquisitions

On September 30, 1994, the Company acquired IMI-Florida and its affiliated entities, which are identified in Note 1 - Basis of Presentation, in a business combination accounted for as a purchase. The principal operations of IMI - Florida are in the establishment and operation of outpatient diagnostic imaging centers providing MRI services and other diagnostic imaging modalities. The results of operations of the acquired entities are included in the accompanying consolidated financial statements since the date of acquisition. The total cost of the acquisition was $31,871,702, which exceeded the fair value of net assets of the acquired entities by $11,068,852. Included in the purchase price was the issuance of 3,343,000 shares of Consolidated common stock valued at approximately $.87 a share [$2,920,000] which was the fair value at the time of acquisition. Such shares were transferred from Consolidated to SISC, which generally holds Consolidated's investments in common stock, and from SISC to the Company. The Company recorded this transfer as a loan payable to SISC [See Note 11]. Pursuant to the acquisition agreement, 83,334 additional shares of Consolidated's common stock are to be issued to the sellers due to a decline in the market price of the Consolidated's common stock. The 83,334 shares reflect an offset to which the Company was entitled if certain levels of net patient service revenues were not attained. During the two years following the closing of the acquisition, 250,000 contingent shares that were to be issued in connection with the acquisition of IMI-Florida based on performance, were not issued due to the failure of the Company to meet certain net patient service revenue levels during such two-year period. In addition, 70,000 additional shares of Consolidated's common stock are to be issued to the sellers in connection with the acquisitions of the Kansas City and Arlington centers due to such decline in the stock prices of Consolidated's common stock. The excess purchase price, or goodwill, is being amortized by the straight-line method over 20 years. The other intangibles, specifically restrictive covenants and customer lists, are being amortized by the straight-line method over 3 years and 15 years, respectively.

In connection with the Company's acquisition of one of the centers, 125,000 shares of Consolidated's common stock was issued to a radiologist in connection with an amendment to the existing agreement with such radiologist. The determined fair value at that time of $.87 per share, or $108,750, was expensed as radiology fees during the period ended December 31, 1994.

The following summarizes the purchase price allocated to acquired assets at fair value.

Cash                                                          $      6,960,000
Subordinated Debt                                                   19,862,915
Stock                                                                2,920,000
Notes [Covenants]                                                      800,000
Acquisition Costs                                                    1,328,787
                                                              ----------------

   Purchase Cost                                              $     31,871,702
   -------------                                              ================

Cash                                                          $      2,349,548
Other Assets                                                           421,281
Covenants-Not-to-Compete                                             3,302,597
Property, Plant and Equipment                                       10,902,543
Accounts Receivable                                                  7,379,015
Managed Care and Physician Contracts - Customer Lists                5,655,619
Liabilities Assumed                                                 (9,207,753)
Goodwill                                                            11,068,852
                                                              ----------------

   Total                                                      $     31,871,702
   -----                                                      ================


The cash portion of the purchase price was simultaneously financed through a major asset-based lender.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #7
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[4] Accounts Receivable

Accounts receivable, net of contractual allowances, are summarized as follows:

                                                             December 31,
                                                        1 9 9 6       1 9 9 5
Current:
   Personal Injury Liability Related Services      $   1,968,517  $  2,549,219
   Managed Care                                        2,786,959     2,031,822
   Commercial Insurance                                2,429,950     1,812,313
   Workers' Compensation                               1,972,751       958,427
   Medicare/Medicaid                                     825,244       559,026
   Private Pay                                           416,937       784,121
   Other                                                 232,804     1,426,843
                                                   -------------  ------------

   Totals                                             10,633,162    10,121,771
   Less:  Allowance for Doubtful Accounts               (558,612)   (1,349,288)
                                                   -------------  ------------

   Current Accounts Receivable - Net                  10,074,550     8,772,483
                                                   -------------  ------------

Non-Current:
   Personal Injury Liability Related Services          2,219,818     2,874,651
   Less:  Allowance for Doubtful Accounts               (472,418)   (1,141,093)
                                                   -------------  ------------

   Non-Current Accounts Receivable - Net               1,747,400     1,733,558
                                                   -------------  ------------

   Total Accounts Receivable                          12,852,980    12,996,422
   Less: Allowance for Doubtful Accounts              (1,031,030)   (2,490,381)
                                                   -------------  ------------

   Accounts Receivable - Net                       $  11,821,950  $ 10,506,041
   -------------------------                       =============  ============

Accounts receivable pledged as collateral for borrowings at December 31, 1996 and 1995 was $11,821,950 and $9,969,500, respectively. On a consolidated basis the Company does not have a significant concentration of receivables from any one non-governmental managed care provider. The Company does not require collateral from its customers.

Contractual allowances amounted to approximately $600,000 and $2,000,000 at December 31, 1996 and 1995, respectively.

The changes in the allowance for doubtful accounts are summarized as follows:

                                                                                  D e c e m b e r  31,
                                                                            --------------------------------
                                                                      1 9 9 6          1 9 9 5            1 9 9 4
                                                                      -------          -------            -------
Beginning Balance                                                $      2,490,381  $     2,351,026   $     2,394,794
Provision for Doubtful Accounts                                         2,359,500          855,053           130,637
Recoveries                                                                195,371          255,862            94,848
Charge-offs                                                            (4,014,222)        (971,560)         (269,253)
                                                                 ----------------  ---------------   ---------------

   Ending Balance                                                $      1,031,030  $     2,490,381   $     2,351,026
   --------------                                                ================  ===============   ===============

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #8
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[5] Property and Equipment

Property and equipment are summarized as follows:

                                                   December 31,
     Property Class                          1 9 9 6          1 9 9 5
     --------------                          -------          -------

Land                                 $        663,830  $       663,830
Buildings and Improvements                  3,466,887        3,242,346
Leasehold Improvements                      1,688,335        1,170,377
Medical Equipment                          17,489,403       14,590,268
Furniture and Equipment                     2,325,783        2,071,906
                                     ----------------  ---------------

Subtotal                                   25,634,238       21,738,727
Less:  Accumulated Depreciation           (16,414,554)     (14,489,051)
                                     ----------------  ---------------

   Property and Equipment - Net      $      9,219,684  $     7,249,676
   ----------------------------      ================  ===============

Property and equipment pledged as collateral for borrowings had a net book value of $9,219,684 and $7,249,676 as of December 31, 1996 and 1995, respectively.

[6] Intangibles

The Company acquired its subsidiaries [See Note 3] during 1994. As part of the purchase agreement, the Company acquired customer lists [i.e., acquired managed care and physician contracts], restrictive covenants and goodwill. The intangible assets acquired and the related amortization on the straight-line method are summarized as follows:

                                                           Accumulated Amortization        Net of Amortization
                                 Life                            December 31,                  December 31,
                                 ----                            ------------                  ------------
                                 Years     Cost           1 9 9 6         1 9 9 5           1 9 9 6       1 9 9 5
                                 -----     ----           -------         -------           -------       -------
Goodwill                           20  $   10,964,865  $    1,235,953  $     687,705  $    9,728,912   $   10,277,160
Customer Lists                     15  $    5,655,619  $      848,340  $     471,300  $    4,807,279   $    5,184,319
Restrictive Covenants               3  $    3,302,597  $    2,476,953  $   1,376,085  $      825,644   $    1,926,512

Amortization expense for the periods ended December 31, 1996, 1995 and 1994 was $2,026,156, $2,026,076 and $509,016, respectively.

[7] Leases

The Company leases real estate for certain of its MRI centers and its administrative offices under noncancellable operating leases expiring through 2006. The real estate leases contain clauses which permit adjustments of lease payments based upon changes in the "Consumer Price Index," options to renew the leases for periods up to an additional fifteen years and additional payments for a proportionate share of real estate taxes and common area operating expenses.

Several of the MRI centers lease the magnetic resonance imaging equipment under noncancellable capital leases, the last of which expires in 2003.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #9
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[7] Leases [Continued]

For certain of those leases, a balloon payment representing the buy-out of the leased equipment is due at the end of the lease term. A summary of leased property under capitalized leases is as follows:

                                                                            December 31,
     Property Class                                                   1 9 9 6          1 9 9 5
     --------------                                                   -------          -------
Medical Equipment:
   Boca Raton                                                     $        415,559  $            --
   South Dade                                                              387,460               --
   San Juan                                                              2,654,340        1,508,390
   Greater Kansas City                                                   2,556,284        2,556,284
   Orlando                                                               1,625,664        1,625,664
   IMI                                                                     585,498          350,151
   P.O.D.C.                                                                437,663          333,143
                                                                  ----------------  ---------------

Subtotal                                                                 8,662,468        6,373,632
Less:  Accumulated Amortization                                         (5,321,539)      (4,121,303)
                                                                  ----------------  ---------------

   Equipment Under Capitalized Leases - Net                       $      3,340,929  $     2,252,329
   ----------------------------------------                       ================  ===============

Amortization expense of equipment under capitalized leases is included in depreciation expense.

As of December 31, 1996, the future minimum lease payments under capitalized leases and noncancellable operating leases are:
                                                  Capital         Operating
   Fiscal Years                                   Leases           Leases

     1997                                    $     1,633,578  $        681,708
     1998                                          1,452,711           683,059
     1999                                            811,678           693,645
     2000                                            467,616           339,445
     2001                                            309,209           132,254
     Thereafter                                      391,760           446,583
                                             ---------------  ----------------

     Total Minimum Lease Payments                  5,066,552  $      2,976,694
                                                              ================
     Less Amount Representing Interest                                (929,877)
                                                               ---------------

     Present Value of Net Minimum Capitalized Lease Payments         4,136,675
     Less: Current Portion of Obligations Under Capital Leases       1,272,923

       Non-Current Portion of Obligations Under Capitalized Leases $ 2,863,752
       -----------------------------------------------------------  ==========

Total rental expense for the periods ended December 31, 1996, 1995 and 1994 was $710,630, $628,366 and $129,690, respectively.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #10
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[8] Long-Term Debt

The Company maintains term loans and other notes payable which are secured by accounts receivable and property and equipment. Loan agreements contain various covenants, including restrictions on any mergers, consolidations, sales of assets or issuances of stock, as well as restrictions on payments to the parent Company or any subsidiary or affiliate and to the payment of dividends, unless authorized by the lender. Also, certain loan agreements expressly prohibit payment of certain subordinated debt to the former owners of IMI-Florida. Subordinated notes payable issued in connection with the acquisitions are unsecured. Certain subsidiaries that issued the Subordinated Notes have not made certain payments of principal or interest due on such notes in 1996, as a result of which the holders may have the right to declare a default against such subsidiaries. Although no default has been declared, no assurance can be given that some or all of the holders of such Subordinated Notes will not seek to declare a default. At December 31, 1996, subordinated notes in the amount of $7,192,919 are recorded as current liabilities.

In January 1996, the Company obtained financing from DVI Financial Services, Inc. and an affiliate thereof ["DVI"], a non-related party to the Company, consisting of a term loan of $2,000,000 and a revolving loan of $6,000,000. The Company borrowed $4.9 million under the revolving loan in January 1996. The balance on the revolving loan at December 31, 1996 was $4,714,585. DVI has a security interest in substantially all of the Company's assets, primarily accounts receivable and property and equipment. The majority of the proceeds were used to pay current subordinated debt due to certain of the parties which sold the centers to the Company.

In September 1996, certain of the Company's subsidiaries borrowed an aggregate of $4.0 million from DVI. The loans, which mature in September 2002, are payable in monthly installments over the term of the loans. The September 1996 loan is separate from, and in addition to, the term loan and revolving loan described in the preceding paragraph. The Company pays interest currently at 11.5% per annum, the payment of additional interest of 10.5% per annum has been deferred and is payable on the maturity date of the loans, resulting in an effective annual interest rate of 22.0%. DVI has a security interest in substantially all of the Company's assets, primarily accounts receivable and property and equipment. In connection with these loans, SISC sold to DVI, for $2,500, a warrant to purchase 250,000 shares of Class A Common Stock at $2.00 per share, which exercise price was changed to $3.50 per share at December 31, 1996, and the Company issued to DVI a warrant to purchase 250,000 shares of Class A Common Stock at $3.50 per share. These warrants are exercisable for the three month period commencing on the earliest to occur of (a) the prepayment in full of such loans, (b) an event of default under the loan and security agreements with respect to such loans, or
(c) November 1, 2001. The Class A Common Stock is not and will not be publicly traded, thus the minimum value method of calculating compensation expense was used to determine financing costs. The costs calculated were not material. In addition, the Company agreed that in the event the principal of and interest on such loans has not been paid in full prior to the November 1, 2001 maturity date, the Company will issue to DVI a warrant to purchase 1,000,000 shares of Common Stock at 80% of the market price per share of such Common Stock on the date of exercise, exercisable from November 1, 2001 until February 1, 2002. If such warrant is issued, the Company will recognize financing costs in accordance with SFAS No. 123 based on the exercise price per share at date of exercise.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #11
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[8] Long-Term Debt [Continued]

Long-term debt consists of the following:
                                                                                          December 31,
                                                                                       1 9 9 6         1 9 9 5
Equipment and Leasehold Improvement Debt:                                              -------         -------
Note payable in monthly installments of $13,666, which includes
   interest at 7.75%; final payment due July 1996.                                  $          --  $      93,478

Note payable in monthly installments of $16,241; which includes
    interest at a rate of 9.5%; final payment due September 1996.                              --        147,008

Note payable in monthly installments of $12,830, which includes
   interest at a rate of 9.5%; final payment due September 1998.                          247,335        371,338

Note payable in monthly installments of $6,488, which includes
   interest at 11.5% final payment due May 2000                                           210,292        260,763

Note payable in monthly installments of $6,488, which includes
   interest at 11.5%, final payment due May 2000                                          210,292        260,763

Note payable in monthly installments of $7,962, which includes
   interest at 11.5%, final payment due May 2000.                                         258,058        319,989

Note payable in monthly installments of $26,000, which includes
   interest at 11.447%, final payment due January 2000.                                 1,890,703             --

Note payable in monthly installments of $17,040, which includes
   interest at 11.103%, final payment due January 2002.                                   781,876             --

Note payable in monthly installments of $39,130, which includes
   interest at 11.086%, final payment due September 2002.                               1,969,179             --
                                                                                    -------------  -------------

   Total Equipment and Leasehold Improvement Debt - Forward                             5,567,735      1,453,339
                                                                                    -------------  -------------

Building Debt:

Mortgage note payable in monthly installments of $9,256, plus interest at 1%
   above the prime rate; balloon payment due
   September 1996.                                                                             --        971,834

Mortgage note payable in monthly installments of $8,333, plus interest at 1%
   above the prime rate; balloon payment due
   February 1999.                                                                         416,667        516,667

Mortgage note payable in monthly installments of $2,942, which
   includes interest at 9.75%, balloon payment due November 2000                          208,845        222,701

Mortgage note payable in monthly installments of $15,000, plus interest at 1%
   above the prime rate; final payment due
   May 16, 2000.                                                                          611,000             --
                                                                                    -------------  -------------

   Total Building Debt - Forward                                                    $   1,236,512  $   1,711,202

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #12
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[8] Long-Term Debt [Continued]

                                                                                        December 31,
                                                                                    1 9 9 6          1 9 9 5
                                                                                    -------          -------
   Total Equipment and Leasehold Improvement Debt -
     Forwarded                                                                  $     5,567,735  $     1,453,339
                                                                                ---------------  ---------------

   Total Building Debt - Forwarded                                                    1,236,512        1,711,202
                                                                                ---------------  ---------------

Subordinated Debt:

Note payable in quarterly installments of $110,401, plus interest at
   7%; balloon payment due September 1996.                                               64,525        3,238,396

Note payable in quarterly installments of $78,537, plus interest at
   7%; balloon payment due September 1996.                                              296,081        2,303,765

Note payable in quarterly installments of $92,400, plus interest at
   7%; balloon payment due September 1996.                                              548,236        2,710,403

Note payable in quarterly installments of $28,800, plus interest at
   7%; balloon payment due September 1996.                                                   --          844,800

Note payable in quarterly installments of $20,700, plus interest at
   7%; balloon payment due September 1996.                                                   --          607,200

Note payable in quarterly installments of $17,100, plus interest at
   7%; balloon payment due September 1996.                                               12,375          501,600

Note payable in quarterly installments of $29,400, plus interest at
   7%; balloon payment due September 1996.                                              271,651          862,400

Note payable in quarterly installments of $11,400, plus interest at
   7%; balloon payment due September 1997.                                              288,800          334,400

Note payable in quarterly installments of $14,400, plus interest at
   7%; balloon payment due September 1997.                                              365,952          422,400

Note payable in quarterly installments of $91,500, plus interest at
   7%; balloon payment due September 1997.                                            2,848,928        2,860,976

Note payable in quarterly installments of $195,925, which includes
   interest at 4%; balloon payment due September 1999.                                2,808,243        2,970,358
                                                                                ---------------  ---------------

   Total Subordinated Debt - Forward                                            $     7,504,791  $    17,656,698

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #13
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[8] Long-Term Debt [Continued]

                                                                                        December 31,
                                                                                    1 9 9 6          1 9 9 5
                                                                                    -------          -------
   Total Equipment and Leasehold Improvement Debt -
     Forwarded                                                                  $     5,567,735  $     1,453,339
                                                                                ---------------  ---------------

   Total Building Debt - Forwarded                                                    1,236,512        1,711,202
                                                                                ---------------  ---------------

   Total Subordinated Debt - Forwarded                                                7,504,791       17,656,698
                                                                                ---------------  ---------------

Other Debt:
Note payable in monthly installments of $29,124, which includes
   interest at 10.5%; final payment due September 1999.                                 831,651        1,079,498

Note payable in monthly installments of $25,922, which includes
   interest at 10.5%; final payment due September 1999.                                 740,201          960,793

Note payable in monthly installments of $8,684, which includes
   interest at 10.5%; final payment due September 1999.                                 247,961          321,858

Note payable in monthly installments of $10,768, which includes
   interest at 10.5%; final payment due September 1999.                                 307,496          399,135

Note payable in monthly installments of $21,129, which includes
   interest at 10.5%; final payment due September 1999.                                 603,331          783,134

Note payable in monthly installments of $18,807, which includes
   interest at 10.5%; final payment due September 1999.                                 537,044          697,093

Note payable in monthly installments of $10,854, which includes
   interest at 10.5%; final payment due September 1999.                                 309,952          402,322

Note payable in monthly installments of $27,319, which includes
   interest at 10.5%; final payment due September 1999.                                 780,095        1,012,574

Note payable in monthly installments of $1,000, which includes
   interest at 12%; final payment due December 1996                                          --           10,368

Note payable in monthly installments of $2,000, which includes
   interest at 12%; final payment due August 1996                                            --           11,580

Notes payable in monthly installments of $15,395, which includes
   interest at 11.5%, final payment due September 2002                                3,368,452               --

Notes payable in monthly installments of $10,998, which includes
   interest at 11.5%, final payment due September 2002                                  481,210               --
                                                                                ---------------  ---------------

   Total Other Debt                                                                   8,207,393        5,678,355
                                                                                ---------------  ---------------

Revolver Loan - Due December 1998 at Prime Plus 2.75%                                 4,714,585               --
                                                                                ---------------  ---------------

   Total Debt                                                                        27,231,016       26,499,594
   Less Current Portion                                                             (10,679,327)     (15,586,907)
                                                                                ---------------  ---------------

   Totals                                                                       $    16,551,689  $    10,912,687
   ------                                                                       ===============  ===============

The prime rate at December 31, 1996 and 1995 was 8.25% and 8.5%, respectively.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #14
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[8] Long-Term Debt [Continued]

Maturities of long-term debt are as follows:

Years ending
December 31,

   1997                                                       $    10,679,327
   1998                                                             8,529,580
   1999                                                             3,753,589
   2000                                                             2,297,334
   2001                                                             1,358,897
   Thereafter                                                         612,289
                                                              ---------------

     Total                                                    $    27,231,016
     -----                                                    ===============

Cash paid for interest for the periods ended December 31, 1996, 1995 and 1994 amounted to $2,399,375, $2,175,631 and $709,140, respectively.

[9] Covenants Not-to-Compete

In connection with the acquisition of the imaging centers, the Company entered into two three-year non-competition agreements with two of the previous owners of IMI-Florida. Pursuant to such agreements, the Company is contractually obligated to pay such individuals an aggregate of $800,000. The monthly payments under these agreements are $22,222 with the final payment due in September 1997. The balance due pursuant to such agreements as of December 31, 1996 and 1995 is $200,000 and $466,667, respectively. Annual maturities of these obligations are as follows:

Year ending December 31, 1997                                 $       200,000
                                                              ===============

[10] Capital Stock

The Company is authorized to issue 6,000,000 shares of Preferred Stock, par value $.01 per share, 50,000,000 shares of Common Stock, par value $.01 per share, and 6,000,000 shares of Class A Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class A Common Stock have no voting rights except as provided by Delaware law.

Common Stock - There are 9,200,000 shares of Common Stock and 1,000,000 shares of Class A Common Stock outstanding.

Each share of Class A Common Stock will automatically become and be converted into one share of Common Stock upon the first to occur of (a) the date, as reasonably determined by the Board of Directors, that the Company ceases to be eligible under the Internal Revenue Code of 1986, as amended, to be a member of the consolidated group of corporations of which Consolidated is the common parent, or (b) the date as of which the Board of Directors effects such a conversion.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #15
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[10] Capital Stock [Continued]

Common Stock [Continued] - The Common Stock and the Class A Common Stock are treated as a single class and have identical rights except that the holders of the Class A Common Stock have no voting rights except as required by Delaware law. Holders of Common Stock and Class A Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may declare from funds legally available. In the event of liquidation, dissolution or winding up, each outstanding share of Common Stock and Class A Common Stock entitles its holders to participate ratably in the assets remaining after payment of liabilities.

Series A Preferred Stock - The Series A Preferred Stock consists of 5,000 shares, all of which are issued and outstanding. Holders of shares of Series A Preferred Stock are entitled to non-cumulative dividends of $10 per share, or an aggregate of $50,000. The Company has no obligation to declare dividends for any year, but, in any year, no dividends may be declared with respect to the Common Stock and Class A Common Stock unless the dividends for such year for the Series A Preferred Stock have been declared and paid or provided for. Dividends, if declared, are payable on February 1st of each year to holders of record on the previous January 15th.

The holders of the Series A Preferred Stock have no voting rights except as required by law. The Series A Preferred Stock is not convertible into Common Stock or any other class or series of capital stock. The Series A Preferred Stock may be redeemed for $20 per share, on not less than ten or more than 60 days' notice at any time after the Class A Common Stock is converted into Common Stock. At such time as the Series A Preferred Stock may be redeemed, the Company may redeem the Series A Preferred Stock in whole at any time or in part from time to time. The Series A Preferred Stock is redeemable at the option of the Company.

In the event of any voluntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series A Preferred Stock, holders of shares of Series A Preferred Stock will be entitled to receive from the assets of the Company an aggregate amount equal to 80% of the Company's stockholders' equity, including partners' capital, as of the last day of the calendar quarter prior to the date as of which the determination is being made, provided, that from and after the effective date of a registration statement relating to the Company's initial public offering, the aggregate amount shall be 80% of the Company's stockholder's equity. As of the last day of the quarter immediately preceding such effective date, on a per share basis plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock, Class A Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series A Preferred Stock.

Series B Preferred Stock - The Series B Preferred Stock consists of 5,000 shares. Holders of shares of Series B Preferred Stock have no preferential dividend rights. If dividends are declared with respect to the Common Stock, the holders of the Series B Preferred Stock shall be entitled to dividends on an as-converted basis, such dividends to be determined as if the shares of Series B Preferred Stock and shares of Common Stock [including Class A Common Stock] were a single class. Based on a conversion rate of 700 shares of Common Stock for each share of Series B Preferred Stock, each share of Series B Preferred Stock would receive a dividend equal to 700 times the dividend payable to the holders of the Common Stock.

Each share of Series B Preferred Stock, unless previously redeemed, is convertible, commencing three years from the effective date of the Registration Statement relating to the Company's Initial Public Offering or on such earlier date, if any, as the Class A Common Stock is converted into Common Stock, into 700 shares of Common Stock, or an aggregate of 3,500,000 shares of Common Stock. The conversion rate is subject to adjustment upon the occurrence of certain events.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #16
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[10] Capital Stock [Continued]

Series B Preferred Stock [Continued] - The Company has the right to redeem the shares of Series B Preferred Stock at a redemption price of $20 per share, or an aggregate of $100,000, at any time after the expiration of three years from the effective date of the Registration Statement relating to the Company's initial public offering, or earlier if the Class A Common Stock is converted into Common Stock. The Series B Preferred Stock may be redeemed in whole or in part. Once the Series B Preferred Stock becomes redeemable, the Company may redeem the Series B Preferred Stock upon at least 30, but not more than 60 days' prior written notice to the registered holders.

At December 31, 1996, the Series B Preferred Stock was canceled.

[11] Related Party Transactions

Issuance of Securities at Organization - The Company was incorporated in March 1994 and commenced operations in September 1994. In connection with the organization of the Company, the Company issued an aggregate of 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock to SISC, 5,000 shares of Series A Preferred Stock, 5,000 shares of Series B Preferred Stock [subsequently canceled at December 31, 1996], Series B Warrants to purchase 1,000,000 shares of Common Stock at $2.00 per share and warrants to purchase 1,250,000 shares of Class A Common Stock at $2.00 per share.

In October 1994, the Company issued seven-year warrants to purchase an aggregate of 500,000 shares of Class A Common Stock at $2.00 per share to SISC and 15 individuals, including the chief financial officer of the Company, to whom it issued a warrant to purchase 100,000 shares, and two directors of the Company, to each of whom the Company issued a warrant to purchase 50,000 shares.

Due to Affiliate - In connection with the acquisitions of the centers, SISC lent approximately $1.3 million to the Company, which was used to pay acquisition costs, and delivered shares of Consolidated's common stock, valued at $2.9 million, representing a portion of the purchase price. Such loan and the value of such Consolidated common stock is treated as a non-interest bearing loan payable by the Company to SISC with no stated maturity date. The balance as of December 31, 1996 and 1995 amounted to approximately $1,400,000 and $2,600,000, respectively, of which approximately $250,000 and $111,000 will be paid within the next operating cycle and are therefore reported as current liabilities.

Notes Payable - Officer - Approximately $924,000 and $969,000 at December 31, 1996 and 1995, respectively, of the subordinated notes payable issued in connection with the acquisitions is payable to the President/Chief Executive Officer ["CEO"] of the Company and his spouse. The CEO was a stockholder in the predecessor entities. Related party interest expense was approximately $60,000 and $70,000 for the years ended December 31, 1996 and 1995, respectively.

Note Receivable - Officer - On February 7, 1996, the Company loaned $300,000 to the CEO of the Company. The loan is due to the Company in 1998. Interest only is payable annually from inception at a rate of 5-1/2%. Related party interest income was approximately $8,000 for the year ended December 31, 1996.

Other - In September 1996, the Company issued warrants to purchase 250,000 shares of Class A Common Stock at $3.50 per share to SISC in consideration for SISC's sale of 250,000 warrants to purchase Class A Common Stock at $2.00 per share to DVI. The Class A Common Stock is not and will not be publicly traded, thus the minimum value method of calculating compensation expense was used to determine compensation expense. The cost calculated was not material. At December 31, 1996, the warrant issued to SISC was canceled and the exercise price of the warrant held by DVI was increased from $2.00 per share to $3.50 per share.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #17
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[11] Related Party Transactions [Continued]

Other [Continued] - Pursuant to the agreement relating to the acquisition of IMI-Florida and its affiliated entities, as a result of a decline in the price of the Consolidated common stock, an additional 153,334 shares of Consolidated's common stock are to be issued to the sellers. Approximately 35,000 of these shares are to be issued to the Company's CEO.

The Company has a management services agreement with The Trinity Group, Inc. ["Trinity"], a wholly-owned subsidiary of Consolidated, pursuant to which the Company is to pay Trinity $50,000 per month for the five-year period commencing with the first month in which such payment may be made pursuant to the Company's agreements with its present lenders. The agreement is renewable by Trinity. Mr. Lewis Schiller, Chairman of the Board of the Company, is the Chief Executive Officer of Consolidated, SISC and Trinity. The services to be rendered by Trinity are general management services.

As of December 31, 1996, services have not been rendered pursuant to such contract.

[12] Income Taxes

Although the Company files its federal income tax returns as part of a consolidated group of corporations of which Consolidated is the common parent, it has calculated its tax provision on the "separate return basis." The tax benefits of $136,533, $1,231,205 and $283,658 for the periods ended December 31, 1996, 1995 and 1994, respectively, received by the utilization of the parent company's tax net operating losses have been recorded as a liability to the parent and then subsequently forgiven, resulting in an increase to additional paid-in capital.

Under SFAS No. 109, "Accounting for Income Taxes," current and deferred taxes have been calculated as if the Company were a separate taxpayer. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1996 and 1995 are as follows:

                                                                                            December 31,
                                                                                      1 9 9 6            1 9 9 5
                                                                                      -------            -------
Deferred Tax Liabilities                                                           $           --    $            --
                                                                                   --------------    ---------------

Deferred Tax Assets:
 Allowance for Doubtful Accounts not Currently Deductible                                 363,967            953,985
 Tax Basis of Assets in Excess of Book Basis                                            1,239,700          1,251,728
 State Net Operating Loss Carryforwards                                                   239,799             94,509
                                                                                   --------------    ---------------

   Totals                                                                               1,843,466          2,300,222
                                                                                   --------------    ---------------

Valuation Allowance                                                                       255,101            156,626
                                                                                   --------------    ---------------

Net Deferred Tax Asset                                                                  1,588,365          2,143,596

Net Deferred Tax Asset - Current Portion                                                  363,967            953,985
                                                                                   --------------    ---------------

   Net Deferred Tax Asset - Non Current                                            $    1,224,398    $     1,189,611
   ------------------------------------                                            ==============    ===============

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #18
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[12] Income Taxes [Continued]

The Company has recorded a deferred tax asset of $1,588,365 at December 31, 1996. The realization of the non-current portion of the deferred tax asset of $1,224,398 is dependent on the Company generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the non-current deferred tax asset will be realized. The amount of the non-current deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

The Company's deferred tax asset valuation allowance was $255,101 and $156,626 as of December 31, 1996 and 1995, respectively. The valuation allowance represents the tax effects of state operating loss carryforwards and other temporary differences which the Company does not expect to realize. The increase in the valuation allowance of $98,475 for the year ended December 31, 1996 is comprised of the following:

State Net Operating Loss Carryforwards                        $        145,290
Tax Basis of Assets in Excess of Book Basis of Assets                  (18,870)
Allowance for Doubtful Accounts not Currently Deductible               (27,945)
                                                              ----------------

   Total                                                      $         98,475
   -----                                                      ================

The current and deferred income tax components of the provision [benefit] for income taxes consist of the following:

                                                                       Years ended                Three months ended
                                                                      December 31,                   December 31,
                                                              1 9 9 6              1 9 9 5              1 9 9 4
                                                              -------              -------              -------
Current:
   Federal                                                $       136,533   $       1,231,205       $       283,658
   Puerto Rico                                                         --              74,309                22,868
   State                                                          225,347             299,109                59,995
                                                          ---------------   -----------------       ---------------

   Totals                                                         361,880           1,604,623               366,521
                                                          ---------------   -----------------       ---------------

Deferred:
   Federal                                                        512,712            (438,483)           (1,311,347)
   Puerto Rico                                                     52,037               8,998              (258,217)
   State                                                           (9,518)            (45,711)              (98,836)
                                                          ---------------   -----------------       ---------------

   Totals                                                         555,231            (475,196)           (1,668,400)
                                                          ---------------   -----------------       ---------------

   Totals                                                 $       917,111   $       1,129,427       $    (1,301,879)
   ------                                                 ===============   =================       ===============

The provision for income taxes varies from the amount computed by applying the statutory rate for the reasons below:

                                                                           Years ended            Three months ended
                                                                          December 31,               December 31,
                                                                     1 9 9 6          1 9 9 5           1 9 9 4
                                                                     -------          -------           -------
Provision Based on Statutory Rates                                     35.0%             35.0%            35.0   %
Benefit of Graduated Rates                                             (1.0)             (1.0)            (1.0)
State and Puerto Rico Taxes [Net of Federal Benefit]                    9.0               7.7            (38.3)
Other                                                                   3.8              (2.6)          (271.0)
                                                               ------------     -------------       ----------

   Totals                                                              46.8%             39.1%          (275.3)  %
   ------                                                      ============     =============       ==========

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #19
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[12] Income Taxes [Continued]

The Company and its subsidiaries file separate state tax returns. As of December 31, 1996, the Company had state net operating losses of $5,415,000 expiring as follows:

2004                     $        76,000
2005                               8,000
2009                             190,000
2010                           1,367,000
2011                           3,774,000
                         ---------------

   Total                 $     5,415,000
   -----                 ===============

For the years ended December 31, 1996, 1995 and 1994, the Company recorded liabilities of $136,533, $1,231,205 and $283,658, respectively, payable to its immediate parent, SISC, for the utilization of federal tax net operating losses of the consolidated group. These liabilities were forgiven and credited to paid-in capital.

[13] Commitments

Professional Liability Insurance - Each of the operating entities carries professional malpractice and general liability insurance. The independent radiology entities that provide the radiology services are covered by their own medical malpractice insurance. The Company has procedures in place to monitor coverage and incidents of significance.

Employment Agreements - In October 1994, the Company entered into a five-year employment agreement with its CEO which runs through September 1999. The agreement provides for an annual base salary of $350,000 and a bonus, not less than $100,000 and not greater than $700,000, calculated on a percentage of the lesser of pre-tax cash flow or pre-tax net income [See Note 24].

The Chief Financial Officer ["CFO"] of the Company, who is also the CFO of Consolidated, has an employment agreement with Consolidated for a term commencing October 1, 1994 and ending December 31, 2002, pursuant to which he received an annual salary of $177,000 for the contract year ended September 30, 1996 with increases annually thereafter until the seventh year for which his annual salary is $252,000. The agreement provides for two bonuses, one of which is equal to the greater of 1% of Consolidated's net pre-tax profits or 1% of Consolidated's net cash flow, and the other of which is equal to the greater of 1% of the Company's net pre-tax profits or 1% of the Company's net cash flow. Although the CFO and Consolidated are the parties to his employment agreement, 75% of the CFO's compensation is paid by the Company because he devotes 75% of his time to the Company and the remaining 25% is allocated to and paid by Consolidated [exclusive of the bonuses relating to the Company].

Radiologist Agreements - The Company's employees perform the diagnostic imaging scans and the Company engages radiologists and other specialists to read and interpret the diagnostic imaging scans performed at the centers. The Company has entered into several agreements for these services. Terms and fees vary on a contract by contract basis. Fees are generally based on a percentage of collected gross revenues, such fees generally range from 10% - 20%. One contract has annual fees of $275,000 plus a percentage of the center's annual gross revenues in excess of $2.4 million through March 2000 and another includes an annual consulting fee of $30,000 through December 1999. Additionally, in conjunction with the Company's acquisition of one of the centers, 125,000 shares of Consolidated's common stock were issued to a radiologist in connection with an amendment to the existing agreement with such radiologist. The determined fair value at that time of $.87 per share or $108,750 was expensed during the period ended December 31, 1994. In addition, one agreement contains a provision for the issuance by Consolidated to the radiologist of a warrant to purchase 100,000 shares of the common stock of Consolidated upon the consummation of an initial public offering of the Company's common stock. The Company will incur expenses for radiology fees in accordance with SFAS No. 123 if such warrant is issued.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #20
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[14] Employee Benefit Plans

On July 1, 1995, the Company adopted a Qualified Retirement Plan under the Internal Revenue Code. The Plan requires employees to complete one year of service and attain the age of 21. Employer contributions are discretionary and determined on an annual basis. Employer contributions to the plan totaled $53,687 and $41,120 for the years ended December 31, 1996 and 1995, respectively.

The Plan will match employee contributions dollar for dollar with maximum limitations as follows:

Year in Plan
   First                                    $            500
   Second                                                750
   Third                                               1,000
   Fourth                                              1,250
   Fifth                                               1,500
   Sixth                                               1,750
   Seventh or More                                     2,000

[15] Long-Term Incentive Plan

In October 1994, the Company adopted, by action of the Board of Directors and stockholders, the 1994 Long-Term Incentive Plan [the "Plan"]. The Plan does not have an expiration date.

The Plan is authorized to grant options or other equity-based incentives for 1,200,000 shares of the Class A Common Stock or, at such time as the Class A Common Stock is converted into Common Stock, shares of Common Stock. If shares subject to an option under the Plan cease to be subject to such option, or if shares awarded under the Plan are forfeited or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the Plan.

Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any of its subsidiaries or affiliates. The Plan imposes no limit on the number of officers and other key employees to whom awards may be made.

The following types of awards can be granted under the Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock, stock purchase rights and/or other stock-based awards. Incentive stock options to purchase an aggregate of 850,000 shares of Class A Common Stock were granted under the plan as follows: In October 1994, the Company granted incentive stock options to purchase 765,500 shares of Class A Common Stock at $.50 per share; in September 1995, the Company granted incentive stock options to purchase 71,500 shares of Class A Common Stock at $1.00 per share, and in June 1996, the Company granted incentive stock options to purchase 13,000 shares of Class A Common Stock at $1.00 per share. The exercise price of the options was the fair market value on the respective dates of grant. All of the options are presently fully exercisable and have a maximum term of seven years from the date of grant. No compensation cost was recognized for stock-based employee awards.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #21
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[15] Long-Term Incentive Plan [Continued]

A summary of the activity under the Company's long-term incentive plan is as follows:

                                                                                                       Weighted
                                                                                    Weighted       Average Remaining
                                                                   Number of         Average          Contractual
                                                                    Options      Exercise Price      Life [Years]
   Options Outstanding - September 30, 1994                                --

Granted                                                               765,500
Exercised                                                                  --
Expired                                                                    --
                                                                -------------

   Options Outstanding - December 31, 1994                            765,500       $     .50           6.75 Years
                                                                                    =========

Granted                                                                71,500
Exercised                                                                  --
Expired                                                                    --
                                                                -------------

   Options Outstanding - December 31, 1995                            837,000       $     .54           5.83 Years
                                                                                    =========

Granted                                                                13,000
Exercised                                                                  --
Expired                                                                    --
                                                                -------------

   Options Outstanding - December 31, 1996                            850,000       $     .55           4.85 Years
   ---------------------------------------                      =============       =========

   Options Exercisable - December 31, 1996                            850,000
   ---------------------------------------                      =============

If the Company had accounted for the issuance of all options and compensation based warrants pursuant to the minimum value method of SFAS No. 123, the Company would have recorded compensation expense of approximately $17,000 and $27,000 for the years ended December 31, 1996 and 1995, respectively, and the Company's net income and net income per share would have been as follows:

                                                        Years ended
                                                        December 31,
                                                 1 9 9 6           1 9 9 5
                                                 -------           -------
Net Income as Reported                      $      1,041,354   $     1,761,499
                                            ================   ===============
Pro Forma Net Income                        $      1,024,354   $     1,734,499
                                            ================   ===============
Net Income Per Share as Reported            $            .08   $           .13
                                            ================   ===============
Pro Forma Net Income Per Share              $            .08   $           .13
                                            ================   ===============

The fair value of options and warrants [See Note 16] to purchase Class A Common Stock at date of grant was estimated using the minimum value method with the following weighted average assumptions:

                                                   1 9 9 6            1 9 9 5
                                                   -------            -------
Expected Life [Years]                                7                  7
Interest Rate                                        6.0%               7.0%
Annual Rate of Dividends                             0%                 0%
Volatility                                           0%                 0%

The weighted average fair value of options at date of grant using the minimum value method during 1996 and 1995 is estimated at $1.34 and $.38, respectively.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #22
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[16] Warrants

Outstanding warrants as of December 31, 1996 are as follows:

                               No. of Warrants Outstanding
                            Common           Class A   Exercise        FMV at        No. of Warrants
   Date of Grant             Stock           Common      Price      Date of Grant       Exercised     Expiration Date
   -------------             -----           ------      -----      -------------       ---------     ---------------
September 1996                        --       250,000    3.50           2.00               --       February 2002
October 1994                   1,000,000            --    2.00            .50               --       October 2001
October 1994 [A]                      --       700,000    3.50            .50               --       October 2001
October 1994 [B]                      --       500,000    3.50            .50               --       October 2001
                          --------------  ------------

   Total                       1,000,000     1,450,000
   -----                  ==============  ============

The weighted average exercise price and weighted average remaining contractual life of outstanding warrants are as follows:

                        Weighted Average            Weighted Average Remaining
                          Exercise Price              Contractual Life [Years]
December 31,
   1996                        2.89                           4.78
   1995                        2.82                           5.75
   1994                        2.82                           6.75

[A] Warrants to purchase 1,250,000 shares of Class A Common Stock at $2.00 per share were issued in October 1994. At December 31, 1996, the exercise price was increased to $3.50 per share and warrants to purchase 550,000 shares of Class A Common Stock were canceled.

[B] At December 31, 1996, the exercise price was increased from $2.00 per share to $3.50 per share.

 In September 1996, the Company issued warrants to purchase 500,000 shares of Class A Common Stock at $3.50 per share [250,000 to a related party [See Note 11] and 250,000 to DVI [See Note 8]]. At December 31, 1996, the warrant to purchase 250,000 shares of Class A Common at $3.50 per share issued to a related party was canceled. At December 31, 1996, none of the above warrants issued were canceled, except as noted above, and all outstanding warrants are exercisable. At December 31, 1996, their are no additional warrants subject to grant.

[17] Litigation

The Company is subject to lawsuits arising in the ordinary course of business. Management, after review and consultation with counsel, believes it has meritorious defenses and considers that any potential outcome from these matters would not materially affect the financial position and statement of operations of the Company. Nevertheless, due to uncertainties in the legal process, it is at least reasonably possible that management's view of the outcome may change in the near term. However, no facts have come to the Company's attention which would result in the estimate of a loss or range of loss except as follows:

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #23
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[17] Litigation [Continued]

In May 1996, the Company commenced an arbitration proceeding before the American Arbitration Association in Los Angeles, California against Radman, Inc. ["Radman"], a manufacturer of teleradiology systems and equipment, entitled International Magnetic Imaging, Inc. v. Radman, Inc., alleging fraud and breach of contract and seeking rescission of a purchase agreement between the Company and Radman for a teleradiology system as well as an award of money damages in an amount not less than $485,000, together with interest, attorneys' fees and costs. Radman has asserted certain counterclaims against the Company in such proceeding seeking an award of money damages in the sum of at least $236,000, together with interest, exemplary and punitive damages, reasonable attorneys' fees and other costs of the action. This matter is presently pending. The Company believes that it has meritorious defenses to Radman's counterclaims.

In December 1994, the Company placed a purchase order with Advanced NMR Systems, Inc. ["ANMR"], for Instascan MRI equipment upgrade systems for an aggregate of $1.5 million. Three of the systems have been installed at the Centers and the remaining two have not yet been installed at the Company's facilities. By letter dated February 25, 1996, the Company notified ANMR that it was terminating and rescinding the purchase agreements for such equipment as well as certain other related agreements between the parties and seeking the return of the approximately $723,000 previously paid to ANMR as well as money damages as a result of certain material deficiencies in such equipment. By letter dated March 22, 1996, ANMR's counsel denied such claimed deficiencies, disputed the Company's right to terminate such agreements and claimed that the Company is in breach thereof for, among other things, failing to pay the approximately $752,000 balance of the purchase price for such equipment. ANMR also threatened to commence an action against the Company to assert its rights under such agreements. In October 1996, the Company commenced a state court action against ANMR in Florida.

In January 1996, Drs. Ashley Kaye and James Sternberg, two of the former stockholder-directors of IMI-Florida, and Dr. Sternberg's wife, threatened to commence an action against two subsidiaries of the Company, Consolidated and Mr. Lewis S. Schiller, chairman of the board of Consolidated and the Company, for alleged violations of securities and common law in connection with the execution in 1994 of an asset purchase agreement between MD Corp. and a subsidiary of the Company and non-payment of the $3,375,000 Subordinated Notes of two subsidiaries of the Company issued to MD Corp. in connection therewith. Although the Company reflects the principal and interest on such Subordinated Notes as liabilities on its consolidated balance sheet and no notice of default has been given, no assurance can be given that an adverse decision in any action based on such claims will not have a material adverse effect upon the Company.

Vanguard Limited ["Vanguard"], on its own behalf or on behalf of other persons who may be affiliated with Vanguard, based on a purported agreement relating to the introduction of Consolidated and the Company to IMI-Florida and assistance in the negotiation of the acquisition of the Centers, has asserted a claim against the Company and/or SISC that it has the right, among other things, to a 10% interest in the Common Stock of the Company, on a fully-diluted basis, prior to an initial public offering by the Company and prior to the issuance of certain warrants to DVI, for no cash consideration. In addition, Vanguard has claimed that it is entitled to a $200,000 fee due at the time of the acquisition of the Centers, consulting fees of $240,000 per year for five years, reimbursement of nonaccountable expenses and a 5% interest in any future medical acquisition by the Company. No assurance can be given that any litigation which may ensue would not seek damages exceeding the claim described above and, if decided unfavorably to the Company, would not have a material adverse affect on the Company. If Vanguard commences an action against the Company and prevails, it would have a material adverse effect upon the Company, and, furthermore, if it prevails with respect to its claim for Common Stock, the issuance of such Common Stock could result in a non-cash charge to earnings for the value of such Common Stock, dilution to the stockholders, including the stockholders who purchased stock in an initial public offering, and a reduction in the net tangible book value per share. In addition, the Company may not be able to use Consolidated's net loss or tax loss carryforward to reduce its tax liability if a sufficient number of shares of Common Stock were issued to Vanguard.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #24
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[17] Litigation [Continued]

The Company has received a report with respect to the conduct of an independent contractor who regularly performs professional services for one of its Centers, which conduct may be considered sexual harassment. The Company believes that its policies and procedures with respect to the behavior of employees and others who regularly perform services at its Centers are in compliance with applicable Federal and state laws concerning sexual harassment. The Company is investigating the reported incidents and has not made a determination as to what action, if any, should be taken. No assurance can be given that, if the reported incidents result in a claim against the Company and the claimant prevails, there will not be a material adverse effect upon the Company. [18] Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of it customers and based upon factors surrounding the credit risk of its customers establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited [See Note 3]. The Company places its cash and cash equivalents with high quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. The Company had cash balances in excess of federally insured limits of approximately $784,000 and $602,000 as of December 31, 1996 and 1995, respectively.

The Company derived approximately 73% of its net patient service revenues from operations in the State of Florida in 1996. In 1996, the Company derived approximately 14% of its net patient revenues from government sponsored health care programs, principally Medicare and Medicaid. There were no customers who accounted for 10% or more of revenues in 1995 and 1994.

The Company's operating facilities grant credit without collateral to its patients, most of whom are residents of the operating facilities respective area and are insured under third-party payor agreements. The mix of accounts receivable net of contractual allowances from third-party payors and patients are as follows:

                                                            December 31,
                                                       1 9 9 6         1 9 9 5
                                                       -------         -------
Personal Injury Liability Related Services                33  %           42%
Managed Care                                              22  %           16%
Commercial Insurance                                      19  %           14%
Workers' Compensation                                     15  %            7%
Medicare/Medicaid                                          6  %            4%
Private Pay                                                3  %            6%
Other                                                      2  %           11%
                                                       --------       ---------

                                                         100  %          100%
                                                       ========       =========

[19] Fair Value of Financial Instruments

Effective December 31, 1995, the Company adopted Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments", which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #25
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[19] Fair Value of Financial Instruments [Continued]

                                                              Carrying Amount                     Fair Value
                                                               December 31,                      December 31,
                                                          1 9 9 6         1 9 9 5          1 9 9 6          1 9 9 5
                                                          -------         -------          -------          -------
Subordinated Debt - Short-Term                       $    7,192,919   $   12,653,825  $    6,583,170   $   12,653,825
Notes Payable - Long-Term                                16,239,817        5,909,814      16,096,742        5,726,391
Subordinated Debt - Long-Term                               311,872        5,002,873         266,130        4,311,924
                                                     --------------   --------------  --------------   --------------

   Totals                                            $   23,744,608   $   23,566,512  $   22,946,042   $   22,692,140
   ------                                            ==============   ==============  ==============   ==============

In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivables, accounts payables and short-term debt, the carrying amount approximated fair value for these instruments because of their short maturities. The fair value of long-term debt is estimated based on discounting expected future cash flows at the rates currently offered to the Company for debt of the same or similar remaining maturities. Due to the non-interest bearing nature and unspecified payment terms, it was not practicable to estimate the fair value of the debt due to affiliate, however, the use of discounted cash flow techniques to estimate fair value could result in an estimated fair value substantially lower than the carrying amount which is $1,175,397 at December 31, 1996.

[20] Supplemental Disclosures of Cash Flow Information

Cash paid for interest and income taxes amounted to $2,399,375 and $48,029 in 1996, $2,175,631 and $53,764 in 1995 and $709,140 and $-0- in 1994.

During the periods ended December 31, 1996, 1995 and 1994, $136,533, $1,231,205 and $283,658, respectively, of debt due to an affiliate related to allocated income taxes was forgiven and included in paid-in capital.

During the years ended December 31, 1996 and 1995, the Company acquired equipment under capitalized leases in the amounts of $2,288,836 and $762,465, respectively.

During 1995, $103,984 of expenses paid on behalf of an affiliate were applied against the amount due to affiliate.

During December 1994, the Company entered into an agreement to purchase five system upgrades for existing MRI centers at a total cost of $1,475,000.

During 1994, the Company utilized stock transferred from an affiliate valued at $2,919,000 to acquire the centers and related companies.

[21] Proposed Public Offering

In November 1996, the Company filed a registration statement with respect to an initial public offering of its securities.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #26
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[22] Fourth Quarter Data

The Company incurred a loss before income taxes in the fourth quarter of $952,000. This loss was primarily due to an increase in accounts receivable charge-offs which increased the provision for doubtful accounts in the amount of approximately $1.2 million. These additional accounts receivable charge-offs relate to personal injury liability related services which the Company had previously reserved against but decided were totally uncollectible in the fourth quarter of 1996.

[23] New Authoritative Accounting Pronouncement

The Financial Accounting Standards Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. The provisions of SFAS No. 125 must be applied prospectively; retroactive application is prohibited, and early application is not allowed. SFAS No. 125 is not expected to have a material impact on the Company. Some provisions of SFAS No. 125, which are unlikely to apply to the Company, have been deferred by the FASB.

The FASB has issued SFAS No. 128 "Earnings Per Share" and SFAS 129 "Disclosure of Information About Capital Structure." Both are effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 simplifies the computation of earning per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share. The statement requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share.

While the Company has not analyzed SFAS No. 128 sufficiently to determine its long-term impact on per share reported amounts, SFAS No. 128 should not have a significant effect on historically reported per share loss amounts.

SFAS No. 129 does not change any previous disclosure requirements, but rather consolidates existing disclosure requirements for ease of retrieval.

[24] Subsequent Events

In March 1997, the Company entered into an agreement with the CEO and his wife pursuant to which they agreed to reduce the outstanding $924,000 principal amount of the Subordinated Notes payable to them by the $300,000 principal amount of two loans from the Company to the CEO and exchange such Subordinated Notes for 30 shares of a newly created series of preferred stock, the Series C Preferred Stock, having an annual non-cumulative dividend of $75,000, a liquidation preference of $50 and a redemption price of approximately $624,000. In connection with such exchange, accrued interest of approximately $8,000 on the $300,000 loan to the CEO will be waived. The CEO will also receive a five-year warrant to purchase 25,000 shares of Class A Common Stock at $3.50 per share.

             INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #27
               [Information as of and for the three months ended
                      March 31, 1997 and 1996 is Unaudited]
--------------------------------------------------------------------------------

[24] Subsequent Events [Continued]

Pursuant to such agreement, the CEO's employment agreement is to be amended, effective upon the closing of the Company's initial public offering, subject to the Company obtaining DVI's approval, to provide, among other things, (a) the extension of the term until December 31, 2002, (b) an increase in annual base salary to $395,000, subject to annual increases of 3%, commencing January 1, 1998, (c) the grant to the CEO of the right to terminate his employment agreement, without cause, upon six months' notice to the Company, (d) a non-competition covenant by the CEO, (e) the grant to the CEO of the right to devote a portion of his time to the operations of two MRI centers located in Illinois which are owned by his wife and to perform consulting services for any third-party purchasers of such centers, and (f) severance payments of $250,000 in the event that he terminates the agreement with cause or in the event of a change of control.

In March 1997, the employment agreement of the CFO, who is also the CFO of Consolidated, was amended to include among other provisions, (a) the extension of his term of employment to December 31, 2007 or such later date the CFO may be required to be employed by the Company pursuant to the Company's agreement with DVI, (b) annual salary increases until the year ended December 31, 2007, for which his base salary will be $353,000, (c) increases in his two bonuses from 1% to 2 1/2% of the greater of Consolidated's net pre-tax profits or Consolidated's net cash flow and the greater of the Company's net pre-tax profits or the Company's net cash flow.

[25] Unaudited Interim Statements

The financial statements for the three months ended March 31, 1997 and 1996 are unaudited, however, in the opinion of management all adjustments [consisting of normal recurring adjustments] necessary for a fair presentation of the financial statements for these interim periods have been made. The results for interim periods are not necessary indicative of the results to be obtained for a full fiscal year.

                               . . . . . . . . . .

                         REPORT OF INDEPENDENT AUDITORS


The Partners
  International Magnetic Imaging, Inc. [Predecessor]


                  We have audited the accompanying combined statements of operations, changes in equity, and cash flows of International Magnetic Imaging, Inc. [Predecessor] and its affiliates for the nine months ended September 30, 1994. These combined statements of operations, changes in equity, and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined statements of operations, changes in equity, and cash flows based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of operations, changes in equity, and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of operations, changes in equity, and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of operations, changes in equity, and cash flows. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the combined statements of operations, changes in equity, and cash flows referred to above present fairly, in all material respects, the combined results of operations and cash flows of International Magnetic Imaging, Inc. [Predecessor] and its affiliates for the nine months ended September 30, 1994, in conformity with generally accepted accounting principles.






                                                  MOORE STEPHENS, P. C.
                                                  Certified Public Accountants.

Cranford, New Jersey
November 22, 1994

   INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
--------------------------------------------------------------------------------

COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1994.
--------------------------------------------------------------------------------

Revenue:
   Net Patient Service Revenue                                $    21,161,740
                                                              ---------------

Expenses:
   Radiology Fees                                                     487,365
   Equipment Maintenance                                              920,394
   Patient Service Costs and Expenses                               1,401,912
   Salaries and Benefits                                            6,059,210
   Professional Services                                            1,390,211
   Other Management, General and Administrative                     3,099,641
   Provision for Bad Debts                                            966,018
   Depreciation and Amortization                                    2,459,742
                                                              ---------------

   Total Expenses                                                  16,784,493

Operating Income Before Other Income [Expense]                      4,377,247

Other Income [Expense]:
   Loss on Disposal of Assets                                        (523,718)
   Interest Income and Other                                          437,684
   Interest Expense                                                  (610,435)
                                                              ----------------

   Net Income - Historical                                           3,680,778

Pro Forma Income Tax Effect [11]                                     1,472,311
                                                               ---------------

   Pro Forma Net Income                                        $     2,208,467
                                                               ===============

See Notes to Combined Statements of Operations, Changes in Equity, and Cash Flows.

   INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
--------------------------------------------------------------------------------

COMBINED STATEMENT OF CHANGES IN EQUITY FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1994.
--------------------------------------------------------------------------------

                                         Additional
                              Common       Paid-in      Retained           Partners' Capital            Notes         Total
                               Stock       Capital      Earnings        General         Limited      Receivable      Equity
Balances -
  December 31, 1993        $    8,770  $  5,945,045  $      206,564  $  (1,505,291) $   7,330,983  $    (896,000) $  11,090,071

  Partners' Distributions          --            --              --       (137,850)    (2,745,379)            --     (2,883,229)

  Dividends Paid                   --            --      (1,247,890)            --             --             --     (1,247,890)

  Net Income                       --            --       1,633,385         48,275      1,999,118             --      3,680,778
                           ----------  ------------  --------------  -------------  -------------  -------------  -------------

Balances -
  September 30, 1994       $    8,770  $  5,945,045  $      592,059  $  (1,594,866) $   6,584,722  $    (896,000) $  10,639,730
                           ==========  ============  ==============  =============  =============  =============  =============

See Notes to Combined Statements of Operations, Changes in Equity, and Cash Flows.

   INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
--------------------------------------------------------------------------------

COMBINED STATEMENT OF CASH FLOWS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1994.
--------------------------------------------------------------------------------

Operating Activities:
   Net Income                                                  $     3,680,778
   Adjustments to Reconcile Net Income to Net Cash Provided
      by Operating Activities:
       Provision for Bad Debts                                         966,018
       Depreciation and Amortization                                 2,459,742
       Loss on Disposal of Property and Equipment                      523,718

   Changes in Operating Assets and Liabilities:
     Restricted Cash                                                  (983,000)
     Accounts Receivable - Net                                      (2,571,920)
     Prepaid Expenses and Other                                      2,704,197
     Accounts Payable and Other Liabilities                           (522,558)
                                                               ---------------

   Net Cash - Operating Activities                                   6,256,975
                                                               ---------------

Investing Activities:
   Property and Equipment Additions - Net                             (466,429)
   Proceeds from Sale of Equipment                                     469,103
                                                               ---------------

   Net Cash - Investing Activities                                       2,674
                                                               ---------------

Financing Activities:
   Shareholders' Dividends                                          (1,247,890)
   Partners' Distributions                                          (2,883,229)
   Payments on Notes Payable and Long-Term Debt                       (877,366)
   Payments on Capital Lease Obligations                              (654,452)
                                                               ---------------

   Net Cash - Financing Activities                                  (5,662,937)
                                                               ---------------

   Net Increase in Cash and Cash Equivalents                           596,712

Cash and Cash Equivalents - Beginning of Years                       1,752,826
                                                               ---------------

   Cash and Cash Equivalents - End of Years                    $     2,349,538
                                                               ===============

See Notes to Combined Statements of Operations, Changes in Equity, and Cash Flows.

   INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
         NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY,
                                 AND CASH FLOWS
--------------------------------------------------------------------------------

[1] Summary of Significant Accounting Policies

The accounting and reporting policies of International Magnetic Imaging, Inc. ["IMI"] and its affiliates conform to generally accepted accounting principles. The following summarizes the more significant of these policies.

Operations - The principal operations of International Magnetic Imaging, Inc. and affiliates [hereinafter collectively referred to as the "Company"] are in the establishment and operation of outpatient diagnostic imaging centers providing magnetic resonance imaging ["MRI"] services. Operations of the centers are conducted through nine limited partnerships and one corporation and are located in various states and the U.S. Commonwealth of Puerto Rico.

The general partner of each of the limited partnerships are corporate entities incorporated in the state the limited partnership conducts operations. The principal users of the Company's magnetic resonance imaging services are practicing physicians, a number of which are limited partners, located in general proximity to the various centers. Each of the centers are managed by a management company, IMI, whose principal shareholders are related to the general partner of the limited partnership through common ownership.

The Florida legislature has enacted the "Patient Self-Referral Act" [the "Act"] which provides that after October 1, 1994, a physician cannot refer patients to an entity which provides diagnostic imaging services in which the physician has an investment interest, as defined in the Act [See Note 10].

Basis of Presentation - The combined statements of operations, changes in equity, and cash flows include the accounts of the following affiliated entities. The year the MRI centers commenced operations is shown parenthetically.

Operating Centers:
   Physicians Outpatient Diagnostic Center, Ltd. [1985] ["PODC"]
   Pine Island Magnetic Resonance Imaging Center, Ltd. [1986] ["Pine Island"] Magnetic Resonance Institute of North Miami Beach, Ltd. [1988] [" N. Miami"] Magnetic Resonance Institute of Boca Raton, Ltd. [1988] ["Boca Raton"] Magnetic Resonance Institute of South Dade, Ltd. [1989] ["South Dade"] Oakland Magnetic Resonance Institute, Ltd. [1990] ["Oakland Park"]
   San Juan M.R.I., Inc. [1990] ["San Juan"]
   Magnetic Resonance Institute of Arlington, L.P. [1990] ["Arlington"] Magnetic Resonance Institute of Greater Kansas City, L.P. [1991] ["Kansas
    City"]
   Magnetic Resonance Institute of Orlando, Ltd. [1992] ["Orlando"]

General Partners:
   P.O.D.C., Inc.
   S.A.S.G.P., Inc.
   Askay, Inc.
   Magnetic Resonance Institute of Boca Raton, Inc.
   Magnetic Resonance Institute of South Dade, Inc.
   Oakland Magnetic Resonance Institute, Inc.
   Magnetic Resonance Institute of Arlington, Inc.
   Magnetic Resonance Institute of Greater Kansas City, Inc.
   Magnetic Resonance Institute of Orlando, Inc.

Management Companies:
   International Magnetic Imaging, Inc. ["IMI"]

   INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
         NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY,
                            AND CASH FLOWS, Sheet #2
--------------------------------------------------------------------------------

[1] Summary of Significant Accounting Policies [Continued]

Radiology Company:
   J. Sternberg and S. Schulman, M.D. Corp.

The accounts of IMI and its affiliates are combined because of the common ownership interests in the management company, operating MRI entities, and the general partners that exercise operating control over such entities. All significant intercompany balances and transactions are eliminated in combination. The corporate general partners account for their respective investments in the limited partnerships using the equity method.

The financial statements, for all periods presented, have been prepared in accordance with the American Institute of Certified Public Accountants' audit and accounting guide "Audits of Providers of Health Care Services."

Cash and Cash Equivalents - The Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts - Patient accounts are reserved for when, in management's opinion, the collectibility of a portion of, or the entire outstanding balance, is doubtful.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are stated at cost less accumulated amortization. Such improvements are amortized over the shorter of the term of the lease or the useful life of the improvement. Medical Equipment financed under capital leases is recorded in property and equipment at cost at the inception of the lease. Amortization of assets held under capital leases is included in depreciation expense and computed using the straight-line method.

Property and equipment are depreciated over the following estimated useful lives:

                                                                Years

   Buildings and Improvements                                   25
   Leasehold Improvements                                       10   - 25
   Medical Equipment                                             6
   Furniture and Equipment                                       5   -  7

Expenditures for maintenance, repairs, and replacement of minor items are charged to earnings as incurred. Major additions and improvements which extend the useful life or improve the operating performance of the related asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period.

Intangible Assets:

Organization Costs - Expenses incurred in connection with the formation of each of the entities have been capitalized and are being amortized over a period of five years using the straight-line method.

   INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
       NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY, AND
                              CASH FLOWS, Sheet #3
--------------------------------------------------------------------------------

[1] Summary of Significant Accounting Policies [Continued]

Deferred Financing Costs - Deferred financing costs are being amortized using the straight-line method, which approximates the interest method, over the term of the related financing agreement.

Income Taxes - The Company prepares its combined financial statements on the accrual basis of accounting. No provision has been made for Federal and State income taxes for the partnership entities as the individual general and limited partners are responsible for such taxes on their respective share of earnings. Likewise, the general partner corporate entities and the management companies have elected "S corporation" status under the Internal Revenue Code and the taxation of the earnings thereof is the responsibility of the individual shareholders. As of December 31, 1993, the Company's sole magnetic resonance institute organized for tax purposes as a "C" corporation, San Juan MRI, Inc. ["San Juan"] has available, for its operations only, approximately $1,041,000 of income tax loss carryforwards to offset future taxable income of which $681,000, $256,000 and $104,000 expires in 1997, 1998 and 1999, respectively. At December 31, 1993, San Juan has net operating loss carryforwards for financial reporting purposes of approximately $1,312,000.

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Statement No. 109, "Accounting for Income Taxes." The statement is effective for the fiscal year 1993. The implementation of such statement has not had a material impact on the Company's financial position.

Net Patient Service Revenue - Net patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including provisions for estimated contractual adjustments under reimbursement agreements with third-party payors. The Company has historically not provided any significant amount of charity care.

[2] Property and Equipment

Depreciation expense for the nine months ended September 30, 1994 is $2,374,931.

[3] Leases

The Company leases real estate for certain of its MRI centers and its administrative offices under noncancellable operating leases expiring during the next fifteen years. The real estate leases contain clauses which permit adjustments of lease payments based upon changes in the "Consumer Price Index", options to renew the leases for periods up to an additional fifteen years and additional payments for a proportionate share of real estate taxes and common area operating expenses.

Several of the MRI centers lease the magnetic resonance imaging equipment under noncancellable capital leases, the last of which expires in 1999. In January 1993, the Company restructured certain capital lease agreements. The restructuring extends the term of the leases and, for certain of those leases, includes a balloon payment representing the buy-out of the leased equipment at the end of the lease term.

Total rental expense for the nine months ended September 30, 1994 is $562,003.

   INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
       NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY, AND
                              CASH FLOWS, Sheet #4
--------------------------------------------------------------------------------

[4] Shareholders' Equity - General Partners

The number of common shares authorized, issued and outstanding, and the amount of issued and outstanding common stock of the general partner corporate entities included in the combined financial statements at September 30, 1994 are as follows:

                                                     Par       Shares         Issued and       Common
                                                    Value    Authorized       Outstanding       Stock
S.A.S.G.P., Inc.                                  $    1.00          500           300        $      300
Askay, Inc.                                       $    1.00        7,500           300        $      300
MRI of Boca Raton, Inc.                           $    1.00        7,500           300        $      300
MRI of South Dade, Inc.                           $    1.00        7,500           300        $      300
Oakland MRI, Inc.                                 $    1.00        7,500           300        $      300
MRI of Arlington, Inc.                            $    1.00        7,500           300        $       --
MRI of Greater Kansas City, Inc.                  $    1.00        7,500           300        $      300
MRI of Orlando, Inc.                              $    1.00        7,500           300        $      300

[5] Related Party Transactions

San Juan Loans - IMI and a related radiology company, not included in the combined financial statements, provided $750,000 revolving lines of credit to San Juan. Borrowings under the lines of credit are unsecured and bear interest at a rate of 9.5% at December 31, 1993. In October 1990, the proceeds of the notes were assigned by the creditor entities to the principal shareholders of IMI and the radiology company and treated as dividend distributions. The amount attributable to IMI was $216,000. Borrowings under the lines of credit are payable in full at December 31, 1994.

[6] Supplemental Cash Flow Information

Interest paid during the nine months ended September 30, 1994 amounted to $585,781.

[7] Commitments

Professional Liability Insurance - Each of the operating entities carries professional malpractice and general liability insurance. The radiology entities that provide the radiology services are covered by their own medical malpractice insurance. The Company has procedures in place to monitor coverage and incidents of significance.

[8] Employee Benefit Plan

During 1993, the Company began sponsoring the International Magnetic Imaging, Inc. 401(K) Savings Plan. Employees become eligible for participation after completion of 1,000 hours of eligible service during the first twelve months of employment or in any later plan year. Participants may elect to contribute from 1% to 15% of their compensation, as defined. The Company may choose to make a matching contribution to the plan for each participant who has elected to make tax deferred contributions for the plan year. The Company's matching contribution percentage will be decided each year by the Company, not to exceed $1,000. For 1993, the Company decided to match 100% of the employees contribution, up to the maximum amount allowable under the plan.

   INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
       NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY, AND
                              CASH FLOWS, Sheet #5
--------------------------------------------------------------------------------

[9] Restructure

[A] In April of 1994 the Company restructured certain capital lease agreements to extend the terms of such leases. The net present value of the future minimum lease payments under the restructured agreement had no change, however, the net increase or [decrease] in the future minimum lease payments under these capital leases is as follows:

Fiscal                                                             Increase
Years                                                              [Decrease]

   1994                                                      $     (156,478)
   1995                                                             (27,532)
   1996                                                             (27,532)
   1997                                                              81,755
   1998                                                             307,002
                                                             --------------

   Total Net Increase in Minimum Lease Payments                     177,215
   Less Increase in Amount Representing Imputed Interest           (177,215)

   Increased Net Present Value of Capital Lease Payments     $           --
   -----------------------------------------------------     ==============

[B] Additionally, in February and April 1994, the Company renegotiated and refinanced certain promissory notes such that the interest rates and terms were increased. The renegotiation and refinancing resulted in a $259,575 charge to earnings and a $514,719 decrease in cash. The net increase (decrease) in the annual maturities of debt is as follows:

Fiscal                                                             Increase
Years                                                             (Decrease)

   1994                                                      $     (176,955)
   1995                                                               7,320
   1996                                                             144,751
   1997                                                             111,905
   1998                                                             211,031
   Thereafter                                                       216,667
                                                             --------------
   Net Increase                                              $      514,719
   ------------                                              ==============

[C] Furthermore, during the first two quarters of 1994, the Company disposed of certain fixed assets which were no longer in operational use. The net cost of the assets disposed was $508,248 resulting in a charge to earnings of $508,248.

   INTERNATIONAL MAGNETIC IMAGING, INC. [PREDECESSOR] AND AFFILIATED ENTITIES
       NOTES TO COMBINED STATEMENTS OF OPERATIONS, CHANGES IN EQUITY, AND
                              CASH FLOWS, Sheet #6
--------------------------------------------------------------------------------

[10] Sale of Business

In July 1994, an agreement was reached between IMI Acquisition Corporation [Buyer], a wholly owned subsidiary of Consolidated Technology Group, Ltd. ["Consolidated"] and the shareholders of International Magnetic Imaging, Inc. [Seller] in which Buyer intends to acquire, own and operate all of the centers within this combined group. The selling price for the Centers, together with IMI and MD Corp., is approximately $27 million of which $6 million is payable in cash and $21 million in the acquiring subsidiary's 7% subordinated installment notes ["Notes"], and Consolidated is issuing shares of its Common Stock. The Notes to be issued in connection with the acquisition of the Centers mature primarily in September 1996, with Notes in the principal amount of $860,000 maturing in September 1997. The Notes to be issued to acquire IMI and the assets of MD Corp.
mature in September 1997 and September 1999, respectively.

[11] Pro Forma Income Tax Effect

The pro forma effects of income tax expense have been computed based on an effective rate of 40% for federal and state income taxes which were in effect for the respective time periods.


                                . . . . . . . . .

 INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES AND RELATED PARTNERSHIPS
                                  EXHIBIT 11.1
--------------------------------------------------------------------------------

                                                                                                Period from Inception
                                                                                                [September 30, 1994]
                                        Three months ended                    Year ended                 to
                                             March 31,                       December 31,           December 31,
                                             ---------                       ------------           ------------
                                      1 9 9 7          1 9 9 6          1 9 9 6        1 9 9 5         1 9 9 4
                                      -------          -------          -------        -------         -------
                                    [Unaudited]      [Unaudited]
Net Income - Historical          $       106,202  $       546,943  $     1,041,354  $    1,761,499  $     1,774,739

Net Income Effects of Debt
   Retirement - Net of Tax
   [Primary]                              72,634           95,509          316,035         409,035          110,186
                                 ---------------  ---------------  ---------------  --------------  ---------------

Net Income Adjusted for
   Primary Calculation           $       178,836  $       642,452  $     1,357,389  $    2,170,534  $     1,884,925
                                 ===============  ===============  ===============  ==============  ===============

Net Income Effects of Debt
   Retirement - Net of Tax
   [Fully Diluted]                        72,634           93,259          301,035         391,035          105,686
                                 ---------------  ---------------  ---------------  --------------  ---------------

Net Income Adjusted for
   Fully Diluted Calculation     $       178,836  $       640,202  $     1,342,389  $    2,152,534  $     1,880,425
                                 ===============  ===============  ===============  ==============  ===============

Primary Shares Outstanding            12,728,572       16,600,000       16,711,111      16,600,000       16,528,500
                                 ===============  ===============  ===============  ==============  ===============

Fully Diluted Shares
   Outstanding                        12,728,572       16,600,000       17,028,572      16,600,000       16,528,500
                                 ===============  ===============  ===============  ==============  ===============

Earnings Per Share:
   Primary - Notes 1 and 3       $           .01  $           .04  $           .08  $          .13  $           .11
                                 ===============  ===============  ===============  ==============  ===============
   Fully Diluted - Notes 2
    and 3                        $           .01  $           .04  $           .08  $          .13  $           .11
                                 ===============  ===============  ===============  ==============  ===============

Note 1: Computed by dividing net income by the weighted average number of shares of Common Stock (9,200,000) and Class A Common Stock (1,000,000) treated as a single class for all periods presented and adjusting such amounts by items (i) through (viii) below [See Notes 10, 15 and 16].

(i) Assumes that common stock warrants, issued in October 1994, to purchase an aggregate of 1,000,000 shares of Common Stock at $2.00 per share were exercised on October 1, 1994, January 1, 1995, January 1, 1996, January 1, 1996 and January 1, 1997 for the periods ended December 31, 1994, 1995 and 1996, and March 31, 1996 and 1997, respectively, and that all proceeds were used to purchase treasury stock at the average market price of $2.25 per share and $.75 per share for the years ended December 31, 1996 and 1995 and $.25, $1.125 and $3.50 per share for the periods ended December 31, 1994 and March 31, 1996 and 1997, respectively.

(ii) Assumes that 765,500 incentive stock options to purchase Class A Common Stock at $.50 per share, issued in October 1994, were exercised on October 1, 1994, January 1, 1995, January 1, 1996, January 1, 1996 and January 1, 1997 for the periods ended December 31, 1994, 1995 and 1996 and March 31, 1996 and 1997, respectively, and that all proceeds were used to purchase treasury stock at the average market price of $2.25 per share and $.75 per share for the years ended December 31, 1996 and 1995 and $.25, $1.125 and $3.50 per share for the periods ended December 31, 1994 and March 31, 1996 and 1997, respectively.

 INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES AND RELATED PARTNERSHIPS
                            EXHIBIT 11.1 [CONTINUED]
--------------------------------------------------------------------------------

Note 1 [Continued]:

(iii) Assumes that warrants, issued in October 1994, to purchase an aggregate of 1,750,000 shares of Class A Common Stock at $2.00 per share were exercised on October 1, 1994, January 1, 1995, January 1, 1996 and January 1, 1996 for the periods ended December 31, 1994, 1995 and 1996 and March 31, 1996, respectively, and that all proceeds were used to purchase treasury stock at the average market price of $.75 and $2.25 per share for the years ended December 31, 1995 and 1996 and $.25 and $1.125 per share for the periods ended December 31, 1994 and March 31, 1996.

(iv) Assumes that warrants, issued in October 1994, to purchase an aggregate of 1,200,000 shares of Class A Common Stock at $3.50 per share were exercised on January 1, 1997 and that all proceeds were used to purchase treasury stock at the average market price of $3.50 per share for the period ended March 31, 1997 [reflects the cancellation of warrants to purchase 550,000 shares of Class A Common Stock and the change of exercise price from $2.00 per share to $3.50 per share at December 31, 1996].

(v) Assumes that 13,000 incentive stock options to purchase Class A Common Stock at $1.00 per share, issued in June 1996 were exercised at the beginning of 1994 and that all proceeds were used to purchase treasury stock at $3.50 per share for all periods presented.

(vi) Assumes that the following convertible preferred shares, issued in October 1994 and canceled in December 1996, were converted to common stock on October 1, 1994, January 1, 1995, January 1, 1996 and January 1, 1996 for the periods ended December 31, 1994, 1995 and 1996 and March 31, 1996, respectively, as follows:


         Shares of
                             Preferred Stock   Conversion Rate   Common Shares

       Series B Preferred         5,000              700           3,500,000

(vii) Assumes for the years ended December 31, 1995 and 1996 and the periods ended March 31, 1996 and 1997, that incentive stock options to purchase 71,500 shares of Class A Common Stock at $1.00 per share, which were granted in September 1995, were exercised on October 1, 1995, January 1, 1996, January 1, 1996 and January 1, 1997, respectively, and that all proceeds were used to purchase treasury stock at the average market price of $2.25 per share and $.75 per share for the years ended December 31, 1996 and 1995 and $1.125 per share and $3.50 per share for the periods ended March 31, 1996 and 1997.

(viii) Assumes that warrants, issued in September 1996, to purchase an aggregate of 500,000 shares of Class A Common Stock at $3.50 per share were exercised at the beginning of 1994, and that all proceeds were used to purchase treasury stock at $3.50 per share for all periods presented. Warrants to purchase an aggregate of 250,000 shares of Class A Common Stock at $3.50 per share were canceled on December 31, 1996 and are not reflected in the March 31, 1997 calculation.

Note 2: Computed by dividing net income by the weighted average number of shares of Common Stock (9,200,000) and Class A Common Stock (1,000,000) treated as a single class for all periods presented and adjusting such amounts by items (i) through (viii) below [See Notes 10, 15 and 16].

(i) Assumes that warrants, issued in October 1994, to purchase an aggregate of 1,000,000 shares of Common Stock at $2.00 per share were exercised on October 1, 1994, January 1, 1995, January 1, 1996, January 1, 1996 and January 1, 1997 for the periods ended December 31, 1994, 1995 and 1996 and March 31, 1996 and 1997, respectively, and that all proceeds were used to purchase treasury stock at the year end market price of $3.50 per share for the year ended December 31, 1996, $1.00 per share for the year ended December 31, 1995 and $.50, $1.25 and $3.50 per share for the periods ended December 31, 1994 and March 31, 1996 and 1997.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES AND RELATED PARTNERSHIPS
                            EXHIBIT 11.1 [CONTINUED]
--------------------------------------------------------------------------------

Note 2 [Continued]:

(ii) Assumes that warrants, issued in October 1994, to purchase an aggregate of 1,750,000 shares of Class A Common Stock at $2.00 per share were exercised on October 1, 1994 January 1, 1995, January 1, 1996 and January 1, 1996 for the periods ended December 31, 1994, 1995 and 1996 and March 31, 1996, respectively, and that all proceeds were used to purchase treasury stock at the year end market price of $3.50 per share and $1.00 per share for the years ended December 31, 1996 and 1995 and $.50 and $1.25 per share for the periods ended December 31, 1994 and March 31, 1996.

(iii) Assumes that warrants, issued in October 1994, to purchase an aggregate of 1,200,000 shares of Class A Common Stock at $3.50 per share were exercised on January 1, 1997 and that all proceeds were used to purchase treasury stock at the period end market price of $3.50 per share for the period ended March 31, 1997 [reflects the cancellation of warrants to purchase 550,000 shares of Class A Common Stock and the change of exercise price from $2.00 per share to $3.50 per share at December 31, 1996].

(iv) Assumes that 765,500 incentive stock options to purchase Class A Common Stock at $.50 per share, issued in October 1994, were exercised on October 1, 1994, January 1, 1995, January 1, 1996, January 1, 1996 and January 1, 1997 for the periods ended December 31, 1994, 1995 and 1996 and March 31, 1996 and 1997, respectively, and that all proceeds were used to purchase treasury stock at the year end market price of $3.50 per share for the year ended December 31, 1996, $1.00 per share for the year ended December 31, 1995 and $.50, $1.25 and $3.50 per share for the periods ended December 31, 1994 and March 31, 1996 and 1997, respectively.

(v) Assumes that 13,000 incentive stock options to purchase Class A Common Stock at $1.00 per share, issued in June 1996 were exercised at the beginning of 1994 and that all proceeds were used to purchase treasury stock at $3.50 per share for all periods presented.

(vi) Assumes that the following convertible preferred shares issued in October 1994 and canceled in December 1996, were converted to common stock on October 1, 1994, January 1, 1995, January 1, 1996 and January 1, 1996 for the periods ended December 31, 1994, 1995 and 1996 and March 31, 1996, respectively, as follows:


         Shares of
                             Preferred Stock   Conversion Rate   Common Shares

       Series B Preferred         5,000              700           3,500,000

(vii) Assumes for the years ended December 31, 1995 and 1996 and the periods ended March 31, 1996 and 1997, that incentive stock options to purchase 71,500 shares of Class A Common Stock at $1.00 per share, which were granted in September 1995, were exercised on October 1, 1995, January 1, 1996, January 1, 1996 and January 1, 1997, respectively, and that all proceeds were used to purchase treasury stock at the year end market price of $3.50 per share for the year ended December 31, 1996, $1.00 per share for the year ended December 31, 1995 and $1.25 and $3.50 per share for the periods ended March 31, 1996 and 1997.

(viii) Assumed that warrants, issued in September 1996, to purchase an aggregate of 500,000 shares of Class A Common Stock at $3.50 per share were exercised at the beginning of 1994, and that all proceeds were used to purchase treasury stock at $3.50 per share for all periods presented. Warrants to purchase an aggregate of 250,000 shares of Class A Common Stock at $3.50 per share were canceled on December 31, 1996 and are not reflected in the March 31, 1997 calculation.

 INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES AND RELATED PARTNERSHIPS
                            EXHIBIT 11.1 [CONTINUED]
--------------------------------------------------------------------------------

Note 3: Computed by using the modified "Treasury Stock Method" because the number of shares obtainable upon exercise of all options and warrants exceeds 20% of the number of shares outstanding at the end of the period. The repurchase price for common stock and Class A common stock represents the average market price for each period presented for the primary calculation and the year end market price for each period presented for the fully diluted calculation. The excess proceeds were used to retire short-term debt and in some cases portions of long-term debt. Certain options and warrants, issued at or below the initial public offering price within one year of the filing of the Company's initial public offering, are included in the computation of earnings per share for all periods presented.

                                    March 31,                                    December 31,
                         1 9 9 7                1 9 9 6                1 9 9 6                  1 9 9 5                 1 9 9 4
                         -------                -------                -------                  -------                 -------
                   Primary   Full         Primary   Full         Primary   Full           Primary   Full          Primary   Full
                             Diluted                Diluted                Diluted                  Diluted                 Diluted
Average Market
 Price - Common
 and Class A
 Common        $     3.50  $     --   $    1.125  $       --  $     2.25  $       --  $      .75  $       --  $      .25  $      --

Period End Market
 Price - Common
 and Class A
 Common        $       --  $   3.50   $       --  $     1.25  $       --  $     3.50  $       --  $     1.00  $       --  $     .50

Short-Term Debt
 Retired       $4,842,250  $4,842,250 $6,367,250  $6,217,250  $3,732,250  $1,962,250  $4,424,250  $3,914,250  $2,593,069  $2,593,069

Long-Term Debt
 Retired       $       --  $       -- $       --  $       --  $       --  $       --  $       --  $       --  $2,779,681  $2,269,681

Shares of Treasury
 Stock Acquired   771,428     771,428  1,200,000   1,200,000   1,088,889     771,428   1,200,000   1,200,000   1,200,000   1,200,000

Note 4: Pro Forma Earnings Per Share - Assuming the Series B Preferred Stock was canceled for all periods presented:

                                                                                                Period from Inception
                                                                                                [September 30, 1994]
                                        Three months ended                    Year ended                 to
                                             March 31,                       December 31,           December 31,
                                             ---------                       ------------           ------------
                                      1 9 9 7          1 9 9 6          1 9 9 6        1 9 9 5         1 9 9 4
                                      -------          -------          -------        -------         -------
                                    [Unaudited]      [Unaudited]
Pro Forma Primary Shares
   Outstanding                        12,728,592       13,100,000       13,211,111      13,100,000       13,028,500

Pro Forma Fully Diluted
   Shares Outstanding                 12,728,572       13,100,000       13,528,572      13,100,000       13,028,500

Pro Forma Earnings Per
   Share:
   Primary                       $           .01  $           .05  $           .10  $          .17  $           .14
   Fully Diluted                 $           .01  $           .05  $           .10  $          .16  $           .14

                             PRIMARY & FULLY DILUTED
                              EARNINGS PER SHARE :
                                 MARCH 31, 1997

                                                                        COMMON                COMMON
                                                                         STOCK                 STOCK
                                                                                              CLASS A           TOTAL
10/94 - COMMON                                                           9,200,000            1,000,000       10,200,000


TOTAL                                                                    9,200,000            1,000,000       10,200,000


10/94 - WARRANTS                                                                              1,000,000        1,000,000
10/94 - WARRANTS                                                                                700,000          700,000
10/94 - WARRANTS                                                                                500,000          500,000
10/94 - OPTIONS                                                                                 765,500          765,500
9/95 - OPTIONS                                                                                   71,500           71,500
6/96 - OPTIONS                                                                                   13,000           13,000
9/96 - WARRANTS                                                                                 250,000          250,000


TOTAL ISSUABLE                                                           1,000,000            2,300,000        3,300,000

TOTAL AVAILABLE TO REACQUIRE
(9,200,000 X 20% )                                                                                             1,840,000
(1,000,000 X 20%)                                                                                                200,000
                                                                                                              ----------

                                                                                                               2,040,000


PROCEEDS :
10/94 - WARRANTS (1,000,000 @ $2)                                        2,000,000                             2,000,000
10/94 - WARRANTS (700,000 @ $3.5)                                                             2,450,000        2,450,000
10/94 - WARRANTS  (500,000 @ $3.5)                                                            1,750,000        1,750,000
10/94 - OPTIONS (765,500 @ $ 0.50)                                                              382,750          382,750
9/95 - WARRANTS (71,500 @ $1)                                                                    71,500           71,500
6/96 - OPTIONS (13,000 @ $1 )                                                                    13,000           13,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                              875,000          875,000
                                                          ------------------------    -----------------   --------------


TOTAL PROCEEDS                                                           2,000,000            5,542,250        7,542,250

APPLICATION OF PROCEEDS


TOTAL REACQUIRED
10/94 - WARRANTS  ( 1,000,000 @ $3.50)                                   3,500,000                             3,500,000
10/94 - WARRANTS  ( 700,000 @ $3.50)                                                          2,450,000        2,450,000
10/94 - WARRANTS  ( 500,000 @ $3.50)                                                          1,750,000        1,750,000
10/94 - OPTIONS ( 765,500 @ $ 3.50)                                                           2,679,250        2,679,250
9/95 - WARRANTS ( 71,500 @ $3.50)                                                               250,250          250,250
6/96 - OPTIONS (13,000 @ $3.50)                                                                  45,500           45,500
9/96 - WARRANTS (250,000 @ $3.50)                                                               875,000          875,000
                                                         -------------------------    -----------------   --------------

                                                                         3,500,000            8,050,000       11,550,000
LIMITATION
COMMON STOCK (428572 @ 3.5 )                                             1,500,000                             1,500,000
CLASS A COMMON STOCK
     (2,037,000 - 200,000) X 3.50                                                             6,429,500        6,429,500
     (263,000 @ 3.50)                                                                           920,500          920,500
                                                         -------------------------   ------------------   --------------

                                                                         1,500,000            7,350,000        8,850,000

TOTAL PROCEEDS TO REACQUIRE                                              2,000,000              700,000        2,700,000
BALANCE                                                                          0            4,842,250        4,842,250
TO RETIRE SHORT-TERM DEBT                                                                                      4,842,250
                                                                                                          --------------


TOTAL APPLICATION OF PROCEEDS                                                                                  7,542,250

NET INCOME EFFECTS OF DEBT
 RETIREMENT, NET OF TAX
  ( 4,842,250 X 10% NET OF 40% TAX)                                                                       @ 25%   72,634
FINAL
TOTAL ISSUABLE   PER ABOVE                                               1,000,000            2,300,000        3,300,000

TOTAL REACQUIRED  PER ABOVE                                                571,428              200,000          771,428
                                                                ------------------   ------------------   --------------


ISSUED NOT REACQUIRED                                                      428,572            2,100,000        2,528,572
                                                                ==================    =================   ==============


10/94 - COMMON                                                           9,200,000            1,000,000       10,200,000


TOTAL                                                                    9,200,000            1,000,000       10,200,000

OPTIONS & WARRANTS PER ABOVE                                                                                   2,528,572

TOTAL                                                                                                         12,728,572

MARCH 31, 1997
NET INCOME                                                                                                       106,202
NET INCOME EFFECT OF DEBT
RETIREMENT - NET OF TAX                                                                                           72,634
NET INCOME - ADJUSTED                                                                                            178,836
BENCHMARK EPS (NI / 10200000)                                                                                      0.018
97% TEST                                                                                                           0.017
PRIMARY  & FULLY DILUTED EPS
178,836/12,728572                                                                                                  0.014


                                     PRIMARY
                              EARNINGS PER SHARE :
                                 MARCH 31, 1996

                                                                        COMMON                COMMON
                                                                         STOCK                 STOCK
                                                                                              CLASS A           TOTAL
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

10/94 - WARRANTS                                                              1,000,000                          1,000,000
10/94 - WARRANTS                                                                               1,250,000         1,250,000
10/94 - WARRANTS                                                                                 500,000           500,000
10/94 - OPTIONS                                                                                  765,500           765,500
9/95 - OPTIONS                                                                                    71,500            71,500
6/96 - OPTIONS                                                                                    13,000            13,000
9/96 - WARRANTS                                                                                  250,000           250,000
9/96 - WARRANTS                                                                                  250,000           250,000

TOTAL ISSUABLE                                                                1,000,000        3,100,000         4,100,000

TOTAL AVAILABLE TO REACQUIRE
(9,200,000 X 20% )                                                                                               1,840,000
(1,000,000 X 20%)                                                                                                  200,000
                                                                                                             --------
                                                                                                                 2,040,000
                                                                                                          =============
PROCEEDS :
10/94 - WARRANTS  ( 1,000,000 @ $2 )                                          2,000,000                          2,000,000
10/94 - WARRANTS  ( 1,250,000 @ $2 )                                                           2,500,000         2,500,000
10/94 - WARRANTS  ( 500,000 @ $2 )                                                             1,000,000         1,000,000
10/94 - OPTIONS ( 765,500 @ $ 0.50 )                                                             382,750           382,750
9/95 - WARRANTS ( 71,500 @ $1 )                                                                   71,500            71,500
6/96 - OPTIONS (13,000 @ $1 )                                                                     13,000            13,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
                                                                              ---------        ---------         ---------
TOTAL PROCEEDS                                                                2,000,000        5,717,250         7,717,250

APPLICATION OF PROCEEDS
TOTAL REACQUIRED
10/94 - WARRANTS  ( 1,000,000 @ $1.125)                                       1,125,000                          1,125,000
10/94 - WARRANTS  ( 1,250,000 @ $1.125)                                                        1,406,250         1,406,250
10/94 - WARRANTS  ( 500,000 @ $1.125)                                                            562,500           562,500
10/94 - OPTIONS ( 765,500 @ $ 1.125)                                                             861,188           861,188
9/95 - WARRANTS ( 71,500 @ $1.125 )                                                               80,438            80,438
6/96 - OPTIONS (13,000 @ $3.5)                                                                    45,500            45,500
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
                                                                              ---------        ---------         ---------
                                                                              1,125,000        4,705,875         5,830,875
LIMITATION
COMMON STOCK                                                                          0                                  0
CLASS A COMMON STOCK
     (2,587,000 - 200,000) X 1.125                                                             2,685,375         2,685,375
     (513,000 @ 3.50)                                                                          1,795,500         1,795,500
                                                                              ---------        ---------         ---------
                                                                                      0        4,480,875         4,480,875
TOTAL PROCEEDS TO REACQUIRE                                                   1,125,000          225,000         1,350,000

BALANCE                                                                         875,000        5,492,250         6,367,250
TO RETIRE SHORT-TERM DEBT                                                                                        6,367,250

TOTAL APPLICATION OF PROCEEDS                                                                                    7,717,250

NET INCOME EFFECTS OF DEBT
 RETIREMENT, NET OF TAX
  ( 6,367,250 X 10% NET OF 40% TAX)                                                                @ 25%            95,509
FINAL
TOTAL ISSUABLE   PER ABOVE                                                    1,000,000        3,100,000         4,100,000

TOTAL REACQUIRED  PER ABOVE                                                   1,000,000          200,000         1,200,000
                                                                              ---------        ---------         ---------
ISSUED NOT REACQUIRED                                                                 0        2,900,000         2,900,000
                                                                              =========        =========         =========

10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000
TOTAL                                                                        12,700,000        1,000,000        13,700,000

OPTIONS & WARANTS PER ABOVE                                                                                      2,900,000
TOTAL                                                                                                           16,600,000
MARCH 31, 1996
NET INCOME                                                                                                         546,943
NET INCOME EFFECT OF DEBT
RETIREMENT - NET OF TAX                                                                                             95,509
NET INCOME - ADJUSTED                                                                                              642,452

BENCHMARK EPS (NI / 10200000)                                                                                      0.063
97% TEST                                                                                                           0.061
PRIMARY EPS
642,452/16,600,000                                                                                                 0.039


                                     PRIMARY
                            FULLY DILUTED PER SHARE :
                                 MARCH 31, 1996

                                                                                COMMON          COMMON
                                                                                STOCK           STOCK
                                                                                                CLASS A           TOTAL
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

10/94 - WARRANTS                                                              1,000,000                          1,000,000
10/94 - WARRANTS                                                                               1,250,000         1,250,000
10/94 - WARRANTS                                                                                 500,000           500,000
10/94 - OPTIONS                                                                                  765,500           765,500
9/95 - OPTIONS                                                                                    71,500            71,500
6/96 - OPTIONS                                                                                    13,000            13,000
9/96 - WARRANTS                                                                                  250,000           250,000
9/96 - WARRANTS                                                                                  250,000           250,000

TOTAL ISSUABLE                                                                1,000,000        3,100,000         4,100,000

TOTAL AVAILABLE TO REACQUIRE
(9,200,000 X 20% )                                                                                               1,840,000
(1,000,000 X 20%)                                                                                                  200,000
                                                                                                             --------
                                                                                                                 2,040,000
                                                                                                         ========WARRANTS
PROCEEDS :
10/94 - WARRANTS  ( 1,000,000 @ $2 )                                          2,000,000                          2,000,000
10/94 - WARRANTS  ( 1,250,000 @ $2 )                                                           2,500,000         2,500,000
10/94 - WARRANTS  ( 500,000 @ $2 )                                                             1,000,000         1,000,000
10/94 - OPTIONS ( 765,500 @ $ 0.50 )                                                             382,750           382,750
9/95 - WARRANTS ( 71,500 @ $1 )                                                                   71,500            71,500
6/96 - OPTIONS (13,000 @ $1 )                                                                     13,000            13,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
                                                                               --------         --------          --------
TOTAL PROCEEDS                                                                2,000,000        5,717,250         7,717,250

APPLICATION OF PROCEEDS
TOTAL REACQUIRED
10/94 - WARRANTS  ( 1,000,000 @ $1.25)                                        1,250,000                          1,250,000
10/94 - WARRANTS  ( 1,250,000 @ $1.25)                                                         1,562,500         1,562,500
                                                                                               =========         =========
10/94 - WARRANTS  ( 500,000 @ $1.25)                                                             625,000           625,000
10/94 - OPTIONS ( 765,500 @ $ 1.25)                                                              956,875           956,875
9/95 - WARRANTS ( 71,500 @ $1.25 )                                                                89,375            89,375
6/96 - OPTIONS (13,000 @ $3.5)                                                                    45,500            45,500
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
                                                                               --------         --------          --------
                                                                              1,250,000        5,029,250         6,279,250
LIMITATION
COMMON STOCK                                                                          0                                  0
CLASS A COMMON STOCK
     (2,587,000 - 200,000) X 1.25                                                              2,983,750         2,983,750
     (513,000 @ 3.50)                                                                          1,795,500         1,795,500
                                                                               --------         --------          --------
                                                                                      0        4,779,250         4,779,250

TOTAL PROCEEDS TO REACQUIRE                                                   1,250,000          250,000         1,500,000
BALANCE                                                                         750,000        5,467,250         6,217,250
TO RETIRE SHORT-TERM DEBT                                                                                        6,217,250

TOTAL APPLICATION OF PROCEEDS                                                                                    7,717,250

NET INCOME EFFECTS OF DEBT
 RETIREMENT, NET OF TAX
  ( 6,217,250 X 10% NET OF 40% TAX)                                                                @ 25%            93,259
FINAL
TOTAL ISSUABLE   PER ABOVE                                                    1,000,000        3,100,000         4,100,000

TOTAL REACQUIRED  PER ABOVE                                                   1,000,000          200,000         1,200,000

                                                                               --------         --------          --------
ISSUED NOT REACQUIRED                                                                 0        2,900,000         2,900,000
                                                                               ========         ========          ========

10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

OPTIONS & WARANTS PER ABOVE                                                                                      2,900,000

TOTAL                                                                                                           16,600,000
MARCH 31, 1996
NET INCOME                                                                                                         546,943
NET INCOME EFFECT OF DEBT
RETIREMENT - NET OF TAX                                                                                             93,259
NET INCOME - ADJUSTED                                                                                              640,202

BENCHMARK EPS (NI / 10200000)                                                                                     0.063
97% TEST
                                                                                                                   0.061
FULLY DILUTED EPS
640,202/16,600,000                                                                                                0.039


                                                         PRIMARY
                                                   EARNINGS PER SHARE :
                                                    DECEMBER 31, 1996

                                                                        COMMON                COMMON
                                                                         STOCK                 STOCK
                                                                                              CLASS A           TOTAL
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

10/94 - WARRANTS                                                              1,000,000                          1,000,000
10/94 - WARRANTS                                                                               1,250,000         1,250,000
10/94 - WARRANTS                                                                                 500,000           500,000
10/94 - OPTIONS                                                                                  765,500           765,500
9/95 - OPTIONS                                                                                    71,500            71,500
6/96 - OPTIONS                                                                                    13,000            13,000
9/96 - WARRANTS                                                                                  250,000           250,000
9/96 - WARRANTS                                                                                  250,000           250,000

TOTAL ISSUABLE                                                                1,000,000        3,100,000         4,100,000

TOTAL AVAILABLE TO REACQUIRE
(9,200,000 X 20% )                                                                                               1,840,000
(1,000,000 X 20%)                                                                                                  200,000
                                                                                                             --------

                                                                                                                 2,040,000

                                                                                                             ========

PROCEEDS :
10/94 - WARRANTS  ( 1,000,000 @ $2 )                                          2,000,000                          2,000,000
10/94 - WARRANTS  ( 1,250,000 @ $2 )                                                           2,500,000         2,500,000
10/94 - WARRANTS  ( 500,000 @ $2 )                                                             1,000,000         1,000,000
10/94 - OPTIONS ( 765,500 @ $ 0.50 )                                                             382,750           382,750
9/95 - WARRANTS ( 71,500 @ $1 )                                                                   71,500            71,500
6/96 - OPTIONS (13,000 @ $1 )                                                                     13,000            13,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
                                                                               --------         --------          --------
TOTAL PROCEEDS                                                                2,000,000        5,717,250         7,717,250

APPLICATION OF PROCEEDS
TOTAL REACQUIRED
10/94 - WARRANTS  ( 1,000,000 @ $2.25)                                        2,250,000                          2,250,000
10/94 - WARRANTS  ( 1,250,000 @ $2.25)                                                         2,812,500         2,812,500
10/94 - WARRANTS  ( 500,000 @ $2.25                                                            1,125,000         1,125,000
10/94 - OPTIONS ( 765,500 @ $ 2.25)                                                            1,722,375         1,722,375
9/95 - WARRANTS ( 71,500 @ $2.25)                                                                160,875           160,875
6/96 - OPTIONS (13,000 @ $3.50)                                                                   45,500            45,500
9/96 - WARRANTS (250,000 @ $3.50)                                                                875,000           875,000
9/96 - WARRANTS (250,000 @ $3.50)                                                                875,000           875,000
                                                                               --------         --------          --------
                                                                              2,250,000        7,616,250         9,866,250

LIMITATION
COMMON STOCK (111,111 @ 2.25)                                                   250,000                            250,000
CLASS A COMMON STOCK
     (2,587,000 - 200,000) X 2.25                                                              5,370,750         5,370,750
     (513,000 @ 3.50)                                                                          1,795,500         1,795,500
                                                                                250,000        7,166,250         7,416,250

TOTAL PROCEEDS TO REACQUIRE                                                   2,000,000          450,000         2,450,000
BALANCE                                                                               0        5,267,250         5,267,250
TO RETIRE SHORT-TERM DEBT                                                                                        5,267,250

TOTAL APPLICATION OF PROCEEDS                                                                                    7,717,250

NET INCOME EFFECTS OF DEBT
 RETIREMENT, NET OF TAX
  ( 5,267,250X 10% NET OF 40% TAX)                                                                                 316,035
FINAL
TOTAL ISSUABLE   PER ABOVE                                                    1,000,000        3,100,000         4,100,000

TOTAL REACQUIRED  PER ABOVE                                                     888,889          200,000         1,088,889

                                                                               --------         --------          --------
ISSUED NOT REACQUIRED                                                           111,111        2,900,000         3,011,111
                                                                               ========         ========          ========
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

OPTIONS & WARANTS PER ABOVE                                                                                      3,011,111
TOTAL                                                                                                           16,711,111
DECEMBER 31, 1996
NET INCOME                                                                                                       1,041,354
NET INCOME EFFECT OF DEBT
RETIREMENT - NET OF TAX                                                                                            316,035
NET INCOME - ADJUSTED                                                                                            1,357,389

BENCHMARK EPS (NI / 10200000)                                                                                      0.133
97% TEST                                                                                                           0.129
PRIMARY EPS
1,357,389/16,711,111                                                                                               0.081


                                                       FULLY DILUTED
                                                   EARNINGS PER SHARE :
                                                     DECEMBER 31, 1996

                                                                        COMMON                COMMON
                                                                         STOCK                 STOCK
                                                                                              CLASS A           TOTAL
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

10/94 - WARRANTS                                                              1,000,000                          1,000,000
10/94 - WARRANTS                                                                               1,250,000         1,250,000
10/94 - WARRANTS                                                                                 500,000           500,000
10/94 - OPTIONS                                                                                  765,500           765,500
9/95 - OPTIONS                                                                                    71,500            71,500
6/96 - OPTIONS                                                                                    13,000            13,000
9/96 - WARRANTS                                                                                  250,000           250,000
9/96 - WARRANTS                                                                                  250,000           250,000

TOTAL ISSUABLE                                                                1,000,000        3,100,000         4,100,000

TOTAL AVAILABLE TO REACQUIRE
(9,200,000 X 20% )                                                                                               1,840,000
(1,000,000 X 20%)                                                                                                  200,000
                                                                                                             --------

                                                                                                                 2,040,000

                                                                                                             ========
PROCEEDS :
10/94 - WARRANTS  ( 1,000,000 @ $2 )                                          2,000,000                          2,000,000
10/94 - WARRANTS  ( 1,250,000 @ $2 )                                                           2,500,000         2,500,000
10/94 - WARRANTS  ( 500,000 @ $2 )                                                             1,000,000         1,000,000
10/94 - OPTIONS ( 765,500 @ $ 0.50 )                                                             382,750           382,750
9/95 - WARRANTS ( 71,500 @ $1 )                                                                   71,500            71,500
6/96 - OPTIONS (13,000 @ $1 )                                                                     13,000            13,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
                                                                               --------         --------          --------
TOTAL PROCEEDS                                                                2,000,000        5,717,250         7,717,250

APPLICATION OF PROCEEDS
TOTAL REACQUIRED
10/94 - WARRANTS  ( 1,000,000 @ $3.50)                                        3,500,000                          3,500,000
10/94 - WARRANTS  ( 1,250,000 @ $3.50)                                                         4,375,000         4,375,000
10/94 - WARRANTS  ( 500,000 @ $3.50)                                                           1,750,000         1,750,000
10/94 - OPTIONS ( 765,500 @ $ 3.50)                                                            2,679,250         2,679,250
9/95 - WARRANTS ( 71,500 @ $3.50)                                                                250,250           250,250
6/96 - OPTIONS (13,000 @ $3.50)                                                                   45,500            45,500
9/96 - WARRANTS (250,000 @ $3.50)                                                                875,000           875,000
9/96 - WARRANTS (250,000 @ $3.50)                                                                875,000           875,000
                                                                               --------         --------          --------

                                                                              3,500,000       10,850,000        14,350,000
LIMITATION
COMMON STOCK (428572 @ 3.5 )                                                  1,500,000                          1,500,000
CLASS A COMMON STOCK
     (2,587,000 - 200,000) X 3.50                                                              8,354,500         8,354,500
     (513,000 @ 3.50)                                                                          1,795,500         1,795,500
                                                                               --------         --------          --------
                                                                              1,500,000       10,150,000        11,650,000

TOTAL PROCEEDS TO REACQUIRE                                                   2,000,000          700,000         2,700,000
BALANCE                                                                               0        5,017,250         5,017,250
TO RETIRE SHORT-TERM DEBT                                                                                        5,017,250

TOTAL APPLICATION OF PROCEEDS                                                                                    7,717,250

NET INCOME EFFECTS OF DEBT
 RETIREMENT, NET OF TAX
  ( 5,017,250 X 10% NET OF 40% TAX)                                                                                301,035
FINAL
TOTAL ISSUABLE   PER ABOVE                                                    1,000,000        3,100,000         4,100,000

TOTAL REACQUIRED  PER ABOVE                                                     571,428          200,000           771,428
                                                                               --------         --------          --------
ISSUED NOT REACQUIRED                                                           428,572        2,900,000         3,328,572
                                                                               ========         ========          ========
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

OPTIONS & WARANTS PER ABOVE                                                                                      3,328,572

TOTAL                                                                                                           17,028,572

DECEMBER 31, 1996
NET INCOME                                                                                                       1,041,354

NET INCOME EFFECT OF DEBT
RETIREMENT - NET OF TAX                                                                                            301,035
NET INCOME - ADJUSTED                                                                                            1,342,389

BENCHMARK EPS (NI / 10200000)                                                                                      0.132
97% TEST                                                                                                           0.128
FULLY DILUTED EPS
1,342,389/17,028,572                                                                                               0.079


                                                          PRIMARY
                                                   EARNINGS PER SHARE :
                                                     DECEMBER 31, 1995

                                                                        COMMON                COMMON
                                                                         STOCK                 STOCK
                                                                                              CLASS A           TOTAL
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

10/94 - WARRANTS                                                              1,000,000                          1,000,000
10/94 - WARRANTS                                                                               1,250,000         1,250,000
10/94 - WARRANTS                                                                                 500,000           500,000
10/94 - OPTIONS                                                                                  765,500           765,500
9/95 - OPTIONS                                                                                    71,500            71,500
6/96 - OPTIONS                                                                                    13,000            13,000
9/96 - WARRANTS                                                                                  250,000           250,000
9/96 - WARRANTS                                                                                  250,000           250,000

TOTAL ISSUABLE                                                                1,000,000        3,100,000         4,100,000

TOTAL AVAILABLE TO REACQUIRE
(9,200,000 X 20% )                                                                                               1,840,000
(1,000,000 X 20%)                                                                                                  200,000
                                                                                                             --------
                                                                                                                 2,040,000

                                                                                                             ========
PROCEEDS :
10/94 - WARRANTS  ( 1,000,000 @ $2 )                                          2,000,000                          2,000,000
10/94 - WARRANTS  ( 1,250,000 @ $2 )                                                           2,500,000         2,500,000
10/94 - WARRANTS  ( 500,000 @ $2 )                                                             1,000,000         1,000,000
10/94 - OPTIONS ( 765,500 @ $ 0.50 )                                                             382,750           382,750
9/95 - WARRANTS ( 71,500 @ $1 )                                                                   71,500            71,500
6/96 - OPTIONS (13,000 @ $1 )                                                                     13,000            13,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
                                                                               --------         --------          --------
TOTAL PROCEEDS                                                                2,000,000        5,717,250         7,717,250

APPLICATION OF PROCEEDS
TOTAL REACQUIRED
10/94 - WARRANTS  ( 1,000,000 @ $.75)                                           750,000                            750,000
10/94 - WARRANTS  ( 1,250,000 @ $.75)                                                            937,500           937,500
10/94 - WARRANTS  ( 500,000 @ $.75)                                                              375,000           375,000
574,125 OPTIONS ( 765,500 @ $ .75)                                                                                  574,125
9/95 - WARRANTS ( 71,500 @ $.75 )                                                                 53,625            53,625
6/96 - OPTIONS (13,000 @ $3.5)                                                                    45,500            45,500
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
                                                                               --------         --------          --------

                                                                                750,000        3,735,750         4,485,750
LIMITATION
COMMON STOCK                                                                          0                                  0
CLASS A COMMON STOCK
     (2,587,000 - 200,000) X .75                                                               1,790,250         1,790,250
     (513,000 @ 3.50)                                                                          1,795,500         1,795,500
                                                                               --------         --------          --------
                                                                                      0        3,585,750         3,585,750

TOTAL PROCEEDS TO REACQUIRE                                                     750,000          150,000           900,000
BALANCE                                                                       1,250,000        5,567,250         6,817,250
TO RETIRE SHORT-TERM DEBT                                                                                        6,817,250

TOTAL APPLICATION OF PROCEEDS                                                                                    7,717,250
NET INCOME EFFECTS OF DEBT
 RETIREMENT, NET OF TAX
  ( 6,817,250 X 10% NET OF 40% TAX)                                                                                409,035
FINAL
TOTAL ISSUABLE   PER ABOVE                                                    1,000,000        3,100,000         4,100,000

TOTAL REACQUIRED  PER ABOVE                                                   1,000,000          200,000         1,200,000
                                                                               --------         --------          --------
ISSUED NOT REACQUIRED                                                                 0        2,900,000         2,900,000
                                                                               ========         ========          ========
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

OPTIONS & WARANTS PER ABOVE                                                                                      2,900,000

TOTAL                                                                                                           16,600,000

DECEMBER 31, 1995
NET INCOME                                                                                                       1,761,499

NET INCOME EFFECT OF DEBT
RETIREMENT - NET OF TAX                                                                                            409,035
NET INCOME - ADJUSTED                                                                                            2,170,534

BENCHMARK EPS (NI / 10200000)                                                                                      0.213
97% TEST                                                                                                           0.206
PRIMARY EPS
2,170,534/16,600,000                                                                                               0.131


                                                       FULLY DILUTED
                                                   EARNINGS PER SHARE :
                                                     DECEMBER 31, 1995

                                                                        COMMON                COMMON
                                                                         STOCK                 STOCK
                                                                                              CLASS A           TOTAL
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

10/94 - WARRANTS                                                              1,000,000                          1,000,000
10/94 - WARRANTS                                                                               1,250,000         1,250,000
10/94 - WARRANTS                                                                                 500,000           500,000
10/94 - OPTIONS                                                                                  765,500           765,500
9/95 - OPTIONS                                                                                    71,500            71,500
6/96 - OPTIONS                                                                                    13,000            13,000
9/96 - WARRANTS                                                                                  250,000           250,000
9/96 - WARRANTS                                                                                  250,000           250,000

TOTAL ISSUABLE                                                                1,000,000        3,100,000         4,100,000

TOTAL AVAILABLE TO REACQUIRE
(9,200,000 X 20% )                                                                                               1,840,000
(1,000,000 X 20%)                                                                                                  200,000
                                                                                                             --------
                                                                                                                 2,040,000

                                                                                                             ========

PROCEEDS :
10/94 - WARRANTS  ( 1,000,000 @ $2 )                                          2,000,000                          2,000,000
10/94 - WARRANTS  ( 1,250,000 @ $2 )                                                           2,500,000         2,500,000
10/94 - WARRANTS  ( 500,000 @ $2 )                                                             1,000,000         1,000,000
10/94 - OPTIONS ( 765,500 @ $ 0.50 )                                                             382,750           382,750
9/95 - WARRANTS ( 71,500 @ $1 )                                                                   71,500            71,500
6/96 - OPTIONS (13,000 @ $1 )                                                                     13,000            13,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
                                                                               --------         --------          --------
TOTAL PROCEEDS                                                                2,000,000        5,717,250         7,717,250

APPLICATION OF PROCEEDS
TOTAL REACQUIRED
10/94 - WARRANTS  ( 1,000,000 @ $1.00)                                        1,000,000                          1,000,000
10/94 - WARRANTS  ( 1,250,000 @ $1.00)                                                         1,250,000         1,250,000
10/94 - WARRANTS  ( 500,000 @ $1.00)                                                             500,000           500,000
10/94 - OPTIONS ( 765,500 @ $ 1.00)                                                              765,500           765,500
9/95 - WARRANTS ( 71,500 @ $1 )                                                                   71,500            71,500
6/96 - OPTIONS (13,000 @ $3.5)                                                                    45,500            45,500
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
                                                                               --------         --------          --------

                                                                              1,000,000        4,382,500         5,382,500
LIMITATION
COMMON STOCK                                                                          0                                  0
CLASS A COMMON STOCK
     (2,587,000 - 200,000) X 1                                                                 2,387,000         2,387,000
     (513,000 @ 3.50)                                                                          1,795,500         1,795,500
                                                                               --------         --------          --------
                                                                                      0        4,182,500         4,182,500

TOTAL PROCEEDS TO REACQUIRE                                                   1,000,000          200,000         1,200,000
BALANCE                                                                       1,000,000        5,517,250         6,517,250
TO RETIRE SHORT-TERM DEBT                                                                                        6,517,250

TOTAL APPLICATION OF PROCEEDS                                                                                    7,717,250

NET INCOME EFFECTS OF DEBT
 RETIREMENT, NET OF TAX
  ( 6,517,250 X 10% NET OF 40% TAX)                                                                                391,035
FINAL
TOTAL ISSUABLE   PER ABOVE                                                    1,000,000        3,100,000         4,100,000

TOTAL REACQUIRED  PER ABOVE                                                   1,000,000          200,000         1,200,000
                                                                               --------         --------          --------
ISSUED NOT REACQUIRED                                                                 0        2,900,000         2,900,000
                                                                               ========         ========          ========
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

OPTIONS & WARANTS PER ABOVE                                                                                      2,900,000

TOTAL                                                                                                           16,600,000
DECEMBER 31, 1995
NET INCOME                                                                                                       1,761,499

NET INCOME EFFECT OF DEBT
RETIREMENT - NET OF TAX                                                                                            391,035

NET INCOME - ADJUSTED                                                                                            2,152,534

BENCHMARK EPS (NI / 10200000)                                                                                      0.211
97% TEST                                                                                                           0.205
FULLY DILUTED EPS
2,152,534/16,600,000                                                                                               0.130


                                                          PRIMARY
                                                   EARNINGS PER SHARE :
                                                     DECEMBER 31, 1994

                                                                        COMMON                COMMON
                                                                         STOCK                 STOCK
                                                                                              CLASS A           TOTAL
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

10/94 - WARRANTS                                                              1,000,000                          1,000,000
10/94 - WARRANTS                                                                               1,250,000         1,250,000
10/94 - WARRANTS                                                                                 500,000           500,000
10/94 - OPTIONS                                                                                  765,500           765,500

6/96 - OPTIONS                                                                                    13,000            13,000
9/96 - WARRANTS                                                                                  250,000           250,000
9/96 - WARRANTS                                                                                  250,000           250,000

TOTAL ISSUABLE                                                                1,000,000        3,028,500         4,028,500

TOTAL AVAILABLE TO REACQUIRE
(9,200,000 X 20% )                                                                                               1,840,000
(1,000,000 X 20%)                                                                                                  200,000
                                                                                                             --------
TOTAL AVAILABLE
     TO BE ACQUIRED                                                                                              2,040,000

                                                                                                             ========

PROCEEDS :
10/94 - WARRANTS  ( 1,000,000 @ $2 )                                          2,000,000                          2,000,000
10/94 - WARRANTS  ( 1,250,000 @ $2 )                                                           2,500,000         2,500,000
10/94 - WARRANTS  ( 500,000 @ $2 )                                                             1,000,000         1,000,000
10/94 - OPTIONS ( 765,500 @ $ 0.50 )                                                             382,750           382,750

6/96 - OPTIONS (13,000 @ $1 )                                                                     13,000            13,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
                                                                               --------         --------          --------
TOTAL PROCEEDS                                                                2,000,000        5,645,750         7,645,750
TOTAL REACQUIRED
10/94 - WARRANTS  ( 1,000,000 @ $.25)                                           250,000                            250,000
10/94 - WARRANTS  ( 1,250,000 @ $0.25)                                                           312,500           312,500
10/94 - WARRANTS  ( 500,000 @ $0.25)                                                             125,000           125,000
10/94 - OPTIONS ( 765,500 @ $ 0.25)                                                              191,375           191,375

6/96 - OPTIONS (13,000 @ $3.5)                                                                    45,500            45,500
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
                                                                               --------         --------          --------

TOTAL                                                                           250,000        2,424,375         2,674,375
LIMITATION
COMMON STOCK                                                                          0                                  0
CLASS A COMMON STOCK
     (2,515,500 - 200,000) X .25                                                                 578,875           578,875
     (513,000 @ 3.50)                                                                          1,795,500         1,795,500
                                                                               --------         --------          --------
TOTAL LIMITATION                                                                      0        2,374,375         2,374,375

TOTAL PROCEEDS TO REACQUIRE                                                     250,000           50,000           300,000
BALANCE                                                                       1,750,000        5,595,750         7,345,750
TO RETIRE SHORT-TERM DEBT                                                                                        2,593,069
TO RETIRE A PART OF LONG-TERM DEBT                                                                               4,752,681

TOTAL APPLICATION OF PROCEEDS                                                                                    7,645,750
NET INCOME EFFECTS OF DEBT
 RETIREMENT, NET OF TAX
  ( 7,345,750 X 10% NET OF 40% TAX)                                                    @25%                        110,186
FINAL
TOTAL ISSUABLE   PER ABOVE                                                    1,000,000        3,028,500         4,028,500

TOTAL REACQUIRED  PER ABOVE                                                   1,000,000          200,000         1,200,000
                                                                               --------         --------          --------
ISSUED NOT REACQUIRED                                                                 0        2,828,500         2,828,500
                                                                               ========         ========          ========
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

OPTIONS & WARANTS PER ABOVE                                                                                      2,828,500

TOTAL                                                                                                           16,528,500

DECEMBER 31, 1994
NET INCOME                                                                                                       1,774,739

NET INCOME EFFECT OF DEBT
RETIREMENT - NET OF TAX                                                                                            110,186

NET INCOME - ADJUSTED                                                                                            1,884,925

BENCHMARK EPS (NI / 10200000)                                                                                      0.185
97% TEST                                                                                                           0.179
PRIMARY EPS
1,884,925/16,528,500                                                                                               0.114


                                                       FULLY DILUTED
                                                   EARNINGS PER SHARE :
                                                     DECEMBER 31, 1994

                                                                        COMMON                COMMON
                                                                         STOCK                 STOCK
                                                                                              CLASS A           TOTAL
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

10/94 - WARRANTS                                                              1,000,000                          1,000,000
10/94 - WARRANTS                                                                               1,250,000         1,250,000
10/94 - WARRANTS                                                                                 500,000           500,000
10/94 - OPTIONS                                                                                  765,500           765,500

6/96 - OPTIONS                                                                                    13,000            13,000
9/96 - WARRANTS                                                                                  250,000           250,000
9/96 - WARRANTS                                                                                  250,000           250,000

TOTAL ISSUABLE                                                                1,000,000        3,028,500         4,028,500

TOTAL AVAILABLE TO REACQUIRE
(9,200,000 X 20% )                                                                                               1,840,000
(1,000,000 X 20%)                                                                                                  200,000
                                                                                                             --------

                                                                                                                 2,040,000


                                                                                                             ========
PROCEEDS :
10/94 - WARRANTS  ( 1,000,000 @ $2 )                                          2,000,000                          2,000,000
10/94 - WARRANTS  ( 1,250,000 @ $2 )                                                           2,500,000         2,500,000
10/94 - WARRANTS  ( 500,000 @ $2 )                                                             1,000,000         1,000,000
10/94 - OPTIONS ( 765,500 @ $ 0.50 )                                                             382,750           382,750

6/96 - OPTIONS (13,000 @ $1 )                                                                     13,000            13,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
9/96 - WARRANTS (250,000 @ $3.50 )                                                               875,000           875,000
                                                                               --------         --------          --------
TOTAL PROCEEDS                                                                2,000,000        5,645,750         7,645,750
TOTAL REACQUIRED
10/94 - WARRANTS  ( 1,000,000 @ $.50)                                           500,000                            500,000
10/94 - WARRANTS  ( 1,250,000 @ $0.50)                                                           625,000           625,000
10/94 - WARRANTS  ( 500,000 @ $0.50)                                                             250,000           250,000
10/94 - OPTIONS ( 765,500 @ $ 0.50)                                                              382,750           382,750

6/96 - OPTIONS (13,000 @ $3.5)                                                                    45,500            45,500
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
9/96 - WARRANTS (250,000 @ $3.5 )                                                                875,000           875,000
                                                                               --------         --------          --------

                                                                                500,000        3,053,250         3,553,250
LIMITATION
COMMON STOCK                                                                          0                                  0
CLASS A COMMON STOCK
     (2,515,500 - 200,000) X .50                                                               1,157,750         1,157,750
     (513,000 @ 3.50)                                                                          1,795,500         1,795,500
                                                                               --------         --------          --------
                                                                                      0        2,953,250         2,953,250

TOTAL PROCEEDS TO REACQUIRE                                                     500,000          100,000           600,000
BALANCE                                                                       1,500,000        5,545,750         7,045,750
TO RETIRE SHORT-TERM DEBT                                                                                        2,593,069
TO RETIRE A PART OF LONG-TERM DEBT                                                                               4,452,681

TOTAL APPLICATION OF PROCEEDS                                                                                    7,645,750

NET INCOME EFFECTS OF DEBT
 RETIREMENT, NET OF TAX
  ( 7,045,750 X 10% NET OF 40% TAX)                                                    @25%                        105,686
FINAL
TOTAL ISSUABLE   PER ABOVE                                                    1,000,000        3,028,500         4,028,500

TOTAL REACQUIRED  PER ABOVE                                                   1,000,000          200,000         1,200,000

                                                                               --------         --------          --------
ISSUED NOT REACQUIRED                                                                 0        2,828,500         2,828,500
                                                                               ========         ========          ========
10/94 - COMMON                                                                9,200,000        1,000,000        10,200,000
10/94 - PREFERRED                                                             3,500,000                          3,500,000

TOTAL                                                                        12,700,000        1,000,000        13,700,000

OPTIONS & WARANTS PER ABOVE                                                                                      2,828,500

TOTAL                                                                                                           16,528,500

DECEMBER 31, 1994
NET INCOME                                                                                                       1,774,739

NET INCOME EFFECT OF DEBT
RETIREMENT - NET OF TAX                                                                                            105,686

NET INCOME - ADJUSTED                                                                                            1,880,425

BENCHMARK EPS (NI / 10200000)                                                                                      0.185
97% TEST                                                                                                           0.179
FULLY DILUTED EPS
1,880,425/16,528,500                                                                                               0.114


No  dealer,  salesperson  or any other  person has
been authorized to give any information or to make
any representations  other than those contained in
this  Prospectus in connection with the offer made         600,000 Units
by this  Prospectus,  and, if given or made,  such
information or representations  must not be relied
on as having been  authorized by the Company or by    International Magnetic
the   Underwriters.   This   Prospectus  does  not        Imaging, Inc.
constitute an offer to sell or a  solicitation  of
an offer to buy any  securities  offered hereby to   (Each Unit Consisting of
any person in any jurisdiction in which such offer    Two shares of Common
or solicitation was not authorized or in which the    Stock and Two Series A
person  making such offer or  solicitation  is not    Redeemable Common Stock
qualified  to do so or to  anyone  to  whom  it is       Purchase Warrants)
unlawful  to  make  such  offer  or  solicitation.
Neither the  delivery of this  Prospectus  nor any
sale    made    hereunder    shall,    under   any
circumstances, create any implication that there has been no change in the circumstances of the Company of the facts herein set forth since the date of this Prospectus.


                    TABLE OF CONTENTS
                                             Page
                                             ----
Prospectus Summary..............................3
Risk Factors....................................7
Dilution.......................................20
Use of Proceeds................................21
Capitalization.................................24
Selected Financial Data .......................26
Management's Discussion and Analysis of
Financial Condition and Results of Operations..27
Business.......................................35
Management.....................................49
Agreements with DVI............................53
Certain Transactions...........................54
Principal Stockholders.........................58          PROSPECTUS
Description of Securities......................59
Underwriting...................................63
Legal Matters..................................65
Experts........................................65
Additional Information ....................... 65
Index to Consolidated Financial Statements....F-1

                                                          Monroe Parker
                                                        Securities, Inc.

Until           ,  1997 (25 days after the date of
this    Prospectus)    all    dealers    effecting
transactions in the Monroe Parker Securities, Inc.
registered    securities,     whether    or    not
participating in the distribution, may be required
to deliver a  Prospectus.  This is in  addition to
the  obligation of dealers to deliver a Prospectus
when acting as  underwriters  and with  respect to
their unsold allotments or subscriptions.                          , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

        SEC registration fee                                        $  7,981.87
        NASD registration fee                                          2,812.13
        Printing and engraving                                        10,000.00*
        Accountants' fees and expenses                               155,000.00*
        Legal fees and expenses                                      395,000.00*
        Transfer agent's and warrant agent's fees and expenses         1,000.00*
        Blue Sky fees and expenses                                    60,000.00*
        Underwriter's non-accountable expense allowance              126,000.00
        Underwriter's consulting agreement                            71,785.00
        Miscellaneous                                                  5,421.00*
                                                                    ------------
        Total                                                       $835,000.00*
                                                                    ============
----------
*        Estimated

Item 14.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law and Article EIGHTH of the Company's Restated Certificate of Incorporation (Exhibit 3.1) provide for indemnification of directors and officers of the Company under certain circumstances.

         Reference is made to Paragraphs 6 and 7 of the Underwriting Agreement (Exhibit 1.1) with respect to indemnification of the Company and the Underwriter. In addition, the Series B Warrants (Exhibit 10.36) also include indemnification provisions.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities

         Set forth below is information concerning the issuance by the Registrant of its securities since its organization in August 1994. All securities issued are restricted securities and the certificates bear restrictive legend.

         (a) The Registrant was organized in March 1994 and commenced operations on September 30, 1994. In connection with the organization of the Registrant, the Registrant issued to SIS Capital Corp. ("SISC") 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 5,000 shares of Series A Redeemable Preferred Stock and 5,000 shares of Series B Convertible Redeemable Preferred Stock ("Series B Preferred Stock"). The shares of Series B Preferred Stock were canceled at December 31, 1996.

         (b) The issuances referred to in Paragraph (a) of this Item 15 reflect the recapitalization effective in November, 1996, pursuant to which the 1,000 shares of Common Stock outstanding on such date became and were converted into 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 5,000 shares of Series A Redeemable Preferred Stock and 5,000 shares of Series B Preferred Stock and the cancellation as of December 31, 1996 of the Series B Preferred Stock.

         (c) In September 1994, the Company issued to SISC for nominal consideration Series B Common Stock Purchase warrants to purchase 1,000,000 shares of Common Stock at $2.00 per share and 1,250,000 shares of Class A Common Stock at $2.00 per share. At December 31, 1996, the exercise price was increased to $3.50, and warrants to purchase 550,000 shares of Class A Common Stock, which were owned by SISC, were canceled.

         (d) In October 1994, the Company issued, for nominal consideration, warrants to purchase an aggregate of 500,000 shares of Class A Common Stock at $2.00 per share to the persons named in the following table, all of whom (other than SISC) were employed or engaged by the Company. The exercise price of the warrants was increased to $3.50 per share at December 31, 1996.

Name                                                             Warrants
----                                                             --------
SIS Capital Corp.                                                  55,000
George W. Mahoney                                                 100,000
Norman J. Hoskin                                                   50,000
E. Gerald Kay                                                      50,000
Robert L. Blessey                                                  50,000
Emillio Torres, M.D.                                               27,500
Charles Fitzpatrick                                                22,500
Lee Wingeier                                                       22,500
Brian Wade                                                         22,500
Gary Feldsberg, M.D.                                               16,000
Cary Hoffman, M.D.                                                 16,000
Brian Murphy, M.D.                                                 16,000
Robert Rosensweig, M.D.                                            16,000
Fred Steinberg, M.D.                                               16,000
Lewis Friloux, M.D.                                                11,000
Mary McNaughton, M.D.                                               9,000
                                                                  -------
                                                                  500,000

         (e) In September 1996, in connection with loans from DVI Financial Services, Inc. d/b/a DVI Capital ("DVI"), the Company issued to DVI a warrant to purchase 250,000 shares of Class A Common Stock at an exercise price equal to the proposed public offering price per share of the Common Stock in the initial public offering of the Common Stock ($3.50 per share). In September 1996, the Company issued to SISC a warrant to purchase 250,000 shares of Class A Common Stock at an exercise price equal to the proposed initial public offering price per share of the Common Stock ($3.50 per share). In connection with the DVI loans, SISC sold to DVI a warrant to purchase 250,000 shares of Class A Common Stock at $2.00 per share, and, at December 31, 1996, the exercise price of such warrant was increased to $3.50. See Paragraph (a) of this Item 15. The exercise price of the warrant held by DVI was increased to $3.50, and the warrants issued to SISC were canceled at December 31, 1996.

         The issuances described in this Item 15 are exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as transactions not involving a public offering, except that the issuance of securities pursuant to the recapitalization described in Paragraph (b) is exempt from such registration requirements pursuant to Section 3(a)(9) of the Securities Act. No underwriting was involved in connection with any of such issuances and no fees or commissions were paid.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

  1.1(1)         Form of Underwriting Agreement.
  1.2(1)         Form of Underwriter's Purchase Option.
  1.3(1)         Form of Selected Dealer Agreement.
  1.4(1)         Form of Consulting Agreement between the Registrant and the Underwriter.
  2.1(2)         General Partnership Interest Purchase Agreement dated July 19, 1994 by and between IMI Acquisition of Boca Raton
                 Corporation and Magnetic Resonance Institute of Boca Raton, Inc.
  2.2(2)         Escrow Agreement dated July 19, 1994 by and among IMI Acquisition of Boca Raton Corporation, Magnetic
                 Resonance Institute of Boca Raton, Inc. and Capital Bank.
  2.3(2)         Subscription Agreement dated July   , 1994 by and between IMI Ltd. Partner Acq. of Boca Raton, Inc. and Magnetic
                 Resonance Institute of Boca Raton, Inc.
  2.4(2)         Escrow Agreement dated July 19, 1994 by and among IMI Ltd. Partner Acq of Boca Raton, Inc., Magnetic Resonance
                 Institute of Boca Raton, Ltd., and Capital Bank.
  2.5(3)         Modification and Extension of Promissory Note/Mortgage of Magnetic Resonance Institute of Boca Raton, Ltd. to
                 DVI.
  2.6(2)         General Partnership Interest Purchase Agreement by and between IMI Acquisition of North Miami Beach Corporation and Askay, Inc.
  2.7(2)         Escrow Agreement dated July 19, 1994 by and between IMI Acquisition of North Miami Beach Corporation, Askay,
                 Inc., and Capital Bank.
  2.8(2)         Subscription Agreement dated July 19, 1994 by and between IMI Ltd. Partner Acq. of North Miami Beach, Inc. and
                 Askay, Inc.
  2.9(2)         Escrow Agreement dated July 19, 1994 by and among IMI Ltd. Partner Acq. of North Miami Beach Inc., Magnetic
                 Resonance Institute of North Miami Beach Ltd., and Capital Bank.
  2.10(2)        General Partnership Interest Purchase Agreement dated July 19, 1994 by and between IMI Acquisition of South Dade
                 Corporation and Magnetic Resonance Institute of South Dade, Inc.

  2.11(2)        Escrow Agreement dated July 19, 1994 by and among IMI Ltd. Partner Acq. of South Dade, Magnetic Resonance
                 Institute of South Dade, Ltd. and Capital Bank.
  2.12(2)        Subscription Agreement dated July 19, 1994 by and between IMI Ltd. Partner Acq. of South Dade, Inc. and Magnetic
                 Resonance Institute of South Dade, Inc.
  2.13(2)        General Partnership Interest Purchase Agreement dated July 19, 1994 by and between IMI Acquisition of Orlando
                 Corporation and Magnetic Resonance Institute of Orlando, Inc.
  2.14(2)        Escrow Agreement dated July 19, 1994 by and among IMI Acquisition of Orlando Corporation, Magnetic Resonance
                 Institute of Orlando, Inc. and Capital Bank.
  2.15(2)        Subscription Agreement dated July 19, 1994 by and between IMI Ltd. Partner Acq. of Orlando, Inc. and Magnetic
                 Resonance Institute of Orlando, Inc.
  2.16(2)        Escrow Agreement dated July 19, 1994 by and among IMI Ltd. Partner Acq. of Orlando, Inc., Magnetic Resonance
                 Institute of Orlando, Ltd. and Capital Bank.
  2.17(2)        General Partnership Interest Purchase Agreement dated July 19, 1994 by and between IMI Acquisition of Oakland
                 Park Corporation and Oakland Magnetic Resonance Institute, Inc.
  2.18(2)        Subscription Agreement dated July 19, 1994 by and between IMI Ltd. Partner Acq. of Oakland Park, Inc. and Oakland
                 Magnetic Resonance Institute, Inc.
  2.19(2)        Escrow Agreement dated July 19, 1994 by and among IMI Ltd. Partner Acq. of Oakland Park, Inc., Oakland Magnetic
                 Resonance Institute, Inc. and Capital Bank.
  2.20(2)        General Partnership Interest Purchase Agreement dated July 19, 1994 by and between IMI Acquisition of Pine Island
                 Corporation and S.A.S.G.P., Inc.
  2.21(2)        Escrow Agreement dated July 19, 1994 by and among IMI Ltd. Partner Acq. of Pine Island, Inc., S.A.S.G.P., Inc. and
                 Capital Bank.
  2.22(2)        Subscription Agreement dated July 19, 1994 by and between IMI Ltd. Partner Acq. of Pine Island, Inc. and
                 S.A.S.G.P., Inc.
  2.23(2)        Escrow Agreement dated July 19, 1994 by and among IMI Ltd. Partner Acq. of Pine Island, Inc., Pine Island Magnetic
                 Resonance Imaging Center, Ltd. and Capital Bank.
  2.24           Mortgage and Security Agreement of Pine Island Magnetic Resonance Imaging Center, Ltd. to DVI.
  2.25(3)        Stock Purchase Agreement dated July 19, 1994 by and between MD Ltd. Partner Acq. Corporation and Stephen A.
                 Schulman, MD and Stephanie S. Schulman, James H. Sternberg, MD and Marsha Sternberg, Ashley Kaye, MD and
                 International Magnetic Imaging, Inc.
  2.26(2)        Asset Purchase Agreement dated as of July 19, 1994 by and between MD Acquisition Corporation and J. Sternberg and S. Schulman M.D. Corp.
  2.27(2)        Asset Purchase Agreement dated as of August 29, 1994, by and between IMI Acquisition of Kansas Corporation and
                 Magnetic Resonance Institute of Greater Kansas City, L.P.
  2.28           Mortgage and Security Agreement of Magnetic Resonance Institute of Greater Kansas City, L.P. to DVI.
  2.29(2)        Asset Purchase Agreement dated as of August 29, 1994, by and between IMI Acquisition of Puerto Rico Corporation, as assignee of DCP Acquisition Corp., and San Juan MRI, Inc.
  2.30(2)        General Partnership Interest Purchase Agreement dated as of August 29, 1994 by and between PODC Acquisition
                 Corporation and P.O.D.C., Inc., A.F.-B.P.O.D.C., Inc., G.S.L.P.O.D.C., Inc. and J.M.S.P.O.D.C., Inc.
  2.31(2)        Subscription Agreement dated as of August 29, 1994 by and between PODC Ltd. Partner Acq. Corporation and
                 Physicians Outpatient Diagnostic Center, Ltd.
  2.32(2)        Asset Purchase Agreement dated as of October 20, 1994, by and between IMI Acquisition of Arlington Corp. and
                 Magnetic Resonance Institute of Arlington, L.P.
  3.1(1)         Restated Certificate of Incorporation.
  3.2(1)         Certificate of designation with respect to the Series A Preferred Stock and Series B Preferred Stock.
  3.3(1)         By-Laws
  3.4(3)         Certificate of designation with respect to the Series C Preferred Stock.
  4.1(1)         Form of Warrant Agreement among the Registrant and American Stock Transfer & Trust Company, as Warrant Agent,
                 to which the form of Series A Redeemable Common Stock Purchase Warrant is included as an exhibit.
  4.2(3)         Warrant, dated as of February 10, 1996, to purchase 250,000 shares of Class A Common Stock, at $2.00 per share, issued by the Registrant to DVI.
  4.3(3)         Warrant, dated as of September 11, 1996, to purchase 250,000 shares of Class A Common Stock, at $5.00 per share, issued by the Registrant to DVI.
  4.4(3)         Warrants, dated as of September 11, 1996, to purchase 250,000 shares of Class A Common Stock, at $5.00 per share, issued by the Registrant to SISC.
  4.5(3)         Contingent warrant, dated as of November 1, 2001, to purchase 1,000,000 shares of Common Stock, at an exercise price equal to 80% of the current market price per share of said Common Stock, as defined therein (the "Contingent
                 Warrant").
  4.6(3)         Letter, dated September 11, 1996, from the Registrant to DVI pursuant to which the Contingent Warrant will be issued to DVI.
  5.1(3)         Opinion of Esanu Katsky Korins & Siger.

  10.1(2)        Loan and Security Agreement dated as of September 30, 1994, by and between IMI Acquisition of Boca Raton
                 Corporation, IMI Limited Partner Acquisition of Boca Raton, Inc., as Borrowers, IMI Acquisition Corporation, as
                 Guarantor and DVI, as Lender. [Substantially identical Loan and Security Agreements among other subsidiaries, IMI
                 Acquisition Corporation and DVI were executed, but are not filed as exhibits.]
  10.2(2)        Secured promissory notes dated as of September 30, 1994 to DVI.
  10.3(2)        Unconditional continuing guaranties dated as of September 30, 1994, between DVI and IMI Acquisition Corporation.
  10.4(2)        Security agreements (pledge) dated as of September 30, 1994, between IMI Acquisition Corporation, as Guarantor and
                 DVI, as Lender. [Substantially identical guaranties among IMI Acquisition Corporation and DVI, dated as of
                 September 30, 1994, were executed but are not filed as exhibits]
  10.5(2)        Common Stock Purchase Warrant issued by Consolidated Technology Group Ltd. to DVI.
  10.6(1)        Loan and Security Agreement dated as of April 3, 1995, by and between Magnetic Resonance Institute of Arlington,
                 Ltd., as Borrower, IMI Acquisition Corporation, as Guarantor, and DVI, as Lender. [Substantially identical Loan and
                 Security Agreements among other subsidiaries, as Borrowers, IMI Acquisition Corporation, as Guarantor, and DVI, as
                 Lender, were executed as of April 3, 1995, but are not filed as exhibits.]
  10.7(1)        Secured promissory notes dated as of April 3, 1995 to DVI.
  10.8(1)        Unconditional continuing guaranty dated as of April 3, 1995 between DVI and IMI Acquisition Corporation.
                 [Substantially identical guaranties between the same parties were executed as of April 3, 1995, but are not filed as exhibits.]
  10.9(1)        Loan and Security Agreement dated as of December 29, 1995, by and between Magnetic Resonance Institute of Boca
                 Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd., Pine Island Magnetic Resonance Imaging Center, Ltd.,
                 and Physicians' Outpatient Diagnostic Center, Ltd., as Borrowers, and International Magnetic Imaging, Inc., IMI
                 Acquisition of Arlington Corp., IMI Acquisition of Puerto Rico Corporation, IMI Acquisition of Kansas Corporation,
                 Magnetic Resonance Institute of North Miami Beach, Ltd., and MD Acquisition Corporation, as Guarantors, and DVI
                 Business Credit Corporation ("DVIBCC"), as Lender. [Substantially identical Loan and Security Agreements among the same parties with the Borrowers, here, in the place of the Guarantors and the Guarantors, here, with the exception of International Magnetic Imaging, Inc., in the place of the Borrowers, and DVIBCC, as Lender, were executed as of
                 December 29, 1995, but are not filed as exhibits.]
  10.10(1)       Secured promissory notes dated as of December 29, 1995 to DVIBCC.
  10.11(1)       Unconditional continuing guaranties dated as of December 29, 1995 between DVIBCC and International Magnetic
                 Imaging, Inc.
  10.12(1)       Secured unconditional continuing guaranties dated as of December 29, 1995 between DVIBCC and IMI Acquisition of
                 Arlington Corp., IMI Acquisition of Kansas Corporation, IMI Acquisition of Puerto Rico Corporation, Magnetic
                 Resonance Institute of North Miami Beach, Ltd., Oakland Magnetic Resonance Institute, Ltd. and MD Acquisition
                 Corporation; and DVIBCC and International Magnetic Imaging, Inc., Magnetic Resonance Institute of Boca Raton, Ltd.,
                 Magnetic Resonance Institute of South Dade, Ltd., Pine Island Magnetic Resonance Imaging Center, Ltd. and
                 Physicians' Outpatient Diagnostic Center, Ltd.
  10.13(1)       Loan and Security Agreement dated as of January 24, 1996, by and between IMI Acquisition of Arlington Corp., IMI
                 Acquisition of Puerto Rico Corporation, IMI Acquisition of Kansas Corporation, Magnetic Resonance Institute of
                 North Miami Beach, Ltd., Oakland Magnetic Resonance Institute, Ltd., MD Acquisition Corporation, Magnetic Resonance
                 Institute of Boca Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd., Pine Island Magnetic Resonance
                 Imaging Center, Ltd., and Physicians' Outpatient Diagnostic Center, Ltd., as Borrowers, International Magnetic
                 Imaging, Inc., as Guarantor and DVI, as Lender.
  10.14(1)       Secured promissory note dated as of January 24, 1996 to DVI.
  10.15(1)       Unconditional continuing guaranty dated as of January 24, 1996 between DVI and International Magnetic Imaging,
                 Inc.
  10.16(1)       Loan and Security Agreement dated as of January 25, 1996, by and between Magnetic Resonance Institute of North
                 Miami Beach, Ltd., as Borrower, International Magnetic Imaging, Inc., as Guarantor, and DVI, as Lender.
  10.17(1)       Secured promissory note dated as of January 25, 1996 to DVI.
  10.18(1)       Unconditional continuing guaranty dated as of January 25, 1996 between DVI and International Magnetic Imaging,
                 Inc.
  10.19(1)       Loan and Security Agreement dated as of  July 29, 1996, by and between Magnetic Resonance Institute of South Dade,
                 Ltd., as Borrower, International Magnetic Imaging, Inc., as Guarantor, and DVI, as Lender.
  10.20(1)       Secured promissory note dated as of July 29, 1996 to DVI.
  10.21(1)       Unconditional continuing guaranty dated as of July 29, 1996 between DVI and International Magnetic Imaging, Inc.
  10.22(1)       Loan and Security Agreement dated as of September 11, 1996, by and between IMI Acquisition of Arlington Corp., IMI
                 Acquisition of Puerto Rico Corporation, IMI Acquisition of Kansas Corporation, Magnetic Resonance Institute of
                 North Miami Beach, Ltd., Oakland Magnetic Resonance Institute, Ltd., MD Acquisition Corporation, Magnetic Resonance
                 Institute of Boca Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd., Pine Island Magnetic Resonance
                 Imaging Center, Ltd., Physicians' Outpatient Diagnostic Center, Ltd., as Borrowers, International Magnetic Imaging,
                 Inc., as Guarantor, and DVI, as Lender. [Substantially identical Loan and Security Agreements among the same parties were executed as of September 11, 1996, but are not filed as exhibits.]
  10.23(1)       Secured promissory notes dated as of September 11, 1996 to DVI.

  10.24(3)       Unconditional continuing guaranty dated as of September 11, 1996 between DVI and International Magnetic Imaging,
                 Inc. [Substantially identical guaranties between the same parties were executed as of September 11, 1995, but are not filed as exhibits.]
  10.25(3)       Common Stock Purchase Warrant issued to DVI.
  10.26(1)       Employment Agreement dated as of October 1, 1994, between the Registrant and Dr. Stephen A. Schulman, as amended.
  10.27(1)       Agreement dated as of March 31, 1997, between the Registrant and Dr. Stephen A. Schulman.
  10.28(1)       Employment Agreement dated March 21, 1995, between the Consolidated Technology Group Ltd. and George W.
                 Mahoney, as amended through June 16, 1996.
  10.29(1)       Agreement dated September 30, 1994, between the Registrant and Dr. James H. Sternberg.
  10.30(1)       Agreement dated September 30, 1994, between the Registrant and Dr. Ashley Kaye.
  10.31(1)       Agreement dated December 5, 1994, between the Registrant and Expert Radiology Network, P.A.
  10.32(3)       Facility Use Agreement dated October 15, 1990, between San Juan MRI, Inc. and Emilio Torres Reyes, M.D., as amended.
  10.33(3)       Agreement dated April 1, 1995, between IMI Acquisition of Arlington Corp. and Louis Friloux, M.D.
  10.34          Deleted.
  10.35(1)       Registrant's 1994 Long-term incentive plan.
  10.36(1)       Series B Common Stock Purchase Warrant.
  10.37(1)       Agreement dated as of January 1, 1997 between the Registrant and The Trinity Group, Inc.
  10.38(1)       Amendment No. 5 dated March 31, 1997, to the employment agreement dated March 21, 1995, as amended, between the Consolidated Technology Group Ltd. and George W. Mahoney.
  10.39(1)       Amended Employment Agreement dated as of March 31, 1997 between the Registrant and Stephen A. Schulman, M.D.
  10.40(1)       Exclusive Radiology Agreement dated February 1, 1997 between Physician's Outpatient Diagnostic Center, Ltd. and
                 Premier Radiology Associates.
  10.41          Agreement dated June 27, 1997, between the Registrant and First Lawrence Capital Corp.
  10.42          Amendment dated July 22, 1997, to agreements between the Registrant and Dr. Stephen A. Schulman.
  11.1           Computation of income per share.
  24.1           Consent of Moore Stephens, P.C. (See Page II-10).
  24.2(3)        Consent of Esanu Katsky Korins & Siger (included in Exhibit 5.1).
  24.3           Consent of Proskauer Rose LLP (See Page II-9).
  24.4(1)        Consent of Piper & Marbury L.L.P.
  24.5(1)        Consent of Fillmore & Griffin, L.C.
  24.6(1)        Consent of Nevares, Sanchez-Alvarez & Gonzalez-Nieto.
  25.1(1)        Powers of attorney.
  27.1           Financial data schedule.

(1)   Previously filed.

(2) Filed as an exhibit to the Form 8-K Current Report by Consolidated Technology Group Ltd., SEC File No. 0-4186, having a date of report of July 19, 1994.

(3)   To be filed by amendment.

(b)   Financial Statement Schedules

      None

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To remove from the registration statement by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (6) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (7) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this
29th day of July, 1997.
                                          INTERNATIONAL MAGNETIC IMAGING, INC.


                                          By:   LEWIS S. SCHILLER
                                             --------------------
                                             Lewis S. Schiller
                                             Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


        Signature                                    Title
        ---------                                    -----


 Lewis S. Schiller*          Chairman of the Board, and Director
-------------------          (Principal Executive Officer)
Lewis S. Schiller


                                                     *By   LEWIS S. SCHILLER
                                                        --------------------
                                                        Lewis S. Schiller
                                                        Attorney-in-fact
                                                        July 29, 1997


 Stephen A. Schulman*        President and Chief  Executive Officer
---------------------
Stephen A. Schulman, M.D.


 George W. Mahoney*          Chief Financial and Accounting Officer
-------------------
George W. Mahoney


 Norman J. Hoskin*           Director
------------------
Norman  J. Hoskin


 E. Gerald Kay*              Director
---------------
E. Gerald Kay

                               CONSENT OF COUNSEL


        We consent to the reference to our firm under the caption "Legal Matters" in this Registration Statement on Form S-1 filed by International Magnetic Imaging, Inc.



                                                            PROSKAUER ROSE LLP

New York, New York
July 29, 1997

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the use in this Registration Statement on Form S-1 of our report dated February 17, 1997 [except for Note 24 as to which the date is March 31, 1997], accompanying the financial statements of International Magnetic Imaging, Inc. and our report dated November 22, 1994, accompanying the financial statements of International Magnetic Imaging, Inc. [Predecessor], and to the use of our name and the statements with respect to us as appearing under the heading "Experts" in the Prospectus. Effective July 1, 1996, Mortenson and Associates, P.C. changed its name to Moore Stephens, P.C.


                                                     MOORE STEPHENS, P.C.


Cranford, New Jersey
April 22, 1997

Exhibit 2.24

                                    MORTGAGE


                                       AND


                               SECURITY AGREEMENT


                                      From


               PINE ISLAND MAGNETIC RESONANCE IMAGING CENTER, LTD.


                                       To


                          DVI FINANCIAL SERVICES, INC.
                                 dba DVI CAPITAL
                                  as Mortgagee




                         Dated as of September 30, 1994




                           This Instrument drafted by and when recorded return
                          to:

                             Mark J. Seidemann, Esq.
                             Cooper, White & Cooper
                              201 California Street
                         San Francisco, California 94111

                                TABLE OF CONTENTS


                                                                         Page

PRELIMINARY STATEMENT...................................................  1

GRANTING CLAUSES........................................................  1

Granting Clause First...................................................  2

Granting Clause Second..................................................  2

ARTICLE 1           Defined Terms.......................................  4

ARTICLE 2           Representations, Warranties and Covenants of the
                    Partnership.........................................  5

         Section 2.1              Title to the Property.................  5
         Section 2.2              Further Assurances....................  5
         Section 2.3              Recording.............................  5
         Section 2.4              Compliance with Loan Agreement........  6
         Section 2.5              After-Acquired Property...............  6
         Section 2.6              Taxes.................................  6
         Section 2.7              Insurance.............................  7
         Section 2.8              Indemnification.......................  7
         Section 2.9              Maintenance and Repair................  7
         Section 2.10             Additions and Alterations; Additional
                                  Notes.................................  7
         Section 2.11             Condemnation and Casualty.............  7
         Section 2.12             Advances by Mortgagee.................  8
         Section 2.13             Covenants.............................  8
         Section 2.14             Granting of Easements.................  9
         Section 2.15             Conveyances for Public Purposes.......  9
         Section 2.16             Environmental Law Indemnification and
                                  Covenants.............................  9
         Section 2.17             Future Advances........................ 10

ARTICLE 3           Events of Default and Remedies....................... 11

         Section 3.1              Events of Default...................... 11
         Section 3.2              Application of Proceeds................ 15
         Section 3.3              Purchase by Mortgagee.................. 16
         Section 3.4              Receivers.............................. 16
         Section 3.5              Retention of Possession................ 16
         Section 3.6              Suits by Mortgagee..................... 16
         Section 3.7              Remedies Cumulative.................... 17
         Section 3.8              Waiver of Rights....................... 17

ARTICLE 4           Miscellaneous........................................ 18

         Section 4.1              Satisfaction........................... 18

         Section 4.2              Illegal Provision...................... 18
         Section 4.3              Notices................................ 18
         Section 4.4              Counterparts........................... 18
         Section 4.5              Successors and Assigns................. 18
         Section 4.6              Governing Law.......................... 18
         Section 4.7              Table of Contents, Headings............ 18
         Section 4.8              Incorporated Schedules................. 19

Schedule A:                Legal Description

                  MORTGAGE AND SECURITY AGREEMENT, dated as of September 29, 1994 (together with all amendments and supplements hereto, called this Mortgage), from PINE ISLAND MAGNETIC RESONANCE IMAGING CENTER, LTD., a Florida limited partnership (together with any person succeeding thereto by merger, consolidation or acquisition of its assets substantially as an entirety called the Partnership), having an address at 8051 West Sunrise Boulevard, Plantation, Florida 33322, to DVI FINANCIAL SERVICES, INC. dba DVI CAPITAL (together with its successors hereunder called Mortgagee), having an address at 1 Park Plaza, Suite 800, Irvine, California 92714.


                              PRELIMINARY STATEMENT

                  Certain terms used in this Mortgage, if not elsewhere defined herein, have the meanings set forth in Article 1 or that certain Loan and Security Agreement dated as of the date hereof (the "Loan Agreement") between Mortgagee as Lender, IMI Acquisition Corporation as Guarantor and the general and limited partners of the Partnership as Borrowers. Borrowers are the sole general and limited partners of the Partnership and borrowed $1,355,000 and $1,111,402, respectively, as evidenced by the Notes for the purpose of, among other things, purchasing their respective interest in the Partnership. Borrowers are duly authorized to issue the Notes and the Partnership is duly authorized to execute and deliver this Mortgage, and all actions required by law and all actions of the Partnership required therefor have been duly taken.


                                GRANTING CLAUSES

                  NOW, THEREFORE, THIS MORTGAGE WITNESSETH:  That the

Partnership, in consideration of the premises, the purchase and acceptance of the Notes by the purchasers thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the payment of all sums payable on the Notes, otherwise payable hereunder or under the Loan Agreement, has executed and delivered this Mortgage, and has created a security interest in, mortgaged and warranted, granted, bargained, sold and conveyed, and by these presents does create a security interest in, mortgage and warrant, grant, bargain, sell and convey, unto Mortgagee, and to its successors and assigns, all of the Partnership's right, title and interest in, to and under any and all of the property described in the following Granting Clauses, subject only to the Permitted Encumbrances described in clauses (a) through (c) of the definition thereof.

                              Granting Clause First

                  The entire right, title and interest of the Partnership in and to the parcel of land described in Schedule A hereto (the Land Parcel), together with (a) all buildings, structures and other improvements now standing or at any time hereafter constructed or placed upon the Land Parcel, together with the fixtures (other than trade fixtures) of every kind and nature on the Land Parcel or in any such building, structure or other improvement (said buildings, structures, other improvements and fixtures being herein collectively called the Improvements; the Land Parcel together with the right, title and interest of the Partnership described in clause (b) below and the Improvements being herein called the Property), (b) all right, title and interest of the Partnership in and to all and singular the tenements, hereditaments, easements, rights-of-way, rights, privileges and appurtenances in and to the Land Parcel and the Improvements, and any streets, ways, alleys, vaults, gores or strips of land adjoining the Land Parcel and (c) all claims or demands of the Partnership, in law or in equity, in possession or expectancy of, in and to the Property; and together with all rents, income, revenues, proceeds, issues and profits thereof (except sums payable as additional rent pursuant to any lease of any portion of the Property to any person other than the lessor thereunder), which are hereby specifically assigned, transferred and set over to Mortgagee, and, after the occurrence of an Event of Default hereunder, the present and continuing right to make claim for, collect, receive and receipt for such rents, income, revenues, proceeds, issues and profits; it being the intention of the parties hereto that, so far as may be permitted by law, the Land Parcel and all property of the character described in clauses (a), (b) and (c) above, which is now owned or is hereafter acquired by the Partnership and is affixed or attached to, located upon or benefits the Land Parcel shall be and remain or become and constitute a portion of the Property and the security covered by and subject to the lien of this Mortgage.

                             Granting Clause Second

                  Any and all moneys and other property which may from time to time become subject to the lien hereof or which may come into the possession or be subject to the control of Mortgagee pursuant to this Mortgage, including, without limitation, insurance proceeds and all awards which may at any time be made or assigned to the Partnership for the taking by eminent domain of the whole or any part of the Property or any interest therein or any easement therein, it being the intention of the Partnership and it being hereby agreed that all property required to be subjected to the lien of this Mortgage or intended so to be shall forthwith upon the acquisition thereof by the Partnership be subject to the lien of this Mortgage as if such property were now owned by the Partnership and were specifically described in this Mortgage and Granted hereby or pursuant hereto; and Mortgagee are hereby authorized to receive any and all such property as part of the Property as and for additional security for the payment of the Notes and all other sums secured or intended to be secured hereby.

                  TO HAVE AND TO HOLD all and singular the Mortgage Estate, whether now owned or held or hereafter acquired, unto Mortgagee, its successors and assigns forever with power of sale, for the benefit and security of the Notes, and for the enforcement of the payment of the principal, premium and interest on the Notes in accordance with their respective terms, and all other sums payable under this Mortgage, the Loan Agreement or on the Notes, and the observance and performance of the provisions of this Mortgage, all as herein provided.

                  IT IS HEREBY COVENANTED, DECLARED AND AGREED that the Notes are secured by the Mortgage, and that the Mortgage Estate is to be held and disposed of by Mortgagee, upon and subject to the provisions of this Mortgage.

                  This Mortgage shall be deemed a security agreement and shall constitute a financing statement filed as a fixture filing in the Office of the County Recorder of ______________ County, Florida with respect to any and all fixtures included within the Property and described by item or type in the Granting Clauses hereof and with respect to any goods or other personal property that may now be or hereafter become such fixtures. This Mortgage shall be deemed to be a security agreement and shall constitute a financing statement pursuant to the Uniform Commercial Code as enacted by the State of Florida with respect to any item of personal property included in the Property which, under applicable law, may be subject to a security interest pursuant to such Code and which is not herein effectively made part of the real property which is part of the Property.

                                    ARTICLE 1
                                  Defined Terms

                  Unless the context otherwise specifies or requires, the following terms shall have the meanings set forth below:

                  "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with such person including, without limitation, any officer or director of such person or such Affiliate, if such person or such Affiliate is a corporation, any trustee (acting as trustee and not in its individual capacity) or beneficiary of such person or such Affiliate, if such person or such Affiliate is a trust, and any partner in such person or such Affiliate, if such person or Affiliate is a partnership.

                  "Business Day" means any day other than a Saturday, Sunday or a day observed as a public holiday by banks located in the State of Florida.

                  "GAAP" means generally accepted accounting principles.

                  "Grant" means create a security interest in, mortgage and warrant, grant, bargain, sell and convey.

                  "Lien of this Mortgage" and terms of like import mean the lien or security interest or other interest or charge Granted to Mortgagee by this Mortgage (including the after-acquired property clauses hereof) or subsequently Granted hereunder or pursuant hereto to Mortgagee.

                  "person" means an individual, partnership, corporation, trust, unincorporated association, syndicate, joint venture or organization, or a government or any department or agency thereof.

                  "Mortgage Estate" means the property described in the Granting Clauses hereof and all property subject or intended to be subject to the lien of this Mortgage at any time.

                                    ARTICLE 2

          Representations, Warranties and Covenants of the Partnership

                  The Partnership represents, warrants, covenants and agrees with Mortgagee as follows:

                  Section 2.1 Title to the Property. (a) The Partnership has good and marketable fee simple title in and to the Property, free and clear of all liens, encumbrances, charges and other exceptions to title, except Permitted Liens. This Mortgage constitutes a valid first lien on the Mortgage Estate, subject only to the Permitted Liens.

                  (b) None of the exceptions to the Partnership's title to the Property materially lessens the value of the Property or materially impairs the use of the Property for the purposes held by the Partnership. The Partnership has full power and lawful authority to Grant the Mortgage Estate to Mortgagee, will, except as otherwise permitted by this Mortgage, preserve its title to the Mortgage Estate subject only to Permitted Liens, and will forever warrant and defend the same to Mortgagee against the claims of all persons.

                  Section 2.2 Further Assurances. The Partnership will, at its expense, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, instruments and assurances required by the Mortgagee for the better Granting to Mortgagee of the Mortgage Estate Granted hereby or intended so to be or which the Partnership may be or may hereafter become bound to Grant to Mortgagee or for carrying out the intention or facilitating the performance hereof.

                  Section 2.3 Recording. The Partnership will, upon the execution and delivery hereof and thereafter from time to time, cause this Mortgage, each supplement and amendment hereto and financing statements (including continuation statements) with respect to any fixtures or personal property included in the Mortgage Estate (collectively called the Recordable Documents), to be filed, registered and recorded as may be required by present or future law to publish notice of and create, perfect and protect the lien hereof upon the Mortgage Estate or any portion thereof. The Partnership will, from time to time, perform or cause to be performed any other act as required by law and will execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of said documents) as may be necessary for such creation, perfection, publication and protection. If the Partnership shall fail to comply with this Section, the Mortgagee shall be and is hereby irrevocably appointed the agent and attorney-in-fact of the

Partnership to comply therewith (including the execution, delivery and filing of such financing statements, continuation statements and other instruments), but this sentence shall not prevent any default in the observance of this Section from constituting a default or an Event of Default. The Partnership will pay or cause to be paid all filing, registration and recording taxes and fees incident thereto and all expenses, taxes and other governmental charges incident to or in connection with the preparation, execution, delivery or acknowledgment of the Recordable Documents, any instruments of further assurance and the Notes.

                  Section 2.4 Compliance with Loan Agreement. The Partnership will, at its expense, comply with the terms, conditions and provisions of the Loan Agreement to the extent they apply to it, its property or its business.

                  Section 2.5 After-Acquired Property. All right, title and interest of the Partnership in and to all extensions, improvements, betterments, renewals, alterations, substitutions, restorations and replacements of, and all additions and appurtenances to the Property, hereafter acquired by or released to the Partnership, immediately upon such acquisition or release and without any further Grant by the Partnership, shall become part of the Property and the Mortgage Estate and shall be subject to the lien hereof fully, completely and with the same effect as though now owned by the Partnership and specifically described in the Granting Clauses hereof; the Partnership will execute and deliver to Mortgagee all such further assurances, grants, conveyances and assignments thereof as the Mortgagee may require to subject the same to the lien hereof.

                  Section 2.6 Taxes. The Partnership will preserve the lien hereof without expense to Mortgagee, including, without limitation, paying and discharging (i) all taxes of every kind and description, including, without limitation, all assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general, special, ordinary or extraordinary, and all charges which may at any time be assessed, levied or imposed upon or with respect to or become a lien or charge upon the Mortgage Estate, this Mortgage, the indebtedness secured hereby or the revenues, rents, issues, income and profits of the Mortgage Estate or any part thereof, and (ii) all lawful claims and demands of mechanics, laborers, materialmen and others which, if unpaid, might create a lien on the Mortgage Estate or any part thereof or on the revenues, rents, issues, income and profits thereof. No amount shall be required to be paid pursuant to this Section 2.6 prior to the last date on which such amount may be paid prior to becoming delinquent. The Property shall at all times be assessed for real estate tax purposes separately from any other property.

                  Section 2.7 Insurance. (a) The Partnership will maintain, or cause to be maintained, insurance on the Property in accordance with terms of the Loan Agreement.

                  Section 2.8 Indemnification. The Partnership shall pay, and shall defend, protect, indemnify and save harmless Mortgagee from and against, all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from any or all of the following: (i) injury to or death of any person, or damage to or loss of property, on the Property or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of any thereof, including, but not limited to, any such injury, death, damage or loss occurring as a result of any negligent act or omission of Mortgagee but excluding any such injury, death, damage or loss occurring as a result of any grossly negligent or intentional act or omission of Mortgagee, or
(ii) violation by the Partnership of this Mortgage.

                  Section 2.9 Maintenance and Repair. The Partnership will maintain the Property in good repair and condition, except for ordinary wear and tear, and will make all structural and nonstructural replacements and repairs which may be required to keep the Property in good repair and condition, except for ordinary wear and tear.

                  Section 2.10 Additions and Alterations; Additional Notes. (a) The Partnership may make additions to and alterations of the Improvements, construct additional Improvements thereon and make substitutions and replacements for such Improvements provided that (i) the market value of the Property shall not be materially lessened thereby, (ii) the use of the Property shall not be materially impaired thereby, (iii) such work shall be expeditiously performed and completed in a good and workmanlike manner and (iv) no substantial portion of the Improvements shall be demolished unless in connection with the making of additions or alterations pursuant to this Section 2.10 or in connection with Section 2.10 hereof. All such additions, alterations, additional Improvements, substitutions and replacements shall be and remain part of the realty and the Property and shall be subject to the lien hereof.

                  Section 2.11 Condemnation and Casualty. (a) The Partnership hereby irrevocably assigns to the Mortgagee any award, compensation or insurance payment to which the Partnership may become entitled by reason of its interest in the Property (i) if the Property is damaged or destroyed by fire or other casualty or (ii) if title to the Property or part thereof is taken in eminent domain proceedings or other action (or pursuant to an agreement in lieu of such proceedings or action) by any person having the power of eminent domain. All amounts paid in connection with any such damage, destruction or taking shall be applied pursuant to this Section 2.11, and all such amounts (minus the expense of collecting such amounts) are herein called the Net Proceeds. The Partnership shall take all appropriate actions in connection with each such proceeding, action, negotiation, prosecution and adjustment and shall pay all expenses thereof, including the cost of Mortgagee' participation therein.

                  (b) If an occurrence of the character referred to in clause
(i) or (ii) of Section 2.11(a) takes place, the Partnership shall, with reasonable promptness and diligence, rebuild, replace and repair any damage or destruction to the Property, at its expense, (provided, however, that the Property as restored may be different than the Property prior to such event) such that, after such restoration the ratio of the aggregate unpaid principal balance of the Notes to the fair market value of the Property is not greater than that which existed prior to such event). The Partnership shall be entitled to receive the Net Proceeds payable in connection with such occurrence only against certificates of the Partnership delivered to the Mortgagee from time to time describing the work of repair or restoration for which the Partnership is requesting payment and the cost incurred by the Partnership in connection therewith and stating that the Partnership has not theretofore received payment for such work. Upon completion of such restoration, the Partnership shall give notice thereof to Mortgagee.

                  Section 2.12  Advances by Mortgagee.  If the Partnership shall fail to perform or cause to be performed any of the covenants contained in
Section 2.3, 2.4, 2.6, 2.7 or 2.9, the Mortgagee may make advances to perform the same on its behalf, and all sums so advanced shall be secured hereby prior to the Notes; and the Partnership will repay on demand all sums so advanced on its behalf with interest at the rate of 18.0% per annum (but in no event shall the rate of interest required to be paid under this Section 2.12 exceed the maximum interest rate not prohibited by applicable law), such interest to be computed from the date of the making of such advance to and including the date of such repayment.

                  Section 2.13 Covenants. So long as it owns any interest in the Mortgage Estate, the Partnership will not, without the prior written consent of Mortgagee, (i) create or suffer to be created, directly or indirectly, any mortgage, deed of trust, lien, encumbrance, charge or other exception to title or ownership upon or against the Mortgage Estate or any rents or other income arising therefrom, other than Permitted Liens and as expressly permitted by this Mortgage, (ii) sell, lease, transfer, convey, assign or otherwise dispose of the Mortgage Estate, the Property or any part thereof, except as provided in this Mortgage, (iii) claim any credit on, or make any deduction from interest or premium, if any, or principal of any Note by reason of payment of any taxes levied or assessed or to be levied or assessed on the Mortgage Estate or (iv) merge or consolidate with any person or sell or dispose of substantially all of its assets.

                  Section 2.14 Granting of Easements. If no default shall have occurred and be continuing hereunder, the Partnership may (i) grant easements and other rights in the nature of easements, (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Property, (iii) execute amendments to any covenants and restrictions affecting the Property, (iv) grant party wall rights for the benefit of any land adjoining the Land Parcel, and (v) execute and deliver to any person any instrument appropriate to confirm or effect such grant, release or amendment.

                  Section 2.15 Conveyances for Public Purposes. If no default shall have occurred and be continuing hereunder, the Partnership may (i) sell, assign, convey or otherwise transfer an interest in the Property to any person legally empowered to take such an interest under the power of eminent domain,
(ii) execute petitions to have the Property annexed to any municipal corporation or utility district, (iii) dedicate, transfer or release portions of the Property for road, highway or other public purposes and (iv) execute and deliver to any person any instrument appropriate to confirm or effect such sale, transfer, annexation or dedication.

                  Section 2.16 Environmental Law Indemnification and Covenants.
(a) The Partnership shall pay, and shall defend, protect, indemnify and hold harmless Mortgagee from and against, and shall reimburse Mortgagee with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys' fees and disbursements and court costs) of any and every kind or character assessed against or incurred by Mortgagee at any time, or from time to time, by reason of or arising out of any violation of any Environmental Law with respect to the Property (including, without limitation, all claims, demands, losses, damages, liabilities, costs and expenses in connection with the presence on the Property, or release from or onto the Property of any toxic substance or hazardous waste), regardless of whether the act, omission, event, or circumstance constituted a violation of applicable law at the time of its existence or occurrence, except with respect to the acts of any person other than the Partnership or any Affiliate of the Partnership after the foreclosure of the lien of this Mortgage or the acceptance by Mortgagee of a deed in lieu of foreclosure with respect to the Property.

                  (b) The Partnership covenants that (i) except in accordance with all applicable Environmental Laws, no hazardous waste or toxic substance shall be generated, treated, stored, or disposed of, or otherwise deposited in or located on, or released from or onto the Property in material amounts, including, without limitation, the surface and subsurface waters of the Property, and (ii) the Partnership will perform or cause to be performed, and participate as necessary in, all remedial, removal and other actions necessary to clean up and remove, contain or otherwise treat any hazardous waste or toxic substance as described above on the Property, all in accordance with and as required by applicable laws, regulations and ordinances, without cost or expense to Mortgagee.

                  (c) The Partnership agrees to notify the Mortgagee of any breach of its covenants contained in Section 2.16(b) and to provide the Mortgagee with a copy of any notice regarding any toxic substance or hazardous waste on the Property which the Partnership is required to provide to, or which the Partnership has received from, any federal, state or local government or regulatory authority.

                  (d) Notwithstanding anything to the contrary contained herein, if at any time as a result of the violation of any Environmental Law a lien attaches to the Property which is prior to the lien of this Mortgage, then the Partnership shall promptly discharge such lien in accordance with the provisions of Section 2.16(a).

                  Section 2.17 Future Advances. The parties hereto intend that, in addition to any other debt or obligation secured hereby, this Mortgage shall secure unpaid balances of loan advances made by Mortgagee after this Mortgage is delivered for recording. In addition to any other debt or obligation secured hereby, this Mortgage shall secure unpaid balances of advances made, with respect to the Mortgage Estate, for the payment of taxes, assessments, insurance premiums, or other costs incurred for the protection of the Mortgage Estate.

                                    ARTICLE 3
                         Events of Default and Remedies

                  Section 3.1 Events of Default. An Event of Default shall be deemed to exist if any of the following events shall have occurred and be continuing:

                  (a) Borrower fails to make any payment of principal or interest or any other payment on the Notes or any other Obligation when due and payable, by acceleration or otherwise, and such failure shall continue for five
(5) days after the payment is due; provided, however, that Lender shall provide a written invoice on a monthly basis prior to the due date of each payment;

                  (b) Borrower or the Partnership fails to observe or perform any covenant, condition or agreement to be observed or performed pursuant to the terms hereof or any Loan Document to which it is a party and such failure is not cured as soon as reasonably practicable and in any event within thirty (30) days after written notice thereof by Lender; provided, however, that if such failure can not be cured within such thirty (30) day period, Borrower shall not be in default if the cure is commenced within such thirty (30) day period and thereafter such cure is diligently pursued to completion;

                  (c) Borrower fails to keep its or the Partnership's assets insured as required herein, or material uninsured damage to or loss, theft, or destruction of the Collateral occurs;

                  (d) A court enters a decree or order for relief in respect of Borrower or the Partnership in an involuntary case under any applicable bankruptcy, insolvency, or other similar law then in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) of Borrower or the Partnership or for any substantial part of its property, or orders the windup or liquidation of Borrower's or the Partnership's affairs; or a petition initiating an involuntary case under any such bankruptcy, insolvency, or similar law is filed against Borrower or the Partnership and is pending for sixty (60) days without dismissal;

                  (e) Borrower or the Partnership commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law then in effect, makes any general assignment for the benefit of creditors, fails generally to pay its debts as such debts become due, or takes corporate action in furtherance of any of the foregoing;

                  (f) Final judgment for the payment of money on any claim not covered by insurance in excess of $25,000 is rendered against Borrower or the Partnership and remains undischarged for ten (10) days during which execution is not effectively stayed;

                  (g) Guarantor revokes or attempts to revoke its guaranty of any of the Obligations, or becomes the subject of an insolvency proceeding of the type described in clauses (d) or (e) above with respect to Borrower or fails to observe or perform any covenant, condition or agreement to be performed under any Loan Document to which it is a party;

                  (h) Borrower or the Partnership makes any payment on account of Indebtedness that has been subordinated to any Obligations, other than payments specifically permitted by the terms of such subordination;

                  (i) Any person holding indebtedness that has been subordinated to any Obligations dies or becomes the subject of an insolvency proceeding resulting in the termination of the subordination arrangement or terminates the subordination arrangement or asserts that it is terminated.

                  (j) Any Collateral or any part thereof is sold, agreed to be sold, conveyed or allocated by operations of law or otherwise;

                  (k) Borrower or the Partnership defaults under the terms of any Indebtedness or lease involving total payment obligations of Borrower in excess of $25,000 and such default is not cured with the time period permitted pursuant to the terms and conditions of such Indebtedness or lease, or an event occurs that gives any creditor or lessor the right to accelerate the maturity of any such indebtedness or lease payments;

                  (l) Demand is made for payment of any Indebtedness in excess of $25,000 that was not originally payable upon demand when incurred but the terms of which were later changed to provide for payment upon demand;

                  (m) Borrower or the Partnership is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                  (n) A judgment or other claim not covered by insurance in excess of $25,000 becomes a Lien upon any or all of Borrower's or the Partnership's assets, other than a Permitted Lien;

                  (o) A notice of Lien, levy or assessment in excess of $25,000 is filed of record with respect to any or all of Borrower's or the Partnership's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency; or any tax or debt owing at any time hereafter to any one or more of such entities becomes a Lien upon any or all of Borrower's or the Partnership's assets and the same is not paid on the payment date thereof, except to the extent such tax or debt is being contested by Borrower or the Partnership as permitted in Section 8.4;

                  (p) There is a material impairment of the value of the Collateral or priority of Lender's Liens on the Collateral;

                  (q) Any or all of Borrower's or the Partnership's assets are attached (and such attachment is not released with 30 days of Borrower or the Partnership receiving notice thereof), seized or subjected to a writ or distress warrant, or are levied upon, or come into the possession of, any judicial officer;

                  (r) Lender believes in good faith that the prospect of payment or performance of the Obligations by Borrower or the Partnership has been impaired; or

                  (s) Any representation or warranty made in writing to Lender by any officer of Borrower in connection with the transaction contemplated in this Agreement is incorrect when made.

                  (t) Any Other Borrower shall be in default with respect to any of its Obligation(s) to Lender or an Event of Default or an Unmatured Default occurs under any agreement executed at any time between any Other Borrower and Lender.

                  (u) If the dollar value of all judgments, defaults, demands, claims and notices of Liens under clauses (f), (k), (l), (n) and (o) hereof when aggregated with the dollar value of similar judgments, defaults, demands, claims and notices of Liens against the Other Borrowers exceeds $50,000.

                  During the continuance of any Event of Default:

                  I. Mortgagee personally, or by its agents or attorneys, may enter into and upon the Property and may exclude the Partnership, its agents and servants wholly therefrom; and, at the expense of the Mortgage Estate, may use, lease, operate, manage and control the same and conduct the business thereof, may maintain and restore the Property, may insure and reinsure the same and may make all necessary or proper repairs, renewals and replacements and any useful alterations, additions, betterments and improvements thereto and thereon, all as the Mortgagee may deem advisable; and in every case Mortgagee shall have the right to manage and operate the Mortgage Estate and to carry on the business thereof and exercise all rights and powers of the Partnership with respect thereto either in the name of the Partnership or otherwise as Mortgagee shall deem best; and Mortgagee shall be entitled to collect and receive all earnings, revenues, rents, issues, profits and income of the Mortgage Estate and said earnings, revenues, rents, issues, profits and income are, in case an Event of Default shall happen, hereby assigned to Mortgagee, its successors and assigns; and, after deducting the expenses of conducting the business thereof and of all maintenance, repairs, renewals, replacements, alterations, additions, betterments and improvements and taxes, assessments, insurance and prior or other proper charges upon the Mortgage Estate, as well as reasonable compensation for the services of all attorneys, servants and agents by Mortgagee properly engaged and employed, Mortgagee shall apply the moneys arising as aforesaid in the order of priorities and amounts set forth in Section 3.2.

                  II. Mortgagee, with or without entry, personally or through agents or attorneys, may:

                           (1) sell, to the extent permitted by law, all and
                  singular the Mortgage Estate, and all estate, right, title and interest, claim and demand therein and right of redemption thereof, at one or more private or public sales, as an entirety or in parcels, and at such times and places and upon such terms as Mortgagee may specify in the notice or notices of sale to be given to the Partnership, or as may be required by law; or

                           (2) institute foreclosure proceedings against the
                  Mortgage Estate through judicial proceedings or by advertisement, at the option of Mortgagee, pursuant to the statutes in such case made and provided, and sell the Mortgage Estate or cause the same to be sold, and all estate, right, title, interest, claim and demand of the Partnership therein and all rights of redemption thereof, at one or more public sales, as an entirety or in parcels at the option of Mortgagee, with such elements of real or personal property (and to the extent permitted by applicable law may elect to deem all of the Mortgage Estate to be real property for purposes thereof), and at such time and place and upon such terms as it may deem expedient, or as may be required by applicable law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Mortgage Estate, this Mortgage shall continue as a lien and security interest on the remaining portion of the Mortgage Estate. This Mortgage is made upon the statutory conditions provided for by the laws of the State of Florida.

                  In connection with the exercise of any remedy under this
Section 3.1 II, Mortgagee is hereby authorized to obtain such evidence of title to the Mortgage Estate, including obtaining one or more owner's title insurance policies or commitments therefor in the name of Mortgagee, its designee or any purchaser of the Mortgage Estate or any portion thereof, as Mortgagee shall deem appropriate.

                  III. Mortgagee may take all steps to protect and enforce their rights and remedies provided hereby or by applicable law, whether by action, suit or proceeding in equity or at law (for the complete or partial foreclosure hereof, for the specific performance of any covenant, condition or agreement contained in the Notes or herein or in aid of the execution of any power herein granted or for the enforcement of any other appropriate legal or equitable remedy) or otherwise as Mortgagee shall deem most effectual to protect and enforce the same.

                  IV. Mortgagee shall have all rights and remedies provided to a secured party by the Uniform Commercial Code in effect in the State of Florida with respect to such property in the Mortgage Estate, if any, as is governed by the Uniform Commercial Code in effect in such State.

                  Section 3.2 Application of Proceeds. (a) Subject to the requirements of applicable local law, the purchase money or proceeds of any sale made under or by virtue of this Article or pursuant to any statutory power of sale, together with any other sums which then may be held by Mortgagee as part of the Mortgage Estate or the proceeds thereof, shall be applied: first, to the payment of the costs and expenses of such sale, including reasonable compensation to Mortgagee, Mortgagee hereby waiving their right by statute, if any, to any compensation in excess of such reasonable compensation, and the agents and counsel of Mortgagee, and of any related judicial proceeding; second, to the payment of the whole amount then owing on the Notes for interest and premium, if any; third, to the payment of the whole amount then owing on the Notes for principal; fourth, to the payment of any other sums secured by this Mortgage; and fifth, to the payment of the surplus, if any, to whosoever shall be lawfully entitled thereto.

                  (b) Any moneys received by Mortgagee upon the occurrence and during the continuation of an Event of Default hereunder (A) as rent payable to the lessor under any lease of any portion of the Property or (B) as interest on any overdue instalment of rent under any such lease, shall be applied, first, to the payment of the costs and expenses of collecting such amounts, including reasonable compensation to Mortgagee, Mortgagee hereby waiving their right by statute, if any, to any compensation in excess of such reasonable compensation, and the agents and counsel of Mortgagee, and of any related judicial proceeding; second, to any interest payment or instalment payment required to be made on the Notes (and interest on any overdue amount thereof) on or about the date on which such payment of rent is due; and, third, the excess, if any, shall be held and applied by Mortgagee pursuant to Section 3.2(a) hereof.

                  Section 3.3 Purchase by Mortgagee. Upon any sale made under or by virtue of this Article (whether made under any power of sale herein granted or pursuant to any statutory power of sale or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale), Mortgagee may bid for and acquire the Mortgage Estate or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the indebtedness of the Partnership secured by this Mortgage the net proceeds of sale after deduction of all costs, expenses, compensations and other charges to be paid therefrom as herein provided. Unless required by applicable local law, the person making such sale shall accept such settlement without requiring the production of the Notes and without such production there shall be deemed credited thereon the net proceeds of sale ascertained and established as aforesaid. Mortgagee upon so acquiring the Mortgage Estate or any part thereof, shall be entitled to hold, deal with and sell the same in any manner permitted by applicable laws.

                  Section 3.4 Receivers. After the happening of any Event of Default, immediately upon the commencement of any legal proceeding by Mortgagee, or any of them, for or in aid of the enforcement of the Notes or of this Mortgage, and without regard to the adequacy of the security of the Mortgage Estate, Mortgagee shall be entitled to the appointment of a receiver or receivers of the Mortgage Estate and of all the earnings, revenues, rents, issues, profits and income thereof, and the Partnership hereby consents to any such appointment. Any receiver appointed pursuant hereto or to applicable law shall apply such earnings, revenues, rents, issues, profits and income to the expenses of operation, management and leasing of the Mortgage Estate, including reasonable fees and expenses of such receiver, and otherwise as ordered by the Court appointing such receiver, with any excess applied in the order of priorities set forth in Section 6.2.

                  Section 3.5 Retention of Possession. Notwithstanding the appointment of any receiver, liquidator or trustee of the Partnership or any of its property or of the Mortgage Estate or any part thereof, Mortgagee shall be entitled to retain possession and control of all property now or hereafter Granted to or held by Mortgagee under this Mortgage.

                  Section 3.6 Suits by Mortgagee. All rights or action under this Mortgage or under any of the Notes may be enforced by Mortgagee without the possession of any of the Notes and without the production thereof at any trial or other proceeding relative thereto.

                  Section 3.7 Remedies Cumulative. No remedy herein shall be exclusive of any other remedy or remedies, and each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity; and every power and remedy given by this Mortgage to Mortgagee or to the registered owners of the Notes may be exercised from time to time and as often as may be deemed expedient by Mortgagee. No delay or omission of Mortgagee or of any registered owner of the Notes to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein.

                  Section 3.8 Waiver of Rights. The Partnership agrees that it will not at any time or in any manner whatever claim or take any benefit of any stay, extension or moratorium law which may affect the terms of this Mortgage; nor claim or take any benefit of any law providing for the valuation or appraisal of the Mortgage Estate or any part thereof prior to any sale thereof; and the Partnership hereby expressly waives all benefit or advantage of any such law, and covenants not to hinder, delay or impede the execution of any power or remedy herein granted or available at law or in equity to Mortgagee, but to suffer and permit the execution of every power and remedy as though no such law existed. The Partnership waives all right to have the Mortgage Estate marshaled upon any foreclosure hereof. The Partnership waives any and all rights of redemption and appraisement or similar rights with reference to the real and personal property constituting the Mortgage Estate. In the event that Mortgagee elect to foreclose this Mortgage by advertising and selling the Mortgage Estate or any part thereof pursuant to then applicable statutes, the Partnership hereby expressly waives (i) any right which it may have, or claim, to prior notice of such foreclosure and sale other than notice by publication and posting as provided in said statutes and (ii) any right it may have, or claim, to a judicial or other hearing prior to such foreclosure and sale for the purpose of objecting thereto.

                                    ARTICLE 4
                                  Miscellaneous

                  Section 4.1 Satisfaction. If and when all the Notes shall have become due and payable (whether by lapse of time or by acceleration or by the exercise of the privilege of prepayment) and Borrower shall have paid the full amount thereof and shall also have paid all other sums secured hereby, then this Mortgage shall cease and terminate (except with respect to any provision hereof which expressly survives the discharge of this Mortgage), and Mortgagee shall satisfy and cancel the same as a lien on the Mortgage Estate and execute and deliver such instruments as shall be required by law to satisfy and discharge the lien hereof, all of such instruments to be in recordable form and prepared and recorded by the Partnership at its expense.

                  Section 4.2 Illegal Provision. In case any one or more of the provisions contained herein, in the Loan Agreement or in the Notes shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or thereof, and this Mortgage, the Loan Agreement and the Notes shall be construed as if such provision had never been contained herein or therein.

                  Section 4.3 Notices. All notices, demands, requests and other communications made pursuant to this Mortgage shall be made in accordance with the provisions of the Loan Agreement and any notice given to Borrower or the Partnership shall also be given to the Partnership at the address indicated on page 1 of this Mortgage or Borrower, respectively.

                  Section 4.4 Counterparts. This Mortgage may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same instrument.

                  Section 4.5 Successors and Assigns. All of the provisions herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, to the same extent as if each such successor and assign were in each case named as a party to this Mortgage.

                  Section 4.6 Governing Law. This Mortgage shall be governed by and construed in accordance with the laws of the State of Florida.

                  Section 4.7 Table of Contents, Headings. The table of contents and the headings appearing in this Mortgage have been inserted for convenient reference only and shall not modify, define, limit or expand the express provisions of this Mortgage.

                  Section 4.8 Incorporated Schedules. The following are Schedule A referred to in this Mortgage, which are hereby incorporated by reference herein.

                  IN WITNESS WHEREOF, the Partnership has caused this Mortgage to be signed and attested in its corporate name by its duly authorized officers, all as of the day and year first above written.


                         PINE ISLAND MAGNETIC RESONANCE IMAGING CENTER, LTD.

                         By       IMI Acquisition of Pine Island
                                  Corporation, general partner


                         By:
                                  Lewis S. Schiller
                                  President



[Seal]

ATTEST:


By:

STATE OF                                    )
                                            )        ss.
COUNTY OF                                   )


                  This instrument was acknowledged before me this day of September, 1994, by ______________________________ and
______________________________, the _________________________ and
_________________________, respectively of ____________________, a limited partnership on behalf of said corporation.

                  WITNESS MY HAND and official seal as of the date first above written.


(Notarial Seal)
                                    Printed Name:
                                    Notary Public in and for said
                                    County and State




My commission expires:

                                   SCHEDULE A
                                Legal Description

Exhibit 2.28

                     THIS MORTGAGE SECURES FUTURE ADVANCES.
                  THE MAXIMUM AMOUNT SECURED HEREBY IS $875,000









                                    MORTGAGE,


                               SECURITY AGREEMENT


                               AND FIXTURE FILING


                                      From


                      IMI ACQUISITION OF KANSAS CORPORATION


                                       To


                          DVI FINANCIAL SERVICES, INC.
                                 dba DVI CAPITAL
                                  as Mortgagee





                         Dated as of September 30, 1994





                       This Instrument drafted by and when
                               recorded return to:

                             Mark J. Seidemann, Esq.
                             Cooper, White & Cooper
                              201 California Street
                         San Francisco, California 94111

                                TABLE OF CONTENTS


                                                                         Page

PRELIMINARY STATEMENT...................................................  1

GRANTING CLAUSES........................................................  1

Granting Clause First...................................................  1

Granting Clause Second..................................................  2

ARTICLE 1           Defined Terms.......................................  4

ARTICLE 2           Representations, Warranties and Covenants of
                    Borrower............................................  5

         Section 2.1              Title to the Property.................  5
         Section 2.2              Further Assurances....................  5
         Section 2.3              Recording.............................  5
         Section 2.4              Compliance with Loan Agreement........  6
         Section 2.5              After-Acquired Property...............  6
         Section 2.6              Taxes.................................  6
         Section 2.7              Insurance.............................  7
         Section 2.8              Indemnification.......................  7
         Section 2.9              Maintenance and Repair................  7
         Section 2.10             Additions and Alterations; Additional
                                  Note..................................  7
         Section 2.11             Condemnation and Casualty.............  7
         Section 2.12             Advances by Mortgagee.................  8
         Section 2.13             Covenants.............................  8
         Section 2.14             Granting of Easements.................  9
         Section 2.15             Conveyances for Public Purposes.......  9
         Section 2.16             Environmental Law Indemnification and
                                  Covenants.............................  9
         Section 2.17             Future Advances........................ 10

ARTICLE 3           Events of Default and Remedies....................... 11

         Section 3.1              Events of Default...................... 11
         Section 3.2              Application of Proceeds................ 15
         Section 3.3              Purchase by Mortgagee.................. 15
         Section 3.4              Receivers.............................. 16
         Section 3.5              Retention of Possession................ 16
         Section 3.6              Suits by Mortgagee..................... 16
         Section 3.7              Remedies Cumulative.................... 16
         Section 3.8              Waiver of Rights....................... 17

ARTICLE 4           Miscellaneous........................................ 18

         Section 4.1              Satisfaction........................... 18

         Section 4.2              Illegal Provision...................... 18
         Section 4.3              Notices................................ 18
         Section 4.4              Counterparts........................... 18
         Section 4.5              Successors and Assigns................. 18
         Section 4.6              Governing Law.......................... 18
         Section 4.7              Table of Contents, Headings............ 18
         Section 4.8              Incorporated Schedules................. 19

Schedule A:                Legal Description

                  MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING, dated as of September 30, 1994 (together with all amendments and supplements hereto, called this "Mortgage"), from IMI ACQUISITION OF KANSAS CORPORATION, a Kansas corporation (together with any person succeeding thereto by merger, consolidation or acquisition of its assets substantially as an entirety called "Borrower"), having an address at 6444 Metcalf Avenue, Overland Park, Kansas, to DVI FINANCIAL SERVICES, INC. dba DVI CAPITAL (together with its successors hereunder called "Mortgagee"), having an address at 1 Park Plaza, Suite 800, Irvine, California 92714.


                              PRELIMINARY STATEMENT

                  Certain terms used in this Mortgage, if not elsewhere defined herein, have the meanings set forth in Article 1 or that certain Loan and Security Agreement dated as of the date hereof (the "Loan Agreement") between Mortgagee as Lender, IMI Acquisition Corporation as Guarantor and Borrower as Borrower. Borrower has borrowed $875,000 as evidenced by the Note for the purpose of, among other things, purchasing all of the assets of Magnetic Resonance Institute of Greater Kansas City, L.P. Borrower is duly authorized to issue the Note and to execute and deliver this Mortgage, and all actions required by law and all actions of Borrower required therefor have been duly taken.


                                GRANTING CLAUSES

                  NOW, THEREFORE, THIS MORTGAGE WITNESSETH: That Borrower, in consideration of the premises, the purchase and acceptance of the Note by the purchasers thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to secure the payment of all sums payable on the Note, otherwise payable hereunder or under the Loan Agreement, has executed and delivered this Mortgage, and has created a security interest in, mortgaged and warranted, granted, bargained, sold and conveyed, and by these presents does create a security interest in, mortgage and warrant, grant, bargain, sell and convey, unto Mortgagee, and to its successors and assigns, all of Borrower's right, title and interest in, to and under any and all of the property described in the following Granting Clauses, subject only to the Permitted Encumbrances described in clauses (a) through (c) of the definition thereof.

                              Granting Clause First

                  The entire right, title and interest of Borrower in and to the parcel of land described in Schedule A hereto (the Land Parcel), together with
(a) all buildings, structures and other improvements now standing or at any time hereafter constructed or placed upon the Land Parcel, together with the fixtures (other than trade fixtures) of every kind and nature on the Land Parcel or in any such building, structure or other improvement (said buildings, structures, other improvements and fixtures being herein collectively called the Improvements; the Land Parcel together with the right, title and interest of Borrower described in clause (b) below and the Improvements being herein called the Property), (b) all right, title and interest of Borrower in and to all and singular the tenements, hereditaments, easements, rights-of-way, rights, privileges and appurtenances in and to the Land Parcel and the Improvements, and any streets, ways, alleys, vaults, gores or strips of land adjoining the Land Parcel and (c) all claims or demands of Borrower, in law or in equity, in possession or expectancy of, in and to the Property; and together with all rents, income, revenues, proceeds, issues and profits thereof (except sums payable as additional rent pursuant to any lease of any portion of the Property to any person other than the lessor thereunder), which are hereby specifically assigned, transferred and set over to Mortgagee, and, after the occurrence of an Event of Default hereunder, the present and continuing right to make claim for, collect, receive and receipt for such rents, income, revenues, proceeds, issues and profits; it being the intention of the parties hereto that, so far as may be permitted by law, the Land Parcel and all property of the character described in clauses (a), (b) and
(c) above, which is now owned or is hereafter acquired by Borrower and is affixed or attached to, located upon or benefits the Land Parcel shall be and remain or become and constitute a portion of the Property and the security covered by and subject to the lien of this Mortgage.

                             Granting Clause Second

                  Any and all moneys and other property which may from time to time become subject to the lien hereof or which may come into the possession or be subject to the control of Mortgagee pursuant to this Mortgage, including, without limitation, insurance proceeds and all awards which may at any time be made or assigned to Borrower for the taking by eminent domain of the whole or any part of the Property or any interest therein or any easement therein, it being the intention of Borrower and it being hereby agreed that all property required to be subjected to the lien of this Mortgage or intended so to be shall forthwith upon the acquisition thereof by Borrower be subject to the lien of this Mortgage as if such property were now owned by Borrower and were specifically described in this Mortgage and Granted hereby or pursuant hereto; and Mortgagee are hereby authorized to receive any and all such property as part of the Property as and for additional security for the payment of the Note and all other sums secured or intended to be secured hereby.

                  TO HAVE AND TO HOLD all and singular the Mortgage Estate, whether now owned or held or hereafter acquired, unto

Mortgagee, its successors and assigns forever with power of sale, for the benefit and security of the Note, and for the enforcement of the payment of the principal, premium and interest on the Note in accordance with its terms, and all other sums payable under this Mortgage, the Loan Agreement or on the Note, and the observance and performance of the provisions of this Mortgage, all as herein provided.

                  IT IS HEREBY COVENANTED, DECLARED AND AGREED that the Note is secured by the Mortgage, and that the Mortgage Estate is to be held and disposed of by Mortgagee, upon and subject to the provisions of this Mortgage.

                  This Mortgage shall be deemed a security agreement and shall constitute a financing statement filed as a fixture filing in the Office of the County Recorder of ______________ County, Kansas with respect to any and all fixtures included within the Property and described by item or type in the Granting Clauses hereof and with respect to any goods or other personal property that may now be or hereafter become such fixtures. For this purpose: Borrower is the debtor and Mortgagee is the secured party; the addresses of the parties are shown at the beginning of this Mortgage; and Borrower is the record owner of the real estate. This Mortgage shall be deemed to be a security agreement and shall constitute a financing statement pursuant to the Uniform Commercial Code as enacted by the State of Kansas with respect to any item of personal property included in the Property which, under applicable law, may be subject to a security interest pursuant to such Code and which is not herein effectively made part of the real property which is part of the Property.

                                    ARTICLE 1
                                  Defined Terms

                  Unless the context otherwise specifies or requires, the following terms shall have the meanings set forth below:

                  "Affiliate" means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with such person including, without limitation, any officer or director of such person or such Affiliate, if such person or such Affiliate is a corporation, any trustee (acting as trustee and not in its individual capacity) or beneficiary of such person or such Affiliate, if such person or such Affiliate is a trust, and any partner in such person or such Affiliate, if such person or Affiliate is a partnership.

                  "Business Day" means any day other than a Saturday, Sunday or a day observed as a public holiday by banks located in the State of Kansas.

                  "GAAP" means generally accepted accounting principles.

                  "Grant" means create a security interest in, mortgage and warrant, grant, bargain, sell and convey.

                  "Lien of this Mortgage" and terms of like import mean the lien or security interest or other interest or charge Granted to Mortgagee by this Mortgage (including the after-acquired property clauses hereof) or subsequently Granted hereunder or pursuant hereto to Mortgagee.

                  "person" means an individual, partnership, corporation, trust, unincorporated association, syndicate, joint venture or organization, or a government or any department or agency thereof.

                  "Mortgage Estate" means the property described in the Granting Clauses hereof and all property subject or intended to be subject to the lien of this Mortgage at any time.

                                    ARTICLE 2

              Representations, Warranties and Covenants of Borrower

                  Borrower represents, warrants, covenants and agrees with Mortgagee as follows:

                  Section 2.1 Title to the Property. (a) Borrower has good and marketable fee simple title in and to the Property, free and clear of all liens, encumbrances, charges and other exceptions to title, except Permitted Liens. This Mortgage constitutes a valid first lien on the Mortgage Estate, subject only to the Permitted Liens.

                  (b) None of the exceptions to Borrower's title to the Property materially lessens the value of the Property or materially impairs the use of the Property for the purposes held by Borrower. Borrower has full power and lawful authority to Grant the Mortgage Estate to Mortgagee, will, except as otherwise permitted by this Mortgage, preserve its title to the Mortgage Estate subject only to Permitted Liens, and will forever warrant and defend the same to Mortgagee against the claims of all persons.

                  Section 2.2 Further Assurances. Borrower will, at its expense, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, instruments and assurances required by the Mortgagee for the better Granting to Mortgagee of the Mortgage Estate Granted hereby or intended so to be or which Borrower may be or may hereafter become bound to Grant to Mortgagee or for carrying out the intention or facilitating the performance hereof.

                  Section 2.3 Recording. Borrower will, upon the execution and delivery hereof and thereafter from time to time, cause this Mortgage, each supplement and amendment hereto and financing statements (including continuation statements) with respect to any fixtures or personal property included in the Mortgage Estate (collectively called the Recordable Documents), to be filed, registered and recorded as may be required by present or future law to publish notice of and create, perfect and protect the lien hereof upon the Mortgage Estate or any portion thereof. Borrower will, from time to time, perform or cause to be performed any other act as required by law and will execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of said documents) as may be necessary for such creation, perfection, publication and protection. If Borrower shall fail to comply with this Section, the Mortgagee shall be and is hereby irrevocably appointed the agent and attorney-in-fact of Borrower to comply therewith (including the execution, delivery and filing of such financing statements, continuation statements and other instruments), but this sentence shall not prevent any default in the observance of this Section from constituting a default or an Event of Default. Borrower will pay or cause to be paid all filing, registration and recording taxes and fees incident thereto and all expenses, taxes and other governmental charges incident to or in connection with the preparation, execution, delivery or acknowledgment of the Recordable Documents, any instruments of further assurance and the Note.

                  Section 2.4 Compliance with Loan Agreement. Borrower will, at its expense, comply with the terms, conditions and provisions of the Loan Agreement to the extent they apply to it, its property or its business.

                  Section 2.5 After-Acquired Property. All right, title and interest of Borrower in and to all extensions, improvements, betterments, renewals, alterations, substitutions, restorations and replacements of, and all additions and appurtenances to the Property, hereafter acquired by or released to Borrower, immediately upon such acquisition or release and without any further Grant by Borrower, shall become part of the Property and the Mortgage Estate and shall be subject to the lien hereof fully, completely and with the same effect as though now owned by Borrower and specifically described in the Granting Clauses hereof; Borrower will execute and deliver to Mortgagee all such further assurances, grants, conveyances and assignments thereof as the Mortgagee may require to subject the same to the lien hereof.

                  Section 2.6 Taxes. Borrower will preserve the lien hereof without expense to Mortgagee, including, without limitation, paying and discharging (i) all taxes of every kind and description, including, without limitation, all assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general, special, ordinary or extraordinary, and all charges which may at any time be assessed, levied or imposed upon or with respect to or become a lien or charge upon the Mortgage Estate, this Mortgage, the indebtedness secured hereby or the revenues, rents, issues, income and profits of the Mortgage Estate or any part thereof, and (ii) all lawful claims and demands of mechanics, laborers, materialmen and others which, if unpaid, might create a lien on the Mortgage Estate or any part thereof or on the revenues, rents, issues, income and profits thereof. No amount shall be required to be paid pursuant to this Section 2.6 prior to the last date on which such amount may be paid prior to becoming delinquent. The Property shall at all times be assessed for real estate tax purposes separately from any other property.

                  Section 2.7 Insurance. (a) Borrower will maintain, or cause to be maintained, insurance on the Property in accordance with terms of the Loan Agreement.

                  Section 2.8 Indemnification. Borrower shall pay, and shall defend, protect, indemnify and save harmless Mortgagee from and against, all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from any or all of the following: (i) injury to or death of any person, or damage to or loss of property, on the Property or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy of any thereof, including, but not limited to, any such injury, death, damage or loss occurring as a result of any negligent act or omission of Mortgagee but excluding any such injury, death, damage or loss occurring as a result of any grossly negligent or intentional act or omission of Mortgagee, or (ii) violation by Borrower of this Mortgage.

                  Section 2.9 Maintenance and Repair. Borrower will maintain the Property in good repair and condition, except for ordinary wear and tear, and will make all structural and nonstructural replacements and repairs which may be required to keep the Property in good repair and condition, except for ordinary wear and tear.

                  Section 2.10 Additions and Alterations; Additional Note. (a) Borrower may make additions to and alterations of the Improvements, construct additional Improvements thereon and make substitutions and replacements for such Improvements provided that (i) the market value of the Property shall not be materially lessened thereby, (ii) the use of the Property shall not be materially impaired thereby, (iii) such work shall be expeditiously performed and completed in a good and workmanlike manner and (iv) no substantial portion of the Improvements shall be demolished unless in connection with the making of additions or alterations pursuant to this Section 2.10 or in connection with
Section 2.10 hereof. All such additions, alterations, additional Improvements, substitutions and replacements shall be and remain part of the realty and the Property and shall be subject to the lien hereof.

                  Section 2.11 Condemnation and Casualty. (a) Borrower hereby irrevocably assigns to the Mortgagee any award, compensation or insurance payment to which Borrower may become entitled by reason of its interest in the Property (i) if the Property is damaged or destroyed by fire or other casualty or (ii) if title to the Property or part thereof is taken in eminent domain proceedings or other action (or pursuant to an agreement in lieu of such proceedings or action) by any person having the power of eminent domain. All amounts paid in connection with any such damage, destruction or taking shall be applied pursuant to this Section 2.11, and all such amounts (minus the expense of collecting such amounts) are herein called the Net Proceeds. Borrower shall take all appropriate actions in connection with each such proceeding, action, negotiation, prosecution and adjustment and shall pay all expenses thereof, including the cost of Mortgagee's participation therein.

                  (b) If an occurrence of the character referred to in clause
(i) or (ii) of Section 2.11(a) takes place, Borrower shall, with reasonable promptness and diligence, rebuild, replace and repair any damage or destruction to the Property, at its expense, (provided, however, that the Property as restored may be different than the Property prior to such event) such that, after such restoration the ratio of the aggregate unpaid principal balance of the Note to the fair market value of the Property is not greater than that which existed prior to such event). Borrower shall be entitled to receive the Net Proceeds payable in connection with such occurrence only against certificates of Borrower delivered to the Mortgagee from time to time describing the work of repair or restoration for which Borrower is requesting payment and the cost incurred by Borrower in connection therewith and stating that Borrower has not theretofore received payment for such work. Upon completion of such restoration, Borrower shall give notice thereof to Mortgagee.

                  Section 2.12 Advances by Mortgagee. If Borrower shall fail to perform or cause to be performed any of the covenants contained in Section 2.3, 2.4, 2.6, 2.7 or 2.9, the Mortgagee may make advances to perform the same on its behalf, and all sums so advanced shall be secured hereby prior to the Note; and Borrower will repay on demand all sums so advanced on its behalf with interest at the rate of 18.0% per annum (but in no event shall the rate of interest required to be paid under this Section 2.12 exceed the maximum interest rate not prohibited by applicable law), such interest to be computed from the date of the making of such advance to and including the date of such repayment.

                  Section 2.13 Covenants. So long as it owns any interest in the Mortgage Estate, Borrower will not, without the prior written consent of Mortgagee, (i) create or suffer to be created, directly or indirectly, any mortgage, deed of trust, lien, encumbrance, charge or other exception to title or ownership upon or against the Mortgage Estate or any rents or other income arising therefrom, other than Permitted Liens and as expressly permitted by this Mortgage, (ii) sell, lease, transfer, convey, assign or otherwise dispose of the Mortgage Estate, the Property or any part thereof, except as provided in this Mortgage, (iii) claim any credit on, or make any deduction from interest or premium, if any, or principal of any Note by reason of payment of any taxes levied or assessed or to be levied or assessed on the Mortgage Estate or (iv) merge or consolidate with any person or sell or dispose of substantially all of its assets.

                  Section 2.14 Granting of Easements. If no default shall have occurred and be continuing hereunder, Borrower may (i) grant easements and other rights in the nature of easements, (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Property,
(iii) execute amendments to any covenants and restrictions affecting the Property, (iv) grant party wall rights for the benefit of any land adjoining the Land Parcel, and (v) execute and deliver to any person any instrument appropriate to confirm or effect such grant, release or amendment.

                  Section 2.15 Conveyances for Public Purposes. If no default shall have occurred and be continuing hereunder, Borrower may (i) sell, assign, convey or otherwise transfer an interest in the Property to any person legally empowered to take such an interest under the power of eminent domain, (ii) execute petitions to have the Property annexed to any municipal corporation or utility district, (iii) dedicate, transfer or release portions of the Property for road, highway or other public purposes and (iv) execute and deliver to any person any instrument appropriate to confirm or effect such sale, transfer, annexation or dedication.

                  Section 2.16 Environmental Law Indemnification and Covenants.
(a) Borrower shall pay, and shall defend, protect, indemnify and hold harmless Mortgagee from and against, and shall reimburse Mortgagee with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys' fees and disbursements and court costs) of any and every kind or character assessed against or incurred by Mortgagee at any time, or from time to time, by reason of or arising out of any violation of any Environmental Law with respect to the Property (including, without limitation, all claims, demands, losses, damages, liabilities, costs and expenses in connection with the presence on the Property, or release from or onto the Property of any toxic substance or hazardous waste), regardless of whether the act, omission, event, or circumstance constituted a violation of applicable law at the time of its existence or occurrence, except with respect to the acts of any person other than Borrower or any Affiliate of Borrower after the foreclosure of the lien of this Mortgage or the acceptance by Mortgagee of a deed in lieu of foreclosure with respect to the Property.

                  (b) Borrower covenants that (i) except in accordance with all applicable Environmental Laws, no hazardous waste or toxic substance shall be generated, treated, stored, or disposed of, or otherwise deposited in or located on, or released from or onto the Property in material amounts, including, without limitation, the surface and subsurface waters of the Property, and (ii) Borrower will perform or cause to be performed, and participate as necessary in, all remedial, removal and other actions necessary to clean up and remove, contain or otherwise treat any hazardous waste or toxic substance as described above on the Property, all in accordance with and as required by applicable laws, regulations and ordinances, without cost or expense to Mortgagee.

                  (c) Borrower agrees to notify the Mortgagee of any breach of its covenants contained in Section 2.16(b) and to provide the Mortgagee with a copy of any notice regarding any toxic substance or hazardous waste on the Property which Borrower is required to provide to, or which Borrower has received from, any federal, state or local government or regulatory authority.

                  (d) Notwithstanding anything to the contrary contained herein, if at any time as a result of the violation of any Environmental Law a lien attaches to the Property which is prior to the lien of this Mortgage, then Borrower shall promptly discharge such lien in accordance with the provisions of
Section 2.16(a).

                  Section 2.17 Future Advances. The parties hereto intend that, in addition to any other debt or obligation secured hereby, this Mortgage shall secure unpaid balances of loan advances made by Mortgagee after this Mortgage is delivered for recording. In addition to any other debt or obligation secured hereby, this Mortgage shall secure unpaid balances of advances made, with respect to the Mortgage Estate, for the payment of taxes, assessments, insurance premiums, or other costs incurred for the protection of the Mortgage Estate; provided, however, that the maximum amount secured hereby is $875,000.

                                    ARTICLE 3
                         Events of Default and Remedies

                  Section 3.1 Events of Default. An Event of Default shall be deemed to exist if any of the following events shall have occurred and be continuing:

                  (a) Borrower fails to make any payment of principal or interest or any other payment on the Note or any other Obligation when due and payable, by acceleration or otherwise, and such failure shall continue for five
(5) days after the payment is due; provided, however, that Lender shall provide a written invoice on a monthly basis prior to the due date of each payment;

                  (b) Borrower fails to observe or perform any covenant, condition or agreement to be observed or performed pursuant to the terms hereof or any Loan Document to which it is a party and such failure is not cured as soon as reasonably practicable and in any event within thirty (30) days after written notice thereof by Lender; provided, however, that if such failure can not be cured within such thirty (30) day period, Borrower shall not be in default if the cure is commenced within such thirty (30) day period and thereafter such cure is diligently pursued to completion;

                  (c) Borrower fails to keep its assets insured as required herein, or material uninsured damage to or loss, theft, or destruction of the Collateral occurs;

                  (d) A court enters a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency, or other similar law then in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) of Borrower or for any substantial part of its property, or orders the windup or liquidation of Borrower's affairs; or a petition initiating an involuntary case under any such bankruptcy, insolvency, or similar law is filed against Borrower and is pending for sixty (60) days without dismissal;

                  (e) Borrower commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law then in effect, makes any general assignment for the benefit of creditors, fails generally to pay its debts as such debts become due, or takes corporate action in furtherance of any of the foregoing;

                  (f) Final judgment for the payment of money on any claim not covered by insurance in excess of $25,000 is rendered against Borrower and remains undischarged for ten (10) days during which execution is not effectively stayed;

                  (g) Guarantor revokes or attempts to revoke its guaranty of any of the Obligations, or becomes the subject of an insolvency proceeding of the type described in clauses (d) or (e) above with respect to Borrower or fails to observe or perform any covenant, condition or agreement to be performed under any Loan Document to which it is a party;

                  (h) Borrower makes any payment on account of Indebtedness that has been subordinated to any Obligations, other than payments specifically permitted by the terms of such subordination;

                  (i) Any person holding indebtedness that has been subordinated to any Obligations dies or becomes the subject of an insolvency proceeding resulting in the termination of the subordination arrangement or terminates the subordination arrangement or asserts that it is terminated.

                  (j) Any Collateral or any part thereof is sold, agreed to be sold, conveyed or allocated by operations of law or otherwise;

                  (k) Borrower defaults under the terms of any Indebtedness or lease involving total payment obligations of Borrower in excess of $25,000 and such default is not cured with the time period permitted pursuant to the terms and conditions of such Indebtedness or lease, or an event occurs that gives any creditor or lessor the right to accelerate the maturity of any such indebtedness or lease payments;

                  (l) Demand is made for payment of any Indebtedness in excess of $25,000 that was not originally payable upon demand when incurred but the terms of which were later changed to provide for payment upon demand;

                  (m) Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                  (n) A judgment or other claim not covered by insurance in excess of $25,000 becomes a Lien upon any or all of Borrower's assets, other than a Permitted Lien;

                  (o) A notice of Lien, levy or assessment in excess of $25,000 is filed of record with respect to any or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency; or any tax or debt owing at any time hereafter to any one or more of such entities becomes a Lien upon any or all of Borrower's assets and the same is not paid on the payment date thereof, except to the extent such tax or debt is being contested by Borrower as otherwise permitted;

                  (p) There is a material impairment of the value of the Collateral or priority of Lender's Liens on the Collateral;

                  (q) Any or all of Borrower's assets are attached (and such attachment is not released with 30 days of Borrower receiving notice thereof), seized or subjected to a writ or distress warrant, or are levied upon, or come into the possession of, any judicial officer;

                  (r) Lender believes in good faith that the prospect of payment or performance of the Obligations by Borrower has been impaired;

                  (s) Any representation or warranty made in writing to Lender by any officer of Borrower in connection with the transaction contemplated in this Agreement is incorrect when made;

                  (t) Any Other Borrower shall be in default with respect to any of its Obligation(s) to Lender or an Event of Default or an Unmatured Default occurs under any agreement executed at any time between any Other Borrower and Lender; or

                  (u) If the dollar value of all judgments, defaults, demands, claims and notices of Liens under clauses (f), (k), (l), (n) and (o) hereof when aggregated with the dollar value of similar judgments, defaults, demands, claims and notices of Liens against the Other Borrowers exceeds $50,000.

                  During the continuance of any Event of Default:

                  I. Mortgagee personally, or by its agents or attorneys, may enter into and upon the Property and may exclude its agents and servants wholly therefrom; and, at the expense of the Mortgage Estate, may use, lease, operate, manage and control the same and conduct the business thereof, may maintain and restore the Property, may insure and reinsure the same and may make all necessary or proper repairs, renewals and replacements and any useful alterations, additions, betterments and improvements thereto and thereon, all as the Mortgagee may deem advisable; and in every case Mortgagee shall have the right to manage and operate the Mortgage Estate and to carry on the business thereof and exercise all rights and powers of Borrower with respect thereto either in the name of Borrower or otherwise as Mortgagee shall deem best; and Mortgagee shall be entitled to collect and receive all earnings, revenues, rents, issues, profits and income of the Mortgage Estate and said earnings, revenues, rents, issues, profits and income are, in case an Event of Default shall happen, hereby assigned to Mortgagee, its successors and assigns; and, after deducting the expenses of conducting the business thereof and of all maintenance, repairs, renewals, replacements, alterations, additions, betterments and improvements and taxes, assessments, insurance and prior or other proper charges upon the Mortgage Estate, as well as reasonable compensation for the services of all attorneys, servants and agents by Mortgagee properly engaged and employed, Mortgagee shall apply the moneys arising as aforesaid in the order of priorities and amounts set forth in Section 3.2.

                  II. Mortgagee, with or without entry, personally or through agents or attorneys, may:

                           (1) sell, to the extent permitted by law, all and
                  singular the Mortgage Estate, and all estate, right, title and interest, claim and demand therein and right of redemption thereof, at one or more private or public sales, as an entirety or in parcels, and at such times and places and upon such terms as Mortgagee may specify in the notice or notices of sale to be given to Borrower, or as may be required by law; or

                           (2) institute foreclosure proceedings against the
                  Mortgage Estate through judicial proceedings or by advertisement, at the option of Mortgagee, pursuant to the statutes in such case made and provided, and sell the Mortgage Estate or cause the same to be sold, and all estate, right, title, interest, claim and demand of Borrower therein and all rights of redemption thereof, at one or more public sales, as an entirety or in parcels at the option of Mortgagee, with such elements of real or personal property (and to the extent permitted by applicable law may elect to deem all of the Mortgage Estate to be real property for purposes thereof), and at such time and place and upon such terms as it may deem expedient, or as may be required by applicable law, and in the event of a sale, by foreclosure or otherwise, of less than all of the Mortgage Estate, this Mortgage shall continue as a lien and security interest on the remaining portion of the Mortgage Estate. This Mortgage is made upon the statutory conditions provided for by the laws of the State of Kansas.

                  In connection with the exercise of any remedy under this
Section 3.1 II, Mortgagee is hereby authorized to obtain such evidence of title to the Mortgage Estate, including obtaining one or more owner's title insurance policies or commitments therefor in the name of Mortgagee, its designee or any purchaser of the Mortgage Estate or any portion thereof, as Mortgagee shall deem appropriate.

                  III. Mortgagee may take all steps to protect and enforce their rights and remedies provided hereby or by applicable law, whether by action, suit or proceeding in equity or at law (for the complete or partial foreclosure hereof, for the specific performance of any covenant, condition or agreement contained in the Note or herein or in aid of the execution of any power herein granted or for the enforcement of any other appropriate legal or equitable remedy) or otherwise as Mortgagee shall deem most effectual to protect and enforce the same.

                  IV. Mortgagee shall have all rights and remedies provided to a secured party by the Uniform Commercial Code in effect in the State of Kansas with respect to such property in the Mortgage Estate, if any, as is governed by the Uniform Commercial Code in effect in such State.

                  Section 3.2 Application of Proceeds. (a) Subject to the requirements of applicable local law, the purchase money or proceeds of any sale made under or by virtue of this Article or pursuant to any statutory power of sale, together with any other sums which then may be held by Mortgagee as part of the Mortgage Estate or the proceeds thereof, shall be applied: first, to the payment of the costs and expenses of such sale, including reasonable compensation to Mortgagee, Mortgagee hereby waiving their right by statute, if any, to any compensation in excess of such reasonable compensation, and the agents and counsel of Mortgagee, and of any related judicial proceeding; second, to the payment of the whole amount then owing on the Note for interest and premium, if any; third, to the payment of the whole amount then owing on the Note for principal; fourth, to the payment of any other sums secured by this Mortgage; and fifth, to the payment of the surplus, if any, to whosoever shall be lawfully entitled thereto.

                  (b) Any moneys received by Mortgagee upon the occurrence and during the continuation of an Event of Default hereunder (A) as rent payable to the lessor under any lease of any portion of the Property or (B) as interest on any overdue instalment of rent under any such lease, shall be applied, first, to the payment of the costs and expenses of collecting such amounts, including reasonable compensation to Mortgagee, Mortgagee hereby waiving their right by statute, if any, to any compensation in excess of such reasonable compensation, and the agents and counsel of Mortgagee, and of any related judicial proceeding; second, to any interest payment or instalment payment required to be made on the Note (and interest on any overdue amount thereof) on or about the date on which such payment of rent is due; and, third, the excess, if any, shall be held and applied by Mortgagee pursuant to Section 3.2(a) hereof.

                  Section 3.3 Purchase by Mortgagee. Upon any sale made under or by virtue of this Article (whether made under any power of sale herein granted or pursuant to any statutory power of sale or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale), Mortgagee may bid for and acquire the Mortgage Estate or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the indebtedness of Borrower secured by this Mortgage the net proceeds of sale after deduction of all costs, expenses, compensations and other charges to be paid therefrom as herein provided. Unless required by applicable local law, the person making such sale shall accept such settlement without requiring the production of the Note and without such production there shall be deemed credited thereon the net proceeds of sale ascertained and established as aforesaid. Mortgagee upon so acquiring the Mortgage Estate or any part thereof, shall be entitled to hold, deal with and sell the same in any manner permitted by applicable laws.

                  Section 3.4 Receivers. After the happening of any Event of Default, immediately upon the commencement of any legal proceeding by Mortgagee, or any of them, for or in aid of the enforcement of the Note or of this Mortgage, and without regard to the adequacy of the security of the Mortgage Estate, Mortgagee shall be entitled to the appointment of a receiver or receivers of the Mortgage Estate and of all the earnings, revenues, rents, issues, profits and income thereof, and Borrower hereby consents to any such appointment. Any receiver appointed pursuant hereto or to applicable law shall apply such earnings, revenues, rents, issues, profits and income to the expenses of operation, management and leasing of the Mortgage Estate, including reasonable fees and expenses of such receiver, and otherwise as ordered by the Court appointing such receiver, with any excess applied in the order of priorities set forth in Section 6.2.

                  Section 3.5 Retention of Possession. Notwithstanding the appointment of any receiver, liquidator or trustee of Borrower or any of its property or of the Mortgage Estate or any part thereof, Mortgagee shall be entitled to retain possession and control of all property now or hereafter Granted to or held by Mortgagee under this Mortgage.

                  Section 3.6 Suits by Mortgagee. All rights or action under this Mortgage or under any of the Note may be enforced by Mortgagee without the possession of any of the Note and without the production thereof at any trial or other proceeding relative thereto.

                  Section 3.7 Remedies Cumulative. No remedy herein shall be exclusive of any other remedy or remedies, and each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity; and every power and remedy given by this Mortgage to Mortgagee or to the registered owners of the Note may be exercised from time to time and as often as may be deemed expedient by Mortgagee. No delay or omission of Mortgagee or of any registered owner of the Note to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein.

                  Section 3.8 Waiver of Rights. Borrower agrees that it will not at any time or in any manner whatever claim or take any benefit of any stay, extension or moratorium law which may affect the terms of this Mortgage; nor claim or take any benefit of any law providing for the valuation or appraisal of the Mortgage Estate or any part thereof prior to any sale thereof; and Borrower hereby expressly waives all benefit or advantage of any such law, and covenants not to hinder, delay or impede the execution of any power or remedy herein granted or available at law or in equity to Mortgagee, but to suffer and permit the execution of every power and remedy as though no such law existed. Borrower waives all right to have the Mortgage Estate marshaled upon any foreclosure hereof. Borrower waives any and all rights of redemption and appraisement or similar rights with reference to the real and personal property constituting the Mortgage Estate. In the event that Mortgagee elect to foreclose this Mortgage by advertising and selling the Mortgage Estate or any part thereof pursuant to then applicable statutes, Borrower hereby expressly waives (i) any right which it may have, or claim, to prior notice of such foreclosure and sale other than notice by publication and posting as provided in said statutes and (ii) any right it may have, or claim, to a judicial or other hearing prior to such foreclosure and sale for the purpose of objecting thereto.

                                    ARTICLE 4
                                  Miscellaneous

                  Section 4.1 Satisfaction. If and when the Note shall have become due and payable (whether by lapse of time or by acceleration or by the exercise of the privilege of prepayment) and Borrower shall have paid the full amount thereof and shall also have paid all other sums secured hereby, then this Mortgage shall cease and terminate (except with respect to any provision hereof which expressly survives the discharge of this Mortgage), and Mortgagee shall satisfy and cancel the same as a lien on the Mortgage Estate and execute and deliver such instruments as shall be required by law to satisfy and discharge the lien hereof, all of such instruments to be in recordable form and prepared and recorded by Borrower at its expense.

                  Section 4.2 Illegal Provision. In case any one or more of the provisions contained herein, in the Loan Agreement or in the Note shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or thereof, and this Mortgage, the Loan Agreement and the Note shall be construed as if such provision had never been contained herein or therein.

                  Section 4.3 Notices. All notices, demands, requests and other communications made pursuant to this Mortgage shall be made in accordance with the provisions of the Loan Agreement will any notice given to Borrower at the address indicated on page 1 of this Mortgage.

                  Section 4.4 Counterparts. This Mortgage may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same instrument.

                  Section 4.5 Successors and Assigns. All of the provisions herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, to the same extent as if each such successor and assign were in each case named as a party to this Mortgage.

                  Section 4.6 Governing Law. This Mortgage shall be governed by and construed in accordance with the laws of the State of Kansas.

                  Section 4.7 Table of Contents, Headings. The table of contents and the headings appearing in this Mortgage have been inserted for convenient reference only and shall not modify, define, limit or expand the express provisions of this Mortgage.

                  Section 4.8 Incorporated Schedules. The following are Schedule A referred to in this Mortgage, which are hereby incorporated by reference herein.

                  IN WITNESS WHEREOF, Borrower has caused this Mortgage to be signed and attested in its corporate name by its duly authorized officers, all as of the day and year first above written.


                               IMI ACQUISITION OF KANSAS CORPORATION



                               By:
                                   Lewis S. Schiller
                                   President





[Seal]

ATTEST:


By:

STATE OF NEW YORK                           )
                                            )        ss.
COUNTY OF NEW YORK                          )


                  BE IT REMEMBERED, That on this ____ day of September, 1994, before me, the undersigned, a Notary Public in and for said County and State, came Lewis S. Schiller, President of IMI Acquisition of Kansas Corporation, a corporation, and _______________, Secretary of said corporation, who are personally known to me to be such officers, and who are personally known to me to be the same persons who executed, as such officers, the within instrument on behalf of said corporation, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.



                                                     Notary Public


My commission expires:

                                   SCHEDULE A
                                Legal Description

Exhibit 10.24

                        UNCONDITIONAL CONTINUING GUARANTY
                             (Loan Agreement No. 1)


         THIS UNCONDITIONAL CONTINUING GUARANTY (this "Guaranty") is made and entered into as of September 11, 1996, by and between DVI Financial Services, Inc. dba DVI Capital ("Lender"), with an office at 4041 MacArthur Avenue, Suite 401, Newport Beach, California 92660, and International Magnetic Imaging, Inc. ("Guarantor"), a Delaware corporation whose address is 2424 North Federal Highway, Suite 410, Boca Raton, Florida 33431.

         1. Guaranty. In order to induce Lender, and in consideration thereof, to enter into that certain Loan and Security Agreement No. 1 dated as of the date hereof ("Agreement"), with IMI Acquisition of Arlington Corp., IMI Acquisition of Puerto Rico Corporation, IMI Acquisition of Kansas Corporation, Magnetic Resonance Institute of North Miami Beach, Ltd., Oakland Magnetic Resonance Institute, Ltd., MD Acquisition Corporation, Magnetic Resonance Institute of Boca Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd., Pine Island Magnetic Resonance Imaging Center, Ltd., and Physicians' Outpatient Diagnostic Center, Ltd., collectively and individually referred to as "Borrower", and any future agreements with Borrower. Guarantor unconditionally, absolutely and irrevocably guarantees and promises to Lender to pay, perform and discharge, any and all present and future indebtedness, liabilities and obligations (collectively, the "Obligations") of Borrower to Lender, including, but not limited to, the repayment to Lender of all sums presently due and owing, and all sums that shall in the future become due and owing, from Borrower to Lender whether arising under the Agreement or otherwise. The Obligations of Borrower include, but are not limited to, Borrower acting on behalf of itself or any estate created by the commencement of a case under Title 11 of the United States Code or any successor statute thereto (the "Bankruptcy Code") or any other insolvency, bankruptcy, reorganization or liquidation proceeding, or by any trustee under the Bankruptcy Code, liquidator, sequestrator or receiver of Borrower or Borrower's property or similar person duly appointed pursuant to any law generally governing any insolvency, bankruptcy, reorganization, liquidation, receivership or like proceeding.

         2. Obligations. The Obligations (a) include any and all loans, advances, indebtedness, and other obligations owed by Borrower to Lender of every description, whether now existing or hereafter arising (including those owed by Borrower to others and acquired by Lender by purchase, assignment or otherwise) and include Obligations that are: (i) direct or indirect; (ii) fixed or contingent; (iii) primary or as guarantor or surety; (iv) liquidated or unliquidated; (v) matured or unmatured; (vi) acquired by pledge, assignment, security interest or purchase; (vii) secured or unsecured; (viii) primary or secondary; (ix) joint, several or joint and several; (x) represented by letters of credit now or hereafter issued by Lender for the benefit of or at the request of Borrower; (xi) interest, late charges, default interest and any interest that would have accrued but for the commencement of a case under the Bankruptcy Code; and (xii) all of Lender's expenses, included, without limitation (A) all costs or expenses, including without limitation taxes and insurance premiums, required to be paid by Borrower under the Agreement that are to be paid or advanced by Lender, (B) filing, recording, publication and search fees paid or incurred by Lender in connection with Lender's transactions with Borrower, (C) costs and expenses incurred by Lender to correct any default or enforce any provision of the Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, and/or advertising to sell any security for, the Obligations (whether or not a sale is consummated), (D) costs and expenses of suit incurred by Lender in enforcing or defending the Agreement or any portion thereof and (E) Lender's reasonable attorney's fees and expenses incurred in advising, structuring, drafting, reviewing, negotiating, amending, terminating, enforcing, defending or concerning the Agreement or any portion thereof, irrespective of whether suit is brought, and (b) includes Borrower's prompt, full and faithful performance, observance and discharge of each and every term, condition, agreement, representation, warranty, undertaking and provision to be performed by Borrower under the Agreement. Guarantor's liability under this Guaranty may be larger in amount and more burdensome than the Obligations of Borrower under the Agreement and Guarantor hereby waives any defenses to the contrary.

         3. Attorney's Fees. If Lender incurs attorney's fees relating to any actions or claims arising out of this Guaranty, Guarantor agrees to pay Lender such attorney's fees plus all reasonable costs and expenses of prosecuting and/or defending any such actions or claims. The term "attorney's fees" means the full cost of legal services performed in connection with the matters involved, calculated on the basis of the actual fees of the attorneys performing those services, and is not limited to "reasonable attorney's fees" as defined in any statute or rule of any court in which an action hereunder may be brought. Guarantor agrees to pay Lender's attorney's fees relating to any action, suit, counterclaim, post-judgment motions, bankruptcy litigation, appeal, arbitration or mediation.

         4. Waivers.

                  (a) Scope of Risk Defenses. Lender may at any time and from time to time, without notice to or the consent of Guarantor, and without affecting or impairing the liability of Guarantor hereunder, do any of the following: (i) renew, modify, or extend (including extensions beyond the original term) any Obligations of Borrower, of its customers, of any co-guarantors (whether hereunder or under a separate instrument) or of any other party at any time directly or contingently liable for the payment of any said Obligations; (ii) accept partial payments of said Obligations; (iii) settle, discharge, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of said Obligations and the security therefor in any manner; (iv) consent to the transfer or sale of security, or (v) bid and purchase at any sale of any security; or (vi) change the terms of the Obligations, including increases or decreases in payments or any interest rate adjustments.

                  (b) Primary Obligation Defenses. Guarantor waives any rights to require Lender to (i) proceed against Borrower or any other guarantor or party; (ii) proceed against or exhaust any security held from Borrower or any other guarantor; or (iii) pursue any other remedy in Lender's power whatsoever. Guarantor waives any defense based on or arising out of any defense of Borrower, whether such defense arises by operation of law, bankruptcy of Borrower or otherwise, including without limitation, any defense based on or arising out of any disability of Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause or the liability of Borrower. Guarantor waives any defense based on any applicable statute of limitations or statute of frauds.

                  (c) Commercially Reasonable Sale and Anti-Deficiency Laws. Lender may, at Lender's election, foreclose on any security held by Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy Lender may have against Borrower, or any security, without affecting or impairing in any way the liability of Guarantor except to the extent the Obligations have been paid. Guarantor waives any defense arising out of any such election by Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Lender against Borrower or any security. In the absence of agreeing to the waivers contained in this subsection 4(c), Guarantor may have the right of subrogation or reimbursement against Borrower. For example, if Lender elects to foreclose, by nonjudicial sale, any deeds of trust securing any indebtedness of Borrower to Lender, causing Guarantor to lose any such rights or create defenses to enforcement of this Guaranty, Guarantor gives up any such potential defenses by agreeing to these waivers. Guarantor also expressly waives any defense or benefit that may be derived from any "one form of action" rule or anti-deficiency statute and all suretyship defenses it would otherwise have under the laws of any state.

                  (d) Disclosure Defenses. Guarantor expressly waives all set-offs and counterclaims and waives all notices, protests and demands including, without limitation, notice of default in the payment of rents or in the performance or in the observance of any of the terms, provisions, covenants or conditions contained in any agreement between Lender and Borrower.

                  (e) Impairment of Collateral Defense. Guarantor expressly agrees that the validity of this Guaranty and the obligations of Guarantor shall not be terminated, affected or impaired by reason of the waiving, delaying, exercising or non-exercising of any of Lender's rights against Borrower pursuant to the Agreement or against Guarantor by reason of this Guaranty or as a result of the substitution, release, repossession, sale, disposition or destruction of any collateral or of the items leased or to be leased to Borrower. Guarantor shall not be released or discharged, either in whole or in part, by Lender's failure or delay (a) to perfect or continue the perfection of any security interest in any property which secures the Obligations of Borrower or Guarantor to Lender or (b) to protect the property covered by such security interest.

                  (f) Guarantor's Right To Revoke. Guarantor expressly waives the right to revoke or terminate this Guaranty, including any statutory right of revocation under the laws of any state.

         5. Financial Condition of Borrower. Guarantor (a) assumes all responsibility for being and keeping informed of Borrower's financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder and (b) agrees that Lender shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

         6. Guarantor Not Entitled To Subrogation Until Lender Paid In Full; Subordination. No payment by Guarantor hereunder shall entitle Guarantor, by subrogation, indemnity, reimbursement, contribution or otherwise, to any payment by Borrower or to any subrogation, indemnity, reimbursement or contribution out of the property of Borrower until all Obligations to Lender have been paid in full. Any and all present and future debts and obligations of Borrower to Guarantor are hereby postponed in favor of and subordinated to the full payment and performance of all present and future Obligations of Borrower to Lender. Upon the liquidation, bankruptcy or distribution of any of Borrower's assets, Guarantor shall assign to Lender all of Guarantor's claims on account of such indebtedness so that Lender shall receive all dividends and payments on such indebtedness until payment in full of the Obligations. This Section 6 shall constitute such an assignment if Guarantor fails to execute and deliver such an assignment.

         7. Recovery of Preferences. If (a) a claim is made upon Lender at any time for repayment or recovery of any amount(s) or other value received by Lender, from any source, in payment of or on account of any of the Obligations guaranteed hereunder and Lender repays or otherwise becomes liable for all or any part of such claim by reason of (i) any judgment, decree or order of any court or administrative body having competent jurisdiction or (ii) any settlement or compromise of any such claim, Guarantor shall remain liable to Lender hereunder for the amount so repaid or for which Lender is otherwise liable to the same extent as if such amount(s) had never been received by Lender, notwithstanding any termination hereof or the termination of any leases or other agreements evidencing any of the Obligations. Guarantor shall be liable for the full amount of attorney's fees, costs and interest which Lender pays or incurs in connection with defending any preference or fraudulent transfer claim.

         8. Events Of Default. The occurrence of any one of the following events shall constitute an event of default under this Guaranty and, upon the occurrence thereof and at Lender's election without notice or demand. Guarantor's obligations hereunder shall become due, payable and enforceable against Guarantor, whether or not the Obligations are then due and payable:

                  (a) The occurrence of an Event of Default under and as defined in the Agreement;

                  (b) The commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Guarantor or Borrower;

                  (c) The attempt by Guarantor or Borrower to effect an assignment for the benefit of creditors or a composition with creditors;

                  (d) The insolvency of Guarantor or  Borrower;

                  (e) The death or dissolution of Guarantor;

                  (f) The inaccuracy or incompleteness in any material or respect, when made, of (a) any representations or warranties made by Guarantor, Borrower or (b) any other matter; or

                  (g) The breach by Guarantor of any covenant of this Guaranty or any other agreement between Lender and Guarantor.

         9. Binding On Successors And Assigns. This Guaranty shall bind Guarantor's respective heirs, administrators, personal representatives, successors and assigns, and shall inure to the benefit of Lender's successors and assigns, including, without limitation, any party to whom Lender may assign the Agreement or any other agreement; and Guarantor hereby waives notice of any such assignment. All of Lender's rights are cumulative and not alternative.

         10. Miscellaneous. This Guaranty contains the entire agreement of the parties hereto and no other oral or written agreement exists with respect to the subject matter hereof. This Guaranty may not be amended or modified except by a writing signed by Lender and Guarantor. This Guaranty is a valid and subsisting legal instrument and no provision which may be deemed unenforceable shall in any way invalidate any other provision or provisions, all of which shall remain in full force and effect. No invalidity, irregularity or unenforceability of all or any part of the Obligations nor any other circumstance which might be a legal defense of a guarantor shall affect, impair or be a defense to this Guaranty. If more than one Guarantor has signed this Guaranty, each Guarantor shall be jointly and severally liable to Lender hereunder and when permitted by the context, the singular includes the plural. Each of the persons who has signed this or any other Guaranty has unconditionally delivered it to Lender on behalf of Guarantor, and the failure to sign this or any other Guaranty by any other person shall not discharge the liability of Guarantor. The unconditional liability of Guarantor applies whether the signer is jointly and severally liable for the entire amount of the debt, or for only a pro-rata portion. Guarantor shall remain liable under this Guaranty even if any co-guarantor is released or discharged for any reason.

         11. CHOICE OF LAW AND FORUM. THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. GUARANTOR AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND/OR FEDERAL COURTS OF ORANGE COUNTY IN THE STATE OF CALIFORNIA. GUARANTOR

HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS GUARANTY OR THE CONDUCT OF THE RELATIONSHIP BETWEEN LENDER AND GUARANTOR.


INTERNATIONAL MAGNETIC IMAGING, INC.


By
         Lewis S. Schiller
         President

                        UNCONDITIONAL CONTINUING GUARANTY
                             (Loan Agreement No. 2)


         THIS UNCONDITIONAL CONTINUING GUARANTY (this "Guaranty") is made and entered into as of September 11, 1996, by and between DVI Financial Services, Inc. dba DVI Capital ("Lender"), with an office at 4041 MacArthur Avenue, Suite 401, Newport Beach, California 92660, and International Magnetic Imaging, Inc. ("Guarantor"), a Delaware corporation whose address is 2424 North Federal Highway, Suite 410, Boca Raton, Florida 33431.

         1. Guaranty. In order to induce Lender, and in consideration thereof, to enter into that certain Loan and Security Agreement No. 2 dated as of the date hereof ("Agreement"), with IMI Acquisition of Arlington Corp., IMI Acquisition of Puerto Rico Corporation, IMI Acquisition of Kansas Corporation, Magnetic Resonance Institute of North Miami Beach, Ltd., Oakland Magnetic Resonance Institute, Ltd., MD Acquisition Corporation, Magnetic Resonance Institute of Boca Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd., Pine Island Magnetic Resonance Imaging Center, Ltd., and Physicians' Outpatient Diagnostic Center, Ltd., collectively and individually referred to as "Borrower", and any future agreements with Borrower. Guarantor unconditionally, absolutely and irrevocably guarantees and promises to Lender to pay, perform and discharge, any and all present and future indebtedness, liabilities and obligations (collectively, the "Obligations") of Borrower to Lender, including, but not limited to, the repayment to Lender of all sums presently due and owing, and all sums that shall in the future become due and owing, from Borrower to Lender whether arising under the Agreement or otherwise. The Obligations of Borrower include, but are not limited to, Borrower acting on behalf of itself or any estate created by the commencement of a case under Title 11 of the United States Code or any successor statute thereto (the "Bankruptcy Code") or any other insolvency, bankruptcy, reorganization or liquidation proceeding, or by any trustee under the Bankruptcy Code, liquidator, sequestrator or receiver of Borrower or Borrower's property or similar person duly appointed pursuant to any law generally governing any insolvency, bankruptcy, reorganization, liquidation, receivership or like proceeding.

         2. Obligations. The Obligations (a) include any and all loans, advances, indebtedness, and other obligations owed by Borrower to Lender of every description, whether now existing or hereafter arising (including those owed by Borrower to others and acquired by Lender by purchase, assignment or otherwise) and include Obligations that are: (i) direct or indirect; (ii) fixed or contingent; (iii) primary or as guarantor or surety; (iv) liquidated or unliquidated; (v) matured or unmatured; (vi) acquired by pledge, assignment, security interest or purchase; (vii) secured or unsecured; (viii) primary or secondary; (ix) joint, several or joint and several; (x) represented by letters of credit now or hereafter issued by Lender for the benefit of or at the request of Borrower; (xi) interest, late charges, default interest and any interest that would have accrued but for the commencement of a case under the Bankruptcy Code; and (xii) all of Lender's expenses, included, without limitation (A) all costs or expenses, including without limitation taxes and insurance premiums, required to be paid by Borrower under the Agreement that are to be paid or advanced by Lender, (B) filing, recording, publication and search fees paid or incurred by Lender in connection with Lender's transactions with Borrower, (C) costs and expenses incurred by Lender to correct any default or enforce any provision of the Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, and/or advertising to sell any security for, the Obligations (whether or not a sale is consummated), (D) costs and expenses of suit incurred by Lender in enforcing or defending the Agreement or any portion thereof and (E) Lender's reasonable attorney's fees and expenses incurred in advising, structuring, drafting, reviewing, negotiating, amending, terminating, enforcing, defending or concerning the Agreement or any portion thereof, irrespective of whether suit is brought, and (b) includes Borrower's prompt, full and faithful performance, observance and discharge of each and every term, condition, agreement, representation, warranty, undertaking and provision to be performed by Borrower under the Agreement. Guarantor's liability under this Guaranty may be larger in amount and more burdensome than the Obligations of Borrower under the Agreement and Guarantor hereby waives any defenses to the contrary.

         3. Attorney's Fees. If Lender incurs attorney's fees relating to any actions or claims arising out of this Guaranty, Guarantor agrees to pay Lender such attorney's fees plus all reasonable costs and expenses of prosecuting and/or defending any such actions or claims. The term "attorney's fees" means the full cost of legal services performed in connection with the matters involved, calculated on the basis of the actual fees of the attorneys performing those services, and is not limited to "reasonable attorney's fees" as defined in any statute or rule of any court in which an action hereunder may be brought. Guarantor agrees to pay Lender's attorney's fees relating to any action, suit, counterclaim, post-judgment motions, bankruptcy litigation, appeal, arbitration or mediation.

         4. Waivers.

                  (a) Scope of Risk Defenses. Lender may at any time and from time to time, without notice to or the consent of Guarantor, and without affecting or impairing the liability of Guarantor hereunder, do any of the following: (i) renew, modify, or extend (including extensions beyond the original term) any Obligations of Borrower, of its customers, of any co-guarantors (whether hereunder or under a separate instrument) or of any other party at any time directly or contingently liable for the payment of any said Obligations; (ii) accept partial payments of said Obligations; (iii) settle, discharge, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of said Obligations and the security therefor in any manner; (iv) consent to the transfer or sale of security, or (v) bid and purchase at any sale of any security; or (vi) change the terms of the Obligations, including increases or decreases in payments or any interest rate adjustments.

                  (b) Primary Obligation Defenses. Guarantor waives any rights to require Lender to (i) proceed against Borrower or any other guarantor or party; (ii) proceed against or exhaust any security held from Borrower or any other guarantor; or (iii) pursue any other remedy in Lender's power whatsoever. Guarantor waives any defense based on or arising out of any defense of Borrower, whether such defense arises by operation of law, bankruptcy of Borrower or otherwise, including without limitation, any defense based on or arising out of any disability of Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause or the liability of Borrower. Guarantor waives any defense based on any applicable statute of limitations or statute of frauds.

                  (c) Commercially Reasonable Sale and Anti-Deficiency Laws. Lender may, at Lender's election, foreclose on any security held by Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy Lender may have against Borrower, or any security, without affecting or impairing in any way the liability of Guarantor except to the extent the Obligations have been paid. Guarantor waives any defense arising out of any such election by Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Lender against Borrower or any security. In the absence of agreeing to the waivers contained in this subsection 4(c), Guarantor may have the right of subrogation or reimbursement against Borrower. For example, if Lender elects to foreclose, by nonjudicial sale, any deeds of trust securing any indebtedness of Borrower to Lender, causing Guarantor to lose any such rights or create defenses to enforcement of this Guaranty, Guarantor gives up any such potential defenses by agreeing to these waivers. Guarantor also expressly waives any defense or benefit that may be derived from any "one form of action" rule or anti-deficiency statute and all suretyship defenses it would otherwise have under the laws of any state.

                  (d) Disclosure Defenses. Guarantor expressly waives all set-offs and counterclaims and waives all notices, protests and demands including, without limitation, notice of default in the payment of rents or in the performance or in the observance of any of the terms, provisions, covenants or conditions contained in any agreement between Lender and Borrower.

                  (e) Impairment of Collateral Defense. Guarantor expressly agrees that the validity of this Guaranty and the obligations of Guarantor shall not be terminated, affected or impaired by reason of the waiving, delaying, exercising or non-exercising of any of Lender's rights against Borrower pursuant to the Agreement or against Guarantor by reason of this Guaranty or as a result of the substitution, release, repossession, sale, disposition or destruction of any collateral or of the items leased or to be leased to Borrower. Guarantor shall not be released or discharged, either in whole or in part, by Lender's failure or delay (a) to perfect or continue the perfection of any security interest in any property which secures the Obligations of Borrower or Guarantor to Lender or (b) to protect the property covered by such security interest.

                  (f) Guarantor's Right To Revoke. Guarantor expressly waives the right to revoke or terminate this Guaranty, including any statutory right of revocation under the laws of any state.

         5. Financial Condition of Borrower. Guarantor (a) assumes all responsibility for being and keeping informed of Borrower's financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder and (b) agrees that Lender shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

         6. Guarantor Not Entitled To Subrogation Until Lender Paid In Full; Subordination. No payment by Guarantor hereunder shall entitle Guarantor, by subrogation, indemnity, reimbursement, contribution or otherwise, to any payment by Borrower or to any subrogation, indemnity, reimbursement or contribution out of the property of Borrower until all Obligations to Lender have been paid in full. Any and all present and future debts and obligations of Borrower to Guarantor are hereby postponed in favor of and subordinated to the full payment and performance of all present and future Obligations of Borrower to Lender. Upon the liquidation, bankruptcy or distribution of any of Borrower's assets, Guarantor shall assign to Lender all of Guarantor's claims on account of such indebtedness so that Lender shall receive all dividends and payments on such indebtedness until payment in full of the Obligations. This Section 6 shall constitute such an assignment if Guarantor fails to execute and deliver such an assignment.

         7. Recovery of Preferences. If (a) a claim is made upon Lender at any time for repayment or recovery of any amount(s) or other value received by Lender, from any source, in payment of or on account of any of the Obligations guaranteed hereunder and Lender repays or otherwise becomes liable for all or any part of such claim by reason of (i) any judgment, decree or order of any court or administrative body having competent jurisdiction or (ii) any settlement or compromise of any such claim, Guarantor shall remain liable to Lender hereunder for the amount so repaid or for which Lender is otherwise liable to the same extent as if such amount(s) had never been received by Lender, notwithstanding any termination hereof or the termination of any leases or other agreements evidencing any of the Obligations. Guarantor shall be liable for the full amount of attorney's fees, costs and interest which Lender pays or incurs in connection with defending any preference or fraudulent transfer claim.

         8. Events Of Default. The occurrence of any one of the following events shall constitute an event of default under this Guaranty and, upon the occurrence thereof and at Lender's election without notice or demand. Guarantor's obligations hereunder shall become due, payable and enforceable against Guarantor, whether or not the Obligations are then due and payable:

                  (a) The occurrence of an Event of Default under and as defined in the Agreement;

                  (b) The commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Guarantor or Borrower;

                  (c) The attempt by Guarantor or Borrower to effect an assignment for the benefit of creditors or a composition with creditors;

                  (d) The insolvency of Guarantor or  Borrower;

                  (e) The death or dissolution of Guarantor;

                  (f) The inaccuracy or incompleteness in any material or respect, when made, of (a) any representations or warranties made by Guarantor, Borrower or (b) any other matter; or

                  (g) The breach by Guarantor of any covenant of this Guaranty or any other agreement between Lender and Guarantor.

         9. Binding On Successors And Assigns. This Guaranty shall bind Guarantor's respective heirs, administrators, personal representatives, successors and assigns, and shall inure to the benefit of Lender's successors and assigns, including, without limitation, any party to whom Lender may assign the Agreement or any other agreement; and Guarantor hereby waives notice of any such assignment. All of Lender's rights are cumulative and not alternative.

         10. Miscellaneous. This Guaranty contains the entire agreement of the parties hereto and no other oral or written agreement exists with respect to the subject matter hereof. This Guaranty may not be amended or modified except by a writing signed by Lender and Guarantor. This Guaranty is a valid and subsisting legal instrument and no provision which may be deemed unenforceable shall in any way invalidate any other provision or provisions, all of which shall remain in full force and effect. No invalidity, irregularity or unenforceability of all or any part of the Obligations nor any other circumstance which might be a legal defense of a guarantor shall affect, impair or be a defense to this Guaranty. If more than one Guarantor has signed this Guaranty, each Guarantor shall be jointly and severally liable to Lender hereunder and when permitted by the context, the singular includes the plural. Each of the persons who has signed this or any other Guaranty has unconditionally delivered it to Lender on behalf of Guarantor, and the failure to sign this or any other Guaranty by any other person shall not discharge the liability of Guarantor. The unconditional liability of Guarantor applies whether the signer is jointly and severally liable for the entire amount of the debt, or for only a pro-rata portion. Guarantor shall remain liable under this Guaranty even if any co-guarantor is released or discharged for any reason.

         11. CHOICE OF LAW AND FORUM.  THIS GUARANTY SHALL IN ALL RESPECTS
BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. GUARANTOR AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND/OR FEDERAL COURTS OF ORANGE COUNTY IN THE STATE OF CALIFORNIA. GUARANTOR

HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS GUARANTY OR THE CONDUCT OF THE RELATIONSHIP BETWEEN LENDER AND GUARANTOR.


INTERNATIONAL MAGNETIC IMAGING, INC.


By
         Lewis S. Schiller
         President

                        UNCONDITIONAL CONTINUING GUARANTY
                             (Loan Agreement No. 3)


         THIS UNCONDITIONAL CONTINUING GUARANTY (this "Guaranty") is made and entered into as of September 11, 1996, by and between DVI Financial Services, Inc. dba DVI Capital ("Lender"), with an office at 4041 MacArthur Avenue, Suite 401, Newport Beach, California 92660, and International Magnetic Imaging, Inc. ("Guarantor"), a Delaware corporation whose address is 2424 North Federal Highway, Suite 410, Boca Raton, Florida 33431.

         1. Guaranty. In order to induce Lender, and in consideration thereof, to enter into that certain Loan and Security Agreement No. 3 dated as of the date hereof ("Agreement"), with IMI Acquisition of Arlington Corp., IMI Acquisition of Puerto Rico Corporation, IMI Acquisition of Kansas Corporation, Magnetic Resonance Institute of North Miami Beach, Ltd., Oakland Magnetic Resonance Institute, Ltd., MD Acquisition Corporation, Magnetic Resonance Institute of Boca Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd., Pine Island Magnetic Resonance Imaging Center, Ltd., and Physicians' Outpatient Diagnostic Center, Ltd., collectively and individually referred to as "Borrower", and any future agreements with Borrower. Guarantor unconditionally, absolutely and irrevocably guarantees and promises to Lender to pay, perform and discharge, any and all present and future indebtedness, liabilities and obligations (collectively, the "Obligations") of Borrower to Lender, including, but not limited to, the repayment to Lender of all sums presently due and owing, and all sums that shall in the future become due and owing, from Borrower to Lender whether arising under the Agreement or otherwise. The Obligations of Borrower include, but are not limited to, Borrower acting on behalf of itself or any estate created by the commencement of a case under Title 11 of the United States Code or any successor statute thereto (the "Bankruptcy Code") or any other insolvency, bankruptcy, reorganization or liquidation proceeding, or by any trustee under the Bankruptcy Code, liquidator, sequestrator or receiver of Borrower or Borrower's property or similar person duly appointed pursuant to any law generally governing any insolvency, bankruptcy, reorganization, liquidation, receivership or like proceeding.

         2. Obligations. The Obligations (a) include any and all loans, advances, indebtedness, and other obligations owed by Borrower to Lender of every description, whether now existing or hereafter arising (including those owed by Borrower to others and acquired by Lender by purchase, assignment or otherwise) and include Obligations that are: (i) direct or indirect; (ii) fixed or contingent; (iii) primary or as guarantor or surety; (iv) liquidated or unliquidated; (v) matured or unmatured; (vi) acquired by pledge, assignment, security interest or purchase; (vii) secured or unsecured; (viii) primary or secondary; (ix) joint, several or joint and several; (x) represented by letters of credit now or hereafter issued by Lender for the benefit of or at the request of Borrower; (xi) interest, late charges, default interest and any interest that would have accrued but for the commencement of a case under the Bankruptcy Code; and (xii) all of Lender's expenses, included, without limitation (A) all costs or expenses, including without limitation taxes and insurance premiums, required to be paid by Borrower under the Agreement that are to be paid or advanced by Lender, (B) filing, recording, publication and search fees paid or incurred by Lender in connection with Lender's transactions with Borrower, (C) costs and expenses incurred by Lender to correct any default or enforce any provision of the Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, and/or advertising to sell any security for, the Obligations (whether or not a sale is consummated), (D) costs and expenses of suit incurred by Lender in enforcing or defending the Agreement or any portion thereof and (E) Lender's reasonable attorney's fees and expenses incurred in advising, structuring, drafting, reviewing, negotiating, amending, terminating, enforcing, defending or concerning the Agreement or any portion thereof, irrespective of whether suit is brought, and (b) includes Borrower's prompt, full and faithful performance, observance and discharge of each and every term, condition, agreement, representation, warranty, undertaking and provision to be performed by Borrower under the Agreement. Guarantor's liability under this Guaranty may be larger in amount and more burdensome than the Obligations of Borrower under the Agreement and Guarantor hereby waives any defenses to the contrary.

         3. Attorney's Fees. If Lender incurs attorney's fees relating to any actions or claims arising out of this Guaranty, Guarantor agrees to pay Lender such attorney's fees plus all reasonable costs and expenses of prosecuting and/or defending any such actions or claims. The term "attorney's fees" means the full cost of legal services performed in connection with the matters involved, calculated on the basis of the actual fees of the attorneys performing those services, and is not limited to "reasonable attorney's fees" as defined in any statute or rule of any court in which an action hereunder may be brought. Guarantor agrees to pay Lender's attorney's fees relating to any action, suit, counterclaim, post-judgment motions, bankruptcy litigation, appeal, arbitration or mediation.

         4. Waivers.

                  (a) Scope of Risk Defenses. Lender may at any time and from time to time, without notice to or the consent of Guarantor, and without affecting or impairing the liability of Guarantor hereunder, do any of the following: (i) renew, modify, or extend (including extensions beyond the original term) any Obligations of Borrower, of its customers, of any co-guarantors (whether hereunder or under a separate instrument) or of any other party at any time directly or contingently liable for the payment of any said Obligations; (ii) accept partial payments of said Obligations; (iii) settle, discharge, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of said Obligations and the security therefor in any manner; (iv) consent to the transfer or sale of security, or (v) bid and purchase at any sale of any security; or (vi) change the terms of the Obligations, including increases or decreases in payments or any interest rate adjustments.

                  (b) Primary Obligation Defenses. Guarantor waives any rights to require Lender to (i) proceed against Borrower or any other guarantor or party; (ii) proceed against or exhaust any security held from Borrower or any other guarantor; or (iii) pursue any other remedy in Lender's power whatsoever. Guarantor waives any defense based on or arising out of any defense of Borrower, whether such defense arises by operation of law, bankruptcy of Borrower or otherwise, including without limitation, any defense based on or arising out of any disability of Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause or the liability of Borrower. Guarantor waives any defense based on any applicable statute of limitations or statute of frauds.

                  (c) Commercially Reasonable Sale and Anti-Deficiency Laws. Lender may, at Lender's election, foreclose on any security held by Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy Lender may have against Borrower, or any security, without affecting or impairing in any way the liability of Guarantor except to the extent the Obligations have been paid. Guarantor waives any defense arising out of any such election by Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Lender against Borrower or any security. In the absence of agreeing to the waivers contained in this subsection 4(c), Guarantor may have the right of subrogation or reimbursement against Borrower. For example, if Lender elects to foreclose, by nonjudicial sale, any deeds of trust securing any indebtedness of Borrower to Lender, causing Guarantor to lose any such rights or create defenses to enforcement of this Guaranty, Guarantor gives up any such potential defenses by agreeing to these waivers. Guarantor also expressly waives any defense or benefit that may be derived from any "one form of action" rule or anti-deficiency statute and all suretyship defenses it would otherwise have under the laws of any state.

                  (d) Disclosure Defenses. Guarantor expressly waives all set-offs and counterclaims and waives all notices, protests and demands including, without limitation, notice of default in the payment of rents or in the performance or in the observance of any of the terms, provisions, covenants or conditions contained in any agreement between Lender and Borrower.

                  (e) Impairment of Collateral Defense. Guarantor expressly agrees that the validity of this Guaranty and the obligations of Guarantor shall not be terminated, affected or impaired by reason of the waiving, delaying, exercising or non-exercising of any of Lender's rights against Borrower pursuant to the Agreement or against Guarantor by reason of this Guaranty or as a result of the substitution, release, repossession, sale, disposition or destruction of any collateral or of the items leased or to be leased to Borrower. Guarantor shall not be released or discharged, either in whole or in part, by Lender's failure or delay (a) to perfect or continue the perfection of any security interest in any property which secures the Obligations of Borrower or Guarantor to Lender or (b) to protect the property covered by such security interest.

                  (f) Guarantor's Right To Revoke. Guarantor expressly waives the right to revoke or terminate this Guaranty, including any statutory right of revocation under the laws of any state.

         5. Financial Condition of Borrower. Guarantor (a) assumes all responsibility for being and keeping informed of Borrower's financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder and (b) agrees that Lender shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

         6. Guarantor Not Entitled To Subrogation Until Lender Paid In Full; Subordination. No payment by Guarantor hereunder shall entitle Guarantor, by subrogation, indemnity, reimbursement, contribution or otherwise, to any payment by Borrower or to any subrogation, indemnity, reimbursement or contribution out of the property of Borrower until all Obligations to Lender have been paid in full. Any and all present and future debts and obligations of Borrower to Guarantor are hereby postponed in favor of and subordinated to the full payment and performance of all present and future Obligations of Borrower to Lender. Upon the liquidation, bankruptcy or distribution of any of Borrower's assets, Guarantor shall assign to Lender all of Guarantor's claims on account of such indebtedness so that Lender shall receive all dividends and payments on such indebtedness until payment in full of the Obligations. This Section 6 shall constitute such an assignment if Guarantor fails to execute and deliver such an assignment.

         7. Recovery of Preferences. If (a) a claim is made upon Lender at any time for repayment or recovery of any amount(s) or other value received by Lender, from any source, in payment of or on account of any of the Obligations guaranteed hereunder and Lender repays or otherwise becomes liable for all or any part of such claim by reason of (i) any judgment, decree or order of any court or administrative body having competent jurisdiction or (ii) any settlement or compromise of any such claim, Guarantor shall remain liable to Lender hereunder for the amount so repaid or for which Lender is otherwise liable to the same extent as if such amount(s) had never been received by Lender, notwithstanding any termination hereof or the termination of any leases or other agreements evidencing any of the Obligations. Guarantor shall be liable for the full amount of attorney's fees, costs and interest which Lender pays or incurs in connection with defending any preference or fraudulent transfer claim.

         8. Events Of Default. The occurrence of any one of the following events shall constitute an event of default under this Guaranty and, upon the occurrence thereof and at Lender's election without notice or demand. Guarantor's obligations hereunder shall become due, payable and enforceable against Guarantor, whether or not the Obligations are then due and payable:

                  (a) The occurrence of an Event of Default under and as defined in the Agreement;

                  (b) The commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Guarantor or Borrower;

                  (c) The attempt by Guarantor or Borrower to effect an assignment for the benefit of creditors or a composition with creditors;

                  (d) The insolvency of Guarantor or  Borrower;

                  (e) The death or dissolution of Guarantor;

                  (f) The inaccuracy or incompleteness in any material or respect, when made, of (a) any representations or warranties made by Guarantor, Borrower or (b) any other matter; or

                  (g) The breach by Guarantor of any covenant of this Guaranty or any other agreement between Lender and Guarantor.

         9. Binding On Successors And Assigns. This Guaranty shall bind Guarantor's respective heirs, administrators, personal representatives, successors and assigns, and shall inure to the benefit of Lender's successors and assigns, including, without limitation, any party to whom Lender may assign the Agreement or any other agreement; and Guarantor hereby waives notice of any such assignment. All of Lender's rights are cumulative and not alternative.

         10. Miscellaneous. This Guaranty contains the entire agreement of the parties hereto and no other oral or written agreement exists with respect to the subject matter hereof. This Guaranty may not be amended or modified except by a writing signed by Lender and Guarantor. This Guaranty is a valid and subsisting legal instrument and no provision which may be deemed unenforceable shall in any way invalidate any other provision or provisions, all of which shall remain in full force and effect. No invalidity, irregularity or unenforceability of all or any part of the Obligations nor any other circumstance which might be a legal defense of a guarantor shall affect, impair or be a defense to this Guaranty. If more than one Guarantor has signed this Guaranty, each Guarantor shall be jointly and severally liable to Lender hereunder and when permitted by the context, the singular includes the plural. Each of the persons who has signed this or any other Guaranty has unconditionally delivered it to Lender on behalf of Guarantor, and the failure to sign this or any other Guaranty by any other person shall not discharge the liability of Guarantor. The unconditional liability of Guarantor applies whether the signer is jointly and severally liable for the entire amount of the debt, or for only a pro-rata portion. Guarantor shall remain liable under this Guaranty even if any co-guarantor is released or discharged for any reason.

         11. CHOICE OF LAW AND FORUM.  THIS GUARANTY SHALL IN ALL RESPECTS
BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. GUARANTOR AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND/OR FEDERAL COURTS OF ORANGE COUNTY IN THE STATE OF CALIFORNIA. GUARANTOR

HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS GUARANTY OR THE CONDUCT OF THE RELATIONSHIP BETWEEN LENDER AND GUARANTOR.


INTERNATIONAL MAGNETIC IMAGING, INC.


By
         Lewis S. Schiller
         President

                       UNCONDITIONAL CONTINUING GUARANTY
                             (Loan Agreement No. 4)


         THIS UNCONDITIONAL CONTINUING GUARANTY (this "Guaranty") is made and entered into as of September 11, 1996, by and between DVI Financial Services, Inc. dba DVI Capital ("Lender"), with an office at 4041 MacArthur Avenue, Suite 401, Newport Beach, California 92660, and International Magnetic Imaging, Inc. ("Guarantor"), a Delaware corporation whose address is 2424 North Federal Highway, Suite 410, Boca Raton, Florida 33431.

         1. Guaranty. In order to induce Lender, and in consideration thereof, to enter into that certain Loan and Security Agreement No. 4 dated as of the date hereof ("Agreement"), with IMI Acquisition of Arlington Corp., IMI Acquisition of Puerto Rico Corporation, IMI Acquisition of Kansas Corporation, Magnetic Resonance Institute of North Miami Beach, Ltd., Oakland Magnetic Resonance Institute, Ltd., MD Acquisition Corporation, Magnetic Resonance Institute of Boca Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd., Pine Island Magnetic Resonance Imaging Center, Ltd., and Physicians' Outpatient Diagnostic Center, Ltd., collectively and individually referred to as "Borrower", and any future agreements with Borrower. Guarantor unconditionally, absolutely and irrevocably guarantees and promises to Lender to pay, perform and discharge, any and all present and future indebtedness, liabilities and obligations (collectively, the "Obligations") of Borrower to Lender, including, but not limited to, the repayment to Lender of all sums presently due and owing, and all sums that shall in the future become due and owing, from Borrower to Lender whether arising under the Agreement or otherwise. The Obligations of Borrower include, but are not limited to, Borrower acting on behalf of itself or any estate created by the commencement of a case under Title 11 of the United States Code or any successor statute thereto (the "Bankruptcy Code") or any other insolvency, bankruptcy, reorganization or liquidation proceeding, or by any trustee under the Bankruptcy Code, liquidator, sequestrator or receiver of Borrower or Borrower's property or similar person duly appointed pursuant to any law generally governing any insolvency, bankruptcy, reorganization, liquidation, receivership or like proceeding.

         2. Obligations. The Obligations (a) include any and all loans, advances, indebtedness, and other obligations owed by Borrower to Lender of every description, whether now existing or hereafter arising (including those owed by Borrower to others and acquired by Lender by purchase, assignment or otherwise) and include Obligations that are: (i) direct or indirect; (ii) fixed or contingent; (iii) primary or as guarantor or surety; (iv) liquidated or unliquidated; (v) matured or unmatured; (vi) acquired by pledge, assignment, security interest or purchase; (vii) secured or unsecured; (viii) primary or secondary; (ix) joint, several or joint and several; (x) represented by letters of credit now or hereafter issued by Lender for the benefit of or at the request of Borrower; (xi) interest, late charges, default interest and any interest that would have accrued but for the commencement of a case under the Bankruptcy Code; and (xii) all of Lender's expenses, included, without limitation (A) all costs or expenses, including without limitation taxes and insurance premiums, required to be paid by Borrower under the Agreement that are to be paid or advanced by Lender, (B) filing, recording, publication and search fees paid or incurred by Lender in connection with Lender's transactions with Borrower, (C) costs and expenses incurred by Lender to correct any default or enforce any provision of the Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, and/or advertising to sell any security for, the Obligations (whether or not a sale is consummated), (D) costs and expenses of suit incurred by Lender in enforcing or defending the Agreement or any portion thereof and (E) Lender's reasonable attorney's fees and expenses incurred in advising, structuring, drafting, reviewing, negotiating, amending, terminating, enforcing, defending or concerning the Agreement or any portion thereof, irrespective of whether suit is brought, and (b) includes Borrower's prompt, full and faithful performance, observance and discharge of each and every term, condition, agreement, representation, warranty, undertaking and provision to be performed by Borrower under the Agreement. Guarantor's liability under this Guaranty may be larger in amount and more burdensome than the Obligations of Borrower under the Agreement and Guarantor hereby waives any defenses to the contrary.

         3. Attorney's Fees. If Lender incurs attorney's fees relating to any actions or claims arising out of this Guaranty, Guarantor agrees to pay Lender such attorney's fees plus all reasonable costs and expenses of prosecuting and/or defending any such actions or claims. The term "attorney's fees" means the full cost of legal services performed in connection with the matters involved, calculated on the basis of the actual fees of the attorneys performing those services, and is not limited to "reasonable attorney's fees" as defined in any statute or rule of any court in which an action hereunder may be brought. Guarantor agrees to pay Lender's attorney's fees relating to any action, suit, counterclaim, post-judgment motions, bankruptcy litigation, appeal, arbitration or mediation.

         4. Waivers.

                  (a) Scope of Risk Defenses. Lender may at any time and from time to time, without notice to or the consent of Guarantor, and without affecting or impairing the liability of Guarantor hereunder, do any of the following: (i) renew, modify, or extend (including extensions beyond the original term) any Obligations of Borrower, of its customers, of any co-guarantors (whether hereunder or under a separate instrument) or of any other party at any time directly or contingently liable for the payment of any said Obligations; (ii) accept partial payments of said Obligations; (iii) settle, discharge, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of said Obligations and the security therefor in any manner; (iv) consent to the transfer or sale of security, or (v) bid and purchase at any sale of any security; or (vi) change the terms of the Obligations, including increases or decreases in payments or any interest rate adjustments.

                  (b) Primary Obligation Defenses. Guarantor waives any rights to require Lender to (i) proceed against Borrower or any other guarantor or party; (ii) proceed against or exhaust any security held from Borrower or any other guarantor; or (iii) pursue any other remedy in Lender's power whatsoever. Guarantor waives any defense based on or arising out of any defense of Borrower, whether such defense arises by operation of law, bankruptcy of Borrower or otherwise, including without limitation, any defense based on or arising out of any disability of Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause or the liability of Borrower. Guarantor waives any defense based on any applicable statute of limitations or statute of frauds.

                  (c) Commercially Reasonable Sale and Anti-Deficiency Laws. Lender may, at Lender's election, foreclose on any security held by Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy Lender may have against Borrower, or any security, without affecting or impairing in any way the liability of Guarantor except to the extent the Obligations have been paid. Guarantor waives any defense arising out of any such election by Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Lender against Borrower or any security. In the absence of agreeing to the waivers contained in this subsection 4(c), Guarantor may have the right of subrogation or reimbursement against Borrower. For example, if Lender elects to foreclose, by nonjudicial sale, any deeds of trust securing any indebtedness of Borrower to Lender, causing Guarantor to lose any such rights or create defenses to enforcement of this Guaranty, Guarantor gives up any such potential defenses by agreeing to these waivers. Guarantor also expressly waives any defense or benefit that may be derived from any "one form of action" rule or anti-deficiency statute and all suretyship defenses it would otherwise have under the laws of any state.

                  (d) Disclosure Defenses. Guarantor expressly waives all set-offs and counterclaims and waives all notices, protests and demands including, without limitation, notice of default in the payment of rents or in the performance or in the observance of any of the terms, provisions, covenants or conditions contained in any agreement between Lender and Borrower.

                  (e) Impairment of Collateral Defense. Guarantor expressly agrees that the validity of this Guaranty and the obligations of Guarantor shall not be terminated, affected or impaired by reason of the waiving, delaying, exercising or non-exercising of any of Lender's rights against Borrower pursuant to the Agreement or against Guarantor by reason of this Guaranty or as a result of the substitution, release, repossession, sale, disposition or destruction of any collateral or of the items leased or to be leased to Borrower. Guarantor shall not be released or discharged, either in whole or in part, by Lender's failure or delay (a) to perfect or continue the perfection of any security interest in any property which secures the Obligations of Borrower or Guarantor to Lender or (b) to protect the property covered by such security interest.

                  (f) Guarantor's Right To Revoke. Guarantor expressly waives the right to revoke or terminate this Guaranty, including any statutory right of revocation under the laws of any state.

         5. Financial Condition of Borrower. Guarantor (a) assumes all responsibility for being and keeping informed of Borrower's financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder and (b) agrees that Lender shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

         6. Guarantor Not Entitled To Subrogation Until Lender Paid In Full; Subordination. No payment by Guarantor hereunder shall entitle Guarantor, by subrogation, indemnity, reimbursement, contribution or otherwise, to any payment by Borrower or to any subrogation, indemnity, reimbursement or contribution out of the property of Borrower until all Obligations to Lender have been paid in full. Any and all present and future debts and obligations of Borrower to Guarantor are hereby postponed in favor of and subordinated to the full payment and performance of all present and future Obligations of Borrower to Lender. Upon the liquidation, bankruptcy or distribution of any of Borrower's assets, Guarantor shall assign to Lender all of Guarantor's claims on account of such indebtedness so that Lender shall receive all dividends and payments on such indebtedness until payment in full of the Obligations. This Section 6 shall constitute such an assignment if Guarantor fails to execute and deliver such an assignment.

         7. Recovery of Preferences. If (a) a claim is made upon Lender at any time for repayment or recovery of any amount(s) or other value received by Lender, from any source, in payment of or on account of any of the Obligations guaranteed hereunder and Lender repays or otherwise becomes liable for all or any part of such claim by reason of (i) any judgment, decree or order of any court or administrative body having competent jurisdiction or (ii) any settlement or compromise of any such claim, Guarantor shall remain liable to Lender hereunder for the amount so repaid or for which Lender is otherwise liable to the same extent as if such amount(s) had never been received by Lender, notwithstanding any termination hereof or the termination of any leases or other agreements evidencing any of the Obligations. Guarantor shall be liable for the full amount of attorney's fees, costs and interest which Lender pays or incurs in connection with defending any preference or fraudulent transfer claim.

         8. Events Of Default. The occurrence of any one of the following events shall constitute an event of default under this Guaranty and, upon the occurrence thereof and at Lender's election without notice or demand. Guarantor's obligations hereunder shall become due, payable and enforceable against Guarantor, whether or not the Obligations are then due and payable:

                  (a) The occurrence of an Event of Default under and as defined in the Agreement;

                  (b) The commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Guarantor or Borrower;

                  (c) The attempt by Guarantor or Borrower to effect an assignment for the benefit of creditors or a composition with creditors;

                  (d) The insolvency of Guarantor or  Borrower;

                  (e) The death or dissolution of Guarantor;

                  (f) The inaccuracy or incompleteness in any material or respect, when made, of (a) any representations or warranties made by Guarantor, Borrower or (b) any other matter; or

                  (g) The breach by Guarantor of any covenant of this Guaranty or any other agreement between Lender and Guarantor.

         9. Binding On Successors And Assigns. This Guaranty shall bind Guarantor's respective heirs, administrators, personal representatives, successors and assigns, and shall inure to the benefit of Lender's successors and assigns, including, without limitation, any party to whom Lender may assign the Agreement or any other agreement; and Guarantor hereby waives notice of any such assignment. All of Lender's rights are cumulative and not alternative.

         10. Miscellaneous. This Guaranty contains the entire agreement of the parties hereto and no other oral or written agreement exists with respect to the subject matter hereof. This Guaranty may not be amended or modified except by a writing signed by Lender and Guarantor. This Guaranty is a valid and subsisting legal instrument and no provision which may be deemed unenforceable shall in any way invalidate any other provision or provisions, all of which shall remain in full force and effect. No invalidity, irregularity or unenforceability of all or any part of the Obligations nor any other circumstance which might be a legal defense of a guarantor shall affect, impair or be a defense to this Guaranty. If more than one Guarantor has signed this Guaranty, each Guarantor shall be jointly and severally liable to Lender hereunder and when permitted by the context, the singular includes the plural. Each of the persons who has signed this or any other Guaranty has unconditionally delivered it to Lender on behalf of Guarantor, and the failure to sign this or any other Guaranty by any other person shall not discharge the liability of Guarantor. The unconditional liability of Guarantor applies whether the signer is jointly and severally liable for the entire amount of the debt, or for only a pro-rata portion. Guarantor shall remain liable under this Guaranty even if any co-guarantor is released or discharged for any reason.

         11. CHOICE OF LAW AND FORUM. THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. GUARANTOR AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND/OR FEDERAL COURTS OF ORANGE COUNTY IN THE STATE OF CALIFORNIA. GUARANTOR

HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS GUARANTY OR THE CONDUCT OF THE RELATIONSHIP BETWEEN LENDER AND GUARANTOR.


INTERNATIONAL MAGNETIC IMAGING, INC.


By
         Lewis S. Schiller
         President

                        UNCONDITIONAL CONTINUING GUARANTY
                             (Loan Agreement No. 5)


         THIS UNCONDITIONAL CONTINUING GUARANTY (this "Guaranty") is made and entered into as of September 11, 1996, by and between DVI Financial Services, Inc. dba DVI Capital ("Lender"), with an office at 4041 MacArthur Avenue, Suite 401, Newport Beach, California 92660, and International Magnetic Imaging, Inc. ("Guarantor"), a Delaware corporation whose address is 2424 North Federal Highway, Suite 410, Boca Raton, Florida 33431.

         1. Guaranty. In order to induce Lender, and in consideration thereof, to enter into that certain Loan and Security Agreement No. 5 dated as of the date hereof ("Agreement"), with IMI Acquisition of Arlington Corp., IMI Acquisition of Puerto Rico Corporation, IMI Acquisition of Kansas Corporation, Magnetic Resonance Institute of North Miami Beach, Ltd., Oakland Magnetic Resonance Institute, Ltd., MD Acquisition Corporation, Magnetic Resonance Institute of Boca Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd., Pine Island Magnetic Resonance Imaging Center, Ltd., and Physicians' Outpatient Diagnostic Center, Ltd., collectively and individually referred to as "Borrower", and any future agreements with Borrower. Guarantor unconditionally, absolutely and irrevocably guarantees and promises to Lender to pay, perform and discharge, any and all present and future indebtedness, liabilities and obligations (collectively, the "Obligations") of Borrower to Lender, including, but not limited to, the repayment to Lender of all sums presently due and owing, and all sums that shall in the future become due and owing, from Borrower to Lender whether arising under the Agreement or otherwise. The Obligations of Borrower include, but are not limited to, Borrower acting on behalf of itself or any estate created by the commencement of a case under Title 11 of the United States Code or any successor statute thereto (the "Bankruptcy Code") or any other insolvency, bankruptcy, reorganization or liquidation proceeding, or by any trustee under the Bankruptcy Code, liquidator, sequestrator or receiver of Borrower or Borrower's property or similar person duly appointed pursuant to any law generally governing any insolvency, bankruptcy, reorganization, liquidation, receivership or like proceeding.

         2. Obligations. The Obligations (a) include any and all loans, advances, indebtedness, and other obligations owed by Borrower to Lender of every description, whether now existing or hereafter arising (including those owed by Borrower to others and acquired by Lender by purchase, assignment or otherwise) and include Obligations that are: (i) direct or indirect; (ii) fixed or contingent; (iii) primary or as guarantor or surety; (iv) liquidated or unliquidated; (v) matured or unmatured; (vi) acquired by pledge, assignment, security interest or purchase; (vii) secured or unsecured; (viii) primary or secondary; (ix) joint, several or joint and several; (x) represented by letters of credit now or hereafter issued by Lender for the benefit of or at the request of Borrower; (xi) interest, late charges, default interest and any interest that would have accrued but for the commencement of a case under the Bankruptcy Code; and (xii) all of Lender's expenses, included, without limitation (A) all costs or expenses, including without limitation taxes and insurance premiums, required to be paid by Borrower under the Agreement that are to be paid or advanced by Lender, (B) filing, recording, publication and search fees paid or incurred by Lender in connection with Lender's transactions with Borrower, (C) costs and expenses incurred by Lender to correct any default or enforce any provision of the Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, and/or advertising to sell any security for, the Obligations (whether or not a sale is consummated), (D) costs and expenses of suit incurred by Lender in enforcing or defending the Agreement or any portion thereof and (E) Lender's reasonable attorney's fees and expenses incurred in advising, structuring, drafting, reviewing, negotiating, amending, terminating, enforcing, defending or concerning the Agreement or any portion thereof, irrespective of whether suit is brought, and (b) includes Borrower's prompt, full and faithful performance, observance and discharge of each and every term, condition, agreement, representation, warranty, undertaking and provision to be performed by Borrower under the Agreement. Guarantor's liability under this Guaranty may be larger in amount and more burdensome than the Obligations of Borrower under the Agreement and Guarantor hereby waives any defenses to the contrary.

         3. Attorney's Fees. If Lender incurs attorney's fees relating to any actions or claims arising out of this Guaranty, Guarantor agrees to pay Lender such attorney's fees plus all reasonable costs and expenses of prosecuting and/or defending any such actions or claims. The term "attorney's fees" means the full cost of legal services performed in connection with the matters involved, calculated on the basis of the actual fees of the attorneys performing those services, and is not limited to "reasonable attorney's fees" as defined in any statute or rule of any court in which an action hereunder may be brought. Guarantor agrees to pay Lender's attorney's fees relating to any action, suit, counterclaim, post-judgment motions, bankruptcy litigation, appeal, arbitration or mediation.

         4. Waivers.

                  (a) Scope of Risk Defenses. Lender may at any time and from time to time, without notice to or the consent of Guarantor, and without affecting or impairing the liability of Guarantor hereunder, do any of the following: (i) renew, modify, or extend (including extensions beyond the original term) any Obligations of Borrower, of its customers, of any co-guarantors (whether hereunder or under a separate instrument) or of any other party at any time directly or contingently liable for the payment of any said Obligations; (ii) accept partial payments of said Obligations; (iii) settle, discharge, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of said Obligations and the security therefor in any manner; (iv) consent to the transfer or sale of security, or (v) bid and purchase at any sale of any security; or (vi) change the terms of the Obligations, including increases or decreases in payments or any interest rate adjustments.

                  (b) Primary Obligation Defenses. Guarantor waives any rights to require Lender to (i) proceed against Borrower or any other guarantor or party; (ii) proceed against or exhaust any security held from Borrower or any other guarantor; or (iii) pursue any other remedy in Lender's power whatsoever. Guarantor waives any defense based on or arising out of any defense of Borrower, whether such defense arises by operation of law, bankruptcy of Borrower or otherwise, including without limitation, any defense based on or arising out of any disability of Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause or the liability of Borrower. Guarantor waives any defense based on any applicable statute of limitations or statute of frauds.

                  (c) Commercially Reasonable Sale and Anti-Deficiency Laws. Lender may, at Lender's election, foreclose on any security held by Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy Lender may have against Borrower, or any security, without affecting or impairing in any way the liability of Guarantor except to the extent the Obligations have been paid. Guarantor waives any defense arising out of any such election by Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Lender against Borrower or any security. In the absence of agreeing to the waivers contained in this subsection 4(c), Guarantor may have the right of subrogation or reimbursement against Borrower. For example, if Lender elects to foreclose, by nonjudicial sale, any deeds of trust securing any indebtedness of Borrower to Lender, causing Guarantor to lose any such rights or create defenses to enforcement of this Guaranty, Guarantor gives up any such potential defenses by agreeing to these waivers. Guarantor also expressly waives any defense or benefit that may be derived from any "one form of action" rule or anti-deficiency statute and all suretyship defenses it would otherwise have under the laws of any state.

                  (d) Disclosure Defenses. Guarantor expressly waives all set-offs and counterclaims and waives all notices, protests and demands including, without limitation, notice of default in the payment of rents or in the performance or in the observance of any of the terms, provisions, covenants or conditions contained in any agreement between Lender and Borrower.

                  (e) Impairment of Collateral Defense. Guarantor expressly agrees that the validity of this Guaranty and the obligations of Guarantor shall not be terminated, affected or impaired by reason of the waiving, delaying, exercising or non-exercising of any of Lender's rights against Borrower pursuant to the Agreement or against Guarantor by reason of this Guaranty or as a result of the substitution, release, repossession, sale, disposition or destruction of any collateral or of the items leased or to be leased to Borrower. Guarantor shall not be released or discharged, either in whole or in part, by Lender's failure or delay (a) to perfect or continue the perfection of any security interest in any property which secures the Obligations of Borrower or Guarantor to Lender or (b) to protect the property covered by such security interest.

                  (f) Guarantor's Right To Revoke. Guarantor expressly waives the right to revoke or terminate this Guaranty, including any statutory right of revocation under the laws of any state.

         5. Financial Condition of Borrower. Guarantor (a) assumes all responsibility for being and keeping informed of Borrower's financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder and (b) agrees that Lender shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

         6. Guarantor Not Entitled To Subrogation Until Lender Paid In Full; Subordination. No payment by Guarantor hereunder shall entitle Guarantor, by subrogation, indemnity, reimbursement, contribution or otherwise, to any payment by Borrower or to any subrogation, indemnity, reimbursement or contribution out of the property of Borrower until all Obligations to Lender have been paid in full. Any and all present and future debts and obligations of Borrower to Guarantor are hereby postponed in favor of and subordinated to the full payment and performance of all present and future Obligations of Borrower to Lender. Upon the liquidation, bankruptcy or distribution of any of Borrower's assets, Guarantor shall assign to Lender all of Guarantor's claims on account of such indebtedness so that Lender shall receive all dividends and payments on such indebtedness until payment in full of the Obligations. This Section 6 shall constitute such an assignment if Guarantor fails to execute and deliver such an assignment.

         7. Recovery of Preferences. If (a) a claim is made upon Lender at any time for repayment or recovery of any amount(s) or other value received by Lender, from any source, in payment of or on account of any of the Obligations guaranteed hereunder and Lender repays or otherwise becomes liable for all or any part of such claim by reason of (i) any judgment, decree or order of any court or administrative body having competent jurisdiction or (ii) any settlement or compromise of any such claim, Guarantor shall remain liable to Lender hereunder for the amount so repaid or for which Lender is otherwise liable to the same extent as if such amount(s) had never been received by Lender, notwithstanding any termination hereof or the termination of any leases or other agreements evidencing any of the Obligations. Guarantor shall be liable for the full amount of attorney's fees, costs and interest which Lender pays or incurs in connection with defending any preference or fraudulent transfer claim.

         8. Events Of Default. The occurrence of any one of the following events shall constitute an event of default under this Guaranty and, upon the occurrence thereof and at Lender's election without notice or demand. Guarantor's obligations hereunder shall become due, payable and enforceable against Guarantor, whether or not the Obligations are then due and payable:

                  (a) The occurrence of an Event of Default under and as defined in the Agreement;

                  (b) The commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Guarantor or Borrower;

                  (c) The attempt by Guarantor or Borrower to effect an assignment for the benefit of creditors or a composition with creditors;

                  (d) The insolvency of Guarantor or  Borrower;

                  (e) The death or dissolution of Guarantor;

                  (f) The inaccuracy or incompleteness in any material or respect, when made, of (a) any representations or warranties made by Guarantor, Borrower or (b) any other matter; or

                  (g) The breach by Guarantor of any covenant of this Guaranty or any other agreement between Lender and Guarantor.

         9. Binding On Successors And Assigns. This Guaranty shall bind Guarantor's respective heirs, administrators, personal representatives, successors and assigns, and shall inure to the benefit of Lender's successors and assigns, including, without limitation, any party to whom Lender may assign the Agreement or any other agreement; and Guarantor hereby waives notice of any such assignment. All of Lender's rights are cumulative and not alternative.

         10. Miscellaneous. This Guaranty contains the entire agreement of the parties hereto and no other oral or written agreement exists with respect to the subject matter hereof. This Guaranty may not be amended or modified except by a writing signed by Lender and Guarantor. This Guaranty is a valid and subsisting legal instrument and no provision which may be deemed unenforceable shall in any way invalidate any other provision or provisions, all of which shall remain in full force and effect. No invalidity, irregularity or unenforceability of all or any part of the Obligations nor any other circumstance which might be a legal defense of a guarantor shall affect, impair or be a defense to this Guaranty. If more than one Guarantor has signed this Guaranty, each Guarantor shall be jointly and severally liable to Lender hereunder and when permitted by the context, the singular includes the plural. Each of the persons who has signed this or any other Guaranty has unconditionally delivered it to Lender on behalf of Guarantor, and the failure to sign this or any other Guaranty by any other person shall not discharge the liability of Guarantor. The unconditional liability of Guarantor applies whether the signer is jointly and severally liable for the entire amount of the debt, or for only a pro-rata portion. Guarantor shall remain liable under this Guaranty even if any co-guarantor is released or discharged for any reason.

         11. CHOICE OF LAW AND FORUM. THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. GUARANTOR AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND/OR FEDERAL COURTS OF ORANGE COUNTY IN THE STATE OF CALIFORNIA. GUARANTOR

HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING
OUT OF THIS GUARANTY OR THE CONDUCT OF THE RELATIONSHIP BETWEEN
LENDER AND GUARANTOR.


INTERNATIONAL MAGNETIC IMAGING, INC.


By
         Lewis S. Schiller
         President

                        UNCONDITIONAL CONTINUING GUARANTY
                             (Loan Agreement No. 6)


         THIS UNCONDITIONAL CONTINUING GUARANTY (this "Guaranty") is made and entered into as of September 11, 1996, by and between DVI Financial Services, Inc. dba DVI Capital ("Lender"), with an office at 4041 MacArthur Avenue, Suite 401, Newport Beach, California 92660, and International Magnetic Imaging, Inc. ("Guarantor"), a Delaware corporation whose address is 2424 North Federal Highway, Suite 410, Boca Raton, Florida 33431.

         1. Guaranty. In order to induce Lender, and in consideration thereof, to enter into that certain Loan and Security Agreement No. 6 dated as of the date hereof ("Agreement"), with IMI Acquisition of Arlington Corp., IMI Acquisition of Puerto Rico Corporation, IMI Acquisition of Kansas Corporation, Magnetic Resonance Institute of North Miami Beach, Ltd., Oakland Magnetic Resonance Institute, Ltd., MD Acquisition Corporation, Magnetic Resonance Institute of Boca Raton, Ltd., Magnetic Resonance Institute of South Dade, Ltd., Pine Island Magnetic Resonance Imaging Center, Ltd., and Physicians' Outpatient Diagnostic Center, Ltd., collectively and individually referred to as "Borrower", and any future agreements with Borrower. Guarantor unconditionally, absolutely and irrevocably guarantees and promises to Lender to pay, perform and discharge, any and all present and future indebtedness, liabilities and obligations (collectively, the "Obligations") of Borrower to Lender, including, but not limited to, the repayment to Lender of all sums presently due and owing, and all sums that shall in the future become due and owing, from Borrower to Lender whether arising under the Agreement or otherwise. The Obligations of Borrower include, but are not limited to, Borrower acting on behalf of itself or any estate created by the commencement of a case under Title 11 of the United States Code or any successor statute thereto (the "Bankruptcy Code") or any other insolvency, bankruptcy, reorganization or liquidation proceeding, or by any trustee under the Bankruptcy Code, liquidator, sequestrator or receiver of Borrower or Borrower's property or similar person duly appointed pursuant to any law generally governing any insolvency, bankruptcy, reorganization, liquidation, receivership or like proceeding.

         2. Obligations. The Obligations (a) include any and all loans, advances, indebtedness, and other obligations owed by Borrower to Lender of every description, whether now existing or hereafter arising (including those owed by Borrower to others and acquired by Lender by purchase, assignment or otherwise) and include Obligations that are: (i) direct or indirect; (ii) fixed or contingent; (iii) primary or as guarantor or surety; (iv) liquidated or unliquidated; (v) matured or unmatured; (vi) acquired by pledge, assignment, security interest or purchase; (vii) secured or unsecured; (viii) primary or secondary; (ix) joint, several or joint and several; (x) represented by letters of credit now or hereafter issued by Lender for the benefit of or at the request of Borrower; (xi) interest, late charges, default interest and any interest that would have accrued but for the commencement of a case under the Bankruptcy Code; and (xii) all of Lender's expenses, included, without limitation (A) all costs or expenses, including without limitation taxes and insurance premiums, required to be paid by Borrower under the Agreement that are to be paid or advanced by Lender, (B) filing, recording, publication and search fees paid or incurred by Lender in connection with Lender's transactions with Borrower, (C) costs and expenses incurred by Lender to correct any default or enforce any provision of the Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, and/or advertising to sell any security for, the Obligations (whether or not a sale is consummated), (D) costs and expenses of suit incurred by Lender in enforcing or defending the Agreement or any portion thereof and (E) Lender's reasonable attorney's fees and expenses incurred in advising, structuring, drafting, reviewing, negotiating, amending, terminating, enforcing, defending or concerning the Agreement or any portion thereof, irrespective of whether suit is brought, and (b) includes Borrower's prompt, full and faithful performance, observance and discharge of each and every term, condition, agreement, representation, warranty, undertaking and provision to be performed by Borrower under the Agreement. Guarantor's liability under this Guaranty may be larger in amount and more burdensome than the Obligations of Borrower under the Agreement and Guarantor hereby waives any defenses to the contrary.

         3. Attorney's Fees. If Lender incurs attorney's fees relating to any actions or claims arising out of this Guaranty, Guarantor agrees to pay Lender such attorney's fees plus all reasonable costs and expenses of prosecuting and/or defending any such actions or claims. The term "attorney's fees" means the full cost of legal services performed in connection with the matters involved, calculated on the basis of the actual fees of the attorneys performing those services, and is not limited to "reasonable attorney's fees" as defined in any statute or rule of any court in which an action hereunder may be brought. Guarantor agrees to pay Lender's attorney's fees relating to any action, suit, counterclaim, post-judgment motions, bankruptcy litigation, appeal, arbitration or mediation.

         4. Waivers.

                  (a) Scope of Risk Defenses. Lender may at any time and from time to time, without notice to or the consent of Guarantor, and without affecting or impairing the liability of Guarantor hereunder, do any of the following: (i) renew, modify, or extend (including extensions beyond the original term) any Obligations of Borrower, of its customers, of any co-guarantors (whether hereunder or under a separate instrument) or of any other party at any time directly or contingently liable for the payment of any said Obligations; (ii) accept partial payments of said Obligations; (iii) settle, discharge, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of said Obligations and the security therefor in any manner; (iv) consent to the transfer or sale of security, or (v) bid and purchase at any sale of any security; or (vi) change the terms of the Obligations, including increases or decreases in payments or any interest rate adjustments.

                  (b) Primary Obligation Defenses. Guarantor waives any rights to require Lender to (i) proceed against Borrower or any other guarantor or party; (ii) proceed against or exhaust any security held from Borrower or any other guarantor; or (iii) pursue any other remedy in Lender's power whatsoever. Guarantor waives any defense based on or arising out of any defense of Borrower, whether such defense arises by operation of law, bankruptcy of Borrower or otherwise, including without limitation, any defense based on or arising out of any disability of Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause or the liability of Borrower. Guarantor waives any defense based on any applicable statute of limitations or statute of frauds.

                  (c) Commercially Reasonable Sale and Anti-Deficiency Laws. Lender may, at Lender's election, foreclose on any security held by Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy Lender may have against Borrower, or any security, without affecting or impairing in any way the liability of Guarantor except to the extent the Obligations have been paid. Guarantor waives any defense arising out of any such election by Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Lender against Borrower or any security. In the absence of agreeing to the waivers contained in this subsection 4(c), Guarantor may have the right of subrogation or reimbursement against Borrower. For example, if Lender elects to foreclose, by nonjudicial sale, any deeds of trust securing any indebtedness of Borrower to Lender, causing Guarantor to lose any such rights or create defenses to enforcement of this Guaranty, Guarantor gives up any such potential defenses by agreeing to these waivers. Guarantor also expressly waives any defense or benefit that may be derived from any "one form of action" rule or anti-deficiency statute and all suretyship defenses it would otherwise have under the laws of any state.

                  (d) Disclosure Defenses. Guarantor expressly waives all set-offs and counterclaims and waives all notices, protests and demands including, without limitation, notice of default in the payment of rents or in the performance or in the observance of any of the terms, provisions, covenants or conditions contained in any agreement between Lender and Borrower.

                  (e) Impairment of Collateral Defense. Guarantor expressly agrees that the validity of this Guaranty and the obligations of Guarantor shall not be terminated, affected or impaired by reason of the waiving, delaying, exercising or non-exercising of any of Lender's rights against Borrower pursuant to the Agreement or against Guarantor by reason of this Guaranty or as a result of the substitution, release, repossession, sale, disposition or destruction of any collateral or of the items leased or to be leased to Borrower. Guarantor shall not be released or discharged, either in whole or in part, by Lender's failure or delay (a) to perfect or continue the perfection of any security interest in any property which secures the Obligations of Borrower or Guarantor to Lender or (b) to protect the property covered by such security interest.

                  (f) Guarantor's Right To Revoke. Guarantor expressly waives the right to revoke or terminate this Guaranty, including any statutory right of revocation under the laws of any state.

         5. Financial Condition of Borrower. Guarantor (a) assumes all responsibility for being and keeping informed of Borrower's financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder and (b) agrees that Lender shall have no duty to advise Guarantor of information known to it regarding such circumstances or risks.

         6. Guarantor Not Entitled To Subrogation Until Lender Paid In Full; Subordination. No payment by Guarantor hereunder shall entitle Guarantor, by subrogation, indemnity, reimbursement, contribution or otherwise, to any payment by Borrower or to any subrogation, indemnity, reimbursement or contribution out of the property of Borrower until all Obligations to Lender have been paid in full. Any and all present and future debts and obligations of Borrower to Guarantor are hereby postponed in favor of and subordinated to the full payment and performance of all present and future Obligations of Borrower to Lender. Upon the liquidation, bankruptcy or distribution of any of Borrower's assets, Guarantor shall assign to Lender all of Guarantor's claims on account of such indebtedness so that Lender shall receive all dividends and payments on such indebtedness until payment in full of the Obligations. This Section 6 shall constitute such an assignment if Guarantor fails to execute and deliver such an assignment.

         7. Recovery of Preferences. If (a) a claim is made upon Lender at any time for repayment or recovery of any amount(s) or other value received by Lender, from any source, in payment of or on account of any of the Obligations guaranteed hereunder and Lender repays or otherwise becomes liable for all or any part of such claim by reason of (i) any judgment, decree or order of any court or administrative body having competent jurisdiction or (ii) any settlement or compromise of any such claim, Guarantor shall remain liable to Lender hereunder for the amount so repaid or for which Lender is otherwise liable to the same extent as if such amount(s) had never been received by Lender, notwithstanding any termination hereof or the termination of any leases or other agreements evidencing any of the Obligations. Guarantor shall be liable for the full amount of attorney's fees, costs and interest which Lender pays or incurs in connection with defending any preference or fraudulent transfer claim.

         8. Events Of Default. The occurrence of any one of the following events shall constitute an event of default under this Guaranty and, upon the occurrence thereof and at Lender's election without notice or demand. Guarantor's obligations hereunder shall become due, payable and enforceable against Guarantor, whether or not the Obligations are then due and payable:

                  (a) The occurrence of an Event of Default under and as defined in the Agreement;

                  (b) The commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Guarantor or Borrower;

                  (c) The attempt by Guarantor or Borrower to effect an assignment for the benefit of creditors or a composition with creditors;

                  (d) The insolvency of Guarantor or  Borrower;

                  (e) The death or dissolution of Guarantor;

                  (f) The inaccuracy or incompleteness in any material or respect, when made, of (a) any representations or warranties made by Guarantor, Borrower or (b) any other matter; or

                  (g) The breach by Guarantor of any covenant of this Guaranty or any other agreement between Lender and Guarantor.

         9. Binding On Successors And Assigns. This Guaranty shall bind Guarantor's respective heirs, administrators, personal representatives, successors and assigns, and shall inure to the benefit of Lender's successors and assigns, including, without limitation, any party to whom Lender may assign the Agreement or any other agreement; and Guarantor hereby waives notice of any such assignment. All of Lender's rights are cumulative and not alternative.

         10. Miscellaneous. This Guaranty contains the entire agreement of the parties hereto and no other oral or written agreement exists with respect to the subject matter hereof. This Guaranty may not be amended or modified except by a writing signed by Lender and Guarantor. This Guaranty is a valid and subsisting legal instrument and no provision which may be deemed unenforceable shall in any way invalidate any other provision or provisions, all of which shall remain in full force and effect. No invalidity, irregularity or unenforceability of all or any part of the Obligations nor any other circumstance which might be a legal defense of a guarantor shall affect, impair or be a defense to this Guaranty. If more than one Guarantor has signed this Guaranty, each Guarantor shall be jointly and severally liable to Lender hereunder and when permitted by the context, the singular includes the plural. Each of the persons who has signed this or any other Guaranty has unconditionally delivered it to Lender on behalf of Guarantor, and the failure to sign this or any other Guaranty by any other person shall not discharge the liability of Guarantor. The unconditional liability of Guarantor applies whether the signer is jointly and severally liable for the entire amount of the debt, or for only a pro-rata portion. Guarantor shall remain liable under this Guaranty even if any co-guarantor is released or discharged for any reason.

         11. CHOICE OF LAW AND FORUM. THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. GUARANTOR AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND/OR FEDERAL COURTS OF ORANGE COUNTY IN THE STATE OF CALIFORNIA. GUARANTOR

HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS GUARANTY OR THE CONDUCT OF THE RELATIONSHIP BETWEEN LENDER AND GUARANTOR.


INTERNATIONAL MAGNETIC IMAGING, INC.


By
         Lewis S. Schiller
         President

Exhibit 10.25

         NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT OR LAWS, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT.


                      INTERNATIONAL MAGNETIC IMAGING, INC.
                          COMMON STOCK PURCHASE WARRANT
                     --------------------------------------

         THIS WARRANT to purchase shares of common stock evidences that, for valuable consideration, receipt of which is hereby acknowledged, DVI FINANCIAL SERVICES, INC. dba DVI CAPITAL, a Delaware corporation ("Purchaser"), or its registered assigns, is entitled to purchase from INTERNATIONAL MAGNETIC IMAGING, INC., a Delaware corporation (the "Company"), up to an aggregate of Two Hundred Fifty Thousand (250,000) shares (subject to adjustment as specified in Section 4 hereof) of the fully paid and nonassessable, non-voting common stock, $.01 par value, of the Company (the "Warrant Stock"), at the price of Two Dollars ($2.00) per share (such price and such other price as may result, from time to time from the adjustments specified in Section 4 hereof, is referred to herein as the "Exercise Price"), subject to the provisions and upon the terms and conditions set forth herein.

         The shares of Class A Common Stock issuable upon exercise of this Warrant reflect a proposed recapitalization of the common stock of the Company pursuant to which the outstanding common stock consists of 9,200,000 shares of Common Stock, par value $.01 per share, and 1,800,000 shares of Class A Common Stock, par value $.01 per share. The Class A Common Stock is to be identical with the Common Stock except that the holders of the Class A Common Stock will have no voting rights, except as required by law.

         1. Conditions to Exercise. This Warrant is exercisable as to the Warrant Stock, in whole or in part, at any time, and from time to time, commencing on the issue date hereof. This Warrant expires and may not be exercised after 5:00 PM New York time, on February 1, 2002.

         2. Method of Exercise: Payment, Issuance of New Warrant. This Warrant may be exercised at any time, and from time to time, by the surrender of this Warrant (with the Notice of Exercise form attached hereto duly executed) at the principal office of the Company, as set forth in Section 11 hereof, and the payment to the Company, in lawful money of the United States of America, by certified or official bank check, of an amount equal to the then applicable Exercise Price per share multiplied by the number of shares of the Warrant Stock then being purchased. In the event of any exercise of this Warrant, certificates for the shares of the Warrant Stock so purchased must be delivered to Purchaser within twenty (20) business days after exercise. This Warrant will be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of the Warrant Stock issuable upon such exercise will be treated for all purposes as the record holder of such shares of record as of the close of business on such date. Unless this Warrant has been fully exercised or has expired, a new Warrant representing the number of shares of Warrant Stock, if any, with respect to which this Warrant has not then been exercised will be issued to Purchaser within such time.

         3. Stock Fully Paid; Reservation of Shares. All Warrant Stock which may be issued upon the exercise of this Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issuance upon exercise of this Warrant, a sufficient number of shares of its fully paid and nonassessable non-voting common stock to provide for the exercise, in full, of this Warrant.

         4. Adjustment of Purchase Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time upon the happening of the events and in the manner described in this Section 4.

                  4.1 Reclassification, Consolidation or Merger. If any capital reorganization or reclassification of the capital stock of the Company (other than the proposed recapitalization pursuant to which the Class A Common Stock is to be created, in connection with an initial public offering by the Company of its equity securities or a change in the par value of the non-voting common stock of the Company), or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation is effected, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets must assume this Warrant by a written instrument executed and mailed or delivered to Purchaser, and lawful and adequate provision (in form reasonably satisfactory to Purchaser) must be made whereby the holder hereof, immediately following such event, has the right to purchase and receive in lieu of the shares of the common stock of the Company immediately theretofore purchasable and receivable upon the exercise this Warrant, such shares of stock or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such common stock equal to the number of shares of such common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger or sale not taken place. In any such case, appropriate provision must be made with respect to the rights and interests of the holder of this Warrant to assure that the provisions hereof (including without limitation provisions for adjustment of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) are thereafter applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

                  4.2 Antidilution Adjustments. In case the Company, subsequent to the issuance hereof, (a) pays a dividend or makes a distribution on its shares of common stock in shares of common stock, (b) subdivides or reclassifies its outstanding common stock into a greater number of shares, or (c) combines or reclassifies its outstanding common stock into a smaller number of shares or otherwise effects a reverse split other than the proposed recapitalization pursuant to which the Class A Common Stock is to be created or in connection with an initial public offering by the Company of its equity securities, then the Exercise Price in effect at the time of the record date for such dividend or distribution or on the effective date of such subdivision, combination or reclassification will be proportionately adjusted so that the Holder of this Warrant exercised after such date will be entitled to receive the aggregate number and kind of shares which, if this Warrant had been exercised immediately prior to such time, the Holder would have owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment will be made successively whenever any event listed in this Section 4.2 occur.

                  4.3 Adjustment for Distribution of Property. In case the Company, subsequent to the issuance hereof, distributes to all holders of common stock assets (excluding cash dividends or distributions paid out of current earnings and dividends or distributions referred to in Section 4.2 of this Warrant), then the Exercise Price will be adjusted thereafter by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator is the total number of shares of common stock outstanding multiplied by the current market price per share of common stock (as defined in Section 4.5 of this Warrant), less the fair market value (as determined by the Company's Board of Directors) of the assets distributed, and of which the denominator is the total number of shares of common stock outstanding multiplied by such current market price per share of common stock. Such adjustment must be made successively whenever such a record date is fixed. Such adjustment will be made whenever any such distribution is made and will become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                  4.4 Adjustment in Number of Shares. Whenever the Exercise Price payable upon exercise of this Warrant is adjusted pursuant to Section 4.2 or 4.3 of this Warrant, the number of shares of common stock purchasable upon exercise of this Warrant will simultaneously be adjusted by multiplying the number of shares of common stock issuable upon exercise of this Warrant in effect on the date thereof by the Exercise Price in effect on the date thereof and dividing the product so obtained by the Exercise Price, as adjusted. In no event may the Exercise Price per share be less than the par value per share.

                  4.5 Computation of Current Market Price. For the purpose of any computation under Section 4.3 of this Warrant, the current market price per share of common stock at any date will be deemed to be the average of the closing prices for twenty (20) consecutive trading days commencing thirty (30) trading days before such date. The closing price for each day will be the last sale price reported or, in case no such reported sale takes place on such day, the average of the reported last bid and asked prices regular way, in either case on the principal national securities exchange on which the common stock is admitted to trading or listed or on the NASDAQ System, or if not listed or admitted to trading on such exchange or such System, the average of the reported highest bid and reported lowest asked prices as reported by NASDAQ, or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors.

                  4.6 De Minimus Adjustment. No adjustment in the Exercise Price is required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price. Any adjustments which by reason of this
Section 4.6 are not required to be made will be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 will be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 4 to the contrary notwithstanding, the Company is entitled, but is not required, to make such changes in the Exercise Price, in addition to those required by this Section 4, as it in its discretion determines to be advisable in order that any dividend or distribution in shares of common stock, subdivision, reclassification or combination of common stock or other capital stock transaction or any distribution of assets (excluding cash dividends) referred to hereinabove in this Section 4 hereinafter made by the Company to the holders of its common stock does not result in any tax to the holders of its common stock or securities convertible in common stock.

                  4.7 Retention of Accountants. The Company may retain a firm of independent accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 4, and a certificate signed by such firm will be conclusive evidence of the correctness of such adjustment.

                  4.8 Applicability of Adjustments. In the event that at any time, as a result of an adjustment made pursuant to Section 4.2 of this Warrant, the holder of Warrants thereafter becomes entitled to receive any shares of the Company, other than common stock, the number of such other shares so receivable upon the exercise of this Warrant thereafter will be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the common stock contained in this Section 4.

                  4.9 No Change In Language of Warrant. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of this Warrant, Warrants theretofore or thereafter issued upon the exercise of this Warrant may continue to express the same price and number and kind of shares as are stated in this Warrant.

                  4.10 Notice of Specific Events.  In case at any time:

                           (a) the Company declares any dividend payable in
stock upon its common stock or makes any special dividend or other distribution (other than cash dividends) to the holders of its common stock;

                           (b) the Company offers for subscription pro rata to
the holders of its common stock any additional shares of stock of any class or other rights;

                           (c) there is a capital reorganization or
reclassification of the capital stock of the Company (other than the proposed recapitalization pursuant to which the Class A Common Stock is to be created, in connection with an initial public offering by the Company of its equity securities or a change in the par value of the non-voting common stock of the Company), or a consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

                           (d) there is a voluntary or involuntary dissolution,
liquidation or winding up of the Company; then, the Company shall give Purchaser
(i) at least ten (10) days prior written notice of the date on which the books of the Company close or a record date is established for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least ten (10) days prior written notice of the date when the same will take place. Notice in accordance with the foregoing clause (i) must also specify, in the case of any dividend, distribution or subscription rights, the date on which the holders of common stock are entitled to exchange their common stock for securities or other property deliverable with respect to common stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         5. Notice of Adjustments. Whenever the Exercise Price is adjusted pursuant to Section 4 hereof, the Company shall promptly as practicable prepare a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to Purchaser.

         6. Fractional Shares. No fractional shares of the Warrant Stock will be issued in connection with any subscription hereunder, but, in lieu of such fractional shares, the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

         7. Transfer to Comply with the Securities Act of 1933. (a) This Warrant or the Warrant Stock or any security issued or issuable upon exercise of this Warrant may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows:

                           (i) To a person who, in the opinion of counsel
acceptable to the Company, in its reasonable determination, is a person to whom this Warrant or Warrant Stock may legally be transferred without registration and without the delivery of a current prospectus under the Securities Act of 1933, as amended (the "1933 Act") with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this
Section 7
with respect to any resale or other disposition of such securities which agreement shall be satisfactory in form and substance to the Company and its counsel; or

                           (ii) to any person upon delivery of a prospectus then
meeting the requirements of the 1933 Act relating to such securities and the offering thereof for such sale or disposition.

                  (b) The Company shall place stop transfer orders with its transfer agent against the transfer of the Warrant and the Warrant Stock in the absence of registration under the 1933 Act or an exemption from the registration requirements thereof as provided herein.

                  (c) The certificates evidencing the Warrant Stock must bear a legend substantially as follows:

              "The shares represented by this certificate have not
              been registered under the Securities Act of 1933, as
                     amended. The shares may not be sold or
              transferred in the absence of such registration or an
                      exemption therefrom under said Act."

         8. Registration under the Securities Act of 1933.

                  8.1 Piggy-Back Registration Rights. If, at any time during the period commencing upon the issuance hereof and ending August 31, 2003, the Company proposes to file a registration statement under the 1933 Act, covering equity securities of the Company, whether for the Company's own account or for the account of selling stockholders, other than (a) a registration statement in connection with an initial public offering of its securities, or (b) a registration statement in connection with a business combination or pursuant to Form S-8 or other comparable or successor form, it shall advise the holders of this Warrant or the Warrant Stock (each such person being referred to herein as a "holder") by written notice at least two (2) weeks prior to the filing of such registration statement and will upon the request of any such holder include in any such registration statement such information as may be required to permit a public offering of the Warrant Stock of such holder. The Company is not required to include such Warrant Stock in a registration statement relating solely to an offering by the Company of securities for its own account if the managing underwriter has advised the Company that the inclusion of such Warrant Stock will have a material adverse effect upon the ability of the Company to sell securities for its own account, unless the holder agrees to a "lockup" as hereinafter provided. In so excluding the Warrant Stock, the Company shall not treat the holders less favorably than others having piggyback registration rights. The Company shall keep such registration statement current for a period of nine (9) months from the effective date of such registration statement or until such earlier date as all of the registered Warrant Stock has been sold. In connection with such registration, if requested by the managing underwriter as a condition to the inclusion of the Warrant Stock in the registration statement, the holders shall agree to a lockup of any Warrant Stock for such period as the managing underwriter reasonably requests, in which event the Company will keep the registration statement effective for six (6) months after the expiration of such "lockup" period in the event it is necessary to permit the sale of the Warrant Stock.

                  8.2 Additional Provisions Concerning Registration. The following provisions of this Section 8.2 are also applicable to any registration statement filed pursuant to Section 8.1 of this Warrant:

                           (a) The Company shall bear the entire cost and
expense of any registration of securities initiated by it under Section 8.1 of this Warrant. Notwithstanding the foregoing, any holder whose Warrant Stock is included in any such registration statement pursuant to this Section 8 shall, however, bear the fees of its own counsel and accountants and any transfer taxes or underwriting discounts or commissions applicable to the Warrant Stock sold by the holder pursuant thereto.

                           (b) The Company shall indemnify and hold harmless
each such holder and each underwriter, within the meaning of the 1933 Act, who may purchase from or sell for any such holder any Warrant Stock from and against any and all losses, claims, damages and liabilities (including reasonable fees and expenses of counsel, which counsel may, if the holders request, be separate from counsel for the Company) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereto or any registration statement under the 1933 Act or any prospectus included therein required to be filed or furnished by reason of this Section 8 or any application or other filing under any state securities law caused by any omission or alleged omissions to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to which such holder or any such underwriter or any of them may become subject under the 1933 Act, the Securities Exchange Act of 1934 or other federal or state law or regulation, at common law or otherwise, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to the Company by any such holder or underwriter expressly for use therein, which indemnification includes each person, if any, who controls any such underwriter within the meaning of the 1933 Act, the Securities Exchange Act of 1934 or any other such other federal or state law or regulation. Any such holder or underwriter must at the same time indemnify the Company, its directors, each officer signing the related registration statement, each person, if any, who controls the Company within the meaning of each such Act and each other holder, from and against any and all losses, claims, damages and liabilities (including reasonable fees and expenses of counsel) caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or any prospectus required to be filed or furnished by reason of this Section 8 or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission based upon information furnished to the Company by or on behalf of any such holder or underwriter expressly for therein.

                           (c) The Company shall qualify the Warrant Stock for
sale in such states as it is otherwise qualifying its common stock for sale. However, in no event will the Company be required to submit to the jurisdiction of such state other than the limited consent of service of process relating to the offering or to qualify as a foreign corporation to transact business therein. The Company shall also provide the holder with a reasonable number of prospectuses upon request.

                           (d) The holder shall cooperate with the Company in
all respects in connection with this registration rights agreement and in a timely and complete manner, furnish all information reasonably requested by the Company, execute and return all documents reasonably requested in connection with the registration of the Warrant Stock and provide indemnification as set forth in Section 8.2(b) of this Warrant.

                           (e) Neither the giving of any notice by any holder
nor the making of any request for prospectuses imposes upon any holder making such request any obligation to sell any Warrant Stock or exercise any Warrant.

                           (f) The registration rights set forth in Section 8.1
of this Warrant are exercisable only by Purchaser and its permitted assigns.

                           (g) The Company is not required to include in any
registration statement any Warrant Stock which could, pursuant to the provisions of Rule 144 of the Securities and Exchange Commission under the 1933 Act, be sold during a period of four (4) months following the date on which registration of such Warrant Stock was requested.

                           (h) The Company's agreements in this Section 8 with
respect to Warrants or Warrant Stock will continue in effect regardless of the exercise and surrender of this Warrant.

         9. Listing Rights. If the Company at any time lists any common stock or other securities of the same class as those issuable on the exercise of this Warrant on any national securities exchange, the Company shall, at its expense, if the Warrant Stock has been issued and registered, simultaneously list, or if the Warrant Stock is issued and becomes registered thereafter at such time list, on that exchange, and maintain such listing of all shares of the Warrant Stock or other securities from time to time issuable on exercise of this Warrant.

         10. No Rights as Stockholders. Purchaser is not entitled by virtue of the terms hereof to vote or receive dividends or be deemed in any other respect the holder of common stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor may anything contained herein be construed to confer upon Purchaser, as such, any of the rights of a stockholder of the Company including any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant has been exercised and the Warrant Stock has become deliverable as provided herein.

         11. Governing Law. This Warrant must be construed and interpreted in accordance with and is governed in all respects by the laws of the State of Delaware applicable to agreements executed and to be performed wholly within such State, without giving effect to the conflict of laws principles thereof.

         12. Notices. All notices, demands, requests and other communications which any party hereto desires or is required to deliver or otherwise give to any other party hereunder must be in writing and will be deemed to have been delivered, given and received when personally given against receipt, delivered by overnight courier against receipt or transmitted by telecopier if receipt is acknowledged or transmission is confirmed by mail or on the third day after it is mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or to such other address as any of the parties shall specify by notice in accordance with this provision:

                  Notices to the Company:

                  International Magnetic Imaging, Inc.
                  160 Broadway
                  New York, New York 10038
                  Attn:  Lewis S. Schiller, President

                  With copies to:

                  International Magnetic Imaging, Inc.
                  2424 North Federal Highway
                  Boca Raton, Florida 33431
                  Attn:  George Mahoney, Chief Financial Officer

                  Robert L. Blessey, Esq.
                  51 Lyon Ridge Road
                  Katonah, New York 10536

                  Notices to Purchaser:

                  DVI Financial Services, Inc.
                  dba DVI Capital
                  4041 MacArthur Ave
                  Suite 401
                  Newport Beach, California 92660
                  Attn: Anthony Turek, Senior Vice President

                  With a copy to:

                  Jeffrey J. Wong, Esq.
                  Cooper, White & Cooper
                  201 California Street, 17th Floor
                  San Francisco, California 94111

         13. Mutilated or Missing Warrants. In case this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and countersign and deliver in exchange and substitution for and upon cancellation of the mutilated, lost, stolen or destroyed Warrant, a new Warrant of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant and an indemnity, if requested, also satisfactory to them.

         14. Registered Holder. The Company may deem and treat the person whose name appears on its warrant register as the holder of this Warrant as the absolute owner hereof for all purposes, and the Company is not affected by any notice to the contrary.

         15. Entire Agreement. This Warrant represents the sole and entire agreement of the parties with respect to the subject matter hereof and may not be modified or waived without the written consent of the party to be charged with such modification, or waiver.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officers duly authorized as of February 10, 1996.

                                      INTERNATIONAL MAGNETIC IMAGING, INC.



                                          By:
                                             George W. Mahoney, Vice President

                                    EXHIBIT A

                              ELECTION TO PURCHASE


TO:      International Magnetic Imaging, Inc.
         2424 North Federal Highway
         Boca Raton, Florida 33431
         Attn:  George Mahoney, Chief Financial Officer

         The undersigned hereby irrevocably elects to exercise the Warrant represented by the within Warrant Certificate to purchase ____ shares of the non-voting common stock issuable upon the exercise of the Warrant and requests that certificates for such shares shall be issued in the name of


                                     (Name)



                                                     (Address)


                                                 (Taxpayer number)

and be delivered to
                                     (Name)

at
                                                     (Address)

and, if said number of shares of the non-voting common stock are not all the shares of the non-voting common stock evidenced by the within Warrant Certificate, that a new Warrant Certificate for the balance remaining of such shares be registered in the name of


                                     (Name)



                                                     (Address)


                                                 (Taxpayer number)
and delivered to the undersigned at the address below stated.

Dated:

Name of Holder of Warrant Certificate:


                                 (please print)



                                                     (Address)



                                                    (Signature)


Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.

                                    EXHIBIT B

                                 ASSIGNMENT FORM


                  FOR VALUE RECEIVED,
hereby sells, assigns and transfers unto

Name
                  (Please typewrite or print in block letters)

Address

the right to purchase non-voting common stock of International Magnetic Imaging, Inc. represented by this Warrant to the extent of shares as to which such right is exercisable and does hereby irrevocably constitute and appoint as Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.


Date

Signature


Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without altercation or enlargement or any change whatever.

Exhibit 10.41
                                                     June 27, 1997

Mr. Lewis S. Schiller
Chairman of the Board
International Magnetic Imaging, Inc.
2424 N. Federal Highway; Suite 410
Boca Raton, FL 33431

Dear Mr. Schiller:

         First Lawrence Capital Corp. ("Lawrence") is pleased to act during the term of this Agreement as exclusive financial advisor and investment banker to International Magnetic Imaging, Inc. (the "Company") solely in connection with any business combination involving the Company and another party (a "Strategic Partner"). Such a combination is to be referred to herein as a "Consummated Transaction" (defined below). This letter agreement (the "Agreement") is to confirm our understanding with respect to our engagement.

         As used in this Agreement, a "Consummated Transaction" shall mean any of the following which is not an Excluded Transaction (hereinafter defined), whether effected in any such case in one transaction or a series of transactions:

         (a) Any sale by the stockholders of the Company of any portion of the outstanding Capital Stock (including Common Stock and Class A Common Stock) and Preferred Stock of the Company (whether pursuant to a tender or exchange offer or a negotiated sale by such stockholders or otherwise);

         (b)  Any sale of all or substantially all of the Company's assets;

         (c) Any recapitalization of the Company pursuant to which the proceeds from such recapitalization are paid to the stockholders of the Company; or

         (d) Any merger, consolidation, reorganization or similar corporate transaction involving the Company and another corporation, partnership, limited liability company, or other party.

         For purposes hereof, an "Excluded Transaction" shall mean:

        (i) Any purchase or acquisition by the Company of a business, however structured if (a) the persons who were stockholders of the Company before such transaction all remain stockholders of the Company following the transaction, and (b) no consideration is paid to such stockholders in connection with the transaction;

        (ii) Any sale by the Company of any one or more of its diagnostic imaging centers other than as part of a sale of substantially all of its business and assets;

        (iii) Any joint venture or similar arrangement between the Company and the owner of a diagnostic imaging center;

        (iv) Any merger, consolidation, reorganization, or other corporate transaction between the Company and its parents and corporate affiliates (i.e., not members of management); and

        (v) Any private placement or public offering of any of the Company's securities, provided, however, that in the event that Lawrence introduces an entity to the Company during the term hereof which consummates any transaction which comes within the definition of an Excluded Transaction (except for clauses (iv) or (v) thereof) during the Term of this Agreement, or within 18 months after the expiration or termination thereof, Lawrence shall be entitled to receive a fee (subject to and conditioned upon the closing of any such transaction) in an amount as set forth in Attachment I with respect to transactions described in clauses (i) and (ii) above. With respect to clause (iii) above, any such fee payable to Lawrence shall be determined pursuant to a separate written agreement between the Company and Lawrence. The Company agrees that it will not consummate any such transaction described in clause (iii) above until such written fee agreement has been consummated between Lawrence and the Company.

         Lawrence will advise the Company on all aspects, as appropriate, of initiating, executing, and closing the Consummated Transaction pursuant to the terms and conditions of this Agreement. Specifically, Lawrence will assist the Company in the following steps on the terms and conditions of this Agreement:

              Step 1: Company Evaluation and Preparation--Based upon discussions with management and materials provided by the Company, prepare an information memorandum describing the Company.

              Step 2: Development of a list of Prospective Strategic Partners and Presentation to the Company of Such List for Review and Approval by the Company.

              Step 3: Presentation of the Company to Prospective Strategic Partners Initiate contact with those parties approved by the Company to determine and cultivate their interest in a strategic relationship with the Company. Work with the Company in reviewing initial proposals and selecting candidates for management visits and further negotiations.

              Step 4: Selection and Final Negotiations--Arrange for potential Strategic Partners to visit the facilities of the Company, which arrangements will include, as appropriate, the preparation of formal management presentations and the coordination of the exchange of information in connection with such meetings. Assist the Company in developing, reviewing, and selecting from among final strategic relationship proposals.

              Step 5: Processing the Transaction Through to a Closing--Assist the Company in negotiating and processing all documents required to close a Consummated Transaction.

         Lawrence shall not distribute any material prepared or obtained by it relating to the Company until the Company's counsel reviews and approves the same if and to the extent the Company deems it necessary to do so.

         Lawrence's fees, as described below, shall be payable whether or not all or any of these activities are required to be performed.

         If, (a) during the Term of this Agreement, the Company closes a Consummated Transaction or, b) at any time during the 18 months (except as specified later in this same paragraph) following the termination of this Agreement by the Company, the Company closes a Consummated Transaction with a Qualified Party (defined below), Lawrence will be entitled to a fee ("Transaction Fee"). This Transaction Fee will be based upon the Transaction Price and will be equal to the amount derived as per Attachment II hereto. For purposes of this Agreement, a "Qualified Party" shall mean any party that was:
a) approved by the Company in writing for contact and b) involved during the Term of this Agreement in a verbal dialogue with Lawrence acting on behalf of the Company with respect to a possible Consummated Transaction. The only exceptions to the above 18 month period will be based upon the Transaction Price and will be the following companies, for which a 9 month period will apply:

   U.S. Diagnostic, Inc.                  Lincolnshire Management
   Diagnostic Health Services, Inc.       Apollo Management L.P. and Affiliates
   Medical Resources, Inc.

         Notwithstanding any provision of this Agreement to the contrary, no Transaction Fee shall be payable by the Company unless there occurs a, and until the closing of any, Consummated Transaction, which closing shall occur at the sole and absolute discretion of the Company. In the event that a Consummated Transaction is not closed, for any reason, the Company shall have no obligation to pay to Lawrence a Transaction Fee under or in connection with this Agreement.

         For purposes of this Agreement, the term "Transaction Price" means: (i) an amount equal to the sum of the aggregate fair market value of any assets or securities or the principal amount of all promissory notes issued or delivered as part of the purchase price of any Consummated Transaction including patents, technology or other tangible or intangible assets, all cash consideration, and all payments in the form of earn-outs or contingencies (the "Contingent Transaction Price") paid in connection with the Consummated Transaction, plus
(ii) the amount of all debt (excluding contingent liabilities and normal operating accounts payable) assumed by the Strategic Partner in the Consummated Transaction, plus (iii) an amount equal to the fair market value of any assets, including cash or securities, distributed to stockholders, by dividend or other means (except for ordinary course payments to any stockholders) after the date of this Agreement which are distributed in anticipation of or as part of the consideration for the Consummated Transaction, plus (iv) all payments, including future payments, which are or will be made in the form of non-compete fees, consulting fees, bonuses, salaries (other than ordinary course payments) or other payments, any or all of which are or will be made as part of the consideration for the Consummated Transaction, plus (v) any amounts paid by a Strategic Partner as part of the consideration for a Consummated Transaction with respect to stock options (or if stock options are assumed or substituted by a Strategic Partner, the aggregate difference between the exercise price of such stock options per share and the fair market value of the securities issuable upon the exercise of such options). The fair market value of securities or assets for purposes of this Agreement shall be the value mutually determined, in good faith, by the Company and Lawrence on the closing date of the Consummated Transaction. (For clarification, Items (i) plus (ii) above are generally referred to as the "Enterprise Value" of the company; that is, the value that the company would have if it had no debt.) However, if the parties are unable to agree upon a fair market value for such securities (or any other consideration valued pursuant to items (i) through (v) above), then the parties together will select an independent third party firm respected in the merger and acquisition field (the "Appraiser") to determine such value. For purposes of this Paragraph, payments made at the rates and in accordance with the terms of employment, consulting, or other agreements in effect at the time negotiations as to a specific Consummated Transaction were commenced shall be deemed payments in the ordinary course.

         If Lawrence arranges or provides any financing (including, without limitation, any private placement or public offering of the Company's securities) pursuant to a Consummated Transaction, then its fee for arranging or providing such financing will be provided for under a separate written agreement.

         The Transaction Fee shall be payable in cash in full at the time of and as part of the closing of the Consummated Transaction, provided that any portion of the Transaction Fee related to the Contingent Transaction Price shall be due and payable simultaneously with the receipt by the recipient of the Contingent Transaction Price (or each portion thereof).

         In the event of a "management and/or leveraged buyout" transaction, the Transaction Price shall include any security or other instrument evidencing ownership on the part of the current shareholder(s) of the Company in either the Company (or a recapitalized form thereof) or any entity formed to acquire the Company. If the Company and Lawrence mutually agree that that portion of Lawrence's Transaction Fee attributable to this interest will be paid in cash at the time of and as part of the closing of such Consummated Transaction, , for purposes of determining the Transaction Price, the value of such securities or instruments shall be determined by applying a discount rate of 10% to its projected future value at the end of the fifth year following the completion of such Consummated Transaction (based on the "best estimate" projections of the equity participants therein).

         In addition, the Company agrees to pay Lawrence a monthly retainer of $10,000 during the Term of this Agreement, with the first payment to be made on July 1, 1997 and on the first day of each month thereafter. In the event of a Consummated Transaction, all retainer fees previously paid by the Company to Lawrence shall be credited against any Transaction Fee payable as provided for above. In no other instance shall a retainer fee be refundable.

         Additionally, the Company agrees to reimburse Lawrence promptly, upon request made from time to time, for its actual out-of-pocket expenses.

         The Company agrees to indemnify Lawrence and its affiliates and their respective shareholders, directors, officers, employees, agents and controlling persons (Lawrence and each such person, being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any Consummated Transaction contemplated by this Agreement or the engagement of Lawrence pursuant to, and the performance by Lawrence of the services contemplated by this Agreement. The Company will reimburse any Indemnified Party for all expenses (including, subject to the provisions of the seventh sentence of this paragraph, reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party, provided that the Company shall have the right to control the defense and settlement of any such claim. The Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to Lawrence and will pay the fees and expenses of such counsel. The Company shall not be liable to any Indemnified Party for any amounts under this Paragraph with respect to any settlement which is effected without the consent of the Company, which consent shall not be unreasonably withheld, In addition, the Company further agrees that any settlement entered into by the Company shall include an explicit and unconditional release from the party bringing the claim, action or proceeding of all Indemnified Persons, which release shall be reasonably satisfactory to Lawrence. Notwithstanding the obligation of the Company to employ counsel in connection with any such action or proceeding, an Indemnified Party will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if such Indemnified Party reasonably determines that representation by counsel chosen by the Company constitutes a conflict on any significant issue between the positions of such Indemnified Party and the Company, or the Company fails to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner. In such event, the reasonable fees and disbursements of such separate counsel will be paid promptly by the Company. In no event, will the Company be responsible for the fees and expenses of more than one counsel (in addition to any necessary local counsel) for all Indemnified Parties at any time in connection with any action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is finally judicially determined to have resulted directly from Lawrence's gross negligence or intentional misconduct . In such event, Lawrence will repay to the Company any amounts advanced to it by the Company under this Paragraph.

         Any Indemnified Party shall, as a condition to the Company's obligation to provide indemnification hereunder, give prompt notice to the Company of any state of facts which such Indemnified Party determines will give rise to a claim against the Company based upon the indemnity agreements contained in the above Paragraph, stating the nature and basis of said claims and the amounts thereof, to the extent known.

         The Company and Lawrence agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is judicially determined to be unavailable for a reason other than the gross negligence or intentional misconduct of Lawrence then, whether or not Lawrence is the Indemnified Party, the Company, on the one hand, and Lawrence, on the other hand, shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Lawrence, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and Lawrence, on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by Lawrence pursuant to this paragraph exceed the amount of the fees actually received by Lawrence hereunder.

         Lawrence will furnish potential Strategic Partners with such information pertaining to the Company as the Company and Lawrence believe appropriate to any Consummated Transaction (all such information so furnished being "Information"). The Company recognizes and confirms that Lawrence (a) will not have independently verified such Information and (b) does not assume responsibility for the accuracy or completeness of the Information. If requested by the Company, Lawrence will require any such Strategic Partner to execute a confidentiality agreement in the form approved by the Company as a condition to receipt of any Information.

         This Agreement shall commence upon the date hereof and terminate on July 1, 2000 (the "Term"). This Agreement may be terminated at any time by the Company or by Lawrence, as the case may be, upon ten days' written notice given in accordance with this Agreement. However, the parties hereto agree that the provisions relating to the payment of fees, the payment of expenses incurred prior to the termination, indemnification and contribution, and the provisions of the succeeding paragraphs will survive the termination of this Agreement for any reason. The Company agrees that, prior to a termination of this Agreement, it will not negotiate with any other investment banking firm relating to a possible Consummated Transaction.

         Except as required by applicable law, any advice provided by Lawrence under this Agreement shall not be disclosed publicly or made available to third parties (except to Strategic Partners) without the prior written approval of Lawrence, and accordingly such advice shall not be relied upon by any person or entity other than the Company.

         The Company agrees that Lawrence has the right following the closing of a Consummated Transaction to place two tombstone advertisements in financial and other newspapers and journals at the Company's expense describing Lawrence's services hereunder, provided that Lawrence will submit a copy of any such advertisements to the Company for approval, which approval shall not be unreasonably withheld.

         The Company and Lawrence each represent to the other that as of the date of this Agreement, there is no other person or entity that is entitled to a finder's fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Company or Lawrence, as the case may be.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and permitted assigns, and to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Lawrence hereunder.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         This Agreement represents the sole and entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of laws. All notices, requests, approvals, or other communications required under this Agreement (the "Notices") must be in writing and either sent by registered or certified mail, return receipt requested, or delivered by hand, receipt acknowledged, to the parties at their respective addresses set forth below (or to such other address as either of the parties may notify the other in the manner provided by this Paragraph):

         a) If to the Company, to it at the address set forth herein, to the attention of Messrs. Lewis S. Schiller and George W. Mahoney, with a copy to:

              Robert L. Blessey, Esq.
              51 Lyon Ridge Road
              Katonah, New York  10536

         b)   If to Lawrence, to it at:

              First Lawrence Capital Corp.
              44 Wall Street, 2nd Floor
              New York, New York  10005

              Attn:  Martin A. Bell, Esq.

All such Notices shall be deemed given either upon receipt or within three (3) business days after mailing, as aforesaid.

         This Agreement shall not be assignable by either of the parties hereto without the written consent of the non-assigning party.

         Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Lawrence the duplicate copy of this Agreement enclosed herewith.


                                         Very truly yours,

                                         FIRST LAWRENCE CAPITAL CORP

                                         By:      ____________________________
                                                  James W. Fox
                                                  Managing Partner

Accepted and Agreed to:

INTERNATIONAL MAGNETIC IMAGING, INC.



By:
Mr. Lewis S. Schiller
       Chairman of the Board

                                                                   Attachment I

                          First Lawrence Capital Corp.
                       International Magnetic Imaging Inc.
              Excluded Transactions--Derivation of Transaction Fee


With Respect to Page 2, Clause (i)

TRANSACTION PRICE                                TRANSACTION FEE
Up to $1 million                  $ 70,000
$1 to $2 million                  $ 70,000 plus 6% of the amount in excess of
                                    $1 million
$2 to $3 million                  $130,000 plus 5% of the amount in excess of
                                    $2 million
$3 to $4 million                  $180,000 plus 4% of the amount in excess of
                                    $3 million
$4 to $5 million                  $220,000 plus 3% of the amount in excess of
                                    $4 million
$5 to $6 million                  $250,000 plus 2% of the amount in excess of
                                    $5 million
Above $6 million                  $270,000 plus 1% of the amount in excess of
                                    $6 million


With Respect To Page 2, Clause (ii):

TRANSACTION PRICE                                TRANSACTION FEE
Up to $2 million                  $120,000
$2 million to $4 million          $120,000 plus 5% of the amount in excess of
                                    $ 2 million
$4 million to $6 million          $220,000 plus 4% of the amount in excess of
                                    $ 4 million
$6 million to $8 million          $300,000 plus 3% of the amount in excess of
                                    $ 6 million
$8 million to $10 million         $360,000 plus 2% of the amount in excess of
                                    $ 8 million
Above $10 million                 $400,000 plus 1% of the amount in excess of
                                    $10 million

                                                                  Attachment II

                          First Lawrence Capital Corp.
                       International Magnetic Imaging Inc.
             Consummated Transaction--Derivation of Transaction Fee


TRANSACTION PRICE                                TRANSACTION FEE

Up to $40 million                 $  800,000

$40 to $50 million                $  800,000 plus 2 1/2% of the amount in
                                    excess of $40 million

$50 to $60 million                $1,050,000 plus 3% of the amount in
                                    excess of $50 million

$60 to $70 million                $1,350,000 plus 3 1/2% of the amount in
                                    excess of $60 million

Above $70 million                 $1,700,000 plus 4% of the amount in
                                    excess of $70 million

Exhibit 10.42

                               STEPHEN A. SCHULMAN
                         501 SOUTH OCEAN BLVD., APT. 102
                            BOCA RATON, FLORIDA 33432

                                                   July 22, 1997


International Magnetic Imaging, Inc.
2424 North Federal Highway
Boca Raton, FL 33431

Gentlemen:

         Reference is made to the Amended and Restated Employment Agreement dated as of March 31, 1997 between the undersigned and International Magnetic Imaging, Inc. ("IMI"), such agreement being referred to herein as the "Employment Agreement" and the Debt Exchange Agreement dated as of March 31, 1997 between the undersigned, Stephanie S. Schulman and IMI (the "Debt Exchange Agreement").

         The references to July 31, 1997 in Paragraphs 3.1 of the Employment Agreement and 8.2(i) of the Debt Exchange Agreement are hereby amended and are replaced by August 31, 1997.

         Except as set forth above, none of the other terms and conditions of the Employment Agreement or the Debt Exchange Agreement are modified hereby and such agreements shall remain in full force and effect in accordance with their respective terms.

         If the foregoing accurately sets forth the terms of the Amendment to the aforementioned agreements, kindly countersign a copy of this letter where provided below and return same to the undersigned.

         The date of this Amendment is July 22, 1997.

                                                     Very truly yours,


                                                     STEPHEN A. SCHULMAN

AGREED TO AND ACCEPTED:

-------------------------
Stephanie S. Schulman

INTERNATIONAL MAGNETIC IMAGING, INC.

By:_________________________________
    Lewis S. Schiller, President

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